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As filed with the Securities and Exchange Commission on December 6, 2007

Registration No. 333-147460

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PremierWest Bancorp
(Exact name of registrant as specified in its charter)

Oregon (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	93-1282171 (IRS Employer Identification No.)

503 Airport Road
P.O. Box 40
Medford, Oregon 97501
(541) 282-5190
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John Anhorn, Chief Executive Officer
PremierWest Bancorp
503 Airport Road, P.O. Box 40
Medford, Oregon 97501
(541) 282-5190
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Andrew H. Ognall Foster Pepper LLP 601 SW Second Avenue, Suite 1800 Portland, Oregon 97204 (503) 221-0607	Gary S. Findley Gary Steven Findley & Assoc. 1470 North Hundley Street Anaheim, CA 92806 (714) 630-7136

        Approximate Date of Proposed Sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Proxy Statement and Prospectus of	Proxy Statement of

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

        The boards of directors of PremierWest Bancorp ("PremierWest") and Stockmans Financial Group ("Stockmans") have unanimously approved an Agreement and Plan of Reorganization pursuant to which Stockmans would merge with and into PremierWest. We are sending you this joint proxy statement/prospectus to ask you to vote in favor of the merger.

        Upon completion of the merger, Stockmans shareholders will be entitled to receive within certain parameters, in exchange for Stockmans shares, either cash, PremierWest common stock or a combination of cash and PremierWest common stock. PremierWest will issue 5,357,426 shares of common stock and pay $22,769,059.07 in cash for all shares of Stockmans common stock. The amount of cash to be issued is subject to adjustment if PremierWest's volume-weighted average trading price, or "measuring price," is below $11.50 or above $14.00 over the twenty trading days through and including the fifth day before the effective date of the merger.

        The value of the merger consideration will depend on the value of PremierWest common stock at closing and will fluctuate with the market price of PremierWest common stock. As explained in more detail in this document, whether you elect to receive cash or PremierWest common stock or a combination of both for your shares, the value of the consideration that you receive upon completion of the merger will be substantially the same, and will be based on the PremierWest measuring price.

        The following table presents information regarding the implied value per share of Stockmans common stock converted in the merger when PremierWest common stock has a value of:

  •
  $12.93, the weighted average trading price of PremierWest common stock on September 5, 2007, the day before the parties agreed on the merger consideration;

  •
  $12.21, the weighted average trading price on October 19, 2007, the last trading day prior to public announcement of the proposed merger;

  •
  $11.91, the weighted average trading price on December 3, 2007, the most recent practicable date prior to the printing of this document;

  •
  $11.50, the measuring price at which the amount of cash consideration may be subject to upward adjustment; and

  •
  $14.00, the measuring price at which the amount of cash consideration may be subject to downward adjustment.

	PremierWest Stock Consideration Per Stockmans Share
Market Value of PremierWest Common Stock	# of PremierWest Shares	Value	Cash Consideration Per Stockmans Share
$11.50	8.1207	$93.39	$93.39
$11.91	8.0453	$95.82	$95.82
$12.21	7.9933	$97.60	$97.60
$12.93	7.8784	$101.87	$101.87
$14.00	7.7294	$108.21	$108.21

        A more detailed chart showing the cash and stock merger consideration at various measuring prices of PremierWest common stock is provided on page 49 of this document. After completion of the merger, current Stockmans shareholders will own approximately 24% of PremierWest's common stock.

        Because the total amount of cash and stock to be issued is fixed, you may receive a combination of cash and stock that differs from your election if too many Stockmans shareholders elect to receive one form of consideration over the other.

        After careful consideration, the boards of directors of PremierWest and Stockmans determined the merger to be fair to their respective shareholders and in their respective shareholders' best interests, and unanimously approved the merger agreement.

        Your vote is very important. We cannot complete the merger unless a majority of outstanding shares of PremierWest vote to approve the merger proposal, and a majority of the outstanding shares of Stockmans vote to approve the principal terms of the merger agreement. Pursuant to the terms of the Stockmans Stockholder Agreement dated May 14, 1999, Stockmans is also seeking the written consent of shareholders holding a majority of Stockmans' outstanding shares to revoke the election by Stockmans to be taxed as a Subchapter S corporation effective with the merger.

        Your board of directors is soliciting proxies from shareholders to vote at the special shareholder meeting. You do not need to attend the meeting to vote your shares, although you are invited to do so. Whether or not you choose to attend, please complete, sign, date and return the enclosed proxy.

        This joint proxy statement/prospectus gives you detailed information about the merger and the special shareholder meetings. Before sending in your proxy or voting your shares, you should read this entire document, particularly the information under "Risk Factors" beginning on page 18.

        You should rely only on the information in this document or in other documents to which we refer you, concerning PremierWest, Stockmans and the proposed merger. We have not authorized anyone to provide you with information that is different. This document is dated December 5, 2007, and is being mailed to you on or about December 13, 2007.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the terms of the merger agreement or passed upon the adequacy or accuracy of this joint document. Any representation to the contrary is a criminal offense.

[Inside Front Cover]

WHERE YOU CAN FIND MORE INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about PremierWest from documents that are not included in or delivered with this document. See "INCORPORATION OF DOCUMENTS BY REFERENCE" on page 131. This information is available without charge to you upon written or oral request. If you request any documents incorporated by reference, we will mail the documents and all exhibits specifically incorporated by reference in the requested documents to you by first class mail, or other equally prompt means.

        Please direct requests to:

  PremierWest Bancorp
  503 Airport Road
  P.O. Box 40
  Medford, OR 97501
  Attn: Tom Anderson
  (541) 282-5190
  E-mail: tom.anderson@premierwestbank.com

        To obtain timely delivery before the shareholder meeting, you must request the information no later than five business days before you make your investment decision. For Stockmans shareholders you should request the information no later than January 10, 2008. PremierWest shareholders should request the information no later than January 8, 2008.

        PremierWest's documents can also be reviewed and copied from various free web sites including the U.S. Securities and Exchange Commission's and PremierWest's web sites listed below. All web site addresses provided in this document are for information only and are not intended to be active links or to incorporate any web site information into this document.

        PremierWest files annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may obtain copies of these documents by mail from the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-732-0330 for information. In addition, PremierWest files reports and other information with the SEC electronically, and the SEC maintains a web site located at http://www.sec.gov containing this information. PremierWest posts its SEC filings at http://www.premierwestbank.com.

        PremierWest has filed a registration statement on Form S-4 to register with the SEC 5,357,426 shares of PremierWest common stock. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the SEC's address set forth above. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.

PremierWest Bancorp
503 Airport Road
P.O. Box 40
Medford, Oregon 97501

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To PremierWest Bancorp Shareholders:

        A special meeting of shareholders of PremierWest Bancorp will be held at Rogue Regency Inn & Suites, 2300 Biddle Road, Medford, Oregon, at 1:30 p.m., local time on January 15, 2008, for the following purposes:

  •
  To consider and vote on a proposal to approve the Agreement and Plan of Reorganization and the accompanying Plan of Merger providing for the merger of Stockmans Financial Group with and into PremierWest Bancorp including the issuance of shares of PremierWest common stock and cash to Stockmans Financial Group shareholders pursuant to the merger agreement; and

  •
  To transact other business that may properly come before the meeting, including, if necessary, to consider and vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal.

        If you were a shareholder of record of common stock as of the close of business on November 26, 2007, you are entitled to receive this notice and vote at the special meeting, or any adjournment or postponement thereof.

        Your vote is important. Holders of a majority of the shares of common stock outstanding on November 26, 2007, must vote in favor of the merger proposal for the merger to be completed. Whether or not you expect to attend the special meeting in person, please mark, sign, date and promptly return your proxy in the enclosed envelope.

        After careful consideration, the board of directors has unanimously determined that the merger is in the best interests of PremierWest Bancorp and its shareholders. The board has adopted the merger agreement and unanimously recommends that shareholders vote "FOR" approval of the merger proposal.

By Order of the Board of Directors,

Richard R. Hieb, Secretary

December 5, 2007

Stockmans Financial Group
9340 East Stockton Boulevard
Elk Grove, California 95624

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Stockmans Financial Group Shareholders:

        A special meeting of shareholders of Stockmans Financial Group will be held at 9275 East Stockton Boulevard, Jesse Wright Suites, Suite 100, Elk Grove, California, at 6:00 p.m., local time on January 17, 2008, for the following purposes:

  •
  To consider and vote on a proposal to approve the principal terms of the Agreement and Plan of Reorganization providing for the merger of Stockmans Financial Group with and into PremierWest Bancorp; and

  •
  To transact other business that may properly come before the meeting, including, if necessary, to consider and vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the above proposals.

        If you were a shareholder of record of common stock as of the close of business on November 26, 2007, you are entitled to receive this notice and vote at the special meeting, or any adjournment or postponement thereof.

        Your vote is important. Holders of a majority of the shares of common stock outstanding on November 26, 2007, must vote in favor of the principal terms of the merger agreement and consent in writing to the revocation of Stockmans S corporation status for the merger to be completed. Whether or not you expect to attend the special meeting in person, please mark, sign, date and promptly return your proxy in the enclosed envelope.

        After careful consideration, the board of directors has determined that the merger is in the best interests of Stockmans Financial Group and its shareholders. The board has adopted the merger agreement and unanimously recommends that shareholders vote "FOR" approval of the principal terms of the merger agreement and consent to the revocation of Stockmans' S corporation status in connection with the merger.

        In connection with the proposed merger, you may exercise dissenters' rights as provided under California General Corporation Law, §1300 et seq of the California Corporations Code. If you meet all the requirements under applicable California law, and follow all of the required procedures, you may receive cash in the amount equal to the fair value of your shares of common stock. The procedure for exercising your dissenters' rights is summarized under the heading "Dissenters' Rights" in the attached joint proxy statement/prospectus. The relevant provisions of the California law on dissenters' rights are attached to the joint proxy statement/prospectus as Appendix E.

By Order of the Board of Directors,

J. Michael Guttridge, Secretary

December 5, 2007

QUESTIONS AND ANSWERS ABOUT THE MERGER	ii
QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETINGS	v
SUMMARY	1
SELECTED FINANCIAL DATA	7
SELECTED UNAUDITED PRO FORMA FINANCIAL DATA	9
SELECTED UNAUDITED COMPARATIVE PER SHARE DATA	11
STOCK PRICE DATA AND DIVIDEND INFORMATION	13
FORWARD-LOOKING INFORMATION	17
RISK FACTORS	18
PREMIERWEST SPECIAL MEETING	20
STOCKMANS SPECIAL MEETING	24
POSSIBLE ADJOURNMENT OF THE SPECIAL MEETINGS	27
THE MERGER	28
THE MERGER AGREEMENT	61
UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION	71
INFORMATION ABOUT PREMIERWEST	78
INFORMATION ABOUT STOCKMANS FINANCIAL GROUP	83
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF STOCKMANS	86
SUPERVISION AND REGULATION	115
DESCRIPTION OF PREMIERWEST CAPITAL STOCK	121
COMPARISON OF RIGHTS OF SHAREHOLDERS	123
DISSENTERS' RIGHTS	129
LEGAL MATTERS	131
EXPERTS	131
OTHER MATTERS	131
INCORPORATION OF DOCUMENTS BY REFERENCE	131
STOCKMANS FINANCIAL STATEMENTS	F-1
APPENDIX A—Agreement and Plan of Reorganization	A-1
APPENDIX B—Plan of Merger	B-1
APPENDIX C—D.A. Davidson & Co. Opinion	C-1
APPENDIX D—Howe, Barnes, Hoefer & Arnett Opinion	D-1
APPENDIX E—Excerpt from California General Corporation Law Concerning Dissenters' Rights	E-1

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What will Stockmans shareholders receive in the merger?

A:
PremierWest will pay $22,769,059.07 in cash, subject to adjustment in limited circumstances, and issue 5,357,426 shares of its common stock in exchange for all of the outstanding shares of Stockmans.

Q:
As a Stockmans shareholder, what will I receive in the merger?

A:
Under the merger agreement, unless you retain the ability to perfect dissenters' rights, you may elect to receive for your shares either:

•
all cash,

•
all PremierWest common stock or

•
a combination of approximately 25% cash and 75% PremierWest common stock.

  All elections are subject to the election, allocation and proration procedures described in this joint proxy statement/prospectus. If too many shareholders elect one form of consideration over the other, you may not receive the form of merger consideration that you elect because of the overall mix of cash and stock to be issued in the merger. See "THE MERGER—Allocation and Proration" beginning on page 52 for a more detailed discussion of allocation procedures under the merger agreement.

Q:
What is the amount of cash or the number of shares of PremierWest common stock that I will receive for my shares of Stockmans common stock?

A:
The actual amount of cash or number of shares of PremierWest common stock that you will receive for each of your Stockmans shares will not be determined until end of the 20-trading day measuring period ending on the fifth trading day prior to the effective date of the merger. Those amounts will be determined based on the volume-weighted average price of PremierWest over the measuring period. The table on page 49 sets forth the amount of per share cash consideration and the per share stock consideration that would be received by Stockmans shareholders based on a range of assumed measuring prices of PremierWest common stock. The table on page 51 includes examples of the PremierWest common stock and cash that may be received based on three of the possible elections by Stockmans shareholders and on different measuring prices of PremierWest common stock.

Q:
Is the value of the per share consideration that I receive expected to be substantially equivalent regardless of which election I make?

A:
Yes, the formula that will be used to calculate the per share consideration is intended to substantially equalize the value of the consideration to be received for each share of Stockmans common stock in the merger, regardless of whether you elect to receive cash or stock or a combination of cash and stock. As the value of PremierWest stock fluctuates with its trading price, however, the value of the stock you receive for a Stockmans share likely will not be the same as the cash to be paid per share on any given day before or after the merger.

Q:
Will the amount of cash or stock to be issued adjust under any circumstances?

A.
Yes, if the measuring price of PremierWest common stock is below $11.50, or above $14.00, and Stockmans, in the case of a price below $11.50, or PremierWest, in the case of a price above $14.00, elects to give notice of termination of the merger agreement.

Q:
Can Stockmans or PremierWest terminate the merger agreement if the weighted average sales price of PremierWest's common stock over the measuring period falls below or above a certain level?

A.
Yes, Stockmans' board of directors could give notice of its intent to terminate the merger agreement if the measuring price is less than $11.50. PremierWest could elect, however, to issue additional cash as described below, which would permit the merger to proceed. If the measuring price is above $14.00, PremierWest's board of directors could give notice of its intent to terminate the merger agreement. Stockmans could elect to decrease the amount of cash to be paid as described below, which would permit the merger to proceed.

  Upon receipt of such notice from Stockmans, PremierWest may elect to increase the amount of cash to be such that the per share consideration is at least equal to the per paid share consideration a Stockmans shareholder would have received had the measuring price been $11.50.

  Upon receipt of such notice from PremierWest, Stockmans may elect to accept a reduction in the amount of cash to be paid such that the per share consideration is decreased at the per share consideration a Stockmans shareholder would have received had the measuring price been $14.00

Q:
When do I make my election to receive cash, stock or a combination of cash and stock?

A:
Shortly after the later of the Stockmans shareholder meeting and the determination of the measuring price the exchange agent will send you a form that you may use to indicate your preference for cash, PremierWest common stock or a combination of cash and PremierWest common stock.

  The deadline for returning your election form will be on the thirtieth day following the effective date of the merger.

Q:
Am I guaranteed receipt of the merger consideration I elect?

A:
No, because the total amount of PremierWest common stock and cash to be issued is fixed. You may receive a portion of your consideration in the form not elected if Stockmans shareholders elect more cash or more stock than the fixed amounts.

Q:
What if I do not return the election form or fail to make an election?

A:
Your shares will be treated as "no-election shares" and you will be given either cash, stock or a combination of cash and stock depending on the mix of elections received from other shareholders.

Q:
May I change my election?

A:
Yes, as long as your new election is received by the exchange agent before the election deadline. To change your election, you must send the exchange agent a written notice revoking any election previously submitted.

Q:
When do I send in my stock certificates?

A:
Please do not send your stock certificates with the proxy in the envelope provided with this document. You should follow the instructions that will be provided to you by the exchange agent regarding how and when to surrender your stock certificates.

Q:
Has PremierWest's financial advisor reviewed the proposed merger?

A:
Yes. D.A. Davidson & Co. reviewed the proposed merger and has issued an opinion as to the fairness, from a financial point of view, of the merger consideration. A copy of the opinion is attached to this document as Appendix C.

Q:
Has Stockmans' financial advisor reviewed the proposed merger?

A:
Yes. Howe Barnes Hoefer & Arnett, Inc. reviewed the proposed merger and has issued an opinion as to the fairness, from a financial point of view, of the merger consideration to Stockmans shareholders. A copy of the opinion is attached to this document as Appendix D.

Q:
As a Stockmans shareholder, will I receive my regular quarterly cash dividends?

A:
If the merger closes on or before January 31, 2008, you will not receive the $1 per share Stockmans cash dividend customarily paid in January. If the merger closes between February 1 and February 29, 2008, you will receive a $1 per share cash dividend. If the merger closes between March 1 and March 31, 2008, in addition to the $1 per share cash dividend you will receive a $0.2446 per share cash dividend. If the merger closes on or after April 1, 2008 you will receive an additional $0.7554 per share cash dividend.

Q:
What are the tax consequences of the merger?

A:
We have structured the merger so that PremierWest and Stockmans and our respective shareholders will not recognize any gain or loss for federal income tax purposes in the merger, except for taxes payable by Stockmans shareholders with respect to cash received for their Stockmans shares.

  We expect that if you receive a combination of cash and stock in exchange for your Stockmans shares, you will be required to recognize any gain to the extent cash is received in the merger, and you will not be entitled to recognize any loss realized. If you receive solely cash in the merger, you will recognize any gain or loss realized on the disposition of your Stockmans shares. We urge you to consult your tax adviser to fully understand the tax consequences of the merger to you. Tax matters are very complicated and in many cases tax consequences of the merger will depend on your particular facts and circumstances.

Q:
What risks should I consider before I vote on the merger?

A.
We encourage you to read the detailed information about the merger in this document, including the "Risk Factors" section beginning on page 18.

Q:
When do you expect the merger to be completed?

A:
We are working to complete the merger as quickly as possible and we anticipate the merger will be completed in the first quarter of 2008. Because the merger is subject to shareholder and regulatory approval and other factors beyond our control, we cannot predict with accuracy the exact timing for completing the merger.

Q:
What regulatory approvals are required to complete the merger?

A.
PremierWest and Stockmans must obtain written approvals or waivers from the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Oregon Department of Consumer and Business Services and the California Department of Financial Institutions.

Q:
Who will manage the combined company?

A:
PremierWest will be the surviving corporation in the merger and the executive officers of PremierWest immediately prior to the merger will continue to serve in their current positions with PremierWest until such time as their successors are duly elected and qualified.

  Following the merger, current Stockmans director, President and Chief Executive Officer Gary Wright will join the expanded boards of directors of PremierWest and PremierWest Bank. All of the current PremierWest directors are expected to continue to serve following the merger.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETINGS

Q:
What are shareholders being asked to vote on at the shareholder meetings?

A:
Stockmans shareholders will vote on a proposal to approve the principal terms of the merger and be asked to consent in writing to revocation of the Stockmans' S corporation status effective with the merger pursuant to the terms of the Stockmans' Stockholder Agreement dated May 14, 1999.

  PremierWest shareholders will vote on a proposal to approve the merger agreement including the issuance of PremierWest common stock to Stockmans shareholder pursuant to the merger agreement.

  If there are insufficient votes to approve the proposals described above at either special meeting and a quorum is present, PremierWest or Stockmans may propose to adjourn its respective special meeting for a period of not more than 120 days in the case of PremierWest and not more than 45 days in the case of Stockmans to solicit additional proxies to approve the merger proposals.

Q:
Who is eligible to vote?

A:
You are eligible to vote at the Stockmans special meeting of shareholders if you were a holder of Stockmans common stock at the close of business on November 26, 2007. If you were a holder of record of PremierWest common stock on November 26, 2007, you may vote at the PremierWest special meeting.

Q:
What vote is required to approve the merger agreement?

A:
The merger proposals will be approved if the holders of a majority of the outstanding shares of Stockmans vote in favor of the merger and consent in writing to revocation of Stockmans' S corporation status effective with the merger, and holders of a majority of the outstanding shares of PremierWest vote in favor of the merger. A failure to vote or an abstention will have the same effect as a vote against the merger.

Q.
Are there dissenters' rights?

A.
Yes, under California law, Stockmans shareholders may exercise dissenters' rights. If you meet all the requirements under applicable California law and follow all of the required procedures, you may receive cash in an amount equal to the "fair value" of your shares as determined under California law. The procedure for exercising your dissenters' rights is summarized under the heading "Dissenters' Rights." The relevant provisions of California law governing dissenters' rights are attached to this document as Appendix E.

  Under Oregon law, PremierWest shareholders do not have dissenters' appraisal rights related to the merger proposal.

Q:
Have the boards of directors approved the merger?

A.
Yes, after careful consideration, the Stockmans and PremierWest boards of directors determined the merger to be fair to and in the best interests of their respective shareholders, unanimously approved the merger agreement and recommended that their respective shareholders vote in favor of the merger proposal.

Q:
What do I need to do now?

A:
First, carefully read this document and the documents incorporated by reference in their entirety. Then, vote your shares by:

•
marking, signing, dating and returning your proxy card in the enclosed return envelope as soon as possible;

v

  •
  if you are a PremierWest shareholder, by voting by phone or on the Internet as indicated on the enclosed proxy card; or

  •
  attending the special meeting and submitting a properly executed proxy or ballot. If a broker holds your shares in "street name," you will need to get a legal proxy from your broker to vote in person at the meeting.

Q:
Can I change my vote after I have voted?

A:
Yes. If you have not voted through a broker, you can change your vote at any time before your shares are voted at the special meeting. You can do this by:

•
submitting a properly executed proxy bearing a later date;

•
if you are a Stockmans shareholder, notifying J. Michael Guttridge, Stockmans' corporate secretary, in writing of the revocation of your proxy;

•
if you are a PremierWest shareholder, and voted by phone or on the Internet, calling the toll free number on the proxy card or going back on the website listed on the proxy card and following the instructions provided at least 24 hours before the meeting;

•
if you are a PremierWest shareholder, notifying Richard R. Hieb, PremierWest's corporate secretary, in writing of the revocation of your proxy; or

•
voting in person at the special meeting, but simply attending the meeting will not, of itself, revoke a proxy.

Q:
Can I attend the special meeting even if I vote by proxy?

A:
Yes, you are welcome to attend and we encourage you to do so.

Q:
What if I do not vote or I abstain from voting?

A:
If you fail to respond or mark your proxy "abstain", it will have the same effect as a vote against the proposals.

Q:
What if I sign and return a proxy without indicating for, against or abstain?

A:
If you submit a properly executed proxy but do not indicate how you want to vote, your proxy will be voted in favor of the proposals.

Q:
Should I send my stock certificates with my proxy?

A:
No, please do not send in your certificates with your proxy card. You will receive separate instructions on how to elect your desired consideration and how to exchange your shares for the merger consideration from the Exchange Agent. If you do not know where your stock certificates are located, you may want to find them now, so you do not experience delays in receiving your merger consideration.

Q:
Where do I get more information?

A:
If you have questions about the merger or submitting your proxy, or if you need additional copies of this document, the proxy card or any documents incorporated by reference, you should contact one of the following:

Tom Anderson PremierWest Bancorp 503 Airport Road P.O. Box 40 Medford, OR 97501 (541) 282-5190	Gary Wright Stockmans Financial Group 9340 East Stockton Blvd. Elk Grove, CA 95624 (916) 685-6546

SUMMARY

        This summary includes information discussed in greater detail elsewhere in this document and does not contain all the information that may be important to you. You should carefully read this entire document and its appendices and the other documents to which this document refers you to before deciding how to vote your shares. Each item in this summary contains a page reference directing you to a more complete description of that item. We incorporate by reference important business and financial information about PremierWest into this document. For a description of this information, see the section "INCORPORATION OF DOCUMENTS BY REFERENCE" on page 131. You may obtain the information incorporated by reference without charge by following the instructions in the section "WHERE YOU CAN FIND MORE INFORMATION" on the inside front cover of this document.

The Companies (pages 78, 83)

  PremierWest Bancorp
  503 Airport Road
  P.O. Box 40
  Medford, OR 97501
  (541) 282-5190

        PremierWest Bancorp, an Oregon corporation, is a bank holding company and the parent company of PremierWest Bank, an Oregon state-chartered bank. PremierWest Bank, headquartered in Medford, Oregon, offers business and consumer banking products and services at 40 branches in Southern and Central Oregon and Northern California.

  Stockmans Financial Group
  9340 E. Stockton Blvd.
  Elk Grove, CA 95624
  (916) 685-6546

        Stockmans Financial Group is a California corporation registered as a bank holding company. Stockmans operating subsidiary is Stockmans Bank, which was founded in 1933 as Califonia Livestock Production Association and combined with Stockmans Bank of Commerce in 1991. The bank's name changed to Stockmans Bank in 1997 and offers a full range of commercial bank products and services at five branches in Elk Grove, Folsom, Galt, Rocklin and Sacramento (Natomas), California.

The Merger (page 28)

        Upon shareholder and regulatory approval, and the satisfaction or waiver of the conditions to the merger, Stockmans will merge with and into PremierWest, immediately followed by the merger of Stockmans Bank with and into PremierWest Bank. Stockmans and Stockmans Bank will cease to exist as separate entities. The branches of Stockmans Bank will become branches of PremierWest Bank and operated for up to one year after closing as the Stockmans Bank division of PremierWest Bank.

        The merger agreement and related plan of merger are the legal documents that govern the merger of Stockmans with and into PremierWest and are attached to this document as Appendix A and Appendix B.

Merger Consideration (page 47)

        Under the terms of the merger agreement, PremierWest will issue 5,357,426 shares of its common stock and pay $22,769,569.07 in cash for all 903,534.09 shares of issued and outstanding Stockmans common stock. Unless you take steps to perfect your dissenters' rights you may elect to receive in exchange for each of your shares of Stockmans common stock either:

  •
  all cash,

  •
  all shares of PremierWest common stock or

  •
  a combination of cash and shares of PremierWest common stock.

In each case, your election is subject to the allocation and proration procedures described in this joint proxy statement/prospectus. Because the total amount of cash and stock to be issued by PremierWest in the merger is fixed, you may not receive the consideration you elect.

        The actual amount of cash or number of shares of PremierWest common stock that you will receive for each of your shares of Stockmans common stock cannot be determined until the fifth day before the proposed effective date. Those amounts will be determined based on a formula set forth in the merger agreement and described under the heading "THE MERGER—Merger Consideration" beginning on page 47. The formula is intended to substantially equalize the value of the consideration to be received for each share of Stockmans common stock, as measured during a twenty trading day measuring period of PremierWest's common stock regardless of whether you elect to receive cash or stock, or elect the predetermined mix of cash and stock.

        For example, if the measuring price of PremierWest common stock during the measuring period was $12.75, Stockmans shareholders would receive consideration for each of their shares as follows:

  •
  a Stockmans shareholder receiving only cash would receive $100.80 in cash per Stockmans share; and

  •
  a Stockmans shareholder receiving only stock would receive 7.9059 shares of PremierWest common stock per Stockmans share (with a value, based on such weighted average sales price, of $100.80 per share).

        Stated differently, assuming a Stockmans shareholder owns 100 shares of Stockmans common stock (and based on the $12.75 assumed weighted average sales price set forth in the preceding paragraph), if such shareholder made:

  •
  an all cash election, such shareholder would receive approximately $10,080 in cash;

  •
  an all stock election, such shareholder would receive 790 shares of PremierWest common stock (and cash in lieu of a fractional share) having a total value of approximately $10,080; or

  •
  a combination election, such shareholder would receive 75% stock, or 592 shares of PremierWest common stock, and 25% cash, or $2,532 (including cash in lieu of a fractional share), which together with the stock, would have a total value of $10,080.

        The actual amounts received will depend on the weighted average sales price of PremierWest common stock over the measuring period and the actual allocation of cash and stock will be subject in each case to the allocation and proration procedures described under the heading "THE MERGER—Allocation and Proration" beginning on page 52. Actual values of PremierWest common stock received will depend on the market price of PremierWest common stock at the time of the merger.

Stockmans Shareholders have Dissenting Shareholders' Rights (page 129)

        Under California law, as a Stockmans shareholder, you have the right to dissent from the merger and to have the appraised fair market value of your shares of Stockmans common stock paid to you in cash. To dissent from the merger you must strictly comply with all the procedures required by California law. If you elect to exercise dissenters' rights under California law, you will be assured of receiving cash for your shares but the price will not be determined until after the merger is effective.

The price you receive could be more or less than the consideration provided as the merger consideration. Please carefully review the section entitled "Dissenters' Rights" and Appendix E for detailed information.

Market Price Information for PremierWest and Stockmans Common Stock (page 13)

        PremierWest common stock trades on the Nasdaq Capital Market under the symbol "PRWT." The closing price of PremierWest's common stock on October 19, 2007, the last trading day before public announcement of the proposed merger, was $12.14, and the weighted average trading price on that day was $12.21. The closing price on December 3, 2007 was $12.00 and the weighted average trading price on that day was $11.91.

        Stockmans' common stock is not listed on a stock exchange or quoted on a market and no broker makes a market in Stockmans' common stock. Trading has been limited to a small number of privately negotiated transactions. The last trading price of Stockmans' common stock before public announcement of the merger was $85.00 on September 26, 2007.

Opinion of PremierWest Financial Advisor (page 35)

        On October 18, 2007, PremierWest's financial advisor, D.A. Davidson & Co., delivered its opinion to PremierWest's board of directors. The opinion stated that as of October 18, 2007, and subject to the qualifications on the opinion, the merger consideration to be paid to Stockmans shareholders is fair from a financial point of view to PremierWest's shareholders. Davidson updated its opinion as of December 5, 2007. A copy of the opinion is attached as Appendix C to this document.

Opinion of Stockmans' Financial Advisor (page 41)

        On October 19, 2007, Stockmans' financial advisor, Howe Barnes Hoefer & Arnett, Inc. delivered its opinion to Stockmans' board of directors. The opinion stated that as of October 19, 2007, and subject to the qualifications in the opinion, the merger consideration to be received by Stockmans shareholders was fair from a financial point of view to Stockmans shareholders. Howe Barnes updated its opinion as of December 5, 2007. A copy of the opinion is attached as Appendix D to this document.

Special Meeting of PremierWest Shareholders (page 20)

        A special meeting of PremierWest shareholders will be held on January 15, 2008 at 1:30 p.m., local time, at Rogue Regency Inn & Suites, 2300 Biddle Road, Medford, Oregon. At the meeting, shareholders will be asked to consider and vote on a proposal to approve the merger agreement and related plan of merger including the issuance of shares of common stock to Stockmans shareholders and, although not anticipated, adjournment of the meeting to solicit additional proxies.

Special Meeting of Stockmans Shareholders (page 24)

        A special meeting of Stockmans shareholders will be held on January 17, 2008 at 6:00 p.m., local time, at 9275 E. Stockton Blvd., Jesse Wright Suites, Suite 100, Elk Grove, California. At the meeting, shareholders will be asked to consider and vote the principal terms of the merger and, although not anticipated, adjournment of the meeting to solicit additional proxies.

Approval of the Merger Proposal Requires the Affirmative Vote of a Majority of the Outstanding Shares of Stockmans' and of PremierWest's Common Stock

        For the merger to be approved, at least 50% of the outstanding shares of Stockmans' common stock and of PremierWest's common stock as of the record date must be voted at the respective special meetings in favor of approval. In addition, pursuant to the terms of the Stockmans Stockholder

Agreement dated May 14, 1999, shareholders holding a majority of the outstanding shares of Stockmans common stock must consent in writing to the revocation of Stockmans' S corporation status effective with the merger.

        As of the record date for the meeting, directors and executive officers of Stockmans, owned approximately 26.6% of the outstanding shares of Stockmans common stock. All of the directors of Stockmans have agreed to vote their shares in favor of approval of the merger agreement.

        As of the record date for the PremierWest special meeting, directors and executive officers of PremierWest owned 9.09% of the outstanding shares of PremierWest common stock.

Recommendation of PremierWest's Board of Directors (pages 32-33)

        After careful consideration, the board of directors of PremierWest unanimously approved the merger agreement and determined that the merger is fair to and in the best interests of PremierWest's shareholders. Based on the reasons for the merger described in this document, including the fairness opinion of D.A. Davidson & Co., PremierWest's board of directors recommends that PremierWest shareholders vote "FOR" the merger proposal including the issuance of PremierWest common stock as part of the merger consideration.

Recommendation of Stockmans' Board of Directors (pages 33-35)

        After careful consideration, the board of directors of Stockmans unanimously approved the merger agreement and determined that the merger is fair to and in the best interests of Stockmans' shareholders. Based on the reasons for the merger described in this document, including the fairness opinion of Howe Barnes Hoefer & Arnett, Inc., Stockmans' board of directors recommends that Stockmans shareholders vote "FOR" the proposal to approve the principal terms of the merger and consent in writing to the revocation of Stockmans' S corporation status effective with the merger and pursuant to the terms of the Stockmans Stockholder Agreement.

Interests of Stockmans' Directors and Executive Officers (page 54)

        You should be aware that the directors and executive officers of Stockmans have interests in the merger that are different from, or are in addition to, the interests of Stockmans shareholders generally. These interests include, but are not limited to, the continued employment of and payment of retention benefits to officers, accelerated vesting of retirement benefits of Mr. Wright, severance benefits payable to officers whose employment is not continued after the merger, the appointment of Gary Wright as director of PremierWest immediately after the merger, and the indemnification of former Stockmans officers and directors by PremierWest.

Conditions to the Merger (page 65)

        Completion of the merger depends upon a number of conditions being satisfied or, where legally permissible, waived, including among others:

  •
  Stockmans' tangible equity capital exceeds agreed upon targets;

  •
  approval of the merger proposal by Stockmans and PremierWest shareholders and the related consent in writing of revocation of Stockmans' S corporation status pursuant to the terms of the Stockmans Stockholder Agreement;

  •
  receipt of required regulatory approvals and waivers;

  •
  absence of an injunction or regulatory prohibition to completion of the merger;

  •
  accuracy of the respective representations and warranties of PremierWest and Stockmans, subject to exceptions that would not have a material adverse effect on PremierWest or Stockmans;

  •
  receipt by each party of an opinion of PremierWest's tax counsel that the merger will qualify as a tax-free reorganization;

  •
  the absence of any material adverse changes in the respective businesses of PremierWest and Stockmans;

  •
  compliance in all material respects by PremierWest and Stockmans with their respective covenants in the merger agreement;

  •
  each of the employment agreements between PremierWest and Stockmans officers Jon Blackstad, John Dalton and Todd DeVoogd's and each of the director voting, non-competition and non-solicitation agreements executed by Stockmans directors remain in full force and effect;

  •
  Stockmans average daily balance of core deposits for the calendar month preceding the effective date of the merger are not less than 90% (or 85% if the effective date is after January 31, 2008) of the average daily balance of core deposits for the month of September 2007;

  •
  Stockmans transaction expenses do not exceed $750,000; and

  •
  receipt by each party of certificates of the other party confirming satisfaction of the closing conditions.

        We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation (page 65)

        The merger agreement contains provisions that prohibit Stockmans and its directors and officers from taking any action to solicit, encourage or engage in discussions or negotiations with any person or group with respect to an alternative acquisition proposal. Stockmans may not provide non-public information to any other person in connection with a possible alternative transaction, except to the extent specifically authorized by its board of directors in the good faith exercise of its fiduciary duties after consultation with legal counsel. Stockmans must notify PremierWest of any alternative acquisition proposal.

Termination (page 68)

        Stockmans' and PremierWest's boards of directors may agree to terminate the merger agreement at any time prior to completing the merger, even after shareholder approvals. Either PremierWest or Stockmans may terminate the merger agreement if the merger has not been completed by April 30, 2008; or if, after notice and an opportunity to cure, the other party has made a material misrepresentation or materially breached the merger agreement. Stockmans' board of directors may also terminate the merger agreement upon advice of legal counsel that the fiduciary duties of the directors so require.

        Stockmans may give PremierWest notice of termination if PremierWest's volume-weighted average sales price over the twenty trading day measuring period drops below $11.50. If Stockmans chooses to terminate under these circumstances, PremierWest has the opportunity to elect to increase the amount of cash being issued in the merger. If PremierWest makes this election, no termination will occur due to the drop in PremierWest stock price.

        PremierWest may give Stockmans notice of termination if PremierWest volume-weighted average sales price over the measuring period is greater than $14.00. If PremierWest chooses to terminate under these circumstances, Stockmans may elect to decrease the amount of cash being issued in the merger. If Stockmans makes this election, no termination will occur due to the increase in PremierWest's stock price.

Termination Fee (page 68)

        If the merger agreement is terminated by either party because Stockmans shareholders fail to approve the principal terms of the merger; by PremierWest because of an uncured material misrepresentation or material breach by Stockmans; or by Stockmans pursuant to fiduciary duties upon advice of legal counsel; then Stockmans will reimburse PremierWest's expenses incurred in connection with the merger up to $500,000; provided, however, if PremierWest has terminated due to Stockmans willful failure to comply with any material covenant an additional $1,250,000 must be paid.

        If the merger agreement is terminated by Stockmans because of an uncured material misrepresentation or material breach by PremierWest, then PremierWest will reimburse Stockmans' expenses incurred in connection with the merger up to $500,000; provided, however, if Stockmans has terminated due to PremierWest's willful failure to comply with any material covenant an additional $1,250,000 must be paid.

        In addition, and subject to exceptions discussed in detail in this document, if Stockmans enters into any alternative acquisition transaction prior to 12 months following termination or that had been proposed prior to the Stockmans special meeting or prior to termination, Stockmans will pay PremierWest a total of $3,750,000.

Regulatory Matters

        To complete the merger, PremierWest and Stockmans must obtain approvals or waivers from the Federal Deposit Insurance Corporation ("FDIC"), Oregon Department of Consumer and Business Services ("Oregon DCBS"), California Department of Financial Institutions ("California DFI") and Board of Governors of the Federal Reserve System. On November 2, 2007, PremierWest submitted an application to the FDIC and Oregon DCBS and requested an order of exemption from the California DFI. PremierWest will submit a request for waiver of prior approval to the Board of Governors of the Federal Reserve System prior to the shareholder meetings.

Material United States Federal Income Tax Consideration to Stockmans Shareholders (page 58)

        In general, when you exchange your Stockmans common stock for shares of PremierWest common stock, you will not recognize any gain or loss for United States federal income tax purposes. If you receive a combination of cash and stock in exchange for your Stockmans shares, you will be required to recognize any gain to the extent cash is received, and you will not be entitled to recognize any loss realized. If you only receive cash in the merger, you will recognize any gain or loss realized on the disposition of your Stockmans shares.

Accounting Treatment for the Merger (page 60)

        The merger will be accounted for as a "purchase" under accounting principles generally accepted in the United States, for accounting and financial reporting purposes.

SELECTED FINANCIAL DATA

PremierWest Historical

        The following table provides summary historical consolidated financial data of PremierWest as of and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, and as of the end of and for each of the nine months ended September 30, 2007 and 2006. The historical consolidated financial data as of and for each of the years in the five year period ended December 31, 2006 have been derived from and should be read in conjunction with the audited consolidated financial statements, including the notes thereto, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in PremierWest's Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated into this joint proxy statement/prospectus. The financial information of and for the nine months ended September 30, 2007 and 2006 is derived from and should be read in conjunction with the unaudited consolidated financial statements and related notes thereto incorporated by reference into this joint proxy statement/prospectus. See "INCORPORATION OF DOCUMENTS BY REFERENCE" on page 131.

	Nine Months Ended September 30,
			Year Ended December 31,
(dollars in thousands except per share data)
	2007	2006	2006	2005	2004	2003	2002
Operating Results
Interest income	$61,237	$53,647	$73,252	$57,527	$42,835	$31,779	$32,298
Interest expense	19,799	13,378	19,104	10,785	6,356	6,391	8,502

Net interest income	41,438	40,269	54,148	46,742	36,479	25,388	23,796
Provision for loan and lease losses	500	650	800	150	800	1,200	1,037
Noninterest income	6,610	5,830	7,701	7,351	6,602	5,880	5,552
Noninterest expense	29,173	28,204	37,415	33,618	28,687	21,041	21,739

Income before income taxes	18,375	17,245	23,634	20,325	13,594	9,027	6,572
Provision for income taxes	7,023	6,457	8,986	7,136	4,486	3,024	2,169

Net income before cumulative effect of an accounting change	11,352	10,788	14,648	13,189	9,108	6,003	4,403
Cumulative effect of an accounting change, net of tax	—	—	—	—	—	—	(99)

Net income	$11,352	$10,788	$14,648	$13,189	$9,108	$6,003	$4,304

Per Share Data(1)
Earnings per common share—basic	$0.65	$0.62	$0.89	$0.80	$0.55	$0.42	$0.31
Earnings per common share—diluted	$0.61	$0.58	$0.83	$0.75	$0.53	$0.42	$0.31
Cash dividends declared per common share	$0.11	$0.05	$0.10	$0.05	$—	$—	$—
Dividend payout ratio	16.49%	7.51%	11.07%	5.83%	0.00%	0.00%	0.00%
Financial Ratios
Return on average equity	12.46%	13.27%	13.26%	13.59%	10.74%	11.23%	9.13%
Return on average assets	1.44%	1.51%	1.52%	1.52%	1.20%	1.11%	0.87%
Efficiency ratio(2)	60.71%	61.18%	60.49%	62.15%	66.59%	67.29%	74.07%
Net interest margin(3)	5.83%	6.30%	6.25%	6.05%	5.48%	5.29%	5.44%
Balance Sheet Data at Period End
Gross Loans	$1,004,187	$869,465	$922,687	$808,577	$690,461	$459,763	$398,350
Allowance for loan and lease losses	$11,387	$10,761	$10,877	$10,341	$9,171	$5,466	$4,838
Allowance as percentage of loans	1.13%	1.24%	1.18%	1.28%	1.33%	1.19%	1.21%
Total assets	$1,114,913	$980,958	$1,034,511	$913,661	$804,445	$571,321	$515,084
Total deposits	$926,401	$804,044	$879,350	$768,419	$688,985	$475,746	$428,337
Junior subordinated debentures	$15,464	$15,464	$15,464	$15,464	$15,464	$—	$—
Term debt	$13,164	$31,301	$6,141	$1,780	$2,419	$23,058	$24,847
Total shareholders' equity	$125,148	$113,126	$116,259	$102,784	$90,580	$64,751	$49,172

(1)
Per share data has been restated for subsequent stock dividends.

(2)
Efficiency ratio is calculated by dividing noninterest expense by the sum of net interst income plus noninterest income.

(3)
Tax adjusted at 38% for 2007 and 2006 and tax adjusted at 34% in prior years.

Stockmans Historical

        The following selected consolidated financial data for the fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002 is derived from the audited consolidated financial statements of Stockmans. The financial information of and for the nine months ended September 30, 2007 and 2006 is derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that Stockmans considers necessary for a fair presentation of the financial results of operations for such periods. Stockmans financial statements and the notes thereto are included in this document starting at page F-1. This information is only a summary and you should read it with the financial statements and notes thereto.

	Nine Months Ended September 30,
			Year Ended December 31,
(dollars in thousands except share data)
	2007	2006	2006	2005	2004	2003	2002
Operating Results
Interest income	$21,005	$20,217	$27,215	$21,196	$15,992	$14,880	$13,628
Interest expense	9,129	7,030	9,902	6,302	4,020	3,926	4,308

Net interest income	11,876	13,187	17,313	14,894	11,972	10,954	9,320
Provision for loan and lease losses	300	150	300	170	120	165	350
Noninterest income	701	649	879	1,103	1,132	1,233	1,003
Noninterest expense	5,748	5,289	7,069	6,083	5,499	5,409	4,997

Income before income taxes	6,529	8,397	10,823	9,744	7,485	6,613	4,976
Provision for income taxes	235	337	395	299	212	261	175

Net income	$6,294	$8,060	$10,428	$9,445	$7,273	$6,352	$4,801

Per Share Data
Earnings per common share—basic	$6.97	$8.82	$11.42	$9.88	$7.59	$6.75	$5.20
Earnings per common share—diluted	$6.97	$8.82	$11.42	$9.86	$7.53	$6.62	$5.06
Cash dividends declared per common share	$3.00	$7.00	$8.00	$3.66	$3.31	$2.48	$1.68
Dividend payout ratio	43.07%	79.31%	70.06%	37.00%	43.60%	36.71%	32.22%
Financial Ratios
Return on average equity	17.20%	24.59%	35.62%	32.49%	28.67%	29.29%	26.67%
Return on average assets	2.21%	3.01%	2.89%	2.75%	2.50%	2.54%	2.29%
Efficiency ratio(1)	45.70%	38.23%	38.86%	38.03%	41.96%	44.38%	48.41%
Net interest margin	4.38%	5.16%	4.98%	4.58%	4.36%	4.81%	4.93%
Balance Sheet Data at Period End
Gross Loans	$205,683	$242,018	$238,865	$238,619	$198,666	$196,800	$170,924
Allowance for loan and lease losses	$3,557	$3,108	$3,258	$2,958	$2,788	$2,676	$2,514
Allowance as percentage of loans	1.73%	1.28%	1.36%	1.24%	1.40%	1.36%	1.47%
Total assets	$377,909	$364,844	$369,904	$360,433	$328,261	$261,674	$232,200
Total deposits	$305,650	$296,853	$300,890	$311,640	$297,642	$234,195	$202,886
Junior subordinated debentures	$15,464	$15,464	$15,464	$15,464	$—	$—	$—
Term debt	$17,643	$18,262	$18,233	$1,492	$500	$1,500	$7,500
Total shareholders' equity	$35,980	$31,389	$32,060	$29,394	$28,580	$24,599	$20,464

(1)
Efficiency ratio is calculated by dividing noninterest expense by the sum of net interst income plus noninterest income.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

        The following selected unaudited pro forma financial data have been derived from, and are qualified by reference to, the historical financial information included in this joint proxy statement/prospectus or incorporated into this document by reference, and by the more detailed pro forma unaudited combined consolidated financial information and the notes thereto beginning on page 71. See "INCORPORATION OF DOCUMENTS BY REFERENCE" on page 131 for information on where PremierWest's financial statements and other information are available. Stockmans historical financial statements are included in this document beginning on page F-1.

        The unaudited pro forma income statement financial information gives effect to the merger as if it occurred on January 1, 2006. The unaudited pro forma income statement items and related per share amounts do not include anticipated revenue enhancements, operating cost savings or the after-tax impact of merger-related costs expected as a result of the merger. The unaudited pro forma balance sheet items give effect to the merger as if it occurred at September 30, 2007, and include adjustments to reflect the after-tax impact of merger-related costs. In the opinion of the management of both PremierWest and Stockmans, the information in the following tables includes all necessary adjustments, which are of a normal and recurring nature, for the fair presentation of the results of the periods presented. The information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been reported had the merger occurred as of such dates, nor is it necessarily indicative of future financial position or results of operations. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" beginning on page 71 for further information and for the assumptions used in preparing the pro forma statements.

        The merger will be accounted for under the "purchase" method of accounting. Under the purchase method of accounting, the assets and liabilities of Stockmans, as of the completion of the merger, will be recorded at their fair values and the excess of purchase price over the fair value of net assets will be allocated to goodwill. Financial statements of PremierWest issued after completion of the merger will reflect such values and will not be restated retroactively to reflect the historical position or results of operations of Stockmans. The operating results of Stockmans will be reflected in PremierWest's consolidated financial statements from and after the date the merger is completed.

        The final allocation of the purchase price will be determined after the merger is completed and after completion of analyses to determine the fair values of Stockmans' tangible and identifiable intangible assets and liabilities as of the date the merger is completed. In addition, estimates of merger-related charges are subject to final decisions related to combining the companies. Any change in the estimated fair value of the net assets of Stockmans will change the portion of the purchase price allocable to goodwill. Additionally, changes to Stockmans' stockholders' equity, including net income through the date the merger is completed and any dividend paid to Stockmans shareholders prior to the effective time of the merger, will also change the amount of goodwill recorded. As a result, the final adjustments may be materially different from the unaudited pro forma adjustments used in preparing the unaudited pro forma combined consolidated financial information presented in this joint proxy statement/prospectus.

(dollars in thousands except share data)	Pro Forma as of and for the nine months ended September 30, 2007	Pro Forma as of and for the year ended December 31, 2006
Income Statement Data
Interest income	$82,280	$100,517
Interest expense	28,927	29,005

Net interest income	53,353	71,512
Provision for credit losses	800	1,100
Non-interest income	7,311	8,580
Non-interest expense	35,552	45,324

Income before income taxes	24,312	33,668
Provision for income taxes	9,294	12,824

Net income from continuing operations	$15,018	$20,844

Financial Ratios
Return on average equity	9.89%	12.13%
Return on average assets	1.36%	1.53%
Net interest margin	5.44%	5.91%
Balance Sheet Data
Loans, net of deferred loan fees	$1,207,324	$1,161,401
Allowance for loan and lease losses	$14,944	$14,135
Allowance as percentage of loans	1.24%	1.22%
Total assets	$1,531,200	$1,442,793
Total deposits	$1,232,070	$1,180,259
Total shareholders' equity	$193,455	$180,646
Share Data
Average shares outstanding
Basic	22,379,782	21,539,760
Diluted	23,869,947	23,045,793

SELECTED UNAUDITED COMPARATIVE PER SHARE DATA

        The following table presents unaudited historical earnings, book value and cash dividends per share as of September 30, 2007 and December 31, 2006 and the periods then ended, for PremierWest and Stockmans, together with the pro forma amounts for PremierWest and the pro forma equivalent amounts for Stockmans after giving effect to the merger.

        The selected unaudited pro forma financial data for the year ended December 31, 2006, has been derived from, and is qualified by reference to, the audited financial statements and notes thereto contained in PremierWest's Annual Report on Form 10-K for the year ended December 31, 2006 and in Stockmans' audited financial statements for the year ended December 31, 2006. The pro forma income statement financial information assumes the merger was completed on January 1, 2006 for earnings per share purposes, and on September 30, 2007 for book value purposes.

        The following pro forma information has been prepared in accordance with the rules and regulations of the SEC, and accordingly includes the effects of purchase accounting. The pro forma combined dividend information incorporates historical dividends of PremierWest because PremierWest currently has no intention of changing its recently announced quarterly cash dividend policy as a result of the merger. The merger agreement prohibits Stockmans from declaring a cash dividend unless the merger closes after January 31, 2008. The following information should be read in conjunction with the consolidated financial statements and other financial information included elsewhere in this document or incorporated herein by reference. The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company following consummation of the merger.

        To calculate the pro forma shares outstanding used in computing the pro forma combined and equivalent pro forma combined per share data, PremierWest assumed that (1) the per share cash consideration would be equal to $100.80 and (2) the per share stock consideration would be equal to 7.9059 PremierWest shares. The assumption for the per share stock consideration is for illustration only, and the per share stock consideration in the merger may be different. PremierWest's book value per share as of December 31, 2006 includes the shares anticipated to be issued by PremierWest in the merger.

        The PremierWest and Stockmans historical book values per share are computed, respectively, by dividing each company's total shareholders' equity by the number of shares of common stock outstanding at the end of the period. The PremierWest pro forma combined income per share from continuing operations is computed by dividing the pro forma income from continuing operations by the pro forma weighted average number of shares outstanding for the periods presented. The PremierWest pro forma combined book value per share is computed by dividing total pro forma shareholders' equity by the pro forma number of common shares outstanding at the end of the period presented. The Stockmans pro forma equivalent per share amounts are calculated by multiplying the PremierWest pro forma combined per share amounts by the assumed per share stock consideration of 7.9059

PremierWest shares and assume that a Stockmans shareholder received all consideration in the form of shares of PremierWest common stock.

	Nine months ended September 30, 2007	Year ended December 31, 2006
PremierWest Historical
Earning per common share—basic	$0.65	$0.89
Earning per common share—diluted	$0.61	$0.83
Cash dividensd declared per comon share	$0.11	$0.10
Book value per common share	$6.80	$6.58
Stockmans Historical
Earning per common share—basic	$6.97	$11.42
Earning per common share—diluted	$6.97	$11.42
Cash dividensd declared per comon share	$3.00	$8.00
Book value per common share	$39.82	$35.48
PremierWest Pro Foma Combined
Earning per common share—basic	$0.66	$0.95
Earning per common share—diluted	$0.63	$0.90
Cash dividensd declared per comon share	$0.11	$0.10
Book value per common share	$8.23	$7.93
Stockmans Pro Forma Equivalent
Earning per common share—basic	$5.22	$7.51
Earning per common share—diluted	$4.98	$7.12
Cash dividensd declared per comon share	$0.87	$0.79
Book value per common share	$65.03	$62.68

STOCK PRICE DATA AND DIVIDEND INFORMATION

Comparative Stock Price Information

        The following table presents trading information for PremierWest common stock on October 19, 2007, the last trading day before the announcement of the signing of the merger agreement, and on December 3, 2007, the most recent practical trading day for which information was available before the date of the printing of this joint proxy statement/prospectus. There are no publicly available quotations of Stockmans common stock. The most recent trade of Stockmans common stock occurred on September 26, 2007 when 5,461 shares were traded at a price of $85.00 per share.

	Market Value Per Share
	PremierWest	Stockmans	Stockmans Equivalent(1)
Price per share:
October 19, 2007	$12.21	$85.00	$97.60
December 3, 2007	$11.91	$85.00	$95.82

    (1)
    The equivalent price per share data for Stockmans common stock has been determined: for the October 19, 2007 price by dividing $88,183,230.53 (the estimated value of the total consideration to be paid in the merger based on a $12.21 weighted average trading price per share of PremierWest common stock on that date) by 903,534.09, the total number of shares of Stockmans common stock outstanding; and for December 3, 2007, by dividing $86,576,002.73 (the estimated value of the total consideration to be paid in the merger based on a $11.91 market value per share of PremierWest common stock) by 903,534.09, the total number of shares of Stockmans common stock outstanding.

        Stockmans shareholders will be given the opportunity to elect to receive cash, shares of PremierWest common stock or a combination of cash and shares of PremierWest common stock for their Stockmans shares, but, pursuant to the proration and adjustment procedures described herein, approximately 25% of the total number of shares of Stockmans common stock will be converted into cash and the remaining approximately 75% of the shares of Stockmans common stock will be converted into shares of PremierWest common stock.

Historical Market Prices and Dividend Information

PremierWest

        PremierWest common stock is listed on the Nasdaq Capital Market under the symbol "PRWT." The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of PremierWest common stock as reported on the Nasdaq Capital Market. Information in the following table has been adjusted to reflect 5% stock dividends paid on June 27, 2005, June 29, 2006 and June 29, 2007.

Quarter Ended	High	Low	Dividends Declared (per share)
2005
First quarter	$11.20	$9.42	$—
Second quarter	$13.57	$9.37	$—
Third quarter	$14.51	$11.56	$—
Fourth quarter	$13.56	$12.13	$0.0453
2006
First quarter	$17.06	$12.67	$—
Second quarter	$16.78	$12.88	$—
Third quarter	$15.59	$13.48	$0.0476
Fourth quarter	$16.17	$14.52	$0.0476
2007
First quarter	$15.29	$12.16	$—
Second quarter	$14.44	$11.81	$0.05
Third quarter	$13.64	$12.00	$0.06
Fourth quarter (through December 3, 2007)	$13.24	$10.86	$—

        As of November 26, 2007, there were 16,990,758 outstanding shares of PremierWest common stock held by approximately 710 holders of record, a number that does not include beneficial owners who hold shares in "street name."

Stockmans

        There is no established public trading market for Stockmans common stock, and no market for Stockmans common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in Stockmans common stock, and Stockmans common stock is not listed or quoted on any stock exchange or automated quotation system. Stockmans acts as the transfer agent and registrar for its own stock. Stockmans is not obligated to register its common stock or, upon any registration, to create a market for its shares.

        Stockmans becomes aware of trades of shares as transfer agent of its common stock and generally the prices at which these trades were executed. The following table sets forth the high and low sales price (to the extent known to management of Stockmans) for trades in its common stock for each quarter during 2005, 2006 and so far for 2007:

Quarter Ended	Number of Trades	Number of Shares Traded	High	Low	Dividends Declared (per share)
2005
First quarter	8	7,877	$70.00	$70.00	$3.66
Second quarter	—	—	$—	$—	$—
Third quarter	—	—	$—	$—	$—
Fourth quarter	Repurchase	56,395	$85.00	$85.00	$—
2006
First quarter	—	—	$—	$—	$5.00
Second quarter	—	—	$—	$—	$1.00
Third quarter	1	1,404	$87.00	$87.00	$1.00
Fourth quarter	Repurchase	10,252	$89.00	$89.00	$1.00
2007
First quarter	—	—	$—	$—	$1.00
Second quarter	—	—	$—	$—	$1.00
Third quarter	1	5,461	$85.00	$85.00	$1.00
Fourth quarter (through December 3, 2007)	—	—	$—	$—	$1.00

        There have been no additional trades registered with Stockmans, as transfer agent, that have occurred during the periods shown above. Because of limited trading, the prices described above may not be representative of the actual or fair value of Stockmans common stock.

        As of November 26, 2007, the 903,534.09 outstanding shares of Stockmans common stock were held by approximately 51 shareholders.

PremierWest Dividend Policy

        PremierWest's board of directors reviews financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, declares a cash dividend to shareholders. Although PremierWest expects to continue to pay quarterly cash dividends, future dividends are subject to legal limitations and to the discretion of the board. As an Oregon corporation, PremierWest is subject to certain restrictions on dividends under the Oregon Business Corporation Act. Generally, an Oregon corporation may pay dividends only if, after giving effect to the dividend, in the judgment of the board of directors (i) the corporation would be able to pay its debts as they become due in the usual course of business, and (ii) the corporation's total assets would at least equal the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

        PremierWest does not engage in separate business activities of a material nature. As a result, its ability to pay dividends depends upon the dividends received from PremierWest Bank. Under the Oregon Bank Act, PremierWest Bank is subject to restrictions on the payment of cash dividends to its parent holding company. A bank may not pay cash dividends if that payment would reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. In addition, the amount of the dividend may not be greater than its net unreserved retained earnings, after first deducting (i) to the extent not already charged against earnings or reflected in a reserve, all bad debts, which are debts on which interest is unpaid and past due at least six months; (ii) all other assets charged off as required by the state or federal examiner; and (iii) all accrued expenses, interest and taxes.

        In addition, the appropriate bank and bank holding company regulatory authorities are authorized to prohibit banks and bank holding companies from paying dividends constituting an unsafe or unsound banking practice. See "SUPERVISION AND REGULATION."

Stockmans Dividend Policy and Restrictions

        Stockmans shareholders are entitled to receive dividends out of legally available funds as and when declared by the Stockmans board of directors, in its sole discretion. As a California corporation, Stockmans is subject to certain restrictions on dividends under the California Corporations Code. Generally, a California corporation may pay dividends either (i) out of its retained earnings, or (ii) out of capital, provided the corporation would, after making the distribution, meet two conditions, which generally stated are as follows: (A) the corporation's assets must equal at least 125% of its liabilities; and (B) the corporation's current assets must equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 125% of its current liabilities.

        Stockmans does not engage in separate business activities of a material nature. As a result, its ability to pay dividends depends upon the dividends received from Stockmans Bank. The ability of Stockmans Bank, as a California state-chartered bank, to pay dividends is restricted under the California Financial Code, which provides that a California state-chartered bank may not make any distribution in excess of the lesser of (i) the retained earnings of the bank or (ii) the net income of the bank for its last three fiscal years less the amount of any distributions made during such period. Upon prior approval of the Commissioner of the California DFI, a bank may make a distribution in an amount not to exceed the greater of (i) the retained earnings of the bank, (ii) the net income of the bank for its last fiscal year, or (iii) the net income of the bank for its current fiscal year.

        In addition, the appropriate bank and bank holding company regulatory authorities are authorized to prohibit banks and bank holding companies from paying dividends constituting an unsafe or unsound banking practice. See "SUPERVISION AND REGULATION."

FORWARD-LOOKING INFORMATION

        This document contains and incorporates by reference forward-looking statements about the merger, PremierWest, Stockmans and the combined company, which statements are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These statements include but are not limited to:

  •
  statements regarding the anticipated benefits of the merger including future financial and operating results, cost savings, revenue enhancements and accretion to earnings that may be realized;

  •
  statements relating to the estimated closing date of the merger;

  •
  statements about PremierWest's and Stockmans' respective business strategies, prospects, management plans and objectives after the merger; and

  •
  statements preceded by words such as "anticipates," "expects," "believes," "estimates," "may," "potential," "strategy," "possible" and "intends," or similar expressions.

        Statements other than statements of historical fact are forward-looking statements. Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the control of PremierWest and Stockmans. Actual results may differ materially from those contemplated by the forward-looking statements due to the factors set forth in the "Risk Factors" section below, in PremierWest's filings with the SEC and the following:

  •
  the inability to obtain required approvals, waivers or consents on acceptable terms, on the anticipated schedule or at all;

  •
  loss of customers or personnel during integration of the combined companies;

  •
  costs in completing the merger exceeding estimates;

  •
  lower than expected revenues of the combined company;

  •
  legal or regulatory changes;

  •
  less favorable political and economic conditions than expected;

  •
  unexpected credit quality issues resulting in increases in net charge-offs, the provision for loan losses, the level of non-performing assets or loan loss reserves for the combined company;

  •
  less favorable customer borrowing, repayment, investment and deposit practices than expected;

  •
  greater than expected interest rate fluctuations; and

  •
  increased competition and pricing pressures in the combined companies' market areas.

        You should also carefully consider the risk factors contained in PremierWest's filings with the SEC that are incorporated by reference into this document. PremierWest and Stockmans do not intend to update these forward-looking statements. You should consider any written or oral forward-looking statements in light of this explanation, and we caution you not to place undue reliance on forward-looking statements.

RISK FACTORS

        Completion of the merger represents an investment by Stockmans shareholders in PremierWest's common stock and an investment by PremierWest in Stockmans' assets and liabilities, each of which will subject the respective investor to various risks. You should carefully consider the following additional risk factors beyond those generally applicable to an investment in a community bank, as well as other information contained in this document and in PremierWest's filings with the SEC, before deciding how to vote.

The combined company may fail to realize all of the anticipated benefits of the merger.

        The merger is expected to generate expense reductions of budgeted Stockmans non-interest expense and after-tax cost savings when fully phased-in. The expense reductions are intended to be achieved by eliminating duplicative technology, operations, outside services and redundant staff, and through purchasing efficiencies. The combined company may fail to realize, or experience delays in realizing, some or all or the anticipated cost savings and other benefits of the transaction.

Combining the two companies may be more difficult, costly or time-consuming than we expect.

        It is possible that the integration of Stockmans and PremierWest could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees.

The integration of the banking operations may not be completed smoothly, which could result in the loss of customers.

        At the time of the merger, Stockmans Bank customers may experience changes in the manner in which they do business with the combined institution. The integration process could disrupt banking activities. Some of Stockmans' customers may not react favorably to these changes. There is a risk that some of the existing Stockmans Bank customers will not stay with PremierWest Bank. Further, there may be delays in completing the conversion, which could cause confusion and disruption in the business of Stockmans branches.

The market value of PremierWest common stock to be issued to Stockmans shareholders will fluctuate and will be influenced by PremierWest's and Stockmans' financial results.

        The value of the stock consideration that Stockmans shareholders receive upon completion of the merger will depend on the market value of PremierWest common stock at that time and could vary significantly from the value as of the date of this document or the date of Stockmans shareholders meeting. The market value of PremierWest common stock will continue to fluctuate following the merger and is subject to factors beyond our control.

PremierWest's strategic plan contemplates growth through acquisitions and de novo branches, which could adversely affect net income.

        PremierWest anticipates seeking out acquisition opportunities of financial institutions and assets in its primary market areas. There are risks associated with acquisitions that could adversely impact net income including, among others, incorrectly assessing the asset quality of an acquired institution, underestimating costs of integrating acquired businesses into PremierWest, and not being able to profitably deploy acquired funds. The costs of de novo branching could exceed estimates. Furthermore, PremierWest may not be able to find suitable merger partners or desirable de novo branch locations.

The required regulatory approvals may not be obtained or may contain materially burdensome conditions.

        Before the merger may be completed, various approvals or consents must be obtained from bank regulatory authorities. There can be no assurance that these approvals or consents will be obtained. The governmental entities from which these approvals are required could impose conditions on completion of the merger and such conditions could delay the merger or add costs.

The loss of key personnel may adversely affect PremierWest.

        After the closing of the merger, PremierWest expects to run a "Stockmans Bank" division for up to one year. The integration process and PremierWest's ability to successfully conduct Stockmans business after the merger will require the experience and expertise of key employees of Stockmans. Therefore, the ability to successfully integrate Stockmans operations with those of PremierWest, will depend, in part, on PremierWest's ability to retain key employees of Stockmans following the merger. PremierWest may not be able to retain key employees for the time period necessary to complete the integration process or beyond. If any of these employees were to cease to be employed by Stockmans prior to the merger or by PremierWest, PremierWest's ability to successfully continue Stockmans business could be adversely affected, which could have an adverse effect on PremierWest's financial results.

PremierWest could issue capital stock in connection with future acquisitions.

        If PremierWest executes its strategic plan through additional acquisitions, PremierWest may issue capital stock in connection with acquisitions. The issuance of additional stock in connection with an acquisition would have a dilutive effect on ownership and could be dilutive to earnings. PremierWest does not currently have any definitive understandings or agreements for any acquisitions other than the merger agreement with Stockmans. PremierWest anticipates that it will continue to expand by acquisition in the future.

PremierWest's corporate documents contain anti-takeover provisions that could dissuade potential buyers from attempting to acquire PremierWest.

        PremierWest has anti-takeover provisions in its articles of incorporation that may impede the takeover of PremierWest without the approval of its board of directors and thereby prevent you from taking part in a transaction in which you could realize a premium over the current market price of PremierWest common stock. The anti-takeover measures include among other things, provisions for preferred stock and the ability of the board of directors to consider non-monetary factors in evaluating a takeover proposal.

PREMIERWEST SPECIAL MEETING

When and Where the Meeting Will Be Held

        A special meeting of PremierWest shareholders will be held on January 15, 2008, at 1:30 p.m., local time, at Rogue Regency Inn & Suites, 2300 Biddle Road, Medford, Oregon.

Purpose of the Meeting

        At the meeting, PremierWest shareholders will consider and vote on a proposal to approve the merger agreement and related plan of merger including the issuance of shares of PremierWest common stock to Stockmans shareholders pursuant to the terms of the merger agreement.

Who May Vote

        PremierWest's board of directors has fixed the close of business on November 26, 2007 as the record date for determining PremierWest shareholders entitled to receive notice of and vote at the special meeting. As of that date, there were 16,990,758 shares outstanding held by approximately 710 holders of record.

Voting

        You may vote in person at the meeting, but you do not have to attend the meeting to vote your shares. You may vote your shares by proxy, and we encourage you to do so. Even if you plan to attend the meeting, you should submit a properly executed proxy by completing, signing, dating and returning the proxy card.

        You may also vote by telephone or on the Internet. For more information regarding how to vote using either of these two methods, please refer to the information on the proxy card.

        If you submit a signed proxy with no instructions, the named proxy holders will vote your shares in favor of the merger proposal. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the special meeting or any adjournments or postponements thereof. The board of directors has named John L. Anhorn and Richard R. Hieb as the proxy holders. Their names appear on the proxy form accompanying this document. You may name another person to act as your proxy if you wish, but that person would need to attend the meeting in person to further vote your shares by proxy.

        If your shares are held in street name, you will receive voting instructions from your broker or other nominee. Your broker cannot vote for or against the merger proposal without instructions from you. If your broker does not vote your shares, they will effectively be counted "against" the merger. If your shares are held in street name, you will not be able to vote in person at the meeting but you are welcome to attend the meeting.

Revoking a Proxy

        You may revoke your proxy at any time before the vote is taken at the meeting by:

  •
  calling the toll free number on the proxy card and following the directions provided at least 24 hours before the meeting;

  •
  going to the web site listed on the proxy card and following the instructions provided at least 24 hours before the meeting;

  •
  submitting a properly executed proxy on a later date prior to the meeting;

  •
  notifying PremierWest's corporate Secretary, Richard R. Hieb, in writing of the revocation of your proxy prior to the meeting; or

  •
  voting in person at the special meeting, but simply attending the meeting will not, of itself, revoke a proxy.

        You may still attend the meeting even if you have submitted a proxy. Written notices of revocation and other communications regarding solicitation or revocation of proxies should be addressed to:

PremierWest Bancorp
503 Airport Road
Medford, Oregon 97504
Attn: Richard R. Hieb, Secretary

        If your shares are held in street name, you should follow your broker's instructions regarding revocation.

How We Determine a Quorum

        We must have a quorum to conduct any business at the shareholder meeting. Shareholders holding at least a majority of the outstanding shares of PremierWest common stock must attend the meeting in person or by proxy to have a quorum. If you come to the meeting or submit a proxy, but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum.

How We Count Votes

        Each share is entitled to one vote. The named proxies will vote your shares as you instruct on your proxy. We will not count abstentions or broker non-votes for or against the merger, but they will have the effect of a vote against the proposal.

        A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions to the broker or other nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions. We will count broker non-votes as present for establishing a quorum.

Vote Required to Approve the Merger

        The affirmative vote of the holders of a majority of all shares of PremierWest common stock outstanding on the record date is required to approve the merger agreement. An abstention or a broker non-vote will therefore have the effect of a vote against the merger agreement. PremierWest's board of directors urges you to submit your proxy by mail or vote by phone or on the Internet as soon as possible. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger proposal.

Shares Owned by Directors, Executive Officers and Certain Beneficial Owners

        On November 26, 2007, PremierWest's directors and executive officers owned 1,501,199 shares, excluding share in the PremierWest 401(k) Plan and constituting approximately 8.8% of the total shares outstanding. The following table sets forth information as of November 26, 2007, regarding the shares of PremierWest common stock beneficially owned by:

  •
  each person (other than executive officers or directors whose stock ownership is listed below) known by PremierWest to own more than 5% of PremierWest's common stock;

  •
  each PremierWest director;

  •
  each of PremierWest's executive officers; and

  •
  PremierWest's directors and executive officers as a group.

        Except as noted below, each shareholder has sole voting and investment power with respect to shares of PremierWest common stock listed as owned by such person or entity.

Beneficial Owner	Amount Beneficially Owned		Percentage of Class Owned
John A. Duke	1,239,201	(1)	7.29%
Patrick G. Huycke	196,758	(2)	1.16%
John Anhorn, CEO	181,941	(3)	1.07%
Thomas Becker	92,575	(4)	*
Dennis Hoffbuhr	72,898	(5)	*
Rickar Watkins	64,479	(6)	*
Brian Pargeter	81,447	(7)	*
Richard Hieb, COO	144,210	(8)	*
James Patterson	27,710	(9)	*
John Dickerson	125,432	(10)	*
Tom Anderson, CFO	80,740	(11)	*
Jim Earley, CCO	20,750	(12)	*
James Ford, President	13,847	(13)	*
PremierWest 401K Plan	308,964	(14)	1.82%
John A. & Marilyn R. Duke Charitable Lead Annuity Trust 1605 Brownsboro Meridian Rd., Eagle Point, OR 97524	957,200	(15)	5.63%
All Directors and Executive Officers as a group (13 persons and 401K Plan)	2,653,267	(1-14)	15.62%

*
Represents less than one percent

(1)
Includes (i) 15,354 shares subject to options exercisable within sixty (60) days; and (ii) 781,759 held by The John Duke Trust for the benefit of Mr. Duke, and (iii) 440,317 shares that may be issued upon conversion of 4,140 shares of Series A Preferred Stock held by The John Duke Trust for the benefit of Mr. Duke.

(2)
Includes (i) 161,437 shares held in a Profit Sharing Trust Plan, (ii) 15,354 shares subject to options exercisable within sixty (60) days, (iii) 1,381 shares held in Mr. Huycke's IRA account.

(3)
Includes (i) 26,052 shares held in a 401(k) Plan for the benefit of Mr. Anhorn, (ii) 125,632 shares subject to options exercisable within sixty (60) days.

(4)
Includes 33,712 shares subject to options exercisable within sixty (60) days.

(5)
Includes (i) 859 shares held by Mr. Hoffbuhr's spouse and immediate family member, (ii) 15,354 shares subject to options exercisable within sixty (60) days.

(6)
Includes (i) 4,248 shares held in an IRA for the benefit of Mr. Watkins, (ii) 6,989 shares held in SEP account for the benefit of Mr. Watkins, (iii) 22,461 shares held in trust for the benefit of Mr. Watkins, and (iv) 11,526 shares subject to options exercisable within sixty (60) days.

(7)
Includes 2,315 shares subject to options exercisable within sixty (60) days.

(8)
Includes (i) 18,978 shares held in an IRA for the benefit of Mr. Hieb, (ii) 24,058 shares held in a 401(k) Plan for the benefit of Mr. Hieb, (iii) 101,174 shares subject to options exercisable within sixty (60) days.

(9)
Includes (i) 12,954 shares held in a SEP for the benefit of Mr. Patterson and (ii) 14,656 shares subject to options exercisable within sixty (60) days.

(10)
Includes (i) 5,247 shares held in an IRA for the benefit of Mr. Dickerson, (ii) 7,060 shares subject to options exercisable within sixty (60) days, (iii) 113,125 shares held in a family trust for the benefit of Mr. Dickerson.

(11)
Includes (i) 60,400 held in an IRA for the benefit of Mr. Anderson, (ii) 7,638 shares held in a 401(k) plan for the benefit of Mr. Anderson; (iii) 12,072 shares subject to options exercisable within sixty (60) days; and (iv) 630 shares held by spouse.

(12)
Includes (i) 4,626 shares held in an IRA for the benefit of Mr. Earley, (ii) 7,746 shares held in a 401(k) plan for the benefit of Mr. Earley, and (iii) 5,425 shares subject to options exercisable within sixty (60) days.

(13)
Includes (i) 2,476 shares held in a in a Trust for the benefit of Mr.Ford, (ii) 346 shares held in a 401(k) plan for benefit of Mr. Ford; and (iii) 11,025 shares subject to options exercisable within sixty (60) days.

(14)
Messrs. Huycke, Anhorn, Hieb, Pargeter, Hoffbuhr and Anderson act as Trustees of the PremierWest 401(k) Plan and are authorized to vote shares held in the Plan. Messrs. Huycke, Anhorn, Hieb, Pargeter, Hoffbuhr and Anderson all disclaim beneficial ownership of the shares held in the Plan, except to the extent of their individual pecuniary interest in the Plan, if any.

(15)
Mr. Duke has no beneficial ownership of shares held in the John A. Duke and Marilyn R. Duke Charitable Lead Annuity Trust. Mr. Duke is not a Trustee of the Trust and has no voting authority over these shares.

Proxy Solicitation

        The accompanying PremierWest proxy is being solicited by PremierWest's board of directors. PremierWest will bear the cost of soliciting proxies. In addition to using the mail, proxies may be solicited by personal interview, telephone, and electronic communication. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward proxy soliciting materials to their principals and obtain authorization for the execution of proxies. Officers and other employees or agents of PremierWest and PremierWest Bank, acting on PremierWest's behalf, may solicit proxies personally. PremierWest may pay compensation for soliciting proxies, and will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. However, no such payment will be made to any of the officers, directors or employees of PremierWest or PremierWest Bank. PremierWest has made arrangements with The Altman Group, Inc., to assist in soliciting proxies and will pay a fee to The Altman Group in an amount to be determined, but anticipated to be between $5,000 and $10,000.

STOCKMANS SPECIAL MEETING

When and Where the Meeting Will Be Held

        A special meeting of Stockmans shareholders will be held on January 17, 2008, at 6:00 p.m., local time, at 9275 East Stockton Boulevard, Jesse Wright Suites, Suite 100, Elk Grove, California.

Purpose of the Meeting

        At the meeting, Stockmans shareholders will consider and vote on a proposal to approve the principal terms of the merger agreement providing for the merger of Stockmans with and into PremierWest.

Who May Vote

        Stockmans' board of directors has fixed the close of business on November 26, 2007 as the record date for determining the Stockmans shareholders entitled to receive notice of and vote at the special meeting. As of that date, there were 903,534.09 shares outstanding held by approximately 51 shareholders of record.

Voting

        You may vote in person at the meeting, but you do not have to attend the meeting to vote your shares. You may vote your shares by proxy. Even if you plan to attend the meeting, you should submit a properly executed proxy by completing, signing, dating and returning the proxy card.

        If you submit a signed proxy with no instructions, the named proxy holders will vote your shares in favor of the merger proposal and you will have consented in writing to revocation of Stockmans' S corporation status pursuant to the terms of the Stockmans Stockholder Agreement. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the special meeting or any adjournments or postponements thereof. The board of directors has named Anthony (Tony) Machado and John (Jack) Dalton as the proxy holders. Their names appear on the proxy form accompanying this document. You may name another person to act as your proxy if you wish, but that person would need to attend the meeting in person to further vote your shares by proxy.

Revoking a Proxy

        You may revoke your proxy at any time before the vote is taken at the meeting by:

  •
  submitting a properly executed proxy on a later date;

  •
  notifying Stockmans' in writing of the revocation of your proxy; or

  •
  voting in person at the special meeting, but simply attending the meeting will not, of itself, revoke a proxy.

        You may still attend the meeting even if you have submitted a proxy. Written notices of revocation and other communications regarding solicitation or revocation of proxies should be addressed to:

Stockmans Financial Group
9340 East Stockton Boulevard
Elk Grove, California 95624
Attn: J. Michael Guttridge, Secretary

How We Determine a Quorum

        We must have a quorum to conduct any business at the Stockmans shareholder meeting. Shareholders holding at least a majority of the outstanding shares of Stockmans' common stock must attend the meeting in person or by proxy to have a quorum. If you come to the meeting or submit a proxy, but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum.

How We Count Votes

        Each share is entitled to one vote. The named proxies will vote your shares as you instruct on your proxy. We will not count abstentions for or against the merger proposal, but they will have the effect of a vote against the proposal.

Vote Required to Approve the Proposal

        The affirmative vote of the holders of a majority of all shares of Stockmans common stock outstanding on the record date is required to approve the merger proposal. The consent in writing of shareholders holding at least 50% of all shares of Stockmans common stock outstanding is required to approve the revocation of Stockmans' S corporation status pursuant to the terms of the Stockmans Stockholder Agreement. An abstention will have the effect of a vote against the merger proposal. Stockmans' board of directors urges you to submit your proxy by mail as soon as possible. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger proposal and you will have consented to the revocation of Stockmans' S corporation status effective with the merger.

Shares Owned by Directors, Executive Officers and Certain Beneficial Owners

        On November 26, 2007, Stockmans directors owned 210,908.27 shares entitled to vote at the special meeting, constituting approximately 23.3% of the total shares outstanding and entitled to vote at the meeting. All Stockmans directors have agreed to vote their shares in favor of the merger proposal.

        The following table sets forth information as of November 26, 2007, regarding the shares of Stockmans common stock beneficially owned by:

  •
  each person (other than executive officers or directors whose stock ownership is listed below), known by Stockmans to beneficially own more than 5% of Stockmans' common stock;

  •
  each director of Stockmans (including one executive officer);

  •
  each executive officer of Stockmans; and

  •
  all directors and executive officers of Stockmans as a group.

Except as noted below, each holder has sole voting and investment power with respect to shares of Stockmans common stock listed as owned by such person or entity.

Beneficial Owner	Class of Stock	Amount Beneficially Owned		Percentage of Class Owned
George Beitzel, Director	Common	15,000.0000	(1)	1.66%
James R. Chance, Director	Common	39,425.1395		4.36%
Mike Guttridge, Director	Common	32,074.0000		3.55%
Anthony Machado, Director	Common	31,520.1335	(2)	3.49%
Neil Rogers, Director	Common	34,339.0000		3.80%
Gary Wright, Director, President and CEO	Common	58,550.0000	(3)	6.48%
Todd DeVoogd, CFO	Common	—		*
Jon Blackstad, Executive Vice President/COO	Common	12,229.3085		1.35%
Jack Dalton, Executive Vice President/CCO	Common	17,436.0000		1.92%
All Directors and Executive Officers as a group (9 persons)	Common	240,573.5815	(1-3)	26.62%

*
Represents less than one percent

(1)
Includes (i) 10,000 shares held by The Beitzel Family Trust, (ii) 2,500 shares held by Eric & Julia Beitzel and (iii) 2,500 shares held by Sheldon Beitzel.

(2)
Includes 3,705 shares held by Mr. Machado's immediate family, Douglas and Troy Machado.

(3)
Includes (i) 39,326 shares held by Mr. Wright individually, (ii) 16,824 shares held by The Wright Revocable Trust and (iii) 2,400 shares held by Mallory Wright.

Proxy Solicitation

        The accompanying Stockmans proxy is being solicited by Stockmans' board of directors. Stockmans will bear the cost of soliciting proxies. In addition to using the mail, proxies may be solicited by personal contact, telephone and electronic communication. Officers and other employees or agents of Stockmans and Stockmans Bank, acting on Stockmans' behalf, may solicit proxies personally. No payment will be made to any of the officers, directors or employees of Stockmans or Stockmans Bank in connection with solicitation or proxies.

POSSIBLE ADJOURNMENT OF THE SPECIAL MEETINGS

        If either PremierWest or Stockmans fails to receive a sufficient number of votes to approve the special meeting proposals, each company may propose to adjourn its respective special meeting, if a quorum is present, for a period of not more than 120 days in the case of PremierWest, and not more than 45 days in the case of Stockmans, for the purpose of soliciting additional proxies to approve the proposals. Neither company currently intends to propose adjournment at the special meeting if there are sufficient votes to approve the proposals. If a proposal to adjourn either special meeting for the purpose of soliciting additional proxies is submitted to shareholders for approval, such approval requires the affirmative vote of holders of a majority of the outstanding shares of the respective company's common stock present in person or represented by proxy at the special meeting and entitled to vote on that proposal.

        The PremierWest board of directors unanimously recommends that PremierWest's shareholders vote FOR the proposal to adjourn the special meeting, if necessary and if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the merger proposal.

        The Stockmans board of directors unanimously recommends that Stockmans' shareholders vote FOR the proposal to adjourn the special meeting, if necessary and if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the merger proposal.

THE MERGER

        The following description of the merger is not complete and is qualified in its entirety by reference to the merger agreement attached as Appendix A and the plan of merger attached as Appendix B. We urge you to carefully read the merger agreement and the plan of merger.

General

        PremierWest, PremierWest Bank, Stockmans and Stockmans Bank have entered into an Agreement and Plan of Reorganization dated October 19, 2007. The Agreement and Plan of Reorganization is generally referred to as the merger agreement in this document. The merger of PremierWest and Stockmans will be effected pursuant to a plan of merger for purposes of Oregon law.

        Subject to the terms and conditions of the merger agreement, and in accordance with Oregon law, when the merger becomes effective, Stockmans will merge with and into PremierWest. PremierWest will be the surviving corporation, and the separate corporate existence of Stockmans will cease upon completion of the merger. Immediately after the merger of Stockmans into PremierWest, Stockmans Bank will merge with and into PremierWest Bank, with PremierWest Bank surviving the merger.

        In the merger, Stockmans shareholders will be entitled to elect to receive cash, PremierWest common stock, or a combination of cash and PremierWest common stock, as described below. The merger consideration is subject to possible adjustments. See "—Merger Consideration."

        After completion of the merger, Stockmans shareholders who receive PremierWest common stock in exchange for their Stockmans common stock will own approximately 24% of the combined company. PremierWest's articles of incorporation and bylaws will be the articles of incorporation and bylaws of the combined company. See "COMPARISON OF RIGHTS OF SHAREHOLDERS."

Background of the Merger

        PremierWest Bancorp is the holding company for PremierWest Bank. PremierWest Bank opened its first branch in 1990 (under the name of Bank of Southern Oregon), with the goal of creating a local community bank that would provide a level of customer service and experience that was missing at large banks. Over the years, PremierWest Bank has grown to an asset size of over $1.0 billion, with forty branches, including twenty-three in Southern and Central Oregon and seventeen in Northern California. PremierWest Bank's long-term growth strategy is focused on extending its presence in Southern and Central Oregon and Northern California into fast-growth markets adjacent to existing PremierWest markets. Over the past eight years, PremierWest CEO John Anhorn and COO Rich Hieb have on a regular basis visited with numerous financial institutions in the market areas to discuss possible strategic partnerships aimed at successfully executing PremierWest's long-term growth strategy. At each regular PremierWest board meeting, senior management updates the board on discussions held and potential merger partners in key market areas.

        Stockmans Financial Group, a subchapter S corporation with 51 shareholders, is the holding company for Stockmans Bank, which offers community banking services from five offices in the Sacramento, California area. On October 25, 1933 several commercial livestock operators organized the California Livestock Production Credit Association ("CLPCA") in San Francisco, which engaged primarily in livestock lending throughout the State of California. In 1989 CLPCA began the process to become an FDIC-insured California state-chartered commercial bank. On March 12, 1991, Stockmans Bank of Commerce opened and in 1997, the Bank changed its name to Stockmans Bank. Stockmans Bank is headquartered in Elk Grove, California, and at September 30, 2007, had total assets of $377.9 million.

        During the normal course of its business, Stockmans board of directors and senior management periodically review and assess strategic options. Consistent with its fiduciary obligations to its shareholders, Stockmans has considered several options to grow and enhance Stockmans Bank's business. Discussions have included analyses of the financial institution merger market on a national and regional basis, the potential value of the Stockmans franchise based on current merger market fundamentals and the potential market value of Stockmans common stock assuming the execution of its current business plan under various scenarios.

        In June 2005, Stockmans board of directors received a confidential non-binding letter of intent from a financial institution proposing a merger. After initial discussions, the parties decided not to pursue the transaction. During the process of analyzing the offer, the board of directors discussed limitations on Stockmans franchise value, including the small branch network and small asset size of Stockmans Bank.

        The board decided to take steps in an effort to provide additional liquidity to Stockmans shareholders and mitigate some of the bank's competitive disadvantages in the marketplace. In August 2005, Stockmans completed an offering of $15,000,000 in trust preferred securities. Stockmans contributed a portion of the funds raised to Stockmans Bank, which increased its legal lending limits. Stockmans also used the funds to repurchase shares of common stock at $85 per share in late 2005. Both of these steps addressed some of the issues facing Stockmans and its shareholders, but, with the increasing level of competition, continuing industry consolidation, regulatory burden and related costs, and other developments in the financial services industry, Stockmans continued to explore the possibilities and advantages of finding a suitable merger partner.

        At a quarterly Stockmans shareholder meeting in October 2006, a group of shareholders discussed their average age and the board's long-term plans for Stockmans Bank. The board of directors recognized that many shareholders had a significant portion of their net worth in Stockmans common stock. During that meeting Stockmans management also discussed with shareholders the changing local Sacramento market, competition in the industry and the impact of the number of new financial institutions being chartered in the area.

        During the second quarter of 2007, the Stockmans Executive Committee met to discuss Stockmans Bank's strategic position in the Sacramento market and long-term plans, including potential merger partners. The Executive Committee discussed the key characteristics that would be required of any potential merger partner. Gary Wright, Stockmans President and Chief Executive Officer, began working to identify potential merger partners that fit the Executive Committee's guidelines. In May 2007, Mr. Wright met with Gary Steven Findley, an attorney and strategic advisor specializing in financial institutions, to discuss potential merger partners meeting the Executive Committee's guidelines. Mr. Findley helped identify potential merger partners and Mr. Wright began to meet with executives of these institutions.

        During the week of July 9, 2007, Mr. Findley contacted Mr. Anhorn to indicate that Stockmans might be interested in discussing the future of Stockmans and PremierWest and the possibility of a strategic business combination. The following week, Mr. Anhorn and Mr. Hieb contacted Mr. Wright and set a time to meet. At a July 16 meeting of the PremierWest Executive Committee, consisting of Chairman John Duke, directors Pat Huycke, James Patterson and Brian Pargeter, and Mr. Anhorn, Mr. Hieb, President and director James Ford and Chief Financial Officer Tom Anderson, Mr. Anhorn and Mr. Hieb provided an update of recent discussions including the possible interest by Stockmans in pursuing a merger discussion.

        Mr. Wright met with Mr. Anhorn and Mr. Hieb again on July 25, 2007 in Sacramento and discussed Stockmans' desired characteristics in a merger partner. Mr. Anhorn presented an overview of PremierWest's financial performance and long-term strategy and Mr. Wright provided PremierWest with Stockmans financial results through June 30, 2007.

        At PremierWest's July 26, 2007 regularly scheduled board meeting, Mr. Anhorn updated the board on discussions with Mr. Wright and the board of directors authorized the engagement of D.A. Davidson & Co., or "Davidson," to assist with the possible strategic combination with Stockmans.

        Following the initial meeting with Mr. Wright, PremierWest, along with Davidson, analyzed Stockmans financials and created an acquisition model and a preliminary consideration level at which PremierWest would be interested in pursuing a merger transaction. Mr. Anhorn and Mr. Hieb presented PremierWest's initial level of interest to Mr. Wright on August 10, 2007. Mr. Wright indicated that the consideration level was not in the range that would be acceptable to the Stockmans board of directors and provided PremierWest with Stockmans financials for the month of July and projected earnings for 2007. Mr. Anhorn and Mr. Hieb decided to review the additional financial information and determine whether a revised offer was appropriate.

        Mr. Anhorn updated the PremierWest Executive Committee on the status of negotiations at an August 20, 2007 meeting. PremierWest senior management met with Davidson representatives to review the acquisition model and the additional financial information and drafted a letter of intent with an offer of $91.1 million, or $100.80 per share of Stockmans common stock, based on an assumed value of PremierWest common stock of $13.00 per share and payment of the merger consideration 75% in PremierWest common stock and 25% in cash.

        On August 28, 2007, Mr. Anhorn, Mr. Hieb and John Duke, Chairman of PremierWest, met with Mr. Wright, toured the Stockmans market area and presented a confidentiality agreement and the non-binding letter of intent to Mr. Wright. Mr. Wright executed the confidentiality agreement and indicated he would present the merger proposal to the Stockmans board of directors.

        On September 5, 2007, the Stockmans board of directors and senior management met and discussed the letter of intent. The directors reviewed the terms of the merger proposal and an acquisition model. The board discussed the impact of the merger on Stockmans customers and employees, and reviewed recent trends in community bank stocks, and Stockmans Bank's earnings potential, asset growth and credit quality. Mr. Wright reviewed with the board the range of PremierWest trading prices over the prior month and the price at which PremierWest had recently repurchased shares of its common stock. The board of directors decided to present a counteroffer to PremierWest with a $91.1 million purchase price, but based on an assumed market value of PremierWest common stock of $12.75 instead of $13.00, resulting in approximately 5.357 million shares of PremierWest common stock being issued instead of 5.254 million. The board also approved price protection provisions if PremierWest's common stock were to drop below $11.50 per share or above $14.00 per share over a measuring period leading up to closing of the proposed merger.

        On September 6, 2007, Mr. Wright communicated Stockmans counteroffer to Mr. Anhorn. Mr. Anhorn discussed the counteroffer with senior management, Mr. Duke and Davidson. In the afternoon of September 6, Mr. Anhorn responded to Mr. Wright that PremierWest would accept the revisions to the letter of intent.

        On September 7, 2007, the parties executed a term sheet that embodied the proposed merger consideration and other principal terms of the merger. During the period from execution of the terms sheet through October 17, 2007, Stockmans and PremierWest, and their respective advisors, conducted due diligence, including PremierWest's review of Stockmans loan files during the week of September 24.

        Following execution of the term sheet, Foster Pepper LLP, PremierWest's legal counsel, commenced drafting definitive documentation with respect to the proposed merger and the parties negotiated the terms of the definitive Agreement and Plan of Reorganization. On September 18, 2007, PremierWest provided a draft Agreement and Plan of Reorganization to Stockmans and its counsel, Gary Steven Findley. PremierWest and Stockmans, and their respective advisors, continued to negotiate the terms of a transaction between the two parties, including the terms of the draft definitive agreement.

        On September 24, 2007, PremierWest presented proposed terms of employment to Jon Blackstad, Stockmans' Senior Vice President, John Dalton, Stockmans' Senior Vice President, and Todd DeVoogd, Stockmans' Chief Financial Officer. The Stockmans officers executed term sheets on September 28, 2007, and Foster Pepper began drafting employment agreements for the three Stockmans executives.

        On October 1, 2007, representatives of Foster Pepper and Gary Steven Findley discussed the initial draft of the definitive agreement and negotiated terms of the definitive agreement. On October 2, 2007, Foster Pepper discussed the proposed revisions to the definitive agreement with PremierWest senior management and on October 3, 2007, Foster Pepper distributed a revised draft of the definitive agreement to Stockmans and Mr. Findley. During the week of October 8, 2007, Foster Pepper distributed three executive employment agreements and the parties continued to negotiate the terms of employment.

        On October 11, 2007, Mr. Wright met with representatives of Howe Barnes Hoefer & Arnett, Inc. or "Howe Barnes," to discuss the financial aspects of the transaction. A representative of Howe Barnes traveled to PremierWest's headquarters to conduct on-site due diligence of PremierWest's financial condition.

        The parties agreed on the terms of the definitive agreement, the related plans of merger, director agreements and executive employment agreements the week of October 15, 2007.

        On October 18, 2007, PremierWest's board of directors held a special meeting to consider the proposed merger with Stockmans. Management updated the board on the results of their due diligence investigation and their analysis of the proposed merger. Representatives of Foster Pepper and Davidson attended the meeting. Representatives of Foster Pepper reviewed in detail the then-current draft of the Agreement and Plan of Reorganization and the board's fiduciary duties in making a decision on the merger proposal. Representatives of Davidson presented a thorough analysis of the proposed transaction with Stockmans and delivered Davidson's opinion, confirmed in writing as of the same day, that, as of October 18, 2007, the consideration to be paid by PremierWest to Stockmans shareholders as provided in the merger agreement was fair and equitable to PremierWest shareholders from a financial point of view. The board discussed and reviewed, among other things, the transaction structure, PremierWest's growth strategy, the merger consideration for shareholders of Stockmans, termination provisions, tangible equity capital targets set for Stockmans and timing of events. After asking questions of and receiving answers from PremierWest's financial and legal advisors, the board considered the factors they deemed relevant to the proposal including, among others, the opinion of Davidson, before voting unanimously to approve the merger and to present the merger to PremierWest shareholders with a recommendation that PremierWest's shareholders approve the merger agreement.

        On October 19, 2007, Stockmans' board of directors met to consider approval of the merger with PremierWest. Gary Steven Findley, legal counsel, and representatives of Howe Barnes attended the meeting. Mr. Findley again reviewed with the board its fiduciary duties, following which he and management reviewed with the board the proposed terms of the transaction with PremierWest and of the merger related agreements, including the proposed executive employment agreements and director non-compete, non-solicitation and voting agreements. The representatives of Howe Barnes then made a presentation to the board regarding the proposed transaction with PremierWest and delivered to the Stockmans board its opinion, subsequently confirmed in writing as of that same date, that, as of that date, and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the merger consideration was fair, from a financial point of view, to Stockmans' shareholders. The board of directors discussed, among other things, their fiduciary duty to Stockmans shareholders, the terms of the definitive agreement, the form of consideration to be received by the shareholders, the termination fee, the stock price of PremierWest and its dividend history, and the implications to

Stockmans, its shareholders, employees and customers. Also discussed were the reasons for completing the merger and the implications to Stockmans if the company continued without merging with PremierWest. Based on all relevant factors they considered material, including, among other things, the opinion of Howe Barnes, the board of directors unanimously approved the merger and the definitive agreements and determined that the merger is fair to and in the best interests of Stockmans and its shareholders and determined to recommend that the shareholders of Stockmans approve the principal terms of the merger agreement.

        After the close of business on October 19, 2007, Stockmans and PremierWest exchanged signature pages to the merger agreement and related documents. On the following business day, October 22, the parties issued a joint press release announcing the execution of the merger agreement.

PremierWest's Reasons for the Merger

        In the course of reaching its decision to approve the merger agreement, PremierWest's board of directors considered and reviewed with senior management and outside financial and legal advisors a significant amount of information and factors relevant to the merger, including its strategic plan. PremierWest's board of directors determined that the merger would advance PremierWest's strategic plan and that the proposed merger is in the best interests of PremierWest and its shareholders. PremierWest's board of directors also considered the following potentially positive factors in its deliberations:

  •
  Growth Strategy.  The effectiveness of the merger in implementing PremierWest's growth strategy. The board recognized in the merger the ability for PremierWest to expand its presence in the large, growing Sacramento metropolitan area, where it only has two branches. According to FDIC data as of June 30, 2007, PremierWest would move from 38th to 14th in deposit market share in the Sacramento area upon completion of the merger.

  •
  Fairness Opinion.  Davidson's opinion, which is attached as Appendix C, that the terms of the merger, as set forth in the merger agreement, are fair from a financial point of view to PremierWest's shareholders.

  •
  Compatibility.  The compatibility of corporate goals and the respective contributions the parties would bring to a combined institution. The board noted the similar banking philosophies of the management and employees of both institutions.

  •
  Strength of Stockmans Organization.  Management's due diligence review of Stockmans, including the business, operations, earnings, asset quality, financial condition, and corporate culture of Stockmans. These reviews generally found Stockmans to be financially sound, well capitalized and well managed.

  •
  Pro Forma Balance Sheet.  The pro forma combined balance sheet as of September 30, 2007, which indicates PremierWest's reliance on non-core funding would be reduced and PremierWest's loan to deposit ratio reduced from 108.21% to 98.06%.

  •
  Credit Quality.  Stockmans credit quality over the last five years, and a favorable review during due diligence of Stockmans loan files.

  •
  Products and Services.  The complementary customer bases, products and services of PremierWest and Stockmans could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across the combined company.

  •
  Combined Entity Cost Savings.  The possible synergies that could be recognized as the combined organization could reduce aggregate expenses that PremierWest and Stockmans incur in areas such as salaries and benefits, professional and outside service fees, and communications expense.

  •
  Experienced Management.  The proposed board and management arrangements which would position the combined company with strong leadership and experienced operating management. The top four executives, each of whom has committed to PremierWest, have 96 total years of banking experience.

  •
  Commitment of Stockmans Management.  The execution of employment agreements by Stockmans Senior Vice President and Chief Operating Officer Jon Blackstad, Senior Vice President and Chief Credit Officer John Dalton, and Vice President and Chief Financial Officer Todd DeVoogd. In addition, Mr. Wright will join the PremierWest board of directors. The board considered the commitment of the three senior executives and Mr. Wright as an indication that the integration process would be successful and their presence would help assure continuity of leadership and management in the operation of the combined company.

  •
  Support of Stockmans Board.  The board viewed the commitment of Stockmans directors to support the merger as an indication that the merger would likely be consummated. The execution by each Stockmans director, including Mr. Wright, of agreements to refrain from soliciting customers and employees away from PremierWest and from competing with PremierWest following the merger, including without limitation the agreement to refrain from starting a new bank or joining the board of directors of a competing financial services company.

  •
  Tax-Free Reorganization.  The tax effects of the merger. The board considered that the merger would qualify as a tax-free corporate reorganization and therefore be entitled to favorable tax treatment for the parties to the merger.

        The foregoing discussion of the factors considered by the PremierWest board of directors is not intended to be exhaustive or to prioritize factors considered by the board. It is intended to summarize the material factors considered by the board. PremierWest's board of directors did not assign any specific or relative weight to the information it reviewed in the course of its consideration.

        After carefully evaluating the above factors, PremierWest's board of directors has determined that the merger is fair to and in the best interests of PremierWest and its shareholders. PremierWest's board of directors unanimously recommends that shareholders vote FOR approval of the merger proposal.

Stockmans' Reasons for the Merger

        Stockmans' board of directors believes that the terms of the merger agreement are fair and in the best interests of Stockmans and its shareholders. In reaching a decision on the merger agreement, Stockmans' board consulted with legal and financial advisors, as well as with its senior management. The Stockmans board believes that, in addition to providing an attractive return for Stockmans shareholders, the proposed merger will have long-term benefits for Stockmans shareholders, customers and employees. A key consideration in the board's approval is that it believes that the merger will provide an immediate return to shareholders in the form of consideration chosen by the individual shareholder; cash, an investment in a stock with strong performance and recent dividend history, or a combination thereof. Additionally, Stockmans' president and CEO will continue as a director of PremierWest and PremierWest Bank and Stockmans senior executives will continue on with the combined company under employment agreements with PremierWest. This continued board and senior management involvement was deemed to be a significant factor, as approximately 75% of the merger consideration value will be in the form of PremierWest common stock.

        In determining to proceed with the proposed merger, Stockmans' board took into account the factors mentioned above and other considerations, including the following:

  •
  Fairness Opinion.  Howe Barnes' opinion, which is attached as Appendix D, that the terms of the merger, as set forth in the merger agreement, are fair from a financial point of view to Stockmans shareholders.

  •
  Merger Consideration.  Stockmans shareholders will have the ability, within certain parameters, to individually select their desired form of consideration (cash, PremierWest common stock, or a combination thereof), and Stockmans shareholders will have the opportunity to receive a significant premium over the price at which Stockmans shares traded shortly prior to the announcement of the merger. The consideration provided for in the merger agreement represents fair consideration.

  •
  Merger Agreement.  The terms of the merger agreement and other documents to be executed in connection with the merger, including the closing conditions and termination rights, are fair.

  •
  Competitive Environment.  The current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing financial institutions generally. The consolidation occurring in the banking industry and the increased competition from other financial institutions in California.

  •
  Compatability.  The similarity of cultures and other attributes of Stockmans and PremierWest.

  •
  Review of Alternatives.  The board of director's review, with its legal and financial advisors, of alternatives to the merger, the range and possible value to Stockmans shareholders obtainable through such alternatives and the timing and likelihood of the alternatives.

  •
  Cash Dividend.  While there can be no assurance this practice will continue, PremierWest has adopted a quarterly cash dividend program.

  •
  Strength of PremierWest Organization.  The due diligence reviews of PremierWest's business, operations, financial condition, asset quality and corporate culture found PremierWest to be well operated, well capitalized and financially sound, and the board believes these characteristics will support continued enhancement of shareholder value.

  •
  Future Prospects.  Stockmans' board of directors believes that the potential performance of the combined company on a prospective and pro forma basis will be stronger than the prospective performance of Stockmans if it were to continue as an independent entity.

  •
  Cost Savings and Operating Efficiencies.  It is anticipated that the combined organization will realize cost savings by, among other things, eliminating the costs of maintaining separate corporate offices and data processing functions and reducing other holding company and bank expenses. The capacities of PremierWest and Stockmans for enhanced operating efficiencies.

  •
  Geographic Markets.  PremierWest and Stockmans operate in different, but contiguous geographic markets with minimal overlap in financial centers, which Stockmans believes to present a desirable strategic opportunity for expansion.

  •
  Products and Services.  Stockmans Bank customers will be offered new products and services. In addition, the combined company will have significantly higher lending limits than Stockmans Bank currently has, resulting in more flexibility and opportunities for both existing and potential borrowing customers.

  •
  Liquidity.  There is no market for Stockmans common stock and none is expected to develop. PremierWest is traded on the Nasdaq Capital Market. In addition, the combined company will have increased market capitalization, which may result in increased interest in PremierWest stock from market professionals which, in turn, may result in improved liquidity for shareholders.

  •
  Employee Matters.  No layoffs are currently anticipated, and the Stockmans board believes that opportunities for employee advancement will be expanded for Stockmans employees.

  •
  Board Representation.  PremierWest has agreed to appoint Gary Wright to the boards of PremierWest and PremierWest Bank, thereby providing Stockmans shareholders with representation in the continuing company.

  •
  Integration of Operations.  PremierWest has a history of completing mergers successfully, including mergers in 2001 and 2004 with Northern California based institutions. The Stockmans board believes that operational integration will be handled smoothly and sensitively.

        The foregoing discussion of the information considered by the Stockmans board of directors is not intended to be exhaustive or to prioritize factors considered by the Stockmans board. It is intended to summarize the material factors considered by the Stockmans board. Stockmans' board did not assign any relative weight to these factors in coming to its conclusion to approve the agreement and plan of merger with PremierWest.

        After carefully evaluating the above factors, Stockmans' board of directors has determined that the merger is fair to and in the best interests of Stockmans and its shareholders. Stockmans' board of directors unanimously recommends that Stockmans' shareholders vote FOR approval of the principal terms of the merger.

Opinion of PremierWest's Financial Advisor

        The full text of D.A. Davidson & Co.'s written opinion is attached as Appendix C to this document and is incorporated herein by reference. PremierWest shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Davidson.

        PremierWest's board of directors retained D.A. Davidson & Co. ("Davidson") on July 26, 2007 on an exclusive basis, to provide financial advisory services in connection with the rendering of a fairness opinion regarding a potential acquisition of Stockmans. Davidson, as part of its investment banking business, is engaged in the valuation of banking and other businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. PremierWest's board of directors retained Davidson based upon its reputation and experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions generally.

        On October 18, 2007, Davidson presented its fairness opinion to the PremierWest board of directors at the meeting during which the directors considered and approved the merger agreement. The Davidson fairness opinion stated that, as of the date of the most recent review of the merger agreement prior to the meeting, the merger consideration to be paid to Stockmans pursuant to the merger agreement is fair from a financial point of view to the holders of PremierWest common stock. Davidson has confirmed its October 18 opinion by delivering to the PremierWest board a written opinion dated as of the date of this document.

        Davidson's opinion is directed to the PremierWest board of directors and addresses only the merger consideration specified in the merger agreement. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any shareholder as to how the shareholder should vote at the special meeting of shareholders with respect to the merger.

Summary of Financial Terms of Proposed Merger

        Davidson reviewed the financial terms of the proposed transaction. PremierWest will pay total consideration to Stockmans of approximately $22.8 million in cash and issue 5,357,426 shares of PremierWest's stock. The amount of cash payable in the total consideration may increase or decrease pursuant to the pricing protection clauses referenced in the merger agreement in Section 11.1(e) and Section 11.1(h). Davidson calculated a total merger consideration of $91.1 million, based on a PremierWest stock price of $12.75. Stockmans shareholders will have the option to elect to receive all cash, all stock, or a combination of cash and stock equal to a mixture pursuant to the election clauses referenced in the merger agreement in Section 2.2.

        Davidson calculated the following ratios based upon the implied transaction value of $91.1 million to common shareholders and Stockmans' September 30, 2007 financial information. Last twelve months earnings ("LTM Earnings") are for the twelve months ended September 30, 2007 and were tax affected at 38.25% due to Stockmans' Sub-Chapter S status.

        Implied value to common shareholders:

•	Price / Book Value	253.13%
•	Price / Tangible Book Value	253.13%
•	Price / Tax Affected LTM Earnings	16.6	x
•	Premium over Tang. Book / Core Deposits	31.81%
•	Price / Assets	24.10%

Review Procedures

        In connection with providing its opinion, Davidson reviewed, analyzed and considered:

  •
  the merger agreement;

  •
  certain publicly available financial statements and regulatory information concerning PremierWest and Stockmans, including research analyst reports on PremierWest;

  •
  certain internal financial statements and other financial and operating data of PremierWest and Stockmans provided to us by managements of PremierWest and Stockmans;

  •
  the past and current operations, financial condition, and future prospects of PremierWest and Stockmans, as discussed with executive management of each;

  •
  financial terms, to the extent available, of certain other bank merger and acquisition transactions;

  •
  pro forma impact of the merger on the combined company's earnings per share, capitalization, and financial ratios;

  •
  other analyses and reviews, as it deemed appropriate.

        In connection with its review, Davidson relied upon and assumed the accuracy and completeness of all of the information listed above that was provided to us or obtained through publicly available sources. Davidson did not assume any responsibility for independent verification of the information. Davidson assumed that the assumptions and estimates of both managements used to build their forecasts were reasonably prepared, reflecting the best currently available estimates and judgments of the future financial performance of PremierWest and Stockmans, and Davidson did not independently verify the validity of the assumptions.

        Davidson did not make any independent evaluation or appraisal of the assets and liabilities of PremierWest or Stockmans, nor was Davidson furnished with any appraisals. Davidson did not examine individual loan files PremierWest or Stockmans. Davidson is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for loan losses and assumed that these allowances are, in the aggregate, adequate to cover future losses.

        Davidson's opinion is predicated on the merger receiving the tax and accounting treatment contemplated in the merger agreement. Davidson provided its opinion without regard to the necessity for, or level of, any restrictions, obligations, undertakings or other actions, which may be imposed or required in the course of obtaining regulatory approval for the merger. Davidson's opinion is necessarily based upon economic, market and other conditions, and on the information made available to Davidson. No limitations were imposed on Davidson regarding the scope of its investigation or otherwise by PremierWest or Stockmans.

Valuation Methods

        In connection with providing its opinion, Davidson performed a variety of financial analyses, including those summarized in the following sub-sections. The information provided in these sections is not a complete description of the analyses that it used in reaching its opinion. Preparation of a fairness opinion involves various determinations and judgments as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances.

        While Davidson provided the Board with the results of the various analyses that follow, Davidson believes that all of its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by the analyses, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, or including other discrete analyses or factors could create an incomplete view of the evaluation process underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary descriptions. With respect to the bank acquisition transaction analysis, no transaction utilized as a comparison is identical to PremierWest, Stockmans, or the merger, and such analyses necessarily involve complex considerations concerning the differences in financial characteristics of the companies and other factors that could affect the acquisition values of the companies concerned.

        In performing its analyses, Davidson made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PremierWest, Stockmans, the combined company and Davidson.

        The following are the summary analyses presented by Davidson to PremierWest's Board of Directors on October 18, 2007:

  •
  Analysis of Bank Acquisition Transactions

  •
  Discounted Cash Flow

        The following table summarizes the material valuation methodologies and range of values used to support the fairness conclusion:

Methodology	Implied Valuation of Stockmans Using Each Analysis
Bank Acquisition Transactions
California Merger Group	$93.1 Million
Western U.S. Merger Group	$98.0 Million
Western U.S. Profitability Parameters Merger Group	$104.0 Million
Nationwide Merger Group	$98.0 Million
Discounted Cash Flow Analysis	$93.8 Million

Analysis of Bank Acquisition Transactions

        As part of its analysis, Davidson reviewed four groups of comparable transactions. The first peer group included transactions in California involving target banks that had total assets between $100 million and $1 billion which have occurred or have been publicly announced since January 1, 2005 (the "California Merger Group"). The California Merger Group included only transactions with consideration in the form of stock or a mixture of stock and cash. This California Merger Group consisted of the following 17 transactions:

Buyer	Seller
Heritage Oaks Bancorp (CA)	Business First National Bank (CA)
East West Bancorp Inc. (CA)	Desert Community Bank (CA)
Sterling Financial Corp. (WA)	North Valley Bancorp (CA)
1st Pacific Bancorp (CA)	Landmark National Bank (CA)
CVB Financial Corp. (CA)	First Coastal Bancshares (CA)
Heritage Commerce Corp (CA)	Diablo Valley Bank (CA)
Belvedere Capital Partners II (CA)	Professional Bus. Bank (CA)
Umpqua Holdings Corp. (OR)	North Bay Bancorp (CA)
First Republic Bank (CA)	BWC Financial Corp. (CA)
First Community Bancorp (CA)	Community Bancorp Inc. (CA)
Placer Sierra Bancshares (CA)	Southwest Community Bancorp (CA)
East West Bancorp, Inc. (CA)	Standard FSB (CA)
First Community Bancorp (CA)	Foothill Independent Bancorp (CA)
Commercial Capital Bancorp (CA)	CalNet Business Bank NA (CA)
East West Bancorp Inc. (CA)	United National Bank (CA)
First Community Bancorp (CA)	Pacific Liberty Bank (CA)
Community Bancorp Inc. (CA)	Rancho Bernardo Community Bk (CA)

        Davidson also reviewed comparable mergers involving target banks in the western United States that had total assets between $200 million and $600 million which have occurred or have been publicly announced since January 1, 2006 (the "Western U.S. Merger Group"). The Western U.S. Merger

Group included only transactions with consideration in the form of stock or stock and cash. This Western U.S. Merger Group consisted of the following 15 transactions:

Buyer	Seller
Frontier Financial Corp. (WA)	Bank of Salem (OR)
East West Bancorp Inc. (CA)	Desert Community Bank (CA)
Columbia Banking System Inc. (WA)	Mountain Bank Holding Co. (WA)
Boston Private Financial (MA)	Charter Financial Corporation (WA)
CVB Financial Corp. (CA)	First Coastal Bancshares (CA)
Heritage Commerce Corp. (CA)	Diablo Valley Bank (CA)
Western Alliance Bancorp (NV)	First Independent Capital—NV (NV)
Banner Corp. (WA)	F&M Bank (WA)
U.S. Bancorp (MN)	United Financial Corp. (MT)
City National Corp. (CA)	Business Bank Corporation (NV)
AmericanWest Bancorp. (WA)	Far West Bancorporation (UT)
Community Bancorp (NV)	Valley Bancorp (NV)
First Republic Bank (CA)	BWC Financial Corp. (CA)
Glacier Bancorp Inc. (MT)	Citizens Development Co. (MT)
Sterling Financial Corp. (WA)	Lynnwood Financial Group (WA)

        Davidson also reviewed comparable mergers involving target banks in the western United States that had total assets between $200 million and $600 million, ROAA between 1.0% and 2.0%, and ROAE between 10.0% and 20.0%, and which have occurred or have been publicly announced since January 1, 2006 (the "Western U.S. Profitability Parameters Merger Group"). The Western U.S. Profitability Parameters Merger Group included only transactions with consideration in the form of stock or stock and cash. This Western U.S. Profitability Parameters Merger Group consisted of the following 9 transactions:

Buyer	Seller
East West Bancorp Inc. (CA)	Desert Community Bank (CA)
Columbia Banking System Inc. (WA)	Mountain Bank Holding Co. (WA)
Boston Private Financial (MA)	Charter Financial Corporation (WA)
Western Alliance Bancorp (NV)	First Independent Capital—NV (NV)
U.S. Bancorp (MN)	United Financial Corp. (MT)
City National Corp. (CA)	Business Bank Corporation (NV)
Community Bancorp (NV)	Valley Bancorp (NV)
First Republic Bank (CA)	BWC Financial Corp. (CA)
Glacier Bancorp Inc. (MT)	Citizens Development Co. (MT)

        In addition, Davidson also reviewed transaction history of comparable mergers involving target banks in the United States that had total assets between $250 million and $500 million which have occurred or have been publicly announced since January 1, 2007 (the "Nationwide Merger Group").

The Nationwide Merger Group included only transactions with consideration in the form of stock or stock and cash. This Nationwide Merger Group consisted of the following 13 transactions:

Buyer	Seller
First Defiance Financial (OH)	Pavilion Bancorp Inc. (MI)
Cape Savings Bank (NJ)	Boardwalk Bancorp Inc. (NJ)
First Citizens Banc Corp. (OH)	Future Banc Corp. (OH)
Chittenden Corp. (VT)	Community Bank & Trust Co. (NH)
Harleysville National Corp. (PA)	East Penn Financial Corp. (PA)
Berkshire Hills Bancorp Inc. (MA)	Factory Point Bancorp Inc. (VT)
Summit Financial Group Inc. (WV)	Greater Atlantic Financial (VA)
Bank of the Carolinas Corp. (NC)	Randolph Bank & Trust Company (NC)
Boston Private Financial (MA)	Charter Financial Corporation (WA)
Chittenden Corp. (VT)	Merrill Merchants Bancshares (ME)
Superior Bancorp (AL)	People's Community Bancshares (FL)
Associated Banc-Corp (WI)	Charter 95 Corporation (MN)
UCBH Holdings Inc. (CA)	CAB Holding LLC (DE)

        Davidson calculated the medians of the following relevant transaction ratios in the California Merger Group, the Western U.S. Merger Group, the Western U.S. Profitability Parameters Merger Group and the Nationwide Merger Group: the multiple of the offer value to the acquired company's tax affected earnings for the twelve months preceding the announcement date of the transaction; the multiple of the offer value to the acquired company's book value; the multiple of the offer value to the acquired company's tangible book value; and the tangible book value premium to core deposits. Davidson compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at $91.1 million. In calculating the multiples for the merger, Davidson used Stockmans financial information as of September 30, 2007. LTM Earnings are for the twelve months ended September 30, 2007 and were tax affected at 38.25% due to Stockmans' Sub-Chapter S status. The results of this analysis are as follows:

	Implied Value ($mm)	Price / Taxed LTM Earnings		Price / Book Value	Price / Tangible Book Value	Core Deposit Premium
Stockmans	$91.1	16.6	x	253.1%	253.1%	31.8%
California Merger Group	$93.1	20.3	x	249.9%	264.6%	23.2%
Western US Merger Group	$98.0	22.0	x	258.8%	298.9%	25.5%
Western US Profitability Parameters Merger Group	$104.0	22.0	x	298.9%	298.9%	25.5%
Nationwide Merger Group	$98.0	21.9	x	270.0%	277.8%	22.4%

Discounted Cash Flow Analysis

        Davidson estimated the present value of all shares of Stockmans' common stock by estimating the value of Stockmans' future earnings stream beginning in 2008. Reflecting Stockmans' internal projections and Davidson estimates, Davidson assumed net income in 2008, 2009, 2010, 2011 and 2012 of $5.9 million, $6.5 million, $7.2 million, $7.9 million, and $8.7 million, respectively. The present value of these earnings was calculated based on a range of discount rates between 11.0% and 14.0%. In order to derive the terminal value of Stockmans' earnings stream beyond 2012, Davidson used the median terminal value from the Nationwide Merger Group of 21.9x, and applied it to Stockmans' projected free cash flows in 2012. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Stockmans' common stock. This analysis and its underlying assumptions yielded a range of value for all the shares of Stockmans' stock of approximately $78.7 million (at a 14.0% discount rate and a 19.9x terminal multiple) to $111.0 million (at a 11.0% discount rate and a 23.9x terminal multiple) with a midpoint of $93.8 million (using a 12.5% discount rate and a 21.9x terminal multiple), compared to total merger consideration of $91.1 million.

Relationship of Davidson to PremierWest

        Davidson has received a fee for rendering a fairness opinion and will receive a success fee based on a percentage of the consideration paid in connection with the merger upon consummation of the transaction. In addition to its fees and regardless of whether the merger is consummated, PremierWest has agreed to reimburse Davidson for its reasonable out-of-pocket expenses and to indemnify Davidson against certain claims, losses and expenses arising out of the merger of Davidson's engagement

        Davidson acts as a market maker in PremierWest common stock and publishes a research recommendation on the stock. In the ordinary course of Davidson's business, Davidson and its affiliates may actively trade securities of PremierWest for themselves and for the accounts of customers, and may, therefore, at any time hold a long or short position in the security.

        Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Davidson determined that the transaction consideration was fair from a financial point of view to PremierWest shareholders.

Opinion of Stockmans' Financial Advisor

        The full text of Howe, Barnes, Hoefer & Arnett, Inc.'s written opinion is attached as Appendix D to this document and is incorporated herein by reference. Stockmans shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Howe Barnes.

        Stockmans' board of directors retained Howe, Barnes, Hoefer & Arnett, Inc. ("Howe Barnes") to render financial advisory and investment banking services. Howe Barnes is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with Stockmans and its business. As part of its investment banking activities, Howe Barnes is regularly engaged in the independent valuation of financial institutions and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

        On October 19, 2007, the Stockmans board of directors held a meeting to evaluate the proposed merger with PremierWest. At this meeting, Howe Barnes reviewed the financial aspects of the proposed merger and rendered an oral opinion that the terms of the proposed merger of Stockmans with and into PremierWest were fair, from a financial point of view, to Stockmans shareholders. Based upon this and other information, the Stockmans board of directors unanimously approved the merger agreement on October 19, 2007, at which time Howe Barnes also delivered its written opinion. Howe Barnes has confirmed its October 19 opinion by delivering to the Stockmans board a written opinion dated as of the date of this joint proxy statement/prospectus. The full text of Howe Barnes' opinion is attached as Appendix D to this joint proxy statement/prospectus and should be read in its entirety.

        For purposes of Howe Barnes' opinion and in connection with its review of the proposed transaction, Howe Barnes has, among other things:

  •
  Participated in discussion with representatives of Stockmans and PremierWest concerning each company's financial condition, businesses, assets, earnings, prospects and such senior management's views as to its future financial performance;

  •
  Reviewed the terms of the Agreement;

  •
  Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of Stockmans and PremierWest, including those included in their respective annual reports for the past three years and their respective quarterly reports for the past two years;

  •
  Held discussions with members of senior management of Stockmans and PremierWest regarding financial forecasts and projections of each company, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger;

  •
  Held discussions with members of senior management of Stockmans and PremierWest regarding past and current business operations, regulatory matters, financial condition and future prospects of the respective companies;

  •
  Reviewed reported market prices and historical trading activity of PremierWest common stock;

  •
  Reviewed certain aspects of the financial performance of PremierWest and compared such financial performance of PremierWest, together with stock market data relating to PremierWest common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities;

  •
  Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  •
  Reviewed the potential pro forma impact of the Merger; and

  •
  Conducted such other financial studies, analyses and investigations, as deemed appropriate for purposes of this opinion.

        Howe Barnes has assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to it by Stockmans, PremierWest, and their respective representatives, and of the publicly available information that was reviewed by it. Howe Barnes is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Stockmans and PremierWest are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Howe Barnes was not retained to and it did not conduct a physical inspection of any of the properties or facilities of Stockmans or PremierWest, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Stockmans or PremierWest, was not furnished with any such evaluation or appraisal, and did not review any individual credit files.

        Howe Barnes' opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to it as of, the date hereof. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Stockmans or PremierWest could materially affect the assumptions used in preparing the opinion. Howe Barnes assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived.

        No limitations were imposed by Stockmans' board of directors upon Howe Barnes with respect to the investigations made or procedures followed in rendering its opinion. Howe Barnes' opinion as expressed herein is limited to the fairness, from a financial point of view, of the merger consideration to be paid by PremierWest to holders of Stockmans common stock in the merger and does not address Stockmans' underlying business decision to proceed with the merger. Howe Barnes has been retained on behalf of the board of directors of Stockmans, and its opinion does not constitute a recommendation to any director of Stockmans as to how such director should vote with respect to the merger.

        Howe Barnes relied upon the managements of Stockmans and PremierWest as to the reasonableness of the financial and operating forecasts, and projections (and the assumptions and bases therefore) provided to or reviewed by Howe Barnes, and Howe Barnes assumed that such forecasts and projections reflect the best currently available estimates and judgments of Stockmans and PremierWest management. Stockmans and PremierWest do not publicly disclose internal management forecasts, projections or estimates of the type furnished to or reviewed by Howe Barnes in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the managements of Stockmans or PremierWest, including without limitation to, the general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

        In delivering its opinion to the board of directors of Stockmans, Howe Barnes prepared and delivered to Stockmans' board of directors written materials containing various analyses and other information. The following is a summary of the material financial analyses performed by Howe Barnes in connection with the preparation of its opinion and does not purport to be a complete description of all the analyses performed by Howe Barnes. The summary includes information presented in tabular format, which should be read together with the text that accompanies those tables. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, an opinion is not necessarily susceptible to partial analysis or summary description. Howe Barnes believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. In its analyses, Howe Barnes made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Stockmans, PremierWest and Howe Barnes. Any estimates contained in Howe Barnes' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

Summary of Proposal

        Howe Barnes reviewed the financial terms of the proposed transaction. Subject to the provisions of the agreement, Stockmans will receive cash of $22,769,059 and 5,357,426 shares of PremierWest common stock. Based on a market value of $12.66 per share for PremierWest (the closing price on October 12, 2007), the aggregate transaction value equaled $90,594,072, or $100.27 per share.

Aggregate Transaction Ratios:
Transaction Value to June 30, 2007 Common Book Value	2.63	x
Transaction Value to June 30, 2007 Tangible Common Book Value	2.63	x
Transaction Value to estimated 2007 Tax Adjusted Earnings	17.97	x
Transaction Value to June 30, 2007 Assets	23.93%
Tangible Premium on Core Deposits	32.23%

Analysis of Selected Public Companies

        Howe Barnes used publicly available information to compare selected financial and market trading information for PremierWest with those of a group of comparable publicly traded California, Oregon and Washington banking organizations with total assets between $750 million and $1.75 billion. The companies in PremierWest's peer group were:

Alliance Bancshares California
Bank of Marin Bancorp
Bridge Capital Holdings
Cascade Financial Corporation
Cashmere Valley Financial Corp.
City Bank
Columbia Bancorp
Exchange Bank of Santa Rosa
Farmers & Merchants Bancorp
First California Financial Group
Heritage Commerce Corp

Heritage Financial Corporation
Horizon Financial Corp.
Pacific Continental Corporation
Pacific Mercantile Bancorp
Preferred Bank
RCB Corporation
San Joaquin Bancorp
Sierra Bancorp
Temecula Valley Bancorp Inc.
United Security Bancshares

        To perform this analysis, Howe Barnes used the most recently available data from SNL Financial and pricing data as of October 17, 2007. The following table sets forth the comparative financial and market data:

	PremierWest		Peer Group Median
Total Assets (in millions)	$1,095.8		$1,067.5
Equity/Assets	11.21%		9.01%
Loans/Deposits	105.33%		93.62%
Loan Loss Reserve/Loans	1.16%		1.26%
Return on Average Assets	1.47%		1.46%
Return on Average Equity	12.69%		16.29%
Nonperforming Assets/Assets	0.27%		0.18%
Efficiency Ratio	58.88%		55.39%
Price/Book Value Per Share	1.85	x	1.80	x
Price/Tangible Book Value Per Share	2.27	x	2.02	x
Price/Last 12 Months' Earnings Per Share	15.6	x	14.2	x

Stock Trading History

        Howe Barnes reviewed the closing per share market prices and volumes for PremierWest's common stocks, which is listed for trading on the Nasdaq Capital Market, on a weekly basis from October 12, 2005 to October 12, 2007.

        For the period from October 12, 2005 to October 12, 2007, the adjusted closing price of PremierWest common stock ranged from a low of $11.92 to a high of $16.57. The average adjusted closing price for the period was $13.70, the closing price on October 12, 2007 was $12.66 per share and the average daily trading volume for PremierWest was 26,944 shares.

Analysis of Selected Bank Merger Transactions

        Howe Barnes reviewed certain publicly available information regarding 23 selected merger and acquisition transactions (the "California Transactions") announced from January 1, 2006 to October 12, 2007 involving California banking organizations with total assets under $5 billion. This data was obtained from SNL Financial. The transactions included in the group were (survivor/acquired entity):

  •
  Bank of East Asia, Ltd. / National American Bancorp

  •
  Umpqua Holdings Corporation / Western Sierra Bancorp

  •
  Placer Sierra Bancshares / Southwest Community Bancorp

  •
  Vineyard National Bancorp / Rancho Bank

  •
  First Banks, Inc. / San Diego Community Bank

  •
  First Community Bancorp / Community Bancorp, Inc.

  •
  First Republic Bank / BWC Financial Crop.

  •
  National Mercantile Bancorp / FCB Bancorp

  •
  Industrial Bank of Taiwan / Evertrust Bank

  •
  Sterling Financial Corporation / Northern Empire Bancshares

  •
  United Security Bancshares / Legacy Bank, N.A.

  •
  Rabobank Nederland / Mid-State Bancshares

  •
  Wells Fargo & Company / Placer Sierra Bancshares

  •
  Umpqua Holdings Corporation / North Bay Bancorp

  •
  Belvedere Capital Partners II LLC / Professional Business Bank

  •
  CVB Financial Corp. / First Coastal Bancshares

  •
  Heritage Commerce Corp / Diablo Valley Bank

  •
  1st Pacific Bancorp / Landmark National Bank

  •
  Sterling Financial Corporation / North Valley Bancorp

  •
  East West Bancorp, Inc. / Desert Community Bank

  •
  Heritage Oaks Bancorp / Business First National Bank

  •
  Belvedere Capital Partners II LLC / First Heritage Bank, NA

  •
  Belvedere Capital Partners II LLC / Spectrum Bank

        Howe Barnes reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to earnings, transaction value to assets and tangible book premium to core deposits and calculated high, low, mean and median multiples for the California Transactions. Howe Barnes compared these results with the transaction multiples derived from an aggregate purchase price of $90,594,072. The results of the analysis are set forth in the following table.

	PremierWest/ Stockmans		Median		Average		High		Low
Price/Common Book Value	2.63	x	2.70	x	2.66	x	4.09	x	1.38	x
Price/Tang. Common Book Value	2.63	x	2.97	x	3.14	x	4.84	x	1.72	x
Price/Earnings	17.97	x	22.29	x	26.47	x	66.47	x	17.48	x
Price/Assets	23.93%		25.30%		25.05%		35.92%		13.22%
Tangible Premium/Core Deposits	32.23%		23.41%		25.51%		41.60%		9.13%

        No company or transaction used as a comparison in the above analysis is identical to PremierWest, Stockmans or the merger. Accordingly, an analysis of these results is not strictly mathematical. An analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of Stockmans and the companies included in the California Transactions.

        Additionally, Howe Barnes reviewed certain publicly available information regarding two previous merger and acquisition transactions by PremierWest (the "PremierWest Transactions"). This data was obtained from SNL Financial. The transactions included in the group were:

  •
  Timberline Bancshares, Inc.

  •
  Mid Valley Bank

        Howe Barnes reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to earnings, transaction value to assets and tangible book premium to core deposits and calculated high, low, mean and median multiples for the PremierWest Transactions. Howe Barnes compared these results with the transaction multiples derived from an aggregate purchase price of $90,594,072. The results of the analysis are set forth in the following table.

	PremierWest/ Stockmans		Median		Average		High		Low
Price/Common Book Value	2.63	x	2.10	x	2.10	x	2.10	x	2.10	x
Price/Tang. Common Book Value	2.63	x	2.10	x	2.10	x	2.10	x	2.10	x
Price/Earnings	17.97	x	NA		NA		NA		NA
Price/Assets	23.93%		15.01%		15.01%		15.15%		14.87%
Tangible Premium/Core Deposits	32.23%		8.86%		8.86%		9.86%		7.86%

Discounted Cash Flow Analysis

        Using a discounted cash flow analysis, Howe Barnes estimated the net present value of the future streams of dividendable net income, and added a terminal value. Reflecting Stockmans' internal projections and Howe Barnes estimates, Howe Barnes utilized after-tax earnings of $5.5 million in 2008, $5.9 million in 2009, $6.3 million in 2010, $6.7 million in 2011 and $7.2 million in 2012. The terminal values for Stockmans were calculated based on Stockmans' projected 2012 equity and earnings, the median trading multiples for California banking organizations with total assets between $200 and $500 million and utilized discount rates ranging from 10% to 16%. This discounted cash flow analysis indicated implied values ranging from $58.46 per share to $81.65 per share. The per share transaction value of $100.27 falls above this range of values.

Pro Forma Merger Analysis

        Howe Barnes performed pro forma merger analyses to calculate the financial implications of the merger to the Stockmans stockholders. This analysis assumes, among other things, the terms of the transaction as indicated above, that the merger closes at February 29, 2008 and cost savings and revenue enhancement opportunities equaling approximately 20% of Stockmans' 2006 overhead expenses. This analysis utilized after-tax earnings estimates for 2008 of $6.08 per share for Stockmans and $0.87 per share for PremierWest. This analysis indicated that the merger would be approximately 15% accretive to Stockmans' projected earnings per share in 2008.

        Howe Barnes has not previously provided investment banking and financial advisory services to Stockmans or PremierWest for which it received compensation. Howe Barnes provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may effect transactions and hold securities of PremierWest for its own account and for the accounts of customers.

        Pursuant to the terms of an engagement letter with Stockmans, Howe Barnes will receive a fee from Stockmans. In addition, Stockmans has agreed to indemnify Howe Barnes against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws.

Merger Consideration

        In the merger, each Stockmans shareholder will have the right to elect to convert such shareholder's Stockmans common stock into cash, shares of PremierWest common stock, or a combination of cash and stock. See"—Election Procedure." PremierWest will issue a total of 5,357,426 shares of its common stock and pay $22,769,059.07 in cash in the merger to Stockmans shareholders, with the cash consideration subject to adjustment in limited circumstances. See"—Possible Adjustments to Merger Consideration."

        In the following discussion, the number of shares of PremierWest common stock to be received for each share of Stockmans common stock being converted into PremierWest stock is referred to as the "per share stock consideration," and the amount of cash to be received for each share of Stockmans common stock being converted into cash is referred to as the "per share cash consideration."

        The actual per share stock consideration and per share cash consideration to be paid to Stockmans shareholders cannot be determined until the fifth day immediately prior to the effective date of the merger, which is referred to as the "determination date."

        The value of the per share cash consideration and the value of the per share stock consideration as of the determination date, the "per share value," will in each case be equal to the amount obtained by dividing the transaction value by the 903,534.09 shares of Stockmans common stock outstanding.

        The "transaction value" is the dollar amount of the sum of:

  •
  $22,769,059.07, which is the aggregate amount of cash PremierWest will pay pursuant to the merger, assuming no adjustments are made pursuant to the merger agreement, and

  •
  the product of:

•
5,357,426, which is the aggregate number of shares of PremierWest common stock that PremierWest will issue pursuant to the merger, and

•
the PremierWest "measuring price", which is the volume-weighted average of the sales prices of PremierWest common stock for the twenty trading days ending on the fifth day prior to the effective date of the merger. This twenty trading day period is referred to as the "measuring period."

        The formula described above is intended to substantially equalize the value of the consideration to be received for each share of Stockmans common stock in the merger as measured during the measuring period, regardless of whether a Stockmans shareholder elects to receive all PremierWest common stock, all cash or a combination of the two. This equalization mechanism was deemed to be desirable because, while the aggregate number of shares of PremierWest common stock and the amount of cash to be received by Stockmans shareholders is fixed, the value of the PremierWest common stock will fluctuate. In order to best ensure that the value of the consideration for each share of Stockmans common stock is as equal as possible upon receipt by Stockmans shareholders, regardless of the form of the consideration elected, the equalization mechanism is to be applied based on the measuring price of PremierWest common stock.

        For example, if the measuring price of PremierWest common stock for the applicable twenty trading day period was $12.75, a Stockmans shareholder receiving only stock would receive 7.9059 shares of PremierWest common stock per share of Stockmans common stock, having a value based upon such measuring price of approximately $100.80 per share, and a Stockmans shareholder receiving only cash would receive $100.80 in cash per share of Stockmans common stock, subject in each case to the allocation and proration procedures described under the heading "THE MERGER—Allocation and Proration." Based on that measuring price, approximately 25% of the outstanding shares of Stockmans would be exchanged for cash, and approximately 75% would be exchanged for PremierWest common stock.

        If the price of PremierWest common stock increases, then the number of shares of Stockmans common stock being exchanged for cash would decrease and the number of shares being exchanged for PremierWest common stock would increase. For example, if the measuring price during the measuring period is $14.00 (approximately 10% higher than $12.75), then approximately 23.29% of the outstanding shares of Stockmans common stock would be exchanged for cash, and approximately 76.71% would be exchanged for PremierWest common stock. Based upon the measuring price of $14.00, a Stockmans shareholder receiving PremierWest common stock would receive approximately 7.7294 shares of PremierWest common stock per share of Stockmans common stock, having a value based upon such measuring price of approximately $108.21 per share, and a Stockmans shareholder receiving cash would receive approximately $108.21 in cash per share of Stockmans common stock, subject in each case to the allocation and proration procedures described below.

        If the price of PremierWest common stock decreases, then the number of shares of Stockmans common stock being exchanged for cash would increase and the number of shares being exchanged for PremierWest common stock would decrease. For example, if the measuring price during the measuring period is $11.50 (approximately 10% lower than $12.75), then approximately 26.98% of the outstanding shares of Stockmans common stock would be exchanged for cash, and approximately 73.02% would be exchanged for PremierWest common stock. Based upon the assumed measuring price of $11.50, a Stockmans shareholder receiving PremierWest common stock would receive approximately 8.1207 shares of PremierWest common stock per share of Stockmans common stock, having a value based upon such measuring price of $93.39 per share, and a Stockmans shareholder receiving cash would receive approximately $93.39 in cash per share of Stockmans common stock, subject in each case to the allocation and proration procedures described below.

        The following table sets forth, based on various measuring prices of PremierWest common stock, the transaction value, the per share stock consideration and the per share cash consideration, as well as the value of such stock consideration based on the assumed measuring prices. The table also shows the percentages of outstanding shares of Stockmans common stock that would be converted into PremierWest common stock and cash based on such measuring prices.

EXAMPLES OF MERGER CONSIDERATION

Assumed PremierWest Average Closing Price	Transaction Value	Per Share Stock Consideration (shares of PremierWest common stock)	Value of Per Share Stock Consideration	Value of Per Share Cash Consideration	% of Transaction Value Paid in Stock	% of Transaction Value Paid in Cash
$11.50	$84,379,458.07	8.1207	$93.39	$93.39	73.02%	26.98%
$11.75	$85,718,814.57	8.0741	$94.87	$94.87	73.44%	26.56%
$12.00	$87,058,171.07	8.0294	$96.35	$96.35	73.85%	26.15%
$12.14	$87,808,210.71	8.0052	$97.18	$97.18	74.07%	25.93%
$12.25	$88,397,527.57	7.9866	$97.84	$97.84	74.24%	25.76%
$12.50	$89,736,884.07	7.9454	$99.32	$99.32	74.63%	25.37%
$12.75	$91,076,240.57	7.9059	$100.80	$100.80	75.00%	25.00%
$13.00	$92,415,597.07	7.8679	$102.28	$102.28	75.36%	24.64%
$13.10	$92,951,339.67	7.8531	$102.88	$102.88	75.50%	24.50%
$13.25	$93,754,953.57	7.8313	$103.76	$103.76	75.71%	24.29%
$13.50	$95,094,310.07	7.7961	$105.25	$105.25	76.06%	23.94%
$13.75	$96,433,666.57	7.7621	$106.73	$106.73	76.39%	23.61%
$14.00	$97,773,023.07	7.7294	$108.21	$108.21	76.71%	23.29%

        Based on a $12.21 price of PremierWest common stock, which was the weighted average trading price on October 19, 2007, the day prior to the announcement of the proposed merger, the merger consideration had a value on that date of approximately $97.60 per Stockmans share. Based on a $11.91 price of PremierWest common stock, which was the weighted average trading price on December 3, 2007, the most recent practicable date prior to the date of this document, the merger consideration had a value of approximately $95.82 per Stockmans share.

        No assurance can be given that the current value of PremierWest common stock will be equivalent to the value of PremierWest common stock on the date that stock is received by a Stockmans shareholder or at any other time. The value of PremierWest common stock received by a Stockmans shareholder may be greater or less than the current value of PremierWest common stock due to numerous market factors.

Possible Adjustments to the Merger Consideration

Decline in PremierWest's Stock Price

        Stockmans may terminate the merger agreement if the measuring price of PremierWest common stock during the measuring period is less than $11.50. If Stockmans' board of directors gives notice of its intent to terminate the merger agreement due to a decline in PremierWest's stock price, PremierWest's board of directors may elect to increase the total amount of cash to be issued to Stockmans shareholders in the merger by an amount such that Stockmans shareholders receive the per share consideration they would be entitled to receive had PremierWest's measuring price been $11.50. See "THE MERGER AGREEMENT—Termination."

Increase in PremierWest's Stock Price

        PremierWest may terminate the merger agreement if the measuring price of PremierWest common stock during the measuring period is greater than $14.00. If PremierWest's board of directors gives notice of its intent to terminate the merger agreement due to an increase in PremierWest's stock price, Stockmans' board of directors may elect to reduce the total amount of cash to be issued to Stockmans shareholders in the merger by an amount such that Stockmans shareholders receive the per share consideration they would be entitled to receive had PremierWest's measuring price been $14.00. See "THE MERGER AGREEMENT—Termination."

Changes to PremierWest's Common Stock Prior to the Effective Date

        If, between the date of the merger agreement and the effective date of the merger, the shares of PremierWest common stock are changed into a different number or class of shares by reason of reclassification, split, exchange of shares or readjustment, or a stock dividend is declared with a record date within that period, appropriate adjustments will be made to the per share cash consideration and the per share stock consideration.

Fractional Shares

        No fractional shares of PremierWest common stock will be issued to any holder of Stockmans common stock in the merger. For each fractional share that would otherwise be issued, PremierWest will pay cash in an amount equal to the fraction multiplied by the measuring price of PremierWest common stock during the measuring period. No interest will be paid or accrued on cash payable in lieu of fractional shares of PremierWest common stock.

Election Procedure

Making the Election

        PremierWest has selected Computershare (formerly U.S. Stock Transfer), its transfer agent, to serve as the exchange agent for purposes of effecting the election, allocation and proration procedures. Within five days following the later of the end of the measuring period or the Stockmans special meeting, the exchange agent will mail to each Stockmans shareholder an election statement. To make a timely election, you must complete and sign the election form prior to the election deadline. The election deadline will be 5:00 p.m., Pacific time, on the thirtieth day following the effective date of the merger.

        The exchange agent will have reasonable discretion to determine whether any election has been properly and timely made and good faith decisions by PremierWest regarding these matters will be conclusive. Neither PremierWest, Stockmans nor the exchange agent will be under any obligation to notify any person of any defects in an election form.

        Subject to the allocation procedures described in the next section, each Stockmans shareholder will have the right to indicate no-election or to elect to receive with respect to such shareholder's shares of Stockmans common stock:

  •
  all cash,

  •
  all PremierWest common stock or

  •
  a combination of cash and PremierWest common stock.

        The following table sets forth, based on assumed measuring prices of PremierWest common stock on the closing date, examples of results of three different elections by a hypothetical Stockmans shareholder who holds 100 shares of Stockmans common stock. The calculations assume there are 903,534.09 shares of Stockmans common stock outstanding and that there are no oversubscriptions of cash or PremierWest common stock. In the event of oversubscriptions, the exchange agent will follow the allocation and proration procedures. See—"Allocation and Proration."

	ELECTION 1: 100% STOCK					ELECTION 3: MIXED ELECTION OF APPROXIMATELY 75% STOCK AND 25% CASH
				Value of Merger Consideration Received for 100 Shares of SFG Common Stock	ELECTION 2: 100% CASH	PremierWest Shares Received			Value of Merger Consideration Received for 100 Shares of SFG Common Stock
	Number of PremierWest Shares Received							Dollar Amount of Cash Received
Assumed PremierWest Measuring Price		Value of PremierWest Shares Received	Cash Received in lieu of Fractional Shares
					Cash Received	Number	Value
$11.50	812	$9,338	$0.82	$9,338.82	$9,338.82	592	$6,808	$2,531	$9,338.82
$11.75	807	$9,482	$4.81	$9,487.06	$9,487.06	592	$6,956	$2,531	$9,487.06
$12.00	802	$9,624	$11.29	$9,635.29	$9,635.29	592	$7,104	$2,531	$9,635.29
$12.25	798	$9,776	$8.03	$9,783.53	$9,783.53	592	$7,252	$2,532	$9,783.53
$12.50	794	$9,925	$6.77	$9,931.77	$9,931.77	592	$7,400	$2,532	$9,931.77
$12.75	790	$10,073	$7.50	$10,080.00	$10,080.00	592	$7,548	$2,532	$10,080.00
$13.00	786	$10,218	$10.24	$10,228.24	$10,228.24	592	$7,696	$2,532	$10,228.24
$13.25	783	$10,375	$1.72	$10,376.47	$10,376.47	592	$7,844	$2,532	$10,376.47
$13.50	779	$10,517	$8.21	$10,524.71	$10,524.71	592	$7,992	$2,533	$10,524.71
$13.75	776	$10,670	$2.94	$10,672.94	$10,672.94	592	$8,140	$2,533	$10,672.94
$14.00	772	$10,808	$13.18	$10,821.18	$10,821.18	592	$8,288	$2,533	$10,821.18

Revoking or Changing an Election

        An election may be changed or revoked prior to the election deadline by the person who submitted the election. Upon receiving written instructions to revoke or change an election, that shareholder will be deemed to have made no election or the revised election.

No Election Shares

        Stockmans shareholders who do not return an election form or return a form without indicating a preference will be treated as "no-election shares" for the purpose of the allocation procedures.

Proposed Dissenting Shares

        To the extent a Stockmans shareholder does not vote in favor of the merger, such shareholder retains the ability to perfect dissenters' rights under California law. Unless the period in which shareholders may perfect dissenters' rights expires without the shareholder submitting a demand under California law, each such shareholder will be deemed to hold cash-election shares solely for purposes of determining the allocation of cash and PremierWest common stock among Stockmans shareholders. If the period in which a shareholder may perfect dissenters' rights expires without such shareholder submitting a demand, and an election statement has been timely received, such shareholder's election will be treated the same as all other timely received elections.

Letter of Transmittal

        Promptly after the completion of the merger, the exchange agent will send a letter of transmittal to each person who was a Stockmans shareholder at the effective time of the merger. This mailing will contain instructions on how to surrender shares of Stockmans common stock in exchange for the merger consideration the holder is entitled to receive.

        All shares of PremierWest common stock issued to the holders of Stockmans common stock pursuant to the merger will be deemed issued as of the effective date. Until you surrender your Stockmans stock certificates for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the effective date with respect to PremierWest common stock into which any of your shares may have been converted. When you surrender your certificates, PremierWest will pay any unpaid dividends or other distributions, as well as any merger consideration payable in cash, without interest. After the effective time, there will be no transfers on the stock transfer books of Stockmans of any shares of Stockmans common stock. If certificates representing shares of Stockmans common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Stockmans common stock represented by those certificates shall have been converted.

Lost Stock Certificates

        If a certificate for Stockmans common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of:

  •
  appropriate evidence as to that loss, theft or destruction;

  •
  appropriate evidence as to the ownership of that certificate by the claimant;

  •
  reasonable assurances, such as a bond or indemnity, satisfactory to PremierWest; and

  •
  appropriate and customary identification.

Allocation and Proration

        PremierWest will issue a total of 5,357,426 shares of its common stock and pay $22,769,059.07 in cash to Stockmans shareholders in the merger. Elections are subject to adjustment to preserve the limitations on the amount of cash to be paid and the number of shares of PremierWest common stock to be issued in the merger. As a result, even if you elect to receive all cash or all stock, you may nevertheless receive a mix of cash and stock.

Oversubscription of the Cash Consideration

        PremierWest common stock may be issued to shareholders who do not make a valid election and, if necessary, to shareholders who elect to receive cash, if the aggregate cash amount that would otherwise be paid by PremierWest to Stockmans shareholders would be greater than $22,769,059.07.

        A Stockmans shareholder who elects to receive the combination of PremierWest common stock and cash for their shares is treated, for the purposes of allocation, as having "mixed stock shares" and "mixed cash shares." The mixed stock shares are the portion of such shareholders shares for which he or she has elected to receive PremierWest common stock, and the mixed cash shares are the portion of such shareholders shares for which he or she has elected to receive cash.

        If there is an oversubscription of the cash consideration the following allocation mechanism will be used:

  •
  mixed stock shares, stock-election shares and no-election shares will be converted into the right to receive the per share stock consideration;

  •
  proposed dissenting shares will be deemed, solely for purposes of the allocation mechanism, to be converted into the per share cash consideration;

  •
  the exchange agent will then select from among the mixed cash shares and cash-election shares, by a pro rata selection process, a sufficient number of shares such that the aggregate cash amount that will be paid in the merger equals as closely as possible $22,769,059.07, and such shares selected by the exchange agent will be converted into the per share cash consideration; and

  •
  mixed cash shares and cash-election shares that are not selected by the exchange agent through the pro rata selection process will be converted into the per share stock consideration.

Oversubscription of the Stock Consideration

        If the aggregate cash amount that PremierWest would pay to Stockmans shareholders who make cash elections is less than $22,769,059.07, PremierWest may pay cash to shareholders who do not make a valid election and, if necessary, with respect to shareholders who have elected to receive PremierWest stock. If there is an oversubscription of the stock consideration the following allocation mechanism will be used:

  •
  cash-election shares and mixed cash shares will be converted into the per share cash consideration;

  •
  proposed dissenting shares will be deemed, solely for purposes of the allocation mechanism, to be converted into the per share cash consideration;

  •
  the exchange agent will then select first from among the no-election shares and then, if necessary, from among the stock-election shares, by a pro rata selection process, a sufficient number of shares such that the aggregate cash amount that will be paid in the merger equals as closely as possible $22,769,059.07, and such shares selected by the exchange agent through the pro rata selection process will be converted into the per share cash consideration; and

  •
  the remaining stock-election and no-election shares that are not selected by the exchange agent through the pro rate selection process, and all mixed stock shares, will be converted into the right to receive the per share stock consideration.

        The allocation described above will be computed by the exchange agent as soon as practicable after the election deadline.

        Because the federal income tax consequences of receiving cash, PremierWest common stock, or both cash and PremierWest common stock will differ, you are urged to read carefully the information set forth under the caption "—Material United States Federal Income Tax Consequences" and to consult your own tax advisor for a full understanding of the merger's tax consequences to you. In addition, because the stock consideration can fluctuate in value, the economic value per share received by Stockmans shareholders who receive the stock consideration may, as of the date of receipt by them, be more or less than the amount of cash consideration per share received by Stockmans shareholders who receive cash consideration.

Conversion of Stockmans Common Stock

        Following the completion of the merger and upon surrender of the certificates representing shares of Stockmans common stock registered in his or her name, together with a properly completed letter of transmittal, the exchange agent will mail to each Stockmans shareholder the PremierWest common stock or check to which he or she is entitled.

        If your Stockmans stock certificates have been lost, stolen, or destroyed, before you can receive the merger consideration for the shares represented by such certificates, you must submit an affidavit that the certificates have been lost, stolen or destroyed and post a reasonable bond as indemnity against any claim that may be made against PremierWest with respect to such certificates.

Rights of Holders of Stock Certificates Prior to Surrender

        From the effective date of the merger until each Stockmans shareholder surrenders his or her stock certificates, he or she will not be paid dividends or other distributions declared or payable to holders of record of PremierWest common stock as of any time subsequent to the effective date. Each Stockmans shareholder's rights to dividends or other distributions will be held by the exchange agent until he or she submits his or her stock certificates. No interest will be paid on dividends or distributions on the PremierWest common stock.

Effective Date of the Merger

        The merger will become effective when PremierWest files articles of merger with the Oregon Secretary of State. PremierWest will file the articles of merger as promptly as practical on or after the date upon which all the conditions to the merger are satisfied or duly waived or at such time and date as Stockmans and PremierWest agree. The parties currently anticipate that the merger will be completed during the first quarter of 2008.

Resulting Board of Directors of PremierWest

        Immediately following completion of the merger, the board of directors of the combined company will consist of twelve directors. Gary Wright will join the current eleven PremierWest directors. At the first annual meeting of PremierWest's shareholders following the effective date of the merger, Gary Wright will be nominated for re-election, subject to eligibility and PremierWest's directors' fiduciary duties.

        If a director resigns or otherwise ceases to serve as a director following the effective date of the merger and before the next annual shareholder meeting of the combined company, the PremierWest board will fill any vacancy in accordance with PremierWest's bylaws, and as required by Oregon law, by the affirmative vote of a majority of the directors then in office.

        Gary Wright, age 56, is the President and CEO of Stockmans and Stockmans Bank, positions he has held since 1981. Information regarding PremierWest directors is set forth in the proxy statement for PremierWest's 2007 annual meeting of shareholders, which is incorporated by reference into this document.

Interests of Stockmans Directors and Officers in the Merger

        When considering the recommendation of the Stockmans board of directors, you should be aware that members of Stockmans' management and board of directors may be deemed to have interests in addition to, or in conflict with, your interests. The Stockmans board of directors was aware of these interests and considered them, among other matters, in approving the merger.

Continuation of Persons as Director and Officers

        The merger agreement provides that Gary Wright will serve after the effective date as director of the combined company and PremierWest Bank. As a director of PremierWest, Mr. Wright will be eligible to receive PremierWest's director compensation package, which includes a monthly fee, currently $2,100 per month; committee fees of $300 per committee meeting attended; stock option grants at the discretion of the Compensation Committee, and as approved by the Board of Directors; and the ability to defer all or any portion of director fees with accrual of interest prior to distribution of deferred fees upon termination of service. Also, at his expense, Mr. Wright, his spouse and dependents may participate in group medical, dental, vision and accidental death and dismemberment insurance generally available to PremierWest employees.

        Executive officers of Stockmans are expected to continue as employees of PremierWest following the effective date of the merger. See "—Executive Employment Agreements" below.

Change in Control Payments and Retention Bonuses

        Gary Wright, a director and President and CEO of Stockmans and Stockmans Bank, is entitled to receive $1.1 million immediately prior to closing of the merger pursuant to his existing employment agreement. Mr. Wright previously received a bonus of $150,000 for his role in negotiating the merger agreement.

        Pursuant to existing agreements with Stockmans, Senior Vice President Jon Blackstad and Senior Vice President John Dalton are each entitled to receive $50,000 at closing of the merger, and Vice President Todd DeVoogd is entitled to receive $88,000 at closing of the merger. Mr. DeVoogd is entitled to receive an additional $88,000 (with interest at 5% per annum from the effective date of the merger) on January 1, 2009. Sherry Saville, Stockmans Controller, will be entitled to receive a retention bonus of $30,000, if she remains employed 90 days following the merger. Tina Hubert, Executive Administrative Assistant, is entitled to receive $25,000 at the closing of the Merger under an existing arrangement with Stockmans.

Executive Salary Continuation Agreements

        Stockmans and five of its officers previously entered into salary continuation agreements, pursuant to which they are eligible to receive a retirement benefit for 15 years starting at age 65, subject to vesting. In the event of a change in control, Mr. Wright's agreement, as amended, provides that he will become 100% vested. The terms of the other four agreements do not provide for any enhanced benefits or accelerated vesting related to a change in control. PremierWest will assume the obligations of Stockmans under the agreements. The amounts payable and vesting status under the agreements are as follows:

	Current Vested %	Vested % at 4/1/08	Vested % upon Change in Control	Annual Benefit at 100% Vested	Date at which 100% Vested
Jon Blackstad	36%	43%	N/A	$69,000	4/1/2021
John Dalton	60%	67%	N/A	$69,000	4/1/2016
Todd DeVoogd	9%	11%	N/A	$48,300	4/1/2030
Carolyn Turner	45%	50%	N/A	$40,250	4/1/2024
Gary Wright	80%	85%	100%	$120,000	4/1/2011

Executive Employment Agreements

        Messrs. Blackstad, Dalton and DeVoogd have entered into employment agreements with PremierWest that become effective upon consummation of the merger and replace existing employment agreements with Stockmans. PremierWest will assume the obligations of Stockmans under an existing employment agreement with Ms. Turner.

        Mr. Blackstad's agreement with PremierWest provides that he will serve as Senior Vice President with an annual base salary of $165,000. The agreement has a two year term with automatic one-year renewal terms unless either party gives notice of non-renewal. In the event Mr. Blackstad's employment terminates without cause or for good reason, he will be entitled to receive $230,000 (paid monthly over 12 months) if he executes a separation agreement and complies with non-compete covenants over a twelve month post-termination period.

        Mr. Dalton's agreement with PremierWest provides that he will serve as Senior Vice President with an annual base salary of $140,000. The agreement has a two year term with automatic one-year renewal terms unless either party gives notice of non-renewal. In the event Mr. Dalton's employment terminates without cause or for good reason, he will be entitled to receive $200,000 (paid monthly over 12 months) if he executes a separation agreement and complies with non-compete covenants over a twelve month post-termination period.

        Mr. DeVoogd's agreement with PremierWest provides that he will serve as Vice President / Regional Service Officer with an annual base salary of $100,000. The agreement has a one year term with automatic one-year renewal terms unless either party gives notice of non-renewal. In the event Mr. DeVoogd's employment terminates without cause or for good reason, he will be entitled to receive his base salary for the remainder of the then-existing term if he executes a separation agreement and complies with non-compete covenants.

        Messrs. Blackstad, Dalton and DeVoogd will be eligible for perquisites available to senior officers of PremierWest and to participate in PremierWest's incentive and equity based compensation plans.

        The employment agreements with Messrs. Blackstad and Dalton provide that they will receive non-qualified stock options to purchase 25,000 shares of PremierWest common stock. Mr. DeVoogd's agreement provides that he will receive a non-qualified stock option to purchase 10,000 shares. Each of the stock options will be granted at fair market value on the effective date of the merger, and will be subject to PremierWest's standard seven-year vesting schedule and the PremierWest stock option plan.

        Ms. Turner's existing agreement with Stockmans provides for a rolling 24-month term. If she is terminated without cause or terminates for good reason, she is entitled to receive continued health insurance coverage for two years, continued vesting under her salary continuation agreement for two years and $179,707.50, which amount is increased annually by 5% on each May 1st.

Split Dollar Life Insurance Arrangements

        Stockmans Bank previously purchased life insurance policies on five of its officers. Under those agreements, a portion of the death proceeds are endorsed to the officer. The officer's beneficiary will be entitled to receive a portion of the death benefits under the policies with the benefit equal to the lesser of amounts set forth in each agreement or the net at-risk portion of the proceeds under the insurance policies. Under no circumstances is the death benefit payable greater than the net at-risk portion. In each agreement, other than Mr. Wright's, if the officer is no longer employed by Stockmans for reasons other than disability, or is not 100% vested under his or her salary continuation agreement, at the time of his or her death, the officer's beneficiary would receive the percentage of the benefit equal to the officer's vested percentage under the salary continuation agreement. Under Mr. Wright's agreement, his beneficiary is entitled to receive 100% of the benefit at death.

        The following table sets forth the name of each officer of Stockmans who participates in such agreements and the death benefit payable if that executive were to have died on September 30, 2007:

Death Benefit
Jon Blackstad	$100,000
John Dalton	$200,000
Todd DeVoogd	$100,000
Carolyn Turner	$100,000
Gary Wright	$560,000

        PremierWest will assume the obligations of Stockmans under each of the split dollar life insurance arrangements.

Indemnification

        PremierWest has agreed to indemnify and hold harmless, to the fullest extent permitted under applicable law, Stockmans' present and former directors and officers, against costs or expenses incurred in connection with a claim arising out of matters occurring prior to the completion of the merger. PremierWest is not required to indemnify any party if such party acted in bad faith and not in Stockmans' best interests. For three years after the effective date of the merger, PremierWest will maintain director and officer liability insurance for the former Stockmans directors and officers with respect to any such potential claims, provided that if the annual cost of such tail insurance is not available at a cost not greater than 200% of the annual premium, PremierWest will obtain as much comparable insurance as is available for a cost not to exceed the 200% cap.

Employee Benefits

        PremierWest has agreed to provide those employees of Stockmans who continue as employees of PremierWest or any of its subsidiaries with employee benefit plans substantially comparable in the aggregate to those provided to similarly situated employees of PremierWest and its subsidiaries.

Commitments of Directors

        Each Stockmans director has expressly agreed to vote all of his or her shares for approval of the merger proposal. Each such director has agreed to recommend that, subject to his or her fiduciary duties, Stockmans' shareholders approve the merger proposal.

        Further, except with the consent of PremierWest, each director of Stockmans has agreed that, from October 19, 2007 through the date that is two years from the effective date of the merger, he will not, directly or indirectly:

  •
  participate as a shareholder, director, officer, founder, promoter, consultant, incorporator, organizer, exploratory committee member or employee (including activities leading to the attempted or actual formation of a financial institution) of any bank or financial holding company, bank, insured depository, credit union, securities brokerage firm, mortgage company or similar financial services company that has or plans to have offices in the counties in which Stockmans does business on the effective date of the merger;

  •
  solicit any customer of Stockmans or a customer of PremierWest that does business in the counties in which Stockmans does business on the effective date to divert its business from Stockmans or PremierWest;

  •
  solicit any employee of Stockmans or who becomes an employee prior to the effective date of the merger or any employee of PremierWest or PremierWest Bank that lives or works in the counties in which Stockmans does business on the effective date of the merger, to leave his or her employment with Stockmans or PremierWest;

  •
  employ or assist in employing any of the Stockmans or PremierWest employees described above to perform services for any bank or financial holding company, bank, insured depository, credit union, securities brokerage firm, mortgage company or similar financial services company; or

  •
  disparage Stockmans or PremierWest or their affiliates, directors or employees.

Resales of Stock by Affiliates

        The PremierWest common stock to be issued in the merger will be freely transferable by Stockmans shareholders. However, Stockmans affiliates, such as all directors, executive officers and significant shareholders, may not sell their PremierWest shares received in the merger:

  •
  except pursuant to an effective registration statement under the Securities Act of 1933, as amended;

  •
  except pursuant to the provisions of 145(d) under the Securities Act of 1933, as amended; or

  •
  unless an opinion of counsel reasonably satisfactory to PremierWest states that those shares may be sold pursuant to an exemption from registration.

Material United States Federal Income Tax Consequences of the Merger

        The following describes the anticipated, material United States federal income tax consequences of the merger to Stockmans shareholders. This discussion addresses only Stockmans shareholders who hold their stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all of the federal income tax considerations that may be relevant to Stockmans shareholders that are subject to special rules, such as:

  •
  financial institutions;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that use a mark-to-market method of accounting;

  •
  persons who are not citizens or residents of the United States;

  •
  shareholders who hold their shares as part of a hedge, straddle, or other risk-reduction transaction; or

  •
  shareholders who acquired their Stockmans common stock through stock options or otherwise as compensation.

In addition, this discussion does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options to purchase Stockmans common stock in anticipation of the merger. The discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this document, all of which are subject to change, possibly with retroactive effect.

        You are urged to consult your own tax advisors regarding the tax consequences to you of the merger based on your own circumstances, including the effect of the alternative minimum tax and any state, local, and foreign taxes.

Tax Consequences of the Merger

        The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986. It is a condition to PremierWest's and Stockmans' obligation to complete the merger that the parties receive an opinion from Foster Pepper LLP, counsel to PremierWest, dated as of the closing date of the merger, that the merger will be treated as a reorganization within the meaning of Section 368(a). The opinion will not bind the Internal Revenue Service or preclude the Internal Revenue Service from adopting a contrary position. The opinion will be based upon facts and assumptions, and on specific representations and assurances made by PremierWest and Stockmans. Neither PremierWest nor Stockmans has requested or intends to request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger.

        The Foster Pepper LLP opinion will state that:

  •
  the merger will qualify as a reorganization within the meaning of Section 368(a);

  •
  the parties to the merger agreement and to the plans of merger will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

  •
  no taxable gain or loss will be recognized by PremierWest, PremierWest Bank, Stockmans, Stockmans Bank as a result of the merger; and

  •
  no taxable gain or loss will be recognized by Stockmans shareholders who exchange their shares of Stockmans common stock for PremierWest common stock in the merger (except with respect to cash received in lieu of fractional shares of PremierWest common stock).

Consequences to Stockmans Shareholders

        If you are a Stockmans shareholder, you will not recognize taxable gain or loss to the extent you receive PremierWest common stock in exchange for your shares. The aggregate tax basis of the PremierWest common stock you receive as a result of the merger will be the same as your aggregate tax basis in the Stockmans common stock you exchange, increased by the amount of gain recognized in the merger, if any. The holding period of PremierWest common stock you receive as a result of the exchange will include the holding period of the Stockmans common stock you exchange.

        In general, if pursuant to the merger you exchange all of your shares of Stockmans common stock solely for cash, you will recognize gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the shares of Stockmans common stock surrendered, which gain or loss will be long-term capital gain or loss if your holding period with respect to the Stockmans common stock surrendered is more than one year. Notwithstanding the foregoing, if you exchange all of your shares of Stockmans common stock solely for cash and either (1) are deemed to constructively own shares of PremierWest common stock that were received in exchange for shares of Stockmans common stock or (2) actually own shares of PremierWest common stock, cash received by you may be taxed as a dividend rather than as a capital gain. The consequence to such holders may be similar to the consequences for shareholders who exchange their shares for a combination of PremierWest common stock and cash.

        If you exchange all of your shares of Stockmans common stock for a combination of PremierWest common stock and cash, you will generally recognize gain (but not loss) in an amount equal to the lesser of:

  (1)
  the amount of gain realized; or

  (2)
  the amount of cash received pursuant to the merger.

The amount of gain realized is generally equal to the excess of the sum of the amount of cash and the fair market value, on the date of completion of the merger, of the PremierWest common stock received pursuant to the merger over your adjusted tax basis. Your adjusted tax basis is generally determined as the price you paid for your stock plus your allocable share of Stockmans' taxable income or loss from its operations and activities through the date of the merger, and less any distributions made to you prior to the merger. Any cash you receive in lieu of a fractional share of PremierWest common stock will not be included in the amount of cash received, but will be included in the fair market value of PremierWest common stock received.

        Gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if your holding period with respect to the Stockmans common stock surrendered is more than one year.

        Under certain circumstances some or all of the cash received may have to be treated as a distribution rather than as gain from a sale or exchange of stock. You should consult your tax advisor to determine whether dividend treatment applies to you and the tax effects that might result.

        The aggregate tax basis of PremierWest common stock received by a Stockmans shareholder who exchanges his or her shares of Stockmans common stock for a combination of PremierWest common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Stockmans common stock surrendered for PremierWest common stock and cash, reduced by the amount of cash received by the holder pursuant to the merger, and increased by the amount of gain, if any, recognized by the holder on the exchange. The holding period of the PremierWest common stock will include the holding period of the shares of Stockmans common stock surrendered. If a holder has differing bases or holding periods in respect of its shares of Stockmans common stock, the holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of PremierWest common stock received in the exchange.

Accounting Treatment

        The merger will be accounted for as a "purchase" under accounting principles generally accepted in the United States, for accounting and financial reporting purposes. Under purchase accounting, Stockmans' assets and liabilities will be recorded at their respective fair values as of the closing date of the merger and added to PremierWest's assets and liabilities. Financial statements and reported results of operations of PremierWest after the closing date would reflect these values, but would not be restated retroactively to reflect the historical financial position or results of operations of Stockmans. Any excess of the purchase price over the fair values of Stockmans' assets and liabilities will be recorded as goodwill, which may be charged off against earnings in the future if the goodwill is subsequently determined to be impaired in accordance with applicable accounting rules. The goodwill will be tested for impairment on at least an annual basis.

THE MERGER AGREEMENT

        The following describes aspects of the merger, including material terms of the merger agreement. The description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this document as Appendix A and is incorporated by reference in this document. We urge you to carefully read the merger agreement.

Representations and Warranties

        Each of PremierWest and Stockmans have made representations and warranties regarding, among other things:

  •
  corporate matters, including due organization, existence under state law, general corporate power and authority, and books and records;

  •
  capitalization;

  •
  subsidiaries

  •
  authority relative to execution and delivery of the merger agreement and the enforceability of the merger agreement;

  •
  absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

  •
  required governmental and third-party approvals;

  •
  timely filing, accuracy and completeness of reports required to be filed with the FDIC or other regulatory entities;

  •
  the absence of undisclosed liabilities;

  •
  insurance coverages;

  •
  validity of, and the absence of defaults under, material contracts;

  •
  the absence of material changes or events since June 30, 2007;

  •
  compliance with applicable law including lending laws and regulations;

  •
  adequacy of allowance for loan losses;

  •
  interests of officers and directors;

  •
  tax matters;

  •
  legal proceedings;

  •
  broker's or finder's fees payable in connection with the merger; and

  •
  environmental matters.

  •
  PremierWest made additional representations regarding compliance with Sarbanes-Oxley and its filings with the SEC.

        Stockmans made additional representations and warranties to PremierWest regarding, among other things:

  •
  Stockmans financial statements;

  •
  employee benefits and its relationship with its employees;

  •
  intellectual property;

  •
  real and personal property;

  •
  the absence of joint ventures;

  •
  Stockmans loan portfolio;

  •
  investment securities;

  •
  shareholder list;

  •
  risk management instruments; and

  •
  outstanding commitments.

Covenants and Other Agreements

Conduct of Business Pending the Merger

        PremierWest and Stockmans have agreed that, prior to the effective date, each will:

  •
  continue to conduct its business only in the ordinary course;

  •
  use reasonable efforts to preserve its present business organization, retain its employees, and preserve the goodwill of all customers and other persons with whom it has business dealings;

  •
  timely file all governmental reports;

  •
  timely file tax returns and pay taxes;

  •
  use reasonable efforts to apply for and receive all approvals required for completion of the merger; and

  •
  call a special meeting of its shareholders to vote on the merger.

Additional Covenants of Stockmans

        Stockmans has also specifically agreed to:

  •
  deliver board minutes and committee reports to PremierWest;

  •
  deliver financial statements to PremierWest;

  •
  charge-off all loans deemed to be uncollectible prior to the closing;

  •
  maintain an adequate loan loss reserve in accordance with Stockmans internal policies, regulatory requirements and GAAP;

  •
  maintain appropriate classification and risk ratings for all loans;

  •
  notify PremierWest of renewals or modifications of loans to borrowers on Stockmans' watch list;

  •
  notify PremierWest of commitments or modifications to agreements or arrangements, which alone or together with all similar arrangements exceed $250,000, with any director or officer of Stockmans;

  •
  notify PremierWest of commitments or modifications to loans over $1,000,000 or loans on Stockmans watch list;

  •
  preserve subschapter S corporation status; and

  •
  provide PremierWest access to its books and records.

Additional Covenants of PremierWest

        PremierWest has also specifically agreed to:

  •
  register with the SEC and list with Nasdaq shares of PremierWest common stock to be issued to Stockmans shareholders;

  •
  appoint Gary Wright to its board following completion of the merger;

  •
  indemnify and hold harmless, to the fullest extent permitted under applicable law, Stockmans' present and former directors and officers against costs or expenses incurred in connection with a claim arising out of matters occurring prior to the completion of the merger;

  •
  honor existing agreements with Stockmans employees disclosed to PremierWest;

  •
  honor fully accrued compensation obligations of Stockmans to its employees;

  •
  maintain Stockmans' existing officers' and directors' liability insurance for a period of up to three years following completion of the merger;

  •
  shift Stockmans employees to PremierWest benefit programs made available to similarly situated employees following completion of the merger with credit for years of service with Stockmans accrued from the employee's most recent hire date for eligibility purposes or, at PremierWest's election, continue one or more Stockmans' employee benefit plans in effect at the completion of the merger or modify one or more Stockmans' employee benefit plans to provide for benefits that would be substantially similar to those provided to similarly situated PremierWest employees;

  •
  provide severance to Stockmans employees who are terminated other than for cause following completion of the merger; and

  •
  waive pre-existing conditions, exclusions and waiting periods with respect to participation and coverage for Stockmans employees under any PremierWest health and welfare benefit plan that Stockmans employees shall be eligible to participate in and cause each plan to honor any deductible and payment toward out-of-pocket maximums paid by an employee during the calendar year prior to participation in the PremierWest plan.

Negative Covenants

        PremierWest and Stockmans have agreed that, without the consent of the other party, neither party will:

  •
  amend its articles of incorporation or bylaws or its respective subsidiaries' articles or bylaws provided PremierWest may amend its articles or bylaws if the amendment does not materially adversely affect Stockmans, its shareholders or the merger;

  •
  declare or pay any dividend other than payment:

  •
  by PremierWest of its regular quarterly cash dividends;

  •
  by Stockmans of a $1.00 per share cash dividend if the merger is effective between February 1 and February 29, 2007;

  •
  by Stockmans of an additional $0.2446 per share cash dividend if the merger is effective between March 1 and March 31, 2007; and

  •
  by Stockmans of an additional $0.7554 per share cash dividend if the merger is effective after April 1, 2007;

  •
  engage in any activity outside the ordinary course of business that could reasonably be expected to have a material adverse effect on their respective businesses;

  •
  knowingly violate any applicable law or regulation;

  •
  act in a manner that causes it to fail to comply with regulatory orders or permits;

  •
  willfully violate, commit a breach of or default under any contract or agreement that is material to its business; or

  •
  take any action that would prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

        In addition, Stockmans has agreed not to:

  •
  redeem, repurchase or otherwise acquire its stock;

  •
  issue, sell, or grant any shares of any class of stock of Stockmans, any securities convertible into any shares of any class of stock of Stockmans or any options, warrants or rights to purchase shares of any class of stock of Stockmans;

  •
  borrow or agree to borrow any funds;

  •
  cancel any debts having a value in excess of $50,000;

  •
  violate the terms of any material contract;

  •
  enter into, renew, amend or terminate any contract in excess of $50,000, with a term of one year or more, or that contains a penalty for early termination;

  •
  sell or lease property or assets outside the ordinary course of its business;

  •
  increase compensation payable to any officer, director, employee or agent, other than merit increases in the ordinary course of business consistent with past practices not to exceed 5% in the aggregate or 5% for any individual employee (each based on September 30, 2007 salary);

  •
  enter into any employment contract or contract providing for severance payments upon termination of employment or upon the occurrence of any other event;

  •
  enter into any contract with an existing director or employee;

  •
  pay any discretionary or incentive bonuses other than regular quarterly cash payments under the Stockmans STEPS bonus program;

  •
  make or commit to any stay, retention or conversion bonus except as may be agreed to by PremierWest;

  •
  make any material change in any employee benefit plan;

  •
  acquire control or ownership interests in any other corporation or other entity except in the ordinary course of business through foreclosure or transfer in lieu of foreclosure;

  •
  make any payment in excess of $50,000 in settlement of any pending or threatened legal proceeding;

  •
  engage in any activity that would result in the breach of any representation or warranty under the merger agreement or the failure of a condition of closing within Stockmans' control;

  •
  acquire, open or close any office or branch;

  •
  acquire an ownership or leasehold interest in any real property without making a reasonably appropriate environmental evaluation of the property;

  •
  make any capital expenditures in excess of $50,000;

  •
  make, renew or materially modify any loan or series of loans or commitments over $1,000,000;

  •
  extend the maturity of any loan risk-rated substandard or worse beyond June 30, 2008 or six months following the effective date of the merger, whichever is later;

  •
  extend the maturity of any loan on non-accrual beyond March 31, 2008 or three months following the effective date of the merger, whichever is later;

  •
  reverse any provision taken for loan losses previously reported in Stockmans financial statements; or

  •
  sell investment securities at a gain except as necessary to provide liquidity and in accordance with past practices.

Affiliate Agreements

        Stockmans' affiliates have delivered to PremierWest agreements requiring each affiliate to dispose of his or her shares of a PremierWest common stock acquired in the merger only in compliance with the Securities Act of 1933.

Employment Matters

        PremierWest entered into employment agreements with Messrs. Blackstad, Dalton and DeVoogd to be effective with the merger. See "THE MERGER—Interests of Stockmans Directors and Officers in the Merger."

        PremierWest has agreed to provide Stockmans employees who become PremierWest employees with compensation and benefits packages and employment terms no less favorable, in the aggregate, than those made available to PremierWest and PremierWest Bank employees of similar tenure and with similar responsibilities. For purposes of vacation benefits and participation in PremierWest bonus plans, profit sharing plans and arrangements, or similar benefits, Stockmans employees will receive credit for their prior service with Stockmans from their date of most recent hire.

No Solicitation

        The merger agreement provides that neither Stockmans, Stockmans Bank nor their officers, directors or agents may initiate contact with any person or entity in an effort to solicit a merger, acquisition proposal or similar transaction with a party other than PremierWest. Stockmans may not provide non-public information to any other person in connection with a possible alternative transaction, except to the extent specifically authorized by its board of directors in the good faith exercise of its fiduciary duties based upon advice of its legal counsel. Stockmans must notify PremierWest if it receives any alternative acquisition proposal.

Conditions to Complete the Merger

        Completion of the merger is subject to conditions set forth in the merger agreement. In the event the merger has not been completed by April 30, 2008, either party may terminate the merger agreement. See—"Termination".

        The merger can only occur if:

  •
  Stockmans' and PremierWest's shareholders approve the respective merger proposals; and

  •
  PremierWest and Stockmans procure all required regulatory consents, orders and approvals, and satisfy legal requirements of regulators including the Federal Reserve, the FDIC, Oregon DCBS and the California DFI.

On November 2, 2007, PremierWest filed applications or waiver requests with all regulatory agencies except the Federal Reserve, which waiver request will be filed prior to the special shareholders meetings. PremierWest expects to receive the necessary approvals in due course.

Conditions to Each Party's Obligations

        Each party's respective obligations are conditioned on satisfaction by the other party of its obligations under the merger agreement and the above-mentioned conditions. The following additional conditions must be satisfied, or waived where permissible, and events must occur before the parties will be obligated to complete the merger:

  •
  the representations and warranties given by each party are true in all material respects as of the effective date of the merger;

  •
  Stockmans has received an updated opinion from Howe Barnes immediately before this document is mailed to shareholders, to the effect that the consideration to be paid to Stockmans shareholders is fair from a financial point of view to such shareholders;

  •
  each party has received an opinion of Foster Pepper LLP as to the tax treatment of the merger;

  •
  each party has complied in all material respects with its covenants in the merger agreement;

  •
  there has been no material adverse change in the business or financial condition of either party since the date of the merger agreement;

  •
  each party has received a certificate of the other party's Chief Executive Officer and Chief Financial Officer certifying the fulfillment of conditions to completion of the merger;

  •
  there are no actions or proceedings commenced or threatened against any party to restrain, prohibit or invalidate the merger or restrict the operations of the business of the parties; and

  •
  there is no banking moratorium or other suspension of payment by banks in the United States.

Conditions to PremierWest's Obligations

        PremierWest's obligation to consummate the merger is also conditioned upon:

  •
  Stockmans shareholders holding fewer than 10% of the outstanding Stockmans common stock having voted against the merger proposal;

  •
  Stockmans shareholders holding fewer than 25% of the outstanding Stockmans common stock retaining the right to pursue dissenters appraisal rights under California law;

  •
  Stockmans and Stockmans Bank delivering certificates of good standing issued by the appropriate governmental officers;

  •
  the SEC issuing an order of registration relating to the shares of PremierWest common stock to be issued in the merger to Stockmans shareholders;

  •
  Stockmans Bank's average core deposits for the calendar month preceding the effective date of the merger will be at least 90% of the average core deposits for September 2007 unless the effective date of the merger is after January 31, 2008, in which case average core deposits for the calendar month preceding the effective date of the merger will be at least 85% of the average core deposits for September 2007;

  •
  Stockmans meeting a Tangible Equity Capital Target on the effective date of the merger;

  •
  Stockmans' transaction expenses being reasonable and in no event exceeding $750,000 in the aggregate; and

  •
  each of the employment agreements entered into with Messrs. Blackstad, Dalton and DeVoogd and each of the director non-competition, non-solicitation and voting agreements with Stockmans directors being in full force and effect.

Tangible Equity Capital Target Condition

        As of the effective date of the merger, Stockmans' Tangible Equity Capital, described below, must not be less than the following targets:

Effective Date	Tangible Equity Capital Target
On December 31, 2007	$36,400,000
On January 31, 2008	$36,900,000
On February 28, 2008	$36,700,000
On March 31, 2008	$37,000,000
On April 30, 2008	$37,000,000

If the Effective Date is on a day other than the last day of a calendar month, the Tangible Equity Capital Target is increased by an amount prorated on a per diem basis for such partial calendar month. As of September 30, 2007, Stockmans' Tangible Equity Capital was $35,979,999.

        Tangible Equity Capital is defined in the merger agreement as common stock, paid-in capital and retained earnings, minus the amount necessary, if any, to increase Stockmans consolidated loan loss reserve to $2,500,000 immediately prior to the Effective Time, minus goodwill and any other intangible assets. Any transaction expenses paid by Stockmans, up to the maximum of $750,000 are credited back to Tangible Equity Capital, as well as change in control payments paid or accrued and payments of retention bonuses pursuant to agreements entered into as part of the merger transaction.

Transaction Expenses Condition

        Stockmans' transaction expenses include all costs, fees and expenses incurred by Stockmans or accrued, owed or paid by Stockmans to its attorneys, accountants, investment bankers, and printers for all services rendered or to be rendered in any respect in connection with the transactions contemplated by the merger agreement. If transaction expenses are in excess of $750,000, PremierWest would not be obligated to consummate the merger.

Conditions to Stockmans' Obligations

        Stockmans' obligation to consummate the merger is also conditioned upon PremierWest and PremierWest Bank delivering certificates of good standing issued by the appropriate governmental officers.

Waiver of Conditions

        The merger agreement provides that Stockmans or PremierWest may waive any condition precedent to its own obligations under the merger agreement, including any default in the performance of any obligation of the other party, and may waive the time for compliance or fulfillment of any obligation of the other party, provided that such a waiver is permitted by law.

Amendment

        The merger agreement may be amended at any time prior to the effective date upon approval of each party's board of directors, except that amendments that decrease the amount or modify the form of consideration to be received by the Stockmans shareholders must be approved by Stockmans shareholders.

Termination

        The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective date:

  •
  by the mutual consent of Stockmans and PremierWest for any reason;

  •
  by either Stockmans or PremierWest any time after April 30, 2008, if the merger has not been consummated by that date through no fault of the terminating party;

  •
  by either Stockmans or PremierWest if any order permanently restraining, enjoining or otherwise prohibiting consummation of the holding company or bank merger becomes final and non-appealable;

  •
  by either Stockmans or PremierWest if Stockmans shareholders fail to approve the principal terms of the merger agreement;

  •
  by either Stockmans or PremierWest in the event of a material misrepresentation or material breach by the other party of its representations, warranties, covenants, or agreements contained in the merger agreement;

  •
  by Stockmans upon a determination by its board of directors after consultation with counsel that such action is required in order for the directors to comply with their fiduciary duties;

  •
  by Stockmans if the measuring price of PremierWest common stock is less than $11.50; or

  •
  by PremierWest if the measuring price of PremierWest common stock is greater than $14.00.

Effect of Termination

        If the merger agreement is terminated by the mutual consent of both parties, or either party terminates because the merger has not been completed by April 30, 2008, through no fault of the terminating party, the merger agreement will be void and neither party will have any liability as a result of the termination.

        Stockmans must pay PremierWest's reasonable expenses incurred in connection with entering into the merger agreement and attempting to consummate the merger up to a maximum of $500,000 if:

  •
  either party terminates due to the failure of Stockmans shareholders to approve the principal terms of the merger agreement, provided no failure of any covenant, condition, representation or warranty of PremierWest proximately caused such failure;

  •
  PremierWest terminates the merger agreement due to Stockmans' material misrepresentation or breach and failure to cure such breach within 30 days; or

  •
  Stockmans terminates the merger agreement pursuant to a determination by its board that such action is required in order for the directors to comply with their fiduciary duties.

        Stockmans must pay an additional $1.25 million termination fee (in addition to expense reimbursement) to PremierWest if Stockmans willfully failed to comply with any material covenant.

        PremierWest must pay Stockmans reasonable expenses incurred in connection with entering into the merger agreement and attempting to consummate the merger up to a maximum of $500,000 if Stockmans terminates the merger agreement due to PremierWest's material misrepresentation or breach and failure to cure such breach within 30 days. PremierWest must pay an additional $1.25 million termination fee (in addition to expense reimbursement) to Stockmans if PremierWest willfully failed to comply with any material covenant.

        Stockmans must pay a $3.75 million termination fee to PremierWest, within thirty days of PremierWest's request, if all of the following occur:

  •
  the merger agreement is terminated:

  •
  by either party because Stockmans shareholders fail to approve the principal terms of the merger agreement,

  •
  by Stockmans pursuant to a good faith determination by its board of directors after consultation with Gary Steven Findley, its legal counsel, that such action is required for the directors to comply with their fiduciary duties, or

  •
  by PremierWest because of an uncured material breach by Stockmans; and

  •
  Stockmans:

  •
  enters into an alternative acquisition transaction prior to the date that is 12 months from the date of terminations;

  •
  enters into an alternative acquisition transaction that had been proposed prior to or at the time of Stockmans's special meeting of shareholders concerning the merger proposal with PremierWest if either party terminates the merger agreement because Stockmans shareholders fail to approve the merger proposal, or

  •
  enters into an alternative acquisition transaction that had been proposed prior to the date of termination if PremierWest terminates the merger agreement because of an uncured material breach by Stockmans or if Stockmans terminates the merger agreement to comply with their fiduciary duties; and

  •
  there was no material failure by PremierWest to comply with its covenants in the merger agreement at the time of Stockmans's special meeting of shareholders.

        If, in connection with the termination of the merger agreement, Stockmans pays any of PremierWest's expenses or pays the additional $1.25 million to PremierWest as a result of Stockmans's material breach of the agreement, the $3.75 million termination fee will be reduced by such payments. For PremierWest and Stockmans, receipt of the appropriate termination fee is the sole remedy for termination of the merger agreement.

Decline in PremierWest's Measuring Price below $11.50

        Stockmans may notify PremierWest that it intends to terminate the merger agreement due to a decline in the measuring price of PremierWest's common stock below $11.50. PremierWest may elect, within two business days of its receipt of such notice, to increase the amount of cash it will issue in the merger. PremierWest must increase the amount of cash such that the per share consideration will at least be equal to the per share consideration a holder of Stockmans stock would have received had the PremierWest measuring price been $11.50.

        If PremierWest makes such an election, no termination of the merger agreement will occur and the merger agreement will remain in effect according to its terms, except for the increase in amount of cash to be issued. If PremierWest does not elect to increase the number of shares after receiving notice of termination from Stockmans due to the decline in its stock price, the merger agreement will terminate and be of no further force and effect, and neither party will receive a termination fee.

Increase in PremierWest's Measuring Price over $14.00

        PremierWest may notify Stockmans that it intends to terminate the merger agreement due to a increase in the measuring price of PremierWest's common stock above $14.00. Stockmans may elect,

within two business days of its receipt of such notice, to reduce the amount of cash it will receive in the merger. The amount of cash will be decreased such that the per share consideration will be equal to the per share consideration a holder of Stockmans stock would have received had the PremierWest measuring price been $14.00.

        If Stockmans makes such an election, no termination of the merger agreement will occur and the merger agreement will remain in effect according to its terms, except for the decrease in amount of cash to be issued. If Stockmans does not elect to decrease the amount of cash after receiving notice of termination from PremierWest due to the increase in its stock price, the merger agreement will terminate and be of no further force and effect, and neither party will receive a termination fee.

Expenses

        The merger agreement provides, in general, that each party will pay its own expenses in connection with the merger, including fees and expenses of its own financial and other consultants, accountants, and legal counsel except under termination events as discussed above.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

        The following is the unaudited pro forma combined condensed consolidated financial information for PremierWest and Stockmans giving effect to the merger. The balance sheet information presented gives effect to the merger as if it occurred on September 30, 2007. The income statement information presented gives effect to the merger as if it occurred on the first day of each period presented.

        To calculate the pro forma shares outstanding used in computing the pro forma combined per share data, PremierWest assumed that (1) the per share cash consideration would be equal to $100.80 and (2) the per share stock consideration would be equal to 7.9059 PremierWest shares. These assumptions are based on a $12.75 per share price of PremierWest common stock and the issuance of 5,357,426 shares of PremierWest common stock.

        PremierWest expects that it will incur merger and integration charges as a result of the merger. The unaudited pro forma combined condensed consolidated financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect any possible financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not purport to be indicative of operating results or financial position that would have actually occurred or existed if the transaction had occurred on the specific dates.

        The merger will be accounted for under the "purchase" method of accounting. Under the purchase method of accounting, the assets and liabilities of Stockmans, as of the completion of the merger, will be recorded at their fair values and the excess of purchase price over the fair value of net assets will be allocated to goodwill. The consolidated financial statements of PremierWest issued after completion of the merger will reflect such values and will not be restated retroactively to reflect the historical position or results of operations of Stockmans. The operating results of Stockmans will be reflected in PremierWest's consolidated financial statements from and after the date the merger is completed.

        The final allocation of the purchase price will be determined after the merger is completed and after completion of analyses to determine the fair values of Stockmans' tangible and identifiable intangible assets and liabilities as of the date the merger is completed. In addition, estimates of merger-related charges are subject to final decisions related to combining the companies, such as the timing of the cancellation of contracts and agreements. Any change in the estimated fair value of the net assets of Stockmans will change the portion of the purchase price allocable to goodwill. In addition, changes to Stockmans stockholders' equity, including net income through the date the merger is completed and the special dividend that may be paid to the shareholders of Stockmans before the effective time of the merger, will also change the amount of goodwill recorded. As a result, the final adjustments may be materially different from the unaudited pro forma adjustments used in preparing the unaudited pro forma combined condensed consolidated financial information presented in this joint proxy statement/prospectus. The unaudited pro forma adjustments used in preparing the unaudited pro forma combined condensed consolidated financial information are described in greater detail in the notes thereto.

        The unaudited pro forma combined condensed consolidated financial information is based on, and should be read in conjunction with, the historical financial statements included in this joint proxy statement/prospectus or presented in PremierWest's prior filings with the SEC, which are incorporated into this joint proxy statement/prospectus by reference.

PREMIERWEST BANCORP AND STOCKMANS FINANCIAL GROUP
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2007

	September 30, 2007
	PremierWest Bancorp	Stockmans Financial Group	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands)
Cash and balances due from banks	$28,846	$5,649	$(22,769	)(a1)	$11,726
Fed funds sold and interest-bearing deposits	38	113,297	—		113,335
Investment securities available-for-sale	229	45,417	—		45,646
Investment securities held-to-maturity	6,057	—	—		6,057
Restricted equity securities	1,865	—	—		1,865
Mortgage loans held-for-sale	354	—	—		354
Loans, net of deferred loan fees	1,002,087	205,388	(151	)(a2)	1,207,324
Less: Allowance for loan and lease losses	(11,387)	(3,557)	—		(14,944)
Premises and equipment, net of accumulated depreciation	38,089	4,947	5,000	(a2)	48,036
Core deposit intangibles, net of accumulated amortization	1,640	—	4,909	(a3)	6,549
Goodwill	20,942	—	51,389	(a4)	72,331
Other assets	26,153	6,768	—		32,921

Total assets	$1,114,913	$377,909	$38,378		$1,531,200

Demand deposits	$193,666	$52,197	$—		245,863
Interest bearing deposits	732,735	253,453	19	(a2)	986,207

Total deposits	926,401	305,650	19		1,232,070
Federal funds purchased	23,470	—	—		23,470
Federal Home Loan Bank borrowings	13,164	17,643	135	(a2)	30,942
Junior subordinated debentures	15,464	15,464	(152	)(a2)	30,776
Other liabilities	11,266	3,172	6,049	(a5)	20,487

Total liabilities	989,765	341,929	6,051		1,337,745
Preferred stock	9,590	—	—		9,590
Common stock	97,269	6,747	61,560	(a6)	165,576
Retained earnings	18,223	29,228	(29,228	)(a7)	18,223
Accumulated other comprehensive income	66	5	(5	)(a7)	66

Total shareholders' equity	125,148	35,980	32,327		193,455

Total liabilities and shareholders' equity	$1,114,913	$377,909	$38,378		$1,531,200

The accompanying notes are an integral part of the unaudited pro forma combined condensed consolidated financial information.

PREMIERWEST BANCORP AND STOCKMANS FINANCIAL GROUP
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

	For the Nine Months Ended September 30, 2007
	PremierWest Bancorp	Stockmans Financial Group	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands except per share data)
Interest income	$61,237	$21,005	$38	(b1)	$82,280
Interest expense	19,799	9,129	$(1	)(b1)	28,927

Net interest income	41,438	11,876	39		53,353
Provision for credit losses	500	300	—		800
Non-interest income	6,610	701	—		7,311
Non-interest expense	29,173	5,748	631	(b1),(b2),(b3)	35,552

Income before provision for income taxes	18,375	6,529	(592)		24,312
Provision for income tax	7,023	235	2,036	(b4)	9,294

Net income	$11,352	$6,294	$(2,628)		$15,018

Cash dividend to preferred stock shareholders	$206	$—	$—		$206
Earnings per common share—basic	$0.65	$6.97			$0.66
Earnings per common share—diluted	$0.61	$6.97			$0.63
Weighted average shares—basic	17,022,356	903,534	4,453,892		22,379,782
Weighted average shares—diluted	18,512,521	903,534	4,453,892		23,869,947

The accompanying notes are an integral part of the unaudited pro forma combined condensed consolidated financial information.

PREMIERWEST BANCORP AND STOCKMANS FINANCIAL GROUP
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2006

	For the Twelve Months Ended December 31, 2006
	PremierWest Bancorp	Stockmans Financial Group	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands except per share data)
Interest income	$73,252	$27,215	$50	(b1)	$100,517
Interest expense	19,104	9,902	(1	)(b1)	29,005

Net interest income	54,148	17,313	51		71,512
Provision for loan losses	800	300	—		1,100
Non-interest income	7,701	879	—		8,580
Non-interest expense	37,415	7,069	840	(b1),(b2),(b3)	45,324

Income before provision for income taxes	23,634	10,823	(789)		33,668
Provision for income tax	8,986	395	3,443	(b4)	12,824

Net income	$14,648	$10,428	$(4,232)		$20,844

Cash dividend to preferred stock shareholders	$275	$—	$—		$275
Earnings per common share—basic	$0.89	$11.42			$0.95
Earnings per common share—diluted	$0.83	$11.42			$0.90
Weighted average shares—basic	16,182,334	913,053	4,444,373		21,539,760
Weighted average shares—diluted	17,688,367	913,053	4,444,373		23,045,793

The accompanying notes are an integral part of the unaudited pro forma combined condensed consolidated financial information.

PREMIERWEST BANCORP AND STOCKMANS FINANCIAL GROUP

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1—Basis of Presentation

        The unaudited pro forma condensed combined balance sheet as of September 30, 2007 is presented as if the merger was consummated on that date. The unaudited pro forma condensed combined statements of income are presented as if the merger had occurred on January 1, 2006. The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary. The final allocation of the purchase price will be based on Stockmans' assets and liabilities on the closing date of the merger.

Note 2—Merger-Related Costs and Expenses

        The table below reflects PremierWest's and Stockmans' current estimates, for pro forma presentation purposes only, of the merger-related costs incurred or expected to be incurred with respect to the merger:

(in thousands)
Employee severance and continuation costs	$1,726
Investment banking and other professional fees	1,255
Contract termination fees and other costs	596

Total merger costs	3,577
Less estimated tax benefit	1,368

Merger-related costs after tax	$2,209

        The estimated tax benefit is based on a marginal income tax rate of approximately 38.25%. Many of the cost estimates are forward-looking. The type and amount of actual costs could vary from these estimates if future developments differ from the assumptions used by management to determine the current estimate of merger-related costs. For additional factors that may cause actual results to differ, see "Risk Factors" on page 18.

Note 3—Pro Forma Adjustments

        Summarized below are the pro forma adjustments necessary to reflect the merger based on the purchase method of accounting.

  Unaudited Pro Forma Condensed Combined Balance Sheet

        (a1) Cash to be issued to the shareholders of Stockmans Financial Group.

        (a2) Preliminary fair value adjustments based on estimates.

        (a3) New core deposit intangible of $4.9 million. The core deposit intangible amount represents the estimated future economic benefits resulting from the acquired customer balances and relationships and this intangible asset will be amortized to expense over the estimated life of the deposits. The core deposit intangible asset will be periodically reviewed for impairment.

        (a4) New goodwill of $51.4 million. The acquisition of Stockmans significantly enhances the presence of PremierWest in the Sacramento Metropolitan Service Area, making PremierWest the 14th largest bank (from 38th), increasing from two branches to seven branches. PremierWest will retain experienced and local management, and the banks operating and service models are considered complimentary. The addition of the former Stockmans branches is contiguous to the southern most part of PremierWest's current geographic footprint which currently includes 40 full service branches. Based on both the increase in PremierWest's geographic footprint (45 branches versus 40) and asset size, this expansion will increase the overall value of the organization. The acquisition provides additional liquidity for PremierWest to further expand operations, historical credit performance for Stockmans has been strong, and the acquisition is projected to be accretive to GAAP earnings in the first full year of operations after closing. After the fair valuing of assets, liabilities, and the recognition of intangible assets, PremierWest believes the purchase price appropriately results in the recognition of goodwill for the aforementioned reasons. Estimated new goodwill consists of:

	September 30, 2007
	(dollars in thousands, except per share amounts)
Total PremierWest Common Stock to be issued	5,357,426	Shares
Purchase price per PremierWest common share	$12.75
		$68,307
Cash to be issued to Stockmans Financial Group shareholders		22,769

Total purchase price		91,076

Net assets acquired
Stockmans Financial Group stockholders' equity		35,980
Estimated adjustments to reflect assets acquired at fair value:
Loans and leases		(151)
Premises and equipment		5,000
New core deposit intangible		4,909
Estimated amounts allocated to liabilities assumed at fair value:
Deposits		(19)
Federal Home Loan Bank borrowings		(135)
Junior subordinated debentures		152
Other liabilities		(3,577)

		42,159
Deferred tax adjustment related to fair value adjustments		2,472

Goodwill resulting from merger		$51,389

        (a5) Merger related cost accrual of $3.6 million (Note 2) and net deferred tax liability adjustment of $2.4 million related to fair value adjustments and merger related cost accrual.

        (a6) Value of consideration paid via stock issuance from PremierWest to Stockmans' shareholders of approximately $68.3 million less Stockmans' stock of approximately $6.7 million.

        (a7) Remove Stockmans' retained earnings and accumulated other comprehensive income.

  Unaudited Pro Forma Condensed Combined Statement of Income

        (b1) Amortization or accretion of adjustments made to assets acquired and liabilities assumed to reflect fair value at the acquisition date. The estimated adjustment to fair value of the loan and lease portfolio of $151,000 will be recognized as additional interest income over three years using the straight-line method. The estimated adjustment to interest bearing deposit liabilities of $19,000 and Federal Home Loan Bank borrowings of $135,000 is based on current rates for similar instruments and will reduce interest expense over their remaining contractual lives of approximately three years. The $152,000 estimated market value adjustment for the junior subordinated debentures will be amortized as an increase to interest expense on a straight-line basis until its redemption date of September 2010. The amortization of the estimated premium for premises of $4.1 million (which excludes the estimated $900,000 premium assigned to land) is based on the straight-line method over an expected life of 39 years.

        (b2) Core deposit intangible of $4.9 million to be amortized on a straight-line basis over 7.27 years. The value of the core deposit intangible represents the estimated future economic benefit resulting from the acquired customer balances and relationships, which was estimated by considering cash flows from the current balances of accounts, expected growth or attrition in balances and the estimated life of the relationship.

        (b3) Includes compensation expense, recognized on a straight-line basis over 7 years, relating to non-qualified stock options to purchase 60,000 shares of PremierWest common stock granted to executives of Stockmans in connection with the merger.

        (b4) Adjustment to record the tax effect of the pro forma adjustments, along with increased income taxes for Stockmans as it is no longer a Subchapter-S corporation for tax purposes, using a marginal income tax rate of 38.25% for these items.

INFORMATION ABOUT PREMIERWEST

Introduction

        PremierWest Bancorp, an Oregon corporation, is a registered bank holding company headquartered in Medford, Oregon. PremierWest operates primarily through its principal subsidiary, PremierWest Bank. In addition PremierWest formed two special purpose trust subsidiaries for the purpose of issuing junior subordinated debentures—PremierWest Statutory Trusts I and II.

        PremierWest Bank was formed in 1990 as Bank of Southern Oregon. Bank of Southern Oregon changed its name to PremierWest Bank in connection with the merger with Douglas National Bank in May 2000. In April 2001, PremierWest acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January 2004, PremierWest acquired Mid Valley Bank, with five branch offices located in the northern California counties of Shasta, Tehama, and Butte.

        At September 30, 2007 PremierWest had total assets of approximately $1.1 billion, gross loans (net of allowance for loan losses and deferred loan fees) of approximately $990.7 million, deposits of $926.4 million and total shareholders' equity of $125.1 million.

Business Strategy

        PremierWest pursues a profit-based growth strategy, including the following key components:

  •
  adhering to PremierWest's mission of "People Doing Business with People" by committing to a community bank philosophy of exceptional customer service with experienced, knowledgeable community bankers;

  •
  expanding PremierWest's market through de novo branching and acquisitions;

  •
  enhancing customer relationships with a wide variety of products and services and the increased capabilities through growth; and

  •
  increasing market share in growth communities in the West.

        PremierWest Bank adheres to a community banking strategy by offering a full range of financial products and services through its network of branches encompassing a two state region between northern California and southern Oregon from Roseburg, Oregon, to the north, and the markets situated around Roseville and Woodland, California, to the south; and the high growth market area of Deschutes County located in central Oregon.

        Since the beginning of 2001, PremierWest Bank has grown through two acquisitions to enter into and expand its presence in Northern California and the addition of sixteen de novo branches, two of which have since been consolidated with other offices) throughout its market.

        PremierWest Bank has three subsidiaries: Premier Finance Company, PremierWest Investment Services, Inc. and Blue Star Properties, Inc. Premier Finance Company originates consumer loans from offices located in Medford, Grants Pass, Klamath Falls, Roseburg and Portland, Oregon and Redding and Yreka, California. PremierWest Investment Services, Inc. provides investment brokerage services to customers throughout the bank's market. Blue Star Properties serves solely to hold real estate properties for PremierWest and presently has no properties under its ownership.

Products and Services

        PremierWest Bank conducts a general commercial banking business, gathering deposits from the general public and applying those funds to the origination of loans for commercial, real estate, and consumer purposes and investments. PremierWest Bank offers a broad range of banking services to its customers, principally to small and medium-sized businesses, professionals and retail customers.

        Loan products—PremierWest Bank makes commercial and real estate loans, construction loans for owner-occupied and investment properties, commercial and equipment leases, and secured and unsecured consumer loans. Commercial and real estate-based lending has been the primary focus of the bank's lending activities.

        Commercial lending—PremierWest Bank offers specialized loans for business and commercial customers, including equipment and inventory financing, accounts receivable financing, operating lines of credit, and real estate construction loans. The bank also makes Small Business Administration loans to qualified businesses. A substantial portion of the bank's commercial loans are designated as real estate loans for regulatory reporting purposes because they are secured by mortgages and trust deeds on real property, even if the loans are made for the purpose of financing commercial activities, such as inventory and equipment purchases and leasing, and even if they are secured by other assets such as equipment or accounts receivable. One of the primary risks associated with commercial loans is the risk that the commercial borrower might not generate sufficient cash flows to repay the loan. The bank's underwriting guidelines require secondary sources of repayment, such as real estate collateral, and generally require personal guarantees from the borrower's principals.

        Real estate lending—Real estate is commonly a material component of collateral for the bank's loans. Although the expected source of repayment for these loans is generally business or personal income, real estate collateral provides an additional measure of security. Risks associated with loans secured by real estate include fluctuating property values, changing local economic conditions, changes in tax policies, and a concentration of real estate loans within a limited geographic area.

        Commercial real estate loans primarily include owner-occupied commercial properties and income-producing or farm properties. The primary risks of commercial real estate loans are the potential loss of income for the borrower and the ability of the market to sustain occupancy and rent levels. The bank's underwriting standards limit the maximum loan-to-value ratio on real estate held as collateral and require a minimum debt service coverage ratio for each of its commercial real estate loans.

        Although commercial loans and commercial real estate loans generally are accompanied by somewhat greater risk than single-family residential mortgage loans, commercial loans and commercial real estate loans tend to be higher yielding, have shorter terms and generally provide for interest-rate adjustments as prevailing rates change. Accordingly, commercial loans and commercial real estate loans assist with interest-rate risk management while contributing to strong asset and income growth.

        PremierWest Bank originates several different types of construction loans, including residential construction loans to borrowers who will occupy the premises upon completion of construction, residential construction loans to builders, commercial construction loans, and real estate acquisition and development loans. Because of the complex nature of construction lending, these loans have a higher degree of risk than other forms of real estate lending. Generally, the bank mitigates its risk on construction loans by lending to customers who have been pre-qualified for long-term financing and who are using contractors acceptable to the bank.

        Consumer lending—PremierWest bank and Premier Finance Company, make secured and unsecured loans to individual borrowers for a variety of purposes including personal loans, revolving credit lines and home equity loans, as well as consumer loans secured by autos, boats and recreational vehicles. Besides targeting non-bank customers in the bank's immediate markets, Premier Finance Company also makes loans to PremierWest Bank customers where the loans may carry a higher risk than permitted under the bank's lending criteria.

        Lease financing—During 2001, PremierWest Bank contracted with a commercial leasing management company in Portland, Oregon, to introduce commercial equipment lease financing to customers primarily involved in the waste management industry. Management initially viewed commercial leasing as an alternative that brought additional flexibility to conventional borrowing for the purchase of business equipment. However, during 2002 management elected to curtail its leasing activities in favor of other commercial lending opportunities. No lease transactions have been originated since 2002 and no activity is anticipated to occur during 2007. The existing commercial lease portfolio is not significant to the operations of the bank.

        Deposit products and other services—The bank offers a variety of traditional deposit products to attract both commercial and consumer deposits through checking and savings accounts, money market accounts, and certificates of deposit. The bank also offers safe deposit facilities, traveler's checks, money orders and automated teller machines at most of its facilities.

        The bank's investment subsidiary, PremierWest Investment Services, Inc., provides investment brokerage services to its customers through a third-party broker-dealer arrangement as well as through independent insurance companies allowing for the sale of investment and insurance products such as stocks, bonds, mutual funds, annuities, and other insurance products.

Market Area

        The bank conducts a regional community banking business in Southern and Central Oregon and Northern California through a network of 40 bank branches. The bank has evolved over the past six years through a combination of acquisitions and de novo branch openings and its geographic footprint can be subdivided into several key market areas that are generally identifiable by a specific community, county or combination thereof.

        PremierWest serves Jackson County, Oregon, from its main office in Medford, six branch offices in Medford and branch offices in the surrounding communities of Central Point, Eagle Point, Ashland and Shady Cove. Medford is the fourth largest city in Oregon and is the center for commerce, medicine and transportation in southwestern Oregon. PremierWest also has two full-service branches in Grants Pass (Josephine County), Oregon. The principal industries in Jackson and Josephine Counties include forest products, manufacturing and agriculture. Other manufacturing segments include electrical equipment and supplies, computing equipment, printing and publishing, fabricated metal products and machinery, and stone and concrete products. In the non-manufacturing sector, significant industries include recreational services, wholesale and retail trades, as well as medical care, particularly in connection with the area's growing retirement community.

        Another primary market area is centered in Roseburg, Oregon, and the surrounding communities in Douglas County, that the bank serves from eight branches—four of which are located in Roseburg and four others located in the communities of Winston, Glide, Sutherlin, and Drain. The bank's presence in the Douglas County market area resulted from Bank of Southern Oregon's merger with Douglas National Bank in May 2000. The economy in Douglas County has historically depended on the forest products industry, which is generally a declining industry, resulting in little economic growth and lower per capita income levels compared to other market areas along the Interstate 5 corridor, including those in Medford and Grants Pass and those in northern California, which are somewhat more economically diversified.

        The bank has eight branch locations within Siskiyou County in northern California, resulting from the April 2001 acquisition of Timberline Bank. The bank acquired five branches in the January 2004 acquisition of Mid Valley Bank. The Mid Valley Bank branches are located in Redding (2), Red Bluff, Chico and Corning in Shasta, Tehama and Butte counties, respectively. Late in 2005 PremierWest opened a new branch in the community of Anderson outside of Redding. The economy of northern

California from Siskiyou County south to Butte County is primarily involved in government services, retail trade and services, education, healthcare, agriculture, recreation and tourism.

        Late in 2004 the bank opened a branch office in Woodland (Yolo County), California, followed by a branch in Roseville (Placer County), California in August 2005. These two branches have established the bank's southernmost reach with Woodland being located 20 miles northwest of Sacramento, at the intersection of Interstate 5 and State Route 113, and Roseville 16 miles northeast of Sacramento on Interstate 80. In addition to wholesale and retail trade, Woodland's key industries include agriculture and food processing, manufacturing, transportation and distribution, education, healthcare and government services, while Roseville's major employers include manufacturing, healthcare, transportation, and government services.

        Within Oregon and located inland from the Interstate 5 corridor, the Bank operates three branches, one located in Klamath Falls (Klamath County), and two located in Deschutes County (Bend and Redmond). PremierWest opened its Klamath Falls office during the first quarter of 2004. Klamath County's principal industries include lumber and wood products, agriculture, transportation, recreation and government. In October 2004, the bank established a loan production office in Bend. This office was subsequently converted to a full service branch in August 2005. During the fourth quarter of 2006, the bank opened a branch in Redmond, firmly establishing the bank's presence in Central Oregon's Deschutes County. Deschutes County is Oregon's fastest growing county with a diverse employment base including manufacturing, retail trade, tourism, natural resources and government.

        While the bank does business in many different communities, the geographic areas we serve make the bank more reliant on local economies in contrast to super-regional and national banks. Nevertheless, management considers the diversity of our customers, communities, and economic sectors a source of strength and competitive advantage in pursuing its community banking strategy.

Industry Overview

        The commercial banking industry continues to undergo increased competition, consolidation and change. In addition to traditional competitors such as banks and credit unions, noninsured financial service companies such as mutual funds, brokerage firms, insurance companies, mortgage companies and leasing companies now offer alternative investment opportunities for customers' funds and lending sources for their needs. Banks have been granted extended powers to better compete with these financial service providers through the limited right to sell insurance, securities products and other services, but the percentage of financial transactions handled by commercial banks continues to decline as the market penetration of other financial service providers has grown.

        The bank's business model is to compete on the basis of customer service, not solely on price, and to compete for deposits by offering a variety of accounts at rates generally competitive with other financial institutions in the area.

        The bank's competition for loans comes principally from commercial banks, savings banks, mortgage companies, finance companies, insurance companies, credit unions, and other traditional lenders. We compete for loans on the basis of interest rates and loan fees, our array of commercial and mortgage loan products, and the efficiency and quality of our services. Lending activity can also be affected by our liquidity, local and national economic conditions, current interest rate levels, and loan demand. The bank competes with larger commercial banks by emphasizing a community bank orientation and personal service to both commercial and individual customers.

Properties

        As of September 30, 2007, PremierWest conducted business through 50 offices including the operations of the bank, the bank's mortgage division, and also the bank's two subsidiaries—Premier

Finance Company and PremierWest Investment Services, Inc. The 50 offices included 40 bank branches and 10 other office locations.

        PremierWest Bank's 40 branch facilities are located in Oregon and California and more specifically broken down as follows: 23 branches are located in Jackson (10), Josephine (2), Deschutes (2), Douglas (8) and Klamath (1) counties of Oregon and 17 branches offices located in Siskiyou (8), Shasta (3), Butte (2), Tehama (2), Placer (1) and Yolo (1) counties of California.

        PremierWest's 10 other locations house administrative, subsidiary or mortgage lending operations. These facilities include two owned buildings housing the PremierWest's administrative head office, operations and data processing facilities located on one campus located in Medford, Oregon; two owned administrative facilities—one in Redding, California housing regional administration, our Premier Finance Company subsidiary and the bank's mortgage division offices and one in Red Bluff, California housing the bank data processing functions; three leased locations housing stand-alone Premier Finance Company offices in Portland, Roseburg and Medford, Oregon; and, one owned location in Medford, Oregon occupied by the bank's mortgage division.

        Of the 50 locations, 35 are owned by the bank, 13 are leased, and 2 locations involve long-term land leases where the bank owns the building.

        In addition, to the above, four Premier Finance Company offices are housed within bank branches, as are various employees of PremierWest Investment Services, Inc. and the bank's mortgage division.

        As of September 30, 2007, the aggregate monthly rental on leased locations was $71,729.

Employees

        As of September 30, 2007, PremierWest Bank had 491 full-time equivalent employees. None of our employees are represented by a collective bargaining group. Management considers its relations with employees to be good.

Legal Proceedings

        From time to time, in the normal course of business, PremierWest may become party to various legal actions. Management is unaware of any existing legal actions against PremierWest or its subsidiaries that will have a materially adverse impact on our business, financial condition or results of operations.

INFORMATION ABOUT STOCKMANS FINANCIAL GROUP

Introduction

        Stockmans Financial Group, a California corporation, is a registered bank holding company headquartered in Elk Grove, California. Stockmans operates primarily through its wholly owned subsidiary, Stockmans Bank. In addition, Stockmans formed a special purpose trust subsidiary, Stockmans Financial Trust I, in connection with the issuance of junior subordinated debentures.

        At September 30, 2007 Stockmans had total assets of approximately $377.9 million, gross loans (net of allowance for loan losses and deferred loan fees) of approximately $205.7 million, deposits of $305.7 million and total shareholders' equity of $36.0 million.

History

        Stockmans Bank conducts a general commercial banking business, gathering deposits from the general public and applying those funds to the origination of loans for commercial, real estate, and consumer purposes and investments. Stockmans Bank was organized by the California Livestock Production Credit Association, chartered on October 25, 1933, as the Association's successor upon termination of its Farm Credit System status. On November 23, 1988, the organizers of the bank filed an application with the Department of Financial Institutions and the application was approved on September 29, 1989. The Association was merged into Stockmans Bank and the bank opened for business on March 12, 1991. Stockmans Bank adheres to a community banking strategy by offering a full range of financial products and services through its network of branches encompassing a two county region in northern California.

Products and Services

        Stockmans Bank offers a broad range of banking services to its customers, principally to small and medium-sized businesses, professionals and retail customers.

        Loan products—Stockmans Bank makes commercial and real estate loans, construction loans for owner-occupied and investment properties, commercial and equipment leases, and secured and unsecured consumer loans. Commercial and real estate-based lending has been the primary focus of the Bank's lending activities.

        Commercial lending—Stockmans Bank offers specialized loans for business and commercial customers, including equipment and inventory financing, accounts receivable financing, operating lines of credit, and real estate construction loans. A substantial portion of the Bank's commercial loans are designated as real estate loans for regulatory reporting purposes because they are secured by mortgages and trust deeds on real property, even if the loans are made for the purpose of financing commercial activities, such as inventory and equipment purchases and leasing, and even if they are secured by other assets such as equipment or accounts receivable.

        One of the primary risks associated with commercial loans is the risk that the commercial borrower might not generate sufficient cash flows to repay the loan. Stockmans Bank's underwriting guidelines require secondary sources of repayment, such as real estate collateral, and generally require personal guarantees from the borrower's principals.

        Real estate lending—Real estate is commonly a material component of collateral for Stockmans Bank's loans. Although the expected source of repayment for these loans is generally business or personal income, real estate collateral provides an additional measure of security. Risks associated with loans secured by real estate include fluctuating property values, changing local economic conditions, changes in tax policies, and a concentration of real estate loans within a limited geographic area.

        Commercial real estate loans primarily include owner-occupied commercial properties and income-producing or farm properties. The primary risks of commercial real estate loans are the potential loss of income for the borrower and the ability of the market to sustain occupancy and rent levels. Stockmans Bank's underwriting standards limit the maximum loan-to-value ratio on real estate held as collateral and requires a minimum debt service coverage ratio for each of its commercial real estate loans.

        Although commercial loans and commercial real estate loans generally are accompanied by somewhat greater risk than single-family residential mortgage loans, commercial loans and commercial real estate loans tend to be higher yielding, have shorter terms and generally provide for interest-rate adjustments as prevailing rates change. Accordingly, commercial loans and commercial real estate loans assist with interest-rate risk management while contributing to strong asset and income growth.

        Stockmans Bank originates several different types of construction loans, including residential construction loans to borrowers who will occupy the premises upon completion of construction, residential construction loans to builders, commercial construction loans, and real estate acquisition and development loans. Because of the complex nature of construction lending, these loans have a higher degree of risk than other forms of real estate lending. Generally, the Bank mitigates its risk on construction loans by lending to customers who have been pre-qualified for long-term financing and who are using contractors acceptable to Stockmans Bank.

        Consumer lending—Stockmans Bank makes secured and unsecured loans to individual borrowers for a variety of purposes including personal loans and revolving credit lines.

        Deposit products and other services—Stockmans Bank offers a variety of traditional deposit products to attract both commercial and consumer deposits through checking and savings accounts, money market accounts, and certificates of deposit. The bank also offers safe deposit facilities, traveler's checks and automated teller machines at most of its facilities.

Market Area

        Stockmans Bank conducts a regional community banking business in northern California through a network of five full service bank branches. The bank has grown over the past sixteen years exclusively through the addition of de novo branches. Stockmans serves Sacramento and Placer County, California, from its main office facility in Elk Grove plus four branch offices in Galt, Rocklin, Folsom and Sacramento.

        Sacramento is the capital of California and is a center for commerce, medicine and transportation in northern California. In addition to wholesale and retail trade, Sacramento County's key industries include government services, agriculture and food processing, manufacturing, transportation and distribution, education, healthcare, while Placer County's major employers include manufacturing, healthcare and transportation.

Industry Overview

        The commercial banking industry continues to undergo increased competition, consolidation and change. In addition to traditional competitors such as banks and credit unions, noninsured financial service companies such as mutual funds, brokerage firms, insurance companies, mortgage companies and leasing companies now offer alternative investment opportunities for customers' funds and lending sources for their needs. Banks have been granted extended powers to better compete with these financial service providers through the limited right to sell insurance, securities products and other services, but the percentage of financial transactions handled by commercial banks continues to decline as the market penetration of other financial service providers has grown.

        Stockmans Bank's business model is to compete on the basis of customer service, not solely on price, and to compete for deposits by offering a variety of accounts at rates generally competitive with other financial institutions in the area.

        Stockmans Bank's competition for loans comes principally from commercial banks, savings banks, finance companies, insurance companies, credit unions, and other traditional lenders. We compete for loans on the basis of interest rates and loan fees, our array of commercial loan products and the efficiency and quality of our services. Lending activity can also be affected by our liquidity, local and national economic conditions, current interest rate levels, and loan demand. As described above, Stockmans Bank competes with larger commercial banks by emphasizing a community bank orientation and personal service to both commercial and individual customers.

Employees

        As of September 30, 2007, Stockmans Bank had 68 full-time equivalent employees. None of our employees are represented by a collective bargaining group. Management considers its relations with employees to be good.

Properties

        In addition to the main office in Elk Grove, California, Stockmans Bank also has a branch in Folsom, Galt, Sacramento and Rocklin. The following is a description of the properties:

Location	Square Feet	Date Opened	Occupancy Status (own/lease)
Main Office 9340 E. Stockton Blvd., Elk Grove, CA	14,545	4/20/1998	Own
Folsom Branch 701 E. Bidwell Street, Folsom, CA	4,250	7/1/1997	Own
Galt Branch 701 C Street, Galt, CA	6,597	9/28/1993	Lease
Natomas Branch 4110 Truxel Road Ste B, Sacramento, CA	3,251	10/16/2006	Lease
Rocklin Branch 4875 Granite Drive Rocklin, CA	4,250	7/14/1997	Own

Stockmans Bank also owns the Jesse Wright Suites property at 9275 E. Stockton Blvd., Elk Grove, California, which is a 4,978 square foot office suite complex that also includes a Stockmans Bank ATM. The office complex opened April 1, 2004, and Stockmans Bank leases a portion of the space to office tenants.

Legal Proceedings

        There are no material pending legal proceedings to which Stockmans or Stockmans Bank is a party or to which any of their properties is subject.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF STOCKMANS

Overview

        This section presents an analysis of the financial condition and results of operations of Stockmans for the nine-month periods ended September 30, 2007 and 2006, and for the years ended December 31, 2006, 2005 and 2004. The following discussion and analysis are intended to review the significant factors affecting the financial condition and results of operations of Stockmans for such periods, and should be read in conjunction with the financial statements, notes to financial statements and financial data presented elsewhere in this joint proxy statement/prospectus.

        Our subsidiary, Stockmans Bank, is a California state-chartered bank that derives most of its revenues from lending and deposit taking in the Sacramento Valley region of Northern California. Stockmans conducts a general commercial banking business, gathering deposits from the general public and applying those funds to the origination of loans for commercial, real estate, and consumer purposes and investments.

        Stockmans' profitability depends primarily on net interest income, which is the difference between interest income generated by interest-earning assets (principally loans and investments) and interest expense incurred on interest-bearing liabilities (principally customer deposits and borrowed funds). Net interest income is affected by the difference (the "interest rate spread") between interest rates earned on interest-earning assets and interest rates paid on interest-bearing liabilities, and by the relative volume of interest-earning assets and interest-bearing liabilities. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" or "net interest margin," which is net interest income divided by average interest-earning assets.

        To a lesser extent, Stockmans' profitability is also affected by such factors as the level of noninterest income and expenses, the provision for loan losses, and the provision for income taxes. Noninterest income consists primarily of service charges and fees on deposit accounts. Noninterest expense consists primarily of salaries and employee benefits, advertising, professional fees, equipment expenses, occupancy-related expenses, communications and other operating expenses.

For the Nine Months Ended September 30, 2007 and 2006

Highlights

        For the third quarter ending September 30, 2007, Stockmans earned $2.1 million ($2.38 per diluted share), a decrease of 20.0% compared to earnings of $2.7 million ($2.93 per diluted share) for the same period ended September 30, 2006. For the year-to-date period ending September 30, 2007, Stockmans earned $6.3 million ($6.97 per diluted share) compared to $8.1 million ($8.82 per diluted share) for the same period ending September 30, 2006, a decrease of 21.9%. Annualized return on average shareholders' equity was 16.69%, and return on average assets was 2.22% for the quarter ended September 30, 2007 as compared to an annualized return on average shareholders' equity and return on average assets of 23.56% and 3.01%, respectively, for the quarter ended September 30, 2006. At September 30, 2007 and December 31, 2006, gross loans (loans net of deferred loan fees but before deducting the allowance for loan losses) totaled $205.4 and $238.4 million, respectively, a decrease of $33.0 million or 13.84% since year end. Deposits totaled $305.7 million at September 30, 2007 compared to $300.9 million at December 31, 2006, a 1.58% increase since year-end (2.11% annualized growth rate). When compared to the third quarter ended September 30, 2006, gross loans decreased 14.94% and deposits increased 2.96%.

        A decline in earnings for the quarter and year-to-date periods ending September 30, 2007, when compared to the same periods a year ago, are driven by the combination of a decline in loans and additional costs associated with opening an additional branch. Short term interest rates, as measured by the fed fund rate index, have decreased a total of 50 basis points over the past twelve months—the 50 basis points change occurring during the third quarter just ended. For the third quarter of 2006, Stockmans' net interest margin was 5.24% compared to 4.33% for the third quarter of 2007.

        As of September 30, 2007, Stockmans Bank's loan to deposit ratio, based on net loans (loans net of deferred loan fees and the allowance for loan losses) was 66.03% compared to 78.14% as of December 31, 2006, and 80.29% as of September 30, 2006. This has resulted in an increase in the amount of fed funds sold and resulted in a lower net interest margin.

        Impacting 2007 profitability are a number of noninterest income or expense items that are either new or non-recurring when compared to the same periods in 2006. Noninterest income during the nine-month period ending September 30, 2007 reflects an increase in service charge rates which was effective in the fourth quarter of 2006. Noninterest expense, for the nine-month period ending September 30, 2007, includes additional operating expenses associated with the opening of Stockmans Bank's fifth branch, a de novo, located in the Natomas area of Sacramento which opened during the fourth quarter of 2006.

Financial Highlights

        The following table presents information regarding yields on interest-earning assets, rates paid on interest-bearing liabilities, net interest spreads, net yields on average interest-earning assets, returns on average assets and returns on average equity for the periods indicated.

Analysis for the three-month period ended September 30:	2007	2006	Increase (Decrease)	%Change
	(Dollars in 000's)
Average fed funds sold and investments	$148,775	$117,321	$31,454	26.81%
Average gross loans	214,364	238,920	(24,556)	(10.28)%
Average interest-earning assets	363,139	356,241	6,898	1.94%
Average interest-bearing liabilities (incl borrowings)	289,215	274,090	15,125	5.52%
Average total assets	377,618	357,316	20,302	5.68%
Average equity	50,282	45,617	4,665	10.23%
Average yield earned(1)	7.68%	8.18%	(0.50)	(6.11)%
Average rate paid	3.59%	3.17%	0.42	13.25%
Net interest spread	4.09%	5.01%	(0.92)	(18.36)%
Net interest income to average interest-earning assets (net interest margin)(1)	4.33%	5.24%	(0.91)	(17.37)%
Annualized return on average assets	2.22%	3.01%	(0.79)	(26.25)%
Annualized return on average equity	16.69%	23.56%	(6.87)	(29.16)%
Efficiency ratio(2)	46.35%	39.32%	7.03	17.88%
Analysis for the nine-month period ended September 30:	2007	2006	Increase (Decrease)	%Change
	(Dollars in 000's)
Average fed funds sold and investments	$130,098	$102,076	$28,022	27.45%
Average gross loans	232,804	239,935	(7,131)	(2.97)%
Average interest-earning assets	362,902	342,011	20,891	6.11%
Average interest-bearing liabilities (incl borrowings)	291,834	268,738	23,096	8.59%
Average total assets	379,209	357,144	22,065	6.18%
Average equity	48,784	43,698	5,086	11.64%
Average yield earned(1)	7.74%	7.90%	(0.16)	(2.03)%
Average rate paid	3.56%	2.88%	0.68	23.61%
Net interest spread	4.18%	5.02%	(0.84)	(16.73)%
Net interest income to average interest-earning assets (net interest margin)(1)	4.38%	5.16%	(0.78)	(15.12)%
Annualized return on average assets	2.21%	3.01%	(0.80)	(26.58)%
Annualized return on average equity	17.20%	24.59%	(7.39)	(30.05)%
Efficiency ratio(2)	45.70%	38.23%	7.47	19.54%

Notes:

(1)
Tax equivalent

(2)
Noninterest expense divided by net interest income plus noninterest income

Results of Operations

  Net Interest Income

        Net interest income, Stockmans' primary source of revenue, is the difference between the interest income generated from earning assets (loans and investments) and the interest expense paid on interest-bearing liabilities (interest-bearing deposits and borrowed funds). Stockmans' net interest income is impacted by variables such as the volume and mix of earning assets; the volume and mix of both interest-bearing and non interest-bearing liabilities; the quality of the loan portfolio; and the general movement in the market rates of interest. A key measurement of profitability is Stockmans' net interest margin (net interest income divided by average interest-earning assets), which represents the relative stability in net interest income over time.

        Net interest income for the third quarter of 2007 decreased $730,000, or 15.7%, when compared to the same period of 2006. The decrease is attributable to the effects of decreases in volumes of earning assets and liabilities combined with the effects of changes in interest rates. The decrease in volumes of average earning assets and liabilities resulted in a decrease in net interest income totaling $592,000 while interest rates resulted in a decrease in net interest income totaling $138,000 when comparing the third quarter of 2007 to the same period last year.

        Average earning assets increased $6.9 million during the third quarter of 2007 as compared to the third quarter of 2006. Average loans decreased $24.6 million and fed funds sold and investment securities increased $31.5 million. The increase in the volume of average earning assets during the third quarter of 2007 as compared to the same period of 2006 resulted in a decrease in interest income totaling $419,000 thousand. Interest rates on average earning assets decreased 49 basis points (from 8.18% to 7.68%) when compared to the same period in 2006.

        For the quarter ending September 30, 2007, Stockmans' tax equivalent net interest margin was 4.33%, a 91 basis point decrease over the same period a year ago. Stockmans' cost of average interest bearing deposits increased from 2.96% during the third quarter of 2006 to 3.38% for the third quarter of 2007. Over the same period, Stockmans' loan portfolio decreased resulting in an increase in the amount of fed funds sold, which has a lower rate of return. During the third quarter of 2007, Stockmans' FHLB borrowings averaged $17.6 million compared to $18.1 million during the third quarter of 2006.

  Loan Loss Provision

        Charges made to the provision for loan losses were $300,000 and $150,000 for the nine-month periods ended September 30, 2007 and September 30, 2006, respectively. Stockmans had net recoveries of $473 during the first three quarters of 2006 compared to net charge-offs of $696 for the corresponding period in 2007. Management believes that, as of September 30, 2007, the balance in the allowance for loan losses was reasonable and appropriate to support inherent probable losses.

  Noninterest Income

        Noninterest income represents service charges, fees, commissions and other income derived principally from general banking services, residential mortgage brokerage activity, sales of investment and insurance products, and gains from the sale of other assets. Total noninterest income increased approximately $14,000 (6.17%) and $52,000 (8.01%), respectively, for the three months and nine months ending September 30, 2007, as compared to the corresponding periods in 2006. Growth in noninterest income during the first three quarters of 2007 compared to same period 2006 included increases of $26,000 (29.55%) from account service fees. This was partially offset by decreases in mortgage banking fees of $13,000 (39.39%) resulting from a slowing real estate market and intensifying competition for the origination of mortgage loans and decreases in commissions earned from investment services of $6,000 (40.00%).

  Noninterest Expense

        Noninterest expense increased approximately $11,000 (0.57%) and $459,000 (8.68%), respectively, for the three months and nine months ended September 30, 2007, as compared to the corresponding period in 2006. The increase over the nine month period resulted from a $97,000 increase in salaries and benefits expenses; a $150,000 increase in occupancy and equipment expenses; a $118,000 increase in advertising; and a $94,000 net increase in other noninterest expenses. The increases in noninterest expenses are the result of Stockmans' expansion, annual salary increases, and the implementation of growth strategies that include increased expenses associated with the new branch that opened during the fourth quarter of 2006. Management believes that the higher occupancy and personnel expenses incurred to enter new markets are strategic costs that will drive future earnings growth.

  Provision for Income Taxes

        Stockmans has elected to be taxed as an S corporation for federal and state income tax purposes. As a result, shareholders are taxed on their pro rata share of earnings and deductions of Stockmans, regardless of the amount of distributions received. Generally, Stockmans is not subject to federal income tax but is subject to California tax at the rate of 3.5% of taxable income. As of September 30, 2007, Stockmans' provision for incomes taxes was $235,000 compared to $337,000 at September 30, 2006.

  Efficiency Ratio

        Stockmans' efficiency ratio was 46.35% during the third quarter of 2007 compared to 39.32% for the third quarter of 2006. The decline in this key measure was driven by the increase in noninterest expense combined with the decrease in Stockmans' net interest income. Management will continue to seek opportunities to improve upon overall levels of organizational efficiency but believes that an efficiency ratio in the high 30% to mid 40% range is a reasonable and sustainable target given Stockmans Bank's strategies for both customer service and growth.

Financial Condition

        Total assets of $377.9 million at September 30, 2007 increased 2.16% over total assets of $369.9 million at December 31, 2006. The increase in assets primarily resulted from an increase in deposit volume as they increased $4.8 million or 1.58%.

        Net loans accounted for 53.41% of total assets at September 30, 2007 compared to 63.56% at December 31, 2006. As of September 30, 2007, the allowance for loan losses increased to $3.6 million from $3.3 million at December 31, 2006. Stockmans' ratio of allowance for loan losses to total loans was 1.73% at September 30, 2007 as compared to 1.36% at December 31, 2006 and 1.28% at September 30, 2006. Non-performing assets (defined as loans on non-accrual status, loans 90 days or more past due and other real estate owned) either specifically reserved or adequately collateralized were $2.4 million, $0 million and $0 million at September 30, 2007, December 31, 2006 and September 30, 2006, respectively. Management maintains and adheres to disciplined underwriting standards and has a proven track record for managing credit risk as well as identifying and aggressively administering problem loans.

        Total deposits increased to $305.7 million at September 30, 2007, a $4.8 million or 1.60% increase compared to $300.9 million as of December 31, 2006. Deposit growth has outpaced loan growth and, as of September 30, 2007, resulted in a loan-to-deposit ratio of 66.03% compared to a ratio of 78.14% as of December 31, 2006 and 80.29% as of September 30, 2006. Overall deposit growth has been steady and as anticipated, loan growth, particularly in real estate and construction, has lagged behind deposit growth. Management desires to maintain a loan-to-deposit ratio at or below 75%. As of September 30, 2007, Stockmans Bank's deposit mix remained stable—consisting of 17.08% noninterest bearing demand, with core deposits, consisting of noninterest bearing demand, interest-bearing demand and regular savings deposits, representing 47.83%, and time deposits comprising 52.17% of total deposits.

        Management closely monitors Stockmans Bank's liquidity needs and maintains the ability to borrow from the Federal Home Loan Bank of Seattle and other correspondent banks. For more information about liquidity refer to the Liquidity and Capital Resources section below.

        The table below sets forth certain summary balance sheet information for September 30, 2007 and December 31, 2006:

	September 30, 2007	December 31, 2006	Increase (Decrease) 9/30/07 - 12/31/06
	(Dollars in 000's)
ASSETS
Federal funds sold	$112,205	$64,605	$47,600	73.68%
Securities available for sale	45,417	50,612	(5,195)	(10.26)%
Securities held to maturity	0	0	0
Federal Home Loan Bank deposits and stock	2,013	2,041	(28)	(1.37)%
Loans, net	201,831	235,129	(33,298)	(14.16)%
Other assets(1)	16,443	17,517	(1,074)	(6.13)%

Total assets	$377,909	$369,904	$8,005	2.16%

LIABILITIES
Noninterest-bearing deposits	$49,920	$57,032	$(7,112)	(12.47)%
Interest-bearing deposits	255,730	243,858	11,872	4.87%

Total deposits	305,650	300,890	4,760	1.58%
Other liabilities(2)	36,279	36,954	(675)	(1.83)%

Total liabilities	341,929	337,844	4,085	1.21%
SHAREHOLDERS' EQUITY	35,980	32,060	3,920	12.23%

Total liabilities and share-holder's equity	$377,909	$369,904	$8,005	2.16%

(1)
Includes cash and due from banks, other equity investments, premises and equipment, goodwill, core deposit intangible, accrued interest receivable and bank-owned life insurance.

(2)
Includes borrowings, accrued interest payable and other liabilities.

Liquidity and Capital Resources

  Liquidity

        Liquidity enables Stockmans to fund loan commitments and meet customer withdrawals of deposits. Stockmans maintains its liquidity position through maintenance of cash resources, the stability of and growth in its core deposit base and through the ability to borrow funds from committed sources of credit. Stockmans' liquidity position remained strong during the quarter ended September 30, 2007 as loan volume reflected a decline while deposit totals increased. Liquidity in the form of excess cash and funds invested on a short-term basis as federal funds sold increased approximately $47.6 million while borrowed funds in the form FHLB advances decreased $590,000 during the quarter ended September 30, 2007. During the same period, available-for-sale investment securities declined by $5.2 million as a result of calls and maturities that occurred. Of Stockmans' $45.4 million in investment securities, approximately $33.0 million are pledged for collateralization of public funds on deposit and, therefore, are not available for purposes of liquidity.

        Stockmans has a formal liquidity policy, and in the opinion of management, Stockmans' liquid assets are considered adequate to meet cash flow needs for loan funding and deposit cash withdrawal. Stockmans maintains a secured line-of-credit with the FHLB. As of September 30, 2007, Stockmans Bank had $17.6 million of short-term borrowings advanced from the FHLB with the immediate availability for an additional $45.4 million. Stockmans has unsecured short-term borrowing agreements totaling $8,000,000 with two correspondent banks. Stockmans Bank also has a line of credit with the Federal Reserve Bank that bears interest at the prevailing discount rate. As of September 30, 2007, there were no balances outstanding against these federal funds credit lines.

        At September 30, 2007, Stockmans had approximately $53.5 million in outstanding commitments to extend credit for newly approved loans and construction projects. Under the terms of construction project commitments, completion of specified project benchmarks must be certified before funds may be drawn. Additionally, Stockmans anticipates that a portion of these commitments will expire or terminate without funding. Management believes that Stockmans available resources will be sufficient to fund these commitments in the normal course of business.

  Capital Resources

        Federal regulators require the measurement of various capital ratios, including risk-based capital measurements. Risk-weighted ratios require an analysis that weights balance sheet and off-balance sheet items for their inherent risk. It requires minimum standards for risk-based capital by capital tier. As a minimum requirement, the total risk-based capital ratio should be at least 8.00%, the Tier 1 capital ratio should be at least 4.00%, and the leverage capital ratio should be at least 4.00%. At September 30, 2007, the Stockmans' regulatory capital ratios were as follows: total risk-based capital ratio was 20.52%, Tier 1 capital ratio was 19.27%, and the leverage capital ratio was 13.50%. If Stockmans achieved only minimum regulatory capital levels, further growth could be restricted to the level attainable through generation and retention of net income or Stockmans may find it necessary to seek additional capital from outside sources.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the risk of loss from adverse changes in market prices and rates. Stockmans' market risk arises principally from interest rate risk in its lending, deposit and borrowing activities. Management actively monitors and manages its interest rate risk exposure. Although Stockmans manages other risks, such as credit quality and liquidity risk, in the normal course of business, management considers interest rate risk to be a significant market risk, which could have the largest material effect on Stockmans' financial condition and results of operations. Other types of market risks, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of Stockmans' business activities. Stockmans did not experience a significant change in market risk at September 30, 2007 as compared to December 31, 2006.

        Stockmans attempts to monitor interest rate risk from the perspective of changes in the economic value of equity, also referred to as net portfolio value (NPV), and changes in net interest income. Changes to the NPV and net interest income are simulated using instant and permanent rate shocks of plus and minus 200 basis points, in increments of 50 basis points. It is Stockmans' policy to manage interest rate risk to maximize long-term profitability under the range of likely interest-rate scenarios.

For the Years Ended December 31, 2006, 2005 and 2004

Financial Highlights

        Net income for 2006 was $10.4 million, a 10.4% improvement over 2005 net income of $9.4 million. Stockmans diluted earnings per share were $11.42 and $9.86 for the years ended 2006 and 2005, respectively. This improvement resulted from a $6.1 million increase in interest income. These results were offset by a $3.6 million increase in interest expense, a $986,000 increase in noninterest expense and a $130,000 increase in the loan loss provision. Return on average shareholders' equity was 35.6% and return on average assets was 2.9% for the year ended December 31, 2006. This compared with a return on average shareholders' equity of 32.5% and a return on average assets of 2.7% for 2005.

	Years Ended December 31,
	2006	2005	2004	2003	2002
	(dollars in thousands except financial ratios)
Net income	$10,428	$9,445	$7,273	$6,352	$4,801
Average assets	$360,314	$343,400	$290,520	$250,490	$209,597
RETURN ON AVERAGE ASSETS	2.89%	2.75%	2.50%	2.54%	2.29%
Net income	$10,428	$9,445	$7,273	$6,352	$4,801
Average equity	$29,277	$29,072	$25,365	$21,687	$17,999
RETURN ON AVERAGE EQUITY	35.62%	32.49%	28.67%	29.29%	26.67%
Cash distributions declared	$7,306	$3,495	$3,171	$2,332	$1,547
Net income	$10,428	$9,445	$7,273	$6,352	$4,801
PAYOUT RATIO	70.06%	37.00%	43.60%	36.71%	32.22%
Average equity	$29,277	$29,072	$25,365	$21,687	$17,999
Average assets	$360,314	$343,400	$290,520	$250,490	$209,597
AVERAGE EQUITY TO ASSET RATIO	8.13%	8.47%	8.73%	8.66%	8.59%

        Stockmans had average total assets of $360.3 million at December 31, 2006, up 4.9% from $343.3 million a year earlier.

        Total loans outstanding, net of deferred loan fees, grew $491,000 or 0.2% in 2006 and totaled $238.4 million at December 31, 2006 compared to $237.9 at December 31, 2005. Commercial loans totaled $27.4 million at December 31, 2006, up 10.9% from $24.7 million a year earlier; agriculture loans were $12.4 million, down 23.8% from $16.3 million at December 31, 2005; real estate construction loans were $32.9 million, up 72.3% from $19.1 million at December 31, 2005; and real estate commercial loans were $164.6 million, down 6.9% from $176.8 million a year earlier.

        Total deposits decreased to $300.9 million at December 31, 2006, a decrease of $10.7 million from $311.6 million at December 31, 2005. Noninterest-bearing demand deposits totaled $57.0 million and accounted for 18.9% of total deposits at year end compared to 19.8% at December 31, 2005. Stockmans Bank intends to maintain an aggressive approach in pursuing noninterest-bearing deposit relationships from consumers and businesses.

        Over the past year the allowance for loan losses increased 10.2% to $3.3 million totaling 1.36% of outstanding loans. The provision expense for loan losses was $300,000 for 2006 compared to $170,000 in 2005. The increase in the provision for loan losses can be primarily attributed to increased loan volume.

        Net interest income totaled $17.3 million for 2006, an increase of 16.2% from $14.9 million in 2005, primarily due to strong loan volumes and increased rates.

        Noninterest income totaled $879,000 for the year ended December 31, 2006, a decrease of 20.3% from $1.1 million for the year ended December 31, 2005. The decrease was due primarily to a decline in mortgage fee income.

        Noninterest expense totaled $7.1 million for 2006, up 16.2% from $6.1 million in 2005. Contributing to the increase were increased salaries and employee benefits, increased occupancy costs associated with opening a new branch and advertising expenses.

Critical Accounting Policies and Estimates

        This "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as disclosures included elsewhere in this joint proxy statement/prospectus, are based upon Stockmans consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, management evaluates the estimates used, including the adequacy of the allowance for loan and lease losses and contingencies and litigation. Estimates are based upon historical experience, current economic conditions and other factors that management considers reasonable under the circumstances. These estimates result in judgments regarding the carrying values of assets and liabilities when these values are not readily available from other sources as well as assessing and identifying the accounting treatments of commitments and contingencies. Actual results may differ from these estimates under different assumptions or conditions.

        The following critical accounting policies involve the more significant judgments and assumptions used in the preparation of the consolidated financial statements. Stockmans believes the allowance for loan losses accounting policy is critical because the loan portfolio represents the largest asset type on the consolidated balance sheet. Stockmans maintains an allowance for loan losses resulting from the inability of borrowers to make required loan payments. The allowance is established to absorb known and inherent losses attributable to loans outstanding and related off-balance-sheet commitments. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on Stockmans' periodic evaluation of the factors mentioned below, as well as other pertinent factors. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values. The historical loan loss element is determined using analysis that examines loss experience.

        The allocated component of the allowance for loan losses includes consideration of concentrations and changes in portfolio mix and volume. The unallocated portion of the allowance reflects Stockmans' estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower's financial condition, the difficulty in identifying triggering events that correlate perfectly to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. Uncertainty surrounding the strength and timing of economic cycles also affects estimates of loss. There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment. Although Stockmans believes its process for determining the allowance adequately considers all of the potential factors that could potentially result in credit losses, the process includes subjective elements and may be susceptible to significant change. To the extent actual outcomes differ from Stockmans' estimates, additional provision for credit losses could be required that could adversely affect earnings or financial position in future periods.

        The adequacy of the allowance is monitored on an ongoing basis and is based on management's evaluation of numerous factors. These factors include the quality of the current loan portfolio, the trend in the loan portfolio's risk ratings, current economic conditions, loan concentrations, loan growth rates, past-due and nonperforming trends, evaluation of specific loss estimates for all significant problem loans, historical charge-off and recovery experience and other pertinent information. As of December 31, 2006, approximately 83% of Stockmans' loan portfolio was secured by real estate. Accordingly, a significant rise in loan interest rates and/or a decline in real estate values in California may cause management to increase the allowance for loan and lease losses.

Results of Operations

  Average Balances, Interest Rates and Yields

        The following tables set forth certain information relating to Stockmans' consolidated average interest-earning assets and interest-bearing liabilities and reflect the average yield on assets and average cost of liabilities for the years indicated. The yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, nonaccruing loans, if any, are included in the net loan category. The yields and costs include fees, premiums and discounts, which are considered adjustments to yield.

	Year Ended December 31, 2006			Year Ended December 31, 2005			Year Ended December 31, 2004
	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates
	(dollars in thousands)
INTEREST-EARNING ASSETS:
Loans(1)(2)	$239,314	$22,599	9.44%	$220,433	$17,937	8.14%	$196,070	$14,266	7.28%
Investment securities:
Taxable securities	66,897	2,582	3.86%	69,465	2,066	2.97%	40,509	988	2.44%
Nontaxable securities(1)	16	1	6.25%	100	5	5.00%	103	5	4.85%
Fed Funds	38,268	1,911	4.99%	27,613	921	3.34%	28,048	382	1.36%
Interest-bearing deposits in bank	3,339	122	3.65%	7,701	267	3.47%	9,826	351	3.57%

Total interest-earning assets	347,834	27,215	7.82%	325,312	21,196	6.52%	274,556	15,992	5.82%
Cash and due from banks	6,335			11,092			10,844
Allowance for loan losses	(3,028)			(2,888)			(2,733)
Other assets	9,173			9,884			7,853

Total assets	$360,314			$343,400			$290,520

INTEREST-BEARING LIABILITIES:
Interest-bearing demand	$34,437	397	1.15%	$36,852	289	0.78%	$32,118	171	0.53%
Money market	39,793	1,394	3.50%	58,713	1,161	1.98%	58,333	907	1.55%
Savings accounts	35,344	861	2.44%	40,419	794	1.96%	36,375	537	1.48%
Time deposits	134,997	5,794	4.29%	108,859	3,734	3.43%	81,607	2,374	2.91%
Other borrowings	26,312	1,456	5.53%	4,675	324	6.93%	712	31	4.35%

Total interest-bearing liabilities	270,883	9,902	3.66%	249,518	6,302	2.53%	209,145	4,020	1.92%
Non-interest bearing deposits	57,064		0	62,937			54,426
Other liabilities	3,090			1,873			1,584

Total liabilities	331,037			314,328			265,155
Shareholders' equity	29,277			29,072			25,365

Total liabilities and shareholders' equity	$360,314			$343,400			$290,520

Net interest income(1)		$17,313			$14,84			$11,972

Net interest spread			4.16%			3.99%			3.90%

Average yield on earning assets(1)(2)			7.82%			6.52%			5.82%
Interest expense to earning assets			2.85%			1.94%			1.46%

Net interest income to earning assets (1) (2)			4.98%			4.58%			4.36%

(1)
Tax-exempt income has not been tax-adjusted. As an S-corporation Stockmans is generally not subject to federal income tax but is subject to California tax at a rate of 3.5% of taxable income.

(2)
There were no nonaccrual loans for the periods.

  Net Income

        Net income for the year ended December 31, 2006, was $10.4 million, representing an increase of $1.0 million, or 10.4% over net income of $9.4 million for the year ended December 31, 2005. The increase in net income is principally attributable to a $2.4 million increase in net interest income, which was partially offset by a decrease of $224,000 in noninterest income, a $452,000 increase in salaries and employee benefits, an increase of $130,000 in the provision for loan losses, a $97,000 increase in occupancy and equipment, an increase of $123,000 in data processing, a $186,000 increase in advertising, and a $96,000 increase in the provision for income taxes.

        Net income for the year ended December 31, 2005, was $9.4 million, representing an increase of $2.2 million, or 29.9% over net income of $7.3 million for the year ended December 31, 2004. The increase in net income is principally attributable to a $2.9 million increase in net interest income, which was partially offset by a decrease of $29,000 in noninterest income, a $338,000 increase in salaries and employee benefits, an increase of $50,000 in the provision for loan losses, a $66,000 increase in occupancy and equipment, a $79,000 increase in advertising, and an $88,000 increase in the provision for income taxes.

  Net Interest Income

        Stockmans' profitability depends primarily on net interest income which is the excess of interest and fees earned on Stockmans Bank's loans, investment securities and federal funds sold over the interest expense paid on deposits and other borrowed funds. Net interest income is affected by the difference between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities (the "interest rate spread"), as well as the relative volumes of interest-earning assets and interest-bearing liabilities. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" or "net interest margin," which is net interest income divided by average interest-earning assets.

        Total interest-earning assets averaged $347.8 million for the year ended December 31, 2006, compared to $325.3 million for the corresponding period in 2005 and $274.6 million in 2004. Net interest income before provisions for loan losses, for the year ended December 31, 2006, was $17.3 million, an increase of $2.4 million, or 16.1%, compared to net interest income of $14.9 million in 2005. This increase was due to the net growth in earning assets combined with the maturity of lower yielding securities which were in turn invested in federal funds that were yielding on average 101 basis points over the securities. Net interest income increased $2.9 million, or 24.4% compared to net interest income of $12.0 million in 2004. This increase in 2005 from 2004 was due to the effects of a higher level of core deposits and increased commercial and real estate loan volumes. Another factor that affected the net interest income was the average earning asset to average total asset ratio. This ratio was 96.5% in 2006, 94.7% in 2005 and 94.5% in 2004. The overall earning asset yield was 7.8% in 2006 compared to 6.5% in 2005 and 5.8% in 2004. For the same years, rates on interest-bearing liabilities were 3.6%, 2.5% and 1.9%, respectively.

        Average loans, which generally carry a higher yield than investment securities and other earning assets, comprised 68.8% of average earning assets during 2006, compared to 67.8% in 2005 and 71.4% in 2004. During the same periods, average yields on loans were 9.4% in 2006, 8.1% in 2005, and 7.3% in 2004. Interest income on loans (including loan fees) was $22.6 million for 2006, representing an increase of $4.7 million, or 26.3%, from $17.9 million for 2005. This compared to an increase in 2005 of $3.7 million, or 25.9%, greater than loan interest income earned in 2004. The increased interest income on loans in 2006 over 2005 was the result of an 8.6% increase in loan volume, combined with a 130 basis point increase in loan interest rates.

        Average investment securities comprised 19.2% of average earning assets in 2006, which was down from 21.4% in 2005 and 14.8% in 2004. Interest yields on investment securities were 3.9% for 2006,

3.0% for 2005, and 2.4% in 2004. The average total level of investment securities decreased $2.6 million in 2006 to $66.9 million from $69.5 million in 2005 after increasing $28.9 million in 2005 from $40.5 million in 2004. Interest income attributable to investment securities increased to $2.6 million in 2006 from $2.1 million in 2005 and $993,000 in 2004, due to the effects of interest rates and volume. The Bank continues to reinvest maturing securities to provide future liquidity while attempting to reinvest the cash flows in short duration securities that provide higher cash flow for reinvestment in a higher interest rate instrument.

        Average federal funds comprised 11.0% of average earning assets in 2006, which was up from 8.5% in 2005 and 10.2% in 2004. Interest yields on federal funds were 5.0% for 2006, 3.3% for 2005, and 1.4% in 2004. Average outstanding federal funds sold fluctuated during this period, ranging from $38.3 million in 2006 to $27.6 million in 2005 and $28.0 million in 2004. At December 31, 2006 federal funds sold were $64.6 million. Federal funds are used primarily as a short-term investment to provide liquidity for funding of loan commitments or to accommodate seasonal deposit fluctuations.

        Interest bearing deposits in banks comprised 1.0% of average earning assets in 2006, which was down from 2.4% in 2005 and 3.6% in 2004. Interest yields on interest bearing deposits in banks were 3.7% for 2006, 3.5% for 2005, and 3.6% in 2004. Average outstanding interest bearing deposits in banks decreased during this period as the certificates of deposit matured. At December 31, 2006, 2005 and 2004 interest bearing deposits in banks were $3.3 million, $7.7 million and $9.8 million, respectively.

        Interest-bearing liabilities averaged $270.9 million for the year ended December 31, 2006, compared to $249.5 million for the same period in 2005. Interest expense, as a percentage of average earning assets, increased to 2.9% in 2006, compared to 1.9% in 2005 and 1.5% in 2004. Total interest expense increased to $9.9 million in 2006 from $6.3 million in 2005, and increased to $6.3 million in 2005 from $4.0 million in 2004, representing a 57.1% increase in 2006 over 2005 and a 57.5% increase in 2005 over 2004. The increase in total interest expense for 2006 from 2005 was due to increases in volume combined with increases in interest rates paid on deposits. The increase in total interest expense for 2005 from 2004 was due to increases in volume combined with increases in interest rates paid on deposits.

        During the first half of 2006 the short-term interest rate environment, as measured by the Prime lending rate, increased 100 basis points, then remained stable over the second half of the year. Overall this 100 basis point rise in the Prime rate in combination with the faster repricing of Stockmans assets than its liabilities resulted in the net interest margin increasing 40 basis points, from 4.58% in 2005 to 4.98% for 2006. Over the same time period the net interest spread increased 17 basis points, from 3.99% in 2005 to 4.16% in 2006. The net interest margin increased 22 basis points, from 4.36% in 2004 to 4.58% for 2005. Over the same time period the net interest spread increased 9 basis points, from 3.90% in 2004 to 3.99% in 2005. Management believes that Stockmans Bank's strong core deposit base coupled with a quality credit portfolio continues to position Stockmans Bank well for the future. However, the expectation in 2007 is for continued rate stability and potentially an interest rate decline during the second half of the year. This coupled with the competitive environment for deposits will place downward pressure on the net interest margin and net interest spread during 2007.

  Rate/Volume Analysis

        The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities, and changes in net interest income that are attributable to changes in yields earned on interest-earning assets and rates paid on interest-bearing liabilities. The table reflects the extent to which changes in interest income and changes in interest expense are attributable to changes in volume (changes in volume multiplied by the prior-year rate) and changes in rate (changes in rate multiplied by prior-year volume). Changes attributable to the combined impact of volume and rate have been allocated to rate.

	2006 vs. 2005 Increase (Decrease) Due To			2005 vs. 2004 Increase (Decrease) Due To
	Volume	Rate	Net Change	Volume	Rate	Net Change
	(in thousands)
Interest-earning assets:
Loans	$1,534	$3,128	$4,662	$1,773	$1,898	$3,671
Investment securities:
Taxable securities	(76)	592	516	706	372	1,078
Nontaxable securities	(4)	0	(4)	(0)	0	—
Fed funds	355	635	990	(6)	545	539
Interest-bearing deposits in banks	(151)	6	(145)	(76)	(8)	(84)

Total	1,658	4,361	6,019	2,397	2,807	5,204

Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$(19)	127	108	$25	93	118
Money market	(374)	607	233	6	248	254
Savings accounts	(100)	167	67	60	197	257
Time deposits	897	1,163	2,060	793	567	1,360
Other borrowings	1,500	(368)	1,132	173	120	293

Total	1,903	1,697	3,600	1,056	1,226	2,282

Net increase (decrease) in net interest income	$(245)	$2,664	$2,419	$1,341	$1,581	$2,922

  Provision for Loan Losses

        The loan loss provision represents charges made against earnings to maintain an adequate allowance for loan losses. The allowance is maintained at an amount believed to be sufficient to absorb losses in the loan portfolio and has two components, one of which represents estimated reserves based on assigned credit risk ratings for Stockmans' entire loan portfolio, and the other representing specifically established reserves for individually classified loans. Factors considered in establishing an appropriate allowance include a careful assessment of the financial condition of the borrower; a realistic determination of the value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industry of the borrower; a comprehensive analysis of the levels and trends of loan categories; an assessment of pending legal action for collection of loans and related guarantees; and, a review of delinquent and classified loans. Stockmans applies a systematic process for determining the adequacy of the allowance for loan losses, including an internal loan review program and a quarterly analysis of the adequacy of the allowance. The quarterly analysis includes determination of specific potential loss factors on individual classified loans, historical potential loss factors derived from actual net charge-off experience and trends in nonperforming loans, and potential loss factors for other loan portfolio risks such as loan concentrations, the condition of the local economy, and the nature and volume of loans. The loan loss provision reflects management's judgment of the credit risk inherent in the loan portfolio. Although management believes the loan loss provision has been sufficient to maintain an adequate reserve for loan losses, there can be no assurance that actual loan losses will not require more significant charges to operations in the future.

        For the year ended December 31, 2006, the provision for loan loss totaled $300,000, compared to $170,000 for 2005 and $120,000 for 2004. This represents an increase of 76.5% between 2005 and 2006 and an increase of 41.7% between 2004 and 2005. For the year ended December 31, 2006 loan charge-offs equaled recoveries. In 2005, there were no loan charge-offs or recoveries. The ratio of the Allowance for Loan Losses to total loans at December 31, 2006 was 1.4% compared to 1.2% at December 31, 2005 and compared to 1.4% at December 31, 2004. A more detailed review of the loan loss provision is presented in the table on page 107.

        Loan "charge-offs" refer to the recorded values of loans actually removed from the consolidated balance sheet and, after netting out "recoveries" on previously charged-off loans, become "net charge-offs." Stockmans' policy is to charge off loans when, in management's opinion, the loan or a portion thereof is deemed uncollectible, although concerted efforts are made to maximize recovery after the charge-off. Management will continue to closely monitor the loan quality of new and existing relationships through strict review and evaluation procedures and by making loan officers accountable for collection efforts.

  Noninterest Income

        Noninterest income is primarily comprised of service charges on deposit accounts; mortgage banking fees; investment brokerage, annuity and insurance fees; and other noninterest income including FHLB dividends and bank owned life insurance income. During 2006, noninterest income decreased from $1.1 million in 2005 to $879,000, a decrease of $224,000 or 20.3%. Service charge income decreased $20,000; mortgage lending income decreased $71,000; investment brokerage, annuity and insurance fees fell $4,000; other banking fees decreased $44,000 while other noninterest income increased $55,000 as a result of FHLB dividends increasing $31,000. During 2005 noninterest income decreased $29,000 from 2004, or 2.6%. Service charge income decreased $34,000 primarily in the area of NSF charges; mortgage lending income decreased $78,000 while investment brokerage, annuity and insurance increased $6,000; other banking fees increased $21,000 due to increases made in Stockmans' fee schedule and other noninterest income increased $27,000 as a result of increased FHLB dividends.

  Noninterest Expense

        Noninterest expenses consist principally of salaries and employee benefits, occupancy and equipment costs, advertising expenses, data processing expenses, professional fees, and other expenses. During 2006, noninterest expense increased $1.0 million or 16.2% from $6.1 million in 2005 to $7.1 million in 2006 as the Bank continued to pursue its growth strategy through the opening of a new branch bringing the total number of branches to five. Salaries and employee benefits increased $452,000, or 12.7%. This increase was due, for the most part, to an increase in regular salaries along with the additional salaries to staff the new branch. Occupancy expenses increased $97,000, or 13.8%, due to increased rent and equipment associated with opening a new branch. Advertising expense increased $186,000, or 70.2%, related to promoting the new branch and new products. Data processing increased $136,000 or 121.4% as a result of continued emphasis on Internet-related products, security services and network improvements. During 2005, noninterest expense increased $584,000 or 10.6% from $5.5 million in 2004 to $6.1 million in 2005. Salaries and employee benefits increased $338,000, or 10.5%. This increase was due, for the most part, to an increase in regular salaries and incentive compensation. Occupancy expenses increased $66,000, or 10.4%, due to increased costs associated with opening a new administrative suite. Advertising expense increased $79,000, or 42.9%, related to promoting new products. Professional fees for accounting services increased $80,000 or 32.9%.

  Provision for Income Taxes

        Stockmans has elected to be taxed as an S corporation for federal and state income tax purposes. As a result, shareholders are taxed on their pro rata share of earnings and deductions of Stockmans, regardless of the amount of distributions received. Generally, Stockmans is not subject to federal income tax but is subject to California tax at the rate of 3.5% of taxable income. As of December 31, 2006, Stockmans' provision for incomes taxes was $395,000 compared to $299,000 as of December 31, 2005 and $212,000 at December 31, 2004.

  Efficiency Ratio

        Banks use the term "efficiency ratio" to describe the relationship of administrative and other costs associated with generating revenues, a concept similar to a measurement of overhead. The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income plus noninterest income. Management views the efficiency ratio as a measure of Stockmans' ability to control noninterest expenses. For the year ended December 31, 2006, Stockmans' efficiency ratio was 38.9%, as compared to 38.0% in 2005, and 42.0% in 2004. Generally, lower efficiency ratios reflect greater cost controls; however, the success of Stockmans' community banking strategy necessitates a balance between pure expense control and the need to maintain a high level of customer service in conjunction with effective risk management. Accordingly, Stockmans staffs its branches in a manner to support its high standards for delivering exceptional customer service and maintains the necessary administrative personnel to support the delivery of exceptional customer service and effective risk management through internal control functions such as credit administration, internal audit, credit examination and compliance.

Financial Condition

        The table below sets forth certain summary balance sheet information for December 31, 2006, 2005 and 2004.

	December 31,			Increase (Decrease)
	2006	2005	2004	12/31/05 - 12/31/06		12/31/04 - 12/31/05
	(dollars in thousands)
ASSETS
Federal funds sold	$64,605	$26,740	$24,030	$37,865	141.60%	$2,710	11.28%
Investment securities	50,612	73,220	79,828	(22,608)	(30.88)%	(6,608)	(8.28)%
Interest-bearing deposits in banks	1,686	5,155	9,809	(3,469)	(67.29)%	(4,654)	(47.45)%
Loans, net of allowance	235,129	234,939	195,417	190	0.08%	39,522	20.22%
Other assets(1)	17,872	20,379	19,177	(2,507)	(12.30)%	1,202	6.27%

Total assets	$369,904	$360,433	$328,261	$9,471	2.63%	$32,172	9.80%

LIABILITIES
Noninterest-bearing deposits	$57,032	$61,771	$56,691	$(4,739)	(7.67)%	$5,080	8.96%
Interest-bearing deposits	243,858	249,869	240,951	(6,011)	(2.41)%	8,918	3.70%

Total deposits	300,890	311,640	297,642	(10,750)	(3.45)%	13,998	4.70%
Other liabilities(2)	36,954	19,399	2,039	17,555	90.49%	17,360	851.40%

Total liabilities	337,844	331,039	299,681	6,805	2.06%	31,358	10.46%
SHAREHOLDERS' EQUITY	32,060	29,394	28,580	2,666	9.07%	814	2.85%

Total liabilities and shareholder's equity	$369,904	$360,433	$328,261	$9,471	2.63%	$32,172	9.80%

(1)
Includes cash and due from banks, property and equipment, federal funds sold, accrued interest receivable and other assets.

(2)
Includes borrowings, accrued interest payable and other liabilities.

  Investment Portfolio

        Investment securities provide a return on residual funds after lending activities. Investments may be in interest-bearing deposits, U.S. government and agency obligations, state and local government obligations or government-guaranteed, mortgage-backed securities. Stockmans generally does not invest in securities that are rated less than investment grade by a nationally recognized statistical rating organization. All securities-related investment activity is reported to the Board of Directors. Board review is required for significant changes in investment strategy. Certain senior executives have the authority to purchase and sell securities for the portfolio in accordance with Stockmans stated Funds Management policy.

        Management determines the appropriate classification of securities at the time of purchase. If management has the intent and Stockmans has the ability at the time of purchase to hold a security until maturity or on a long-term basis, the security is classified as "held-to-maturity" and is reflected on the balance sheet at historical cost. Securities to be held for indefinite periods and not intended to be held to maturity or on a long-term basis are classified as "available-for-sale." Available-for-sale securities are reflected on the balance sheet at their estimated fair market value.

        The following table sets forth the estimated fair market value of Stockmans' investment portfolio at the dates indicated.

	December 31,
	2006	2005	2004
	(in thousands)
Investment securities (available-for sale)
U.S. Government and agency securities	$50,612	$73,120	$76,923
Corporate bonds	503
Obligations of states and political subdivisions	—	100	103

Total Investment Securities	$50,612	$73,220	$77,529

        The contractual maturity of investment securities at December 31, 2006 is shown below. Expected maturities of investment securities could differ from contractual maturities because the borrower, or issuer, may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2006			December 31, 2005			December 31, 2004
	Amortized Cost	Estimated Fair Value	% Yield(1)	Amortized Cost	Estimated Fair Value	% Yield(1)	Amortized Cost	Estimated Fair Value	% Yield(1)
	(dollars in thousands)
U.S. Government and agency securities:
One year or less	$18,729	$18,617	4.07%	$20,947	$20,819	3.03%	$18,170	$18,081	2.16%
One to five years	28,228	28,004	4.44%	52,969	52,301	3.77%	59,066	58,842	2.70%
Five to ten years	3,998	3,991	6.15%	—	—		—	—
Obligations of states and political subdivisions:
One year or less	—	—		100	100	4.76%	—	—
One to five years	—	—		—	—		100	103	4.76%
Five to ten years	—	—		—	—		—	—
Over ten years	—	—		—	—		—	—
Corporate bonds:
One year or less	—	—		—	—		500	503	4.75%
One to five years	—	—		—	—		—	—

Total securities	$50,955	$50,612		$74,016	$73,220		$77,836	$77,529

(1)
Weighted average yields have not been tax-adjusted. Stockmans is not subject to federal income tax but is subject to California tax at a rate of 3.5% of taxable income.

        During 2006, $29.5 million in securities matured or were called and $6.4 million new securities were purchased. There were no sales made during this period. This compares to maturities and/or calls of investment securities of $43.2 million and purchases of $38.9 million in 2005. At December 31, 2006, Stockmans' investment portfolio had total net unrealized losses of approximately $344,000. This compares to net unrealized losses of approximately $797,000 at December 31, 2005 and $302,000 at December 31, 2004. Unrealized gains and losses reflect changes in market conditions and do not represent the amount of actual profits or losses that may be recognized by the Bank. Actual realized gains and losses occur at the time investment securities are sold or called.

        Securities may be pledged from time-to-time to secure public deposits or for other purposes as required or permitted by law. At December 31, 2006, securities with amortized costs totaling $34.8 million and estimated fair values totaling $32.5 million were pledged to secure public deposits, and treasury, tax and loan accounts. At December 31, 2005, securities with amortized costs totaling $21.1 million and estimated fair values totaling $20.7 million were pledged to secure public deposits, and treasury, tax and loan accounts and short and long term borrowings.

        As of December 31, 2006, Stockmans also held $1.9 million of $100 par value Federal Home Loan Bank of San Francisco (FHLB) stock. FHLB stock represents an equity interest in the FHLB, but it does not have a readily determinable market value. The stock can be sold at its par value only, and only to the FHLB or to another member institution. Member institutions are required to maintain a minimum stock investment in the FHLB based on specific percentages of their outstanding mortgages, total assets or FHLB advances. At December 31, 2006 and 2005, the Bank met its minimum required investment in FHLB.

        The Bank also owns stock in Pacific Coast Bankers' Bancshares ("PCBB"). The investment in PCBB of $249,850 is carried at its fair market value at acquisition and is included in other assets on the balance sheet. PCBB is the holding company Pacific Coast Bankers' Bank, which operates under a special purpose charter to provide wholesale correspondent banking services to depository institutions.

  Loan Portfolio

        The most significant asset on Stockmans' balance sheet in terms of risk and the effect on Stockmans' earnings is the loan portfolio. On Stockmans' balance sheet, the term "net loans" refers to total loans outstanding, at their principal balance outstanding, net of the allowance for loan losses and deferred loan fees. Stockmans' loan policies and procedures establish the basic guidelines governing its lending operations. Generally, the guidelines address the types of loans that we seek, Stockmans' target markets, underwriting and collateral requirements, terms, interest rate and yield considerations, and compliance with laws and regulations. All loans or credit lines are subject to approval procedures and amount limitations. These limitations apply to the borrower's total outstanding indebtedness to the Bank, including the indebtedness of any guarantor. The policies are reviewed and approved by the Loan Committee of Stockmans on a routine basis.

        Bank officers are charged with loan origination in compliance with Bank's underwriting standards overseen by the Board Loan Committee and in conformity with established loan policies. On an as needed but not less than annual basis, the Loan Committee determines the Delegated Lending Authority (DLA) of the Bank's Lending Officers. Such DLA may include authority related to loans, letters of credit, overdrafts, uncollected funds, and such other authority as determined by the Board.

        The Loan Committee approves and assigns DLA to Lending Officers of the Bank after recommendations by the Bank's President/CEO and the Sr. V.P/CCO. The amount of DLA varies among individual Lending Officers and is based on experience, responsibility and performance. No Lending Officer has sole authority to approve any type of loan or credit request whether within their DLA or not. All loans or credits requests must be approved by at least three Lending Officers, one of which must be the Chief Credit Officer, with a combined DLA exceeding the total liability of the borrower/applicant. In addition to loan requests, DLA is required for requests concerning release of collateral, change in loan terms or purpose, and any change in prior loan conditions.

        All loans or credits exceeding the combined lending limits of the Staff Loan Committee (combined Lending Officers DLA), are approved by the Board's Loan Committee up to $10 million secured and $5.0 million unsecured as of December 31, 2006. Amounts exceeding the Board's Loan Committee lending authority require Board of Director's approval. All loans approved by the Board Loan Committee are reviewed by the full Board at regularly scheduled meetings. Stockmans unsecured legal lending limit was approximately $7.6 million and the secured legal lending limit was approximately

$12.7 million at December 31, 2006. The following table sets forth the composition of the loan portfolio, in dollar amounts and in percentages as of December 31, 2002, through 2006.

	December 31, 2006		December 31, 2005		December 31, 2004		December 31, 2003		December 31, 2002
	Amount	Percentage	Amount	Percentage	Amount	Percentage	Amount	Percentage	Amount	Percentage
	(dollars in thousands)
Commercial	$27,412	11.5%	$24,707	10.4%	$23,200	11.7%	$21,771	11.1%	$18,424	10.8%
Real estate—Construction	32,918	13.8%	19,144	8.0%	13,238	6.7%	14,334	7.3%	8,942	5.2%
Real Estate—Commercial/Residential	164,564	68.9%	176,761	74.1%	145,748	73.3%	140,093	71.2%	122,903	71.9%
Consumer	1,532	0.6%	1,678	0.7%	1,457	0.7%	1,833	0.9%	2,078	1.2%
Agriculture	12,439	5.2%	16,329	6.8%	15,023	7.6%	18,769	9.5%	18,577	10.9%

Total loans, gross	$238,865	100.0%	$238,619	100.0%	$198,666	100.0%	$196,800	100.0%	$170,924	100.0%

Less deferred loan fees	(478)		(723)		(461)		(372)		(443)
Less allowance for loan losse	(3,258)		(2,958)		(2,788)		(2,676)		(2,514)

Loans, net	$235,129		$234,938		$195,417		$193,752		$167,967

        Net outstanding loans totaled $235.1 million at December 31, 2006, representing an increase of $190,000, or 0.1% compared to $234.9 million as of December 31, 2005. Loan commitments were $38.8 million as of December 31, 2006, representing a decrease of $21.5 million over year-end 2005. For a more detailed discussion of off-balance sheet arrangements, see Note 9 to the financial statements included in this report.

        The Stockmans gross loan portfolio at December 31, 2006, includes loans secured by real estate 82.7%, commercial loans 11.5%, consumer loans 0.6% and agriculture loans 5.2%. The largest category is concentrated in real estate loans, typical for a community bank and also due to management's focus on the significant growth opportunities existing within commercial real estate activities occurring in the Bank's market area. Some commercial loans are secured by real estate, but funds are used for purposes other than financing the purchase of real property, such as inventory financing and equipment purchases, where real property serves as collateral for the loan. Loans of this type are characterized as real estate loans because of the real estate held as collateral.

        The following table presents maturity and re-pricing information for the loan portfolio at December 31, 2006. The table segments the loan portfolio between fixed-rate and adjustable rate loans and their respective re-pricing intervals based on fixed-rate loan maturity dates and variable-rate loan re-pricing dates for the periods indicated.

	December 31, 2006
	Within One Year(1)	One to Five Years	After Five Years	Total
	(dollars in thousands)
FIXED-RATE LOAN MATURITIES
Commercial	$82	$1,135	$264	$1,481
Real estate—Construction	6,524	839	1,747	9,110
Real estate—Commercial/Residential	1,746	19,742	7,213	28,701
Consumer	243	364	52	659
Other	84	89	—	173

Total fixed rate loan maturities	8,679	22,169	9,276	40,124

ADJUSTABLE-RATE LOAN REPRICINGS
Commercial	23,484	2,447	—	25,931
Real estate—Construction	23,809	—	—	23,809
Real estate—Commercial/Residential	127,973	8,667	—	136,640
Consumer	—	56	40	96
Other	12,265	—	—	12,265

Total adjustable-rate loan repricings	187,531	11,170	40	198,741

Total maturities and repricings	$196,210	$33,339	$9,316	$238,865

(1)
Loans due on demand and overdrafts are included in the amount due in one year or less. Stockmans has no loans without a stated schedule for repayment or a stated maturity.

  Nonperforming Loans

        Management considers a loan to be nonperforming when it is 90 days or more past due, or sooner when the Bank has determined that repayment of the loan in full is unlikely. Generally, unless collateral for a loan is a one- to- four family residential dwelling, interest accrual ceases in 90 days (but no later than the date of acquisition by foreclosure, voluntary deed or other means) and the loan is classified as nonperforming. A loan placed on nonaccrual status may or may not be contractually past due at the time the determination is made to place the loan on nonaccrual status, and it may or may not be secured. When a loan is placed on nonaccrual status, it is the Bank's policy to reverse interest previously accrued but uncollected. Interest later collected on the nonaccrual loan, for book purposes, is credited to loan principal if, in management's opinion, full collectibility of principal is doubtful.

        Impaired loans include all nonaccrual and restructured commercial and real estate loans. Loan impairment is measured as the present value of expected future cash flows discounted at the loan's effective interest rate, the fair value of the collateral of an impaired collateral-dependent loan or an observable market price. Interest income on impaired loans is recognized by the cash basis method.

        At December 31, 2006, 2005, 2004, 2003 and 2002, there were no loans that were more than 90 days delinquent, on nonaccrual status or for which the accrual of interest had been discontinued. Management is committed to a credit culture that emphasizes quality underwriting standards and that provides for the effective monitoring of loan quality and aggressive resolution to problem loans once they are identified.

        When the Bank acquires real estate through foreclosure, voluntary deed, or similar means, it is classified as "other real estate owned" until it is sold. On December 31, 2006 and 2005 there was no other real estate owned. When property is acquired in this manner, it is recorded at the lower of cost (the unpaid principal balance at the date of acquisition) or fair value less estimated selling costs. Any further write-down is charged to expense. All costs incurred from the date of acquisition to maintain the property are expensed as incurred. "Other real estate owned" is appraised during the foreclosure process, before acquisition. Losses are recognized against the allowance for loan losses in the amount by which the cost value of the related loan exceeds the estimated net realizable value of the property acquired. Subsequent write-downs are recorded as noninterest expense.

  Allowance for Loan Losses

        The allowance for loan losses is established through the provision for loan losses charged to expense and represents the aggregate of the loan loss provision charged against earnings as described above, net of loans charged-off and recoveries on previously charged-off loans. The provision charged to operating expense is based on loan loss experience and other factors that, in management's judgment, should be recognized to estimate losses. Management monitors the loan portfolio to ensure that the reserve for loan losses remains adequate to absorb potential losses identified by the portfolio review process, including loans on nonaccrual status and current loans whose repayment according to the loan's repayment plan is considered by management to be in serious doubt.

        The amount of the allowance for loan losses is based on a variety of factors, including:

  •
  Analysis of risks inherent in the various segments of the loan portfolio;

  •
  Management's assessment of known or potential problem credits which have come to management's attention during the ongoing review of credit quality;

  •
  Estimates of the value of underlying collateral and guarantees;

  •
  Legal representation regarding the potential outcome of pending actions for collection of loans and related guarantees;

  •
  Historical loss experience; and,

  •
  Current local and national economic conditions and other factors.

        If actual circumstances and losses differ substantially from management's assumptions and estimates, the allowance for loan losses might not be sufficient to absorb all future losses. Net earnings would be adversely affected if that occurred. Loan loss estimates are reviewed periodically. Adjustments to the allowance, if any, are charged against or credited to earnings in the period in which the basis for the adjustment becomes known.

        A downturn in the local California economies and employment could result in increased levels of nonperforming assets and charge-offs, increased loan loss provisions and reductions in income. Additionally, as an integral part of the examination process, bank regulatory agencies periodically review Stockmans' allowance for loan losses. The banking agencies could require the recognition of additions to the loan loss allowance based on their judgment of information available to them at the time of their examination.

        Stockmans' allowance for loan losses totaled $3.2 million at December 31, 2006, and $2.9 million at December 31, 2005, representing 1.4% of total loans at December 31, 2006 and 1.2% of total loans at December 31, 2005. Although management believes that it uses the best information available in providing for estimated loan losses and believes that the allowance was adequate at December 31, 2006, future adjustments could be necessary and net earnings could be negatively affected if circumstances and/or economic conditions differ substantially from the assumptions used in making the determinations of the adequacy of the allowance for loan losses.

        The following is a summary of Stockmans' loan loss experience and selected ratios for the periods presented.

	December 31,
	2006	2005	2004	2003	2002
	(dollars in thousands)
Gross loans outstanding at end of year	$238,865	$238,619	$198,666	$196,800	$170,924

Average loans outstanding	$239,935	$220,921	$196,438	$181,065	$147,473

Allowance for loan losses, beginning of year	$2,958	$2,788	$2,676	$2,514	$2,027
Loans charged off:
Commercial	—	—	(3)	—	—
Real estate	—	—	—	—	—
Consumer	(5)	—	(5)	(3)	—
Other	—	—	—	—	—

Total loans charged off	(5)	—	(8)	(3)	—

Recoveries:
Commercial	—	—	—	—	123
Real estate	—	—	—	—	—
Consumer	5	—	—	—	14
Other	—	—	—	—	—

Total recoveries	5	—	—	—	137

Net (charge offs) or recoveries	—	—	(8)	(3)	137
Provision charged to income	300	170	120	165	350

Allowance for loan losses, end of year	$3,258	$2,958	$2,788	$2,676	$2,514

Ratio of net loans charged off to average loans outstanding	0.00%	n/a	0.00%	0.00%	0.09%

Ratio of allowance for loan losses to ending total loans	1.36%	1.24%	1.40%	1.36%	1.47%

        The following table shows the allocation of Stockmans' allowance for loan losses by category and the percent of loans in each category to total loans at the dates indicated. Stockmans allocates its allowance for loan losses to each loan classification based on relative risk characteristics. Specific allocations represent estimated losses that are due to current credit circumstances and other available information. Unallocated portions of the allowance, whether positive or negative, are intended to compensate for the subjective nature of the determination of losses inherent in the overall loan portfolio. Because the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio, the portion of the allowance allocated to each loan category does not represent the total potential for future losses that may occur within that loan category.

	December 31,
	2006		2005		2004		2003		2002
	Reserve for loan losses	Percentage of loans in each category to total loans	Reserve for loan losses	Percentage of loans in each category to total loans	Reserve for loan losses	Percentage of loans in each category to total loans	Reserve for loan losses	Percentage of loans in each category to total loans	Reserve for loan losses	Percentage of loans in each category to total loans
	(dollars in thousands)
Type of loan:
Commercial	$329	11.48%	$296	10.35%	$278	11.68%	$261	11.06%	$221	10.78%
Real estate—Construction	395	13.78%	230	8.02%	159	6.66%	172	7.28%	107	5.23%
Real estate—Commercial/Residential	1,975	68.89%	2,121	74.08%	1,749	73.26%	1,681	71.19%	1,475	71.91%
Consumer and Other	168	5.85%	216	7.55%	198	8.40%	247	10.47%	248	12.08%
Unallocated	391		95		404		315		463

Total	$3,258	100.00%	$2,958	100.00%	$2,788	100.00%	$2,676	100.00%	$2,514	100.00%

        Stockmans' specific allocation (classification amount) as of 12/31/06 is within an acceptable policy range, the Classification Amount is based on the combined total of the Bank's Historical Loss factor, General Reserve factor and individual loan Net Realizable Value (NRV) Specific calculation for loan losses related to non-performing, non-accrual, classified loans; estimated reserves based on individual credit risk ratings; loans for which management believes the borrower might be unable to comply with loan repayment terms, even though the loans are not in non-accrual status; and, loans for which supporting collateral might not be adequate to recover loan amounts if foreclosure and subsequent sale of collateral become necessary. This specific portion of the allowance for loan losses provides for coverage of credit losses inherent in an individual loan that are not provided for from the Umbrella coverage formula allocation component of the Bank's allowance for loan loss model as of 12/31/06.

        Even with a diligent assessment by management, there can be no assurance regarding the actual amount of charge-offs that will be incurred in the future.

  Deposits

        Deposit accounts are Stockmans' primary source of funds. Stockmans offers a number of deposit products to attract both commercial and consumer customers including regular checking and savings accounts, money market accounts, IRA accounts, NOW accounts, and a variety of fixed-maturity, fixed-rate certificates with maturities ranging from 30 days to 60 months. These accounts earn interest at rates established by management based on competitive market factors and management's desire to increase certain types or maturities of deposit liabilities.

        The distribution of deposit accounts by type and rate is set forth in the following tables as of the indicated dates.

	Years Ended December 31,
	2006			2005			2004
	Average Balance	Interest Expense	Average Rate	Average Balance	Interest Expense	Average Rate	Average Balance	Interest Expense	Average Rate
	(dollars in thousands)
Interest bearing checking	$34,437	$397	1.15%	$36,852	$289	0.78%	$32,118	$171	0.53%
Money market	39,793	1,394	3.50%	58,713	1,161	1.98%	58,333	907	1.55%
Savings accounts	35,344	861	2.44%	40,419	794	1.96%	36,375	537	1.48%
Time deposits	134,997	5,794	4.29%	108,859	3,734	3.43%	81,607	2,374	2.91%

Total interest-bearing deposits	244,571	$8,446	3.45%	244,843	$5,978	2.44%	208,433	$3,989	1.91%

Noninterest-bearing deposits	57,064			62,937			53,160

Total interest-bearing and noninterest-bearing deposits	$301,635			$307,780			$261,593

        Total deposits decreased $10.8 million during 2006, to $300.9 million at December 31, 2006 compared to $311.6 million at December 31, 2005, a 3.4% increase. At December 31, 2005, total deposits were $311.6 million, an increase of $13.9 million or 4.7%, from total deposits of $297.6 million at December 31, 2004. During 2006, noninterest-bearing deposits declined $4.7 million, from $61.8 million at December 31, 2005 to $57.0 million at December 31, 2006, a 7.7% decrease. At December 31, 2006, core deposits, which consist of all demand deposit accounts, savings accounts, and certificates of deposit less than $100,000, accounted for 62.4% of total deposits, down from 67.8% as of December 31, 2005.

        Interest-bearing deposits consist of money market, NOW, savings, and time certificate accounts. Interest-bearing account balances tend to grow or decline as Stockmans adjusts its pricing and product strategies based on market conditions, including competing deposit products. At December 31, 2006, total interest-bearing deposit accounts were $243.9 million, a decrease of $6.0 million, or 2.4%, from December 31, 2005.

        Management may from time-to-time rely on brokered deposits as a short-term funding source for loan growth. At December 31, 2006, time certificates of deposits of $100,000 and over totaled $113.1 million, or 37.6% of total outstanding deposits, compared to $100.3 million, or 32.2%, of total outstanding deposits at December 31, 2005, and $60.3 million, or 20.3%, of total outstanding deposits at December 31, 2004. The following table sets forth, by time remaining to maturity, time certificates of deposit accounts outstanding at December 31, 2006:

	Time Deposits of $100,000 or More		Time Deposits Less Than $100,000
	Amount	Percentage	Amount	Percentage
	(dollars in thousands)
Three months or less	$59,135	52.26%	$11,745	38.97%
Over three months through six months	22,867	20.21%	6,243	20.72%
Over six months through 12 months	16,584	14.66%	7,350	24.39%
Over 12 months	14,572	12.87%	4,798	15.92%

Total	$113,158	100.0%	$30,136	100.0%

  Short-Term and Long-Term Borrowings and Other Contractual Obligations

        The following table sets forth certain information with respect to Stockmans' short-term borrowings from Federal Home Loan Bank of San Francisco (FHLB):

	Years Ended December 31,
	2006	2005	2004
	FHLB Advances	FHLB Advances	FHLB Advances
	(dollars in thousands)
Amount outstanding at end of period	$18,233	$1,492	$500
Weighted average interest rate at end of period	5.14%	5.01%	4.55%
Maximum amount outstanding at any month-end during the year	$18,342	$1,500	$1,500
Average amount outstanding during the period	$10,848	$278	$712
Average weighted interest rate during the period	5.24%	4.84%	4.38

        Stockmans had borrowings outstanding with the Federal Home Loan Bank of San Francisco (FHLB) totaling $18.2 million, $1.5 million and $0.5 million as of December 31, 2006, 2005 and 2004, respectively. The Bank makes monthly principal and interest payments on the long-term borrowings which mature between 2007 and 2015 and bear interest at rates ranging from 5.0% to 5.8%. The advances are secured by various commercial loans totaling approximately $198.0 million and $24.4 million at December 31, 2006 and 2005, respectively. The Bank's credit limit varies according to the amount and composition of the investment and loan portfolios pledged as collateral. At December 31, 2006 and 2005, amounts available under such limits were approximately $95.1 million and $10.3 million, respectively.

        At December 31, 2006, the wholly-owned special purpose subsidiary trust established by Stockmans had issued $15.5 million of pooled trust preferred securities. Trust preferred securities accrue and pay distributions periodically at specified annual rates as provided in the indentures. The trusts used the net proceeds from the offering to purchase a like amount of Junior Subordinated Debentures (the "Debentures") of Stockmans. The Debentures are the sole assets of the trusts. Stockmans' obligations under the Debentures and related documents, taken together, constitute a full and unconditional guarantee by Stockmans of the obligations of the trusts. The trust preferred securities are mandatorily redeemable upon the maturity of the Debentures, or upon earlier redemption as provided in the indentures. Stockmans has the right to redeem the Debentures in whole (but not in part) on or after specific dates, at a redemption price specified in the indentures plus any accrued but unpaid interest to the redemption date.

        By issuing trust preferred securities, Stockmans is able to secure a long-term source of borrowed funds in support of its growth needs with a debt instrument that is includable as capital for regulatory purposes in the calculation of its risk based capital ratios. Under current Federal Reserve Bank policy, all of the outstanding debentures, subject to certain limitations, have been included in the determination of Tier I capital for regulatory purposes.

        The following table is a summary of current trust preferred securities at December 31, 2006.

Trust Name	Issue Date	Issue Amount	Rate Type	Rate	Maturity Date	Redemption Date
Stockmans Financial Trust I	September 2005	$15,464,000	Fixed(1)	5.93%	September 2035	September 2010

(1)
Stockmans Financial Trust I bears interest at the fixed rate of 5.93% until September 2010 at which time it converts to the variable rate of LIBOR +1.42%, adjusted quarterly, through the maturity date.

        Stockmans is a party to numerous contractual financial obligations including repayment of borrowings, operating lease payments and commitments to extend credit under off-balance sheet arrangements. The scheduled repayment of long-term borrowings and other contractual obligations is as follows (in thousands):

	Payments due by period
Contractual Obligations
	Total	< 1 year	1-3 years	3-5 years	> 5 years
Long-term borrowings	$18,233	$500	$6,000	$6,846	$4,887
Operating lease obligations	$1,095	135	270	270	420
Junior subordinated debentures	$15,464	—	—	—	15,464

Total	$34,792	$635	$6,270	$7,116	$20,771

  Off-Balance Sheet Arrangements

        Significant off-balance sheet commitments at December 31, 2006 include commitments to extend credit of $38.0 million and standby letters of credit of $706,000. See Note 9 of the Notes to Consolidated Financial Statements included with this report for a discussion on the nature, business purpose and importance of off-balance sheet arrangements.

  Liquidity and Capital Resources; Regulatory Capital

        Shareholders' equity was $32.0 million at December 31, 2006, an increase of $2.7 million or 9.1% from December 31, 2005. The increase reflects comprehensive income of $10.9 million and the exercise of stock options of $19,000. This was offset by the cash distributions of $7.3 million and stock repurchases of $912,000.

        Stockmans has adopted policies to maintain a relatively liquid position to enable it to respond to changes in the financial environment and ensure sufficient funds are available to meet customers' needs for borrowing and deposit withdrawals. Generally, Stockmans' major sources of liquidity are customer deposits, maturities of investment securities, the use of borrowings from the FHLB and correspondent banks, and net cash provided by operating activities. As of December 31, 2006, unused and available lines of credit totaled $8.0 million from correspondent banks. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and unscheduled loan prepayments are not as stable because they are influenced by general interest rate levels, competing interest rates available on other investments, market competition, economic conditions, and other factors. Liquid asset balances include cash, amounts due from other banks, federal funds sold, and investment securities available-for-sale. At December 31, 2006, these liquid assets totaled $122.9 million or 33.2% of total assets as compared to $114.2 million or 31.68% of total assets at December 31, 2005. Total liquid assets of $114.2 million as of December 31, 2005, compare to $124.6 million or 38.0% of total assets at December 31, 2004. The Bank's liquidity position increased slightly in 2006; management believes that it remains strong. Further, the securities portfolio has declined from calls and maturities to a point where 100% of the securities portfolio is committed towards pledging requirements for collateralizing public funds deposits that exceed the FDIC insurance limits. Management continues to focus on strategies to grow Stockmans Bank's core deposit base. Stockmans Bank maintains contingency plans to address its liquidity needs including borrowing capacity through the Federal Home Loan Bank and other correspondent banks to support its funding needs that are not covered by its deposit base.

        Analysis of liquidity should include a review of the changes that appear in the consolidated statements of cash flows for the year ended December 31, 2006. The statement of cash flows includes operating, investing, and financing categories. Operating activities include net income, adjustments for non-cash items and changes in cash due to changes in certain assets and liabilities. Investing activities consist primarily of proceeds from called or matured securities and purchases of securities, the impact of the net change in loans, and purchases of premises and equipment. Financing activities present the cash flows associated with the change in deposit accounts, changes in long-term and other borrowings and various shareholder transactions.

        At December 31, 2006, Stockmans had outstanding unfunded lending commitments of $38.1 million. Nearly all of these commitments represented unused portions of credit lines available to businesses. Many of these credit lines are not expected to be fully drawn upon and, accordingly, the aggregate commitments do not necessarily represent future cash requirements. Management believes that Stockmans' sources of liquidity are sufficient to meet likely calls on outstanding commitments, although there can be no assurance in this regard.

        The Federal Reserve Board and the Federal Deposit Insurance Corporation have established minimum requirements for capital adequacy for financial holding companies and member banks. The requirements address both risk-based capital and leveraged capital. The regulatory agencies may establish higher minimum requirements if, for example, a corporation has previously received special attention or has a high susceptibility to interest rate risk.

        The following table reflects Stockmans Bank's various capital ratios at December 31, as compared to regulatory minimums for capital adequacy purposes:

	2006 Actual	2005 Actual	Minimum to be "Adequately Capitalized"	Minimum to be "Well-Capitalized"
Total risk-based capital ratio	17.84%	16.82%	≥8.00%	≥10.00%
Tier 1 risk-based capital ratio	16.69%	15.79%	≥4.00%	≥6.00%
Leverage ratio	12.81%	12.32%	≥4.00%	≥5.00%

        The various capital ratios for Stockmans Financial Group at December 31, compared to regulatory minimums for capital adequacy purposes are as follows:

	2006 Actual	2005 Actual	Minimum to be "Adequately Capitalized"
Total risk-based capital ratio	17.81%	16.81%	≥8.00%
Tier 1 risk-based capital ratio	15.19%	14.05%	≥4.00%
Leverage ratio	11.67%	10.97%	≥4.00%

Quantitative and Qualitative Disclosures about Market Risk

        Like other financial institutions, Stockmans is subject to interest rate risk. Interest-earning assets could mature or re-price more rapidly than, or on a different basis from, interest-bearing liabilities (primarily borrowings and deposits with short-and medium-term maturities) in a period of declining interest rates. Although having assets that mature or re-price more frequently on average than liabilities will be beneficial in times of rising interest rates, such an asset/liability structure will result in lower net interest income during periods of declining interest rates. Interest rate sensitivity, or interest rate risk, relates to the effect of changing interest rates on net interest income. Interest-earning assets with interest rates tied to the prime rate for example, or that mature in relatively short periods of time, are considered interest-rate sensitive. Interest-bearing liabilities with interest rates that can be re-priced in a discretionary manner, or that mature in relatively short periods of time, are also considered interest-rate sensitive.

        The differences between interest-sensitive assets and interest-sensitive liabilities over various time horizons are commonly referred to as sensitivity gaps. As interest rates change, the sensitivity gap will have either a favorable effect or an adverse effect on net interest income. A negative gap (with liabilities repricing more rapidly than assets) generally should have a favorable effect when interest rates are falling, and an adverse effect when rates are rising. A positive gap (with assets repricing more rapidly than liabilities) generally should have the opposite effect: an adverse effect when rates are falling and a favorable effect when rates are rising.

        The following table illustrates the maturities or repricing of Stockmans' assets and liabilities as of December 31, 2006, based upon the contractual maturity or contractual repricing dates of loans and the contractual maturities of time deposits and borrowings. Prepayment assumptions have not been applied to fixed-rate mortgage loans. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.

	BY REPRICING INTERVAL
	0 - 3 Months	4 - 12 Months	1 - 5 Years	Over 5 Years	Total
	(dollars in thousands)
ASSETS
Interest-earning assets:
Federal funds sold and interest-earning deposits	$64,605	$—	$1,686	$—	$66,291
Investment Securities	6,989	24,284	19,339	—	50,612
Loans	202,551	17,576	14,717	4,021	238,865

Total	$274,145	$41,860	$35,742	$4,021	$355,768

LIABILITIES
Interest-bearing liabilities:
Interest-bearing checking and savings	$35,407	$—	$65,158	$—	$100,565
Time deposits	70,887	53,037	19,369	—	143,293
Borrowings	—	500	12,846	4,887	18,233

Total	$106,294	$53,537	$97,373	$4,887	$262,091

Interest rate sensitivity gap	$167,851	$(11,677)	$(61,631)	$(866)	$93,677

Cumulative	$167,851	$156,174	$94,543	$93,677

Cumulative gap as a % of earning-assets	47.2%	43.9%	26.6%	26.3%

        For purposes of the gap analysis, loans are not reduced by the allowance for loan losses and nonperforming loans. Unearned discounts and deferred loan fees are also excluded.

        This analysis of interest-rate sensitivity has a number of limitations. The gap analysis above is based upon assumptions concerning such matters as when assets and liabilities will re-price in a changing interest rate environment. Because these assumptions are no more than estimates, certain assets and liabilities indicated as maturing or repricing within a stated period might actually mature or re-price at different times and at different volumes from those estimated. The actual prepayments and withdrawals after a change in interest rates could deviate significantly from those assumed in calculating the data shown in the table. Certain assets, adjustable-rate loans for example, commonly have provisions that limit changes in interest rates each time the interest rate changes and on a cumulative basis over the life of the loan. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. The ability of many borrowers to service their debt could diminish after an interest rate increase. Therefore, the gap table above does not and cannot necessarily indicate the actual future impact of general interest movements on net interest income.

        In addition to a static gap analysis of interest rate sensitivity, Stockmans also attempts to monitor interest rate risk from the perspective of changes in the economic value of equity, also referred to as net portfolio value (NPV), and changes in net interest income. Changes to the NPV and net interest income are simulated using instant and permanent rate shocks of plus and minus 200 basis points, in increments of 50 basis points. These results are then compared to prior periods to determine the effect of previously implemented strategies. If estimated changes to

        NPV or net interest income are not within acceptable limits, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within acceptable limits. The NPV calculations are based on the net present value of discounted cash flows, using market prepayment assumptions and market rates of interest for each asset and liability product type based on its characteristics. The theoretical projected change in NPV and net interest income over a 12-month period under each of the instantaneous and permanent rate shocks have been calculated by Stockmans using computer simulation.

        Stockmans' simulation analysis forecasts net interest income and earnings given unchanged interest rates (stable rate scenario). The model then estimates a percentage change from the stable rate scenario under scenarios of rising and falling market interest rates over various time horizons. The simulation model based on December 31, 2006 data, estimates that if a decline of 200 basis points occurs, net interest income could be unfavorably affected up to approximately 12.1%, while a similar increase in market rates would have a favorable impact of approximately 11.9%. Because of uncertainties about customer behavior, refinance activity, absolute and relative loan and deposit pricing levels, competitor pricing and market behavior, product volumes and mix, and other unexpected changes in economic events affecting movements and volatility in market rates, there can be no assurance that simulation results are reliable indicators of earnings under such conditions.

	Net (Decrease) in Net Interest Income	Net Interest Margin	Return on Equity
	(in thousands)
As of December 31, 2006, the prime rate was 8.25%	$—	5.03%	35.92%

Prime rate increase of:
200 basis points to 10.25%	$2,142	5.65%	45.00%
100 basis points to 9.25%	$1,074	5.35%	41.00%
Prime rate decrease of:
200 basis points to 6.25%	$(2,175)	4.44%	30.00%
100 basis points to 7.25%	$(1,084)	4.74%	34.00%

        It is Stockmans policy to manage interest rate risk to maximize long-term profitability under the range of likely interest-rate scenarios.

Recently Issued Accounting Standards

        In July 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that Stockmans recognize in its financial statements, the impact of a tax position, if that position is more likely than not of being sustained upon audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of the 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The adoption of FIN 48 did not have a material impact on Stockmans' financial position or results of operations.

        In September 2006, the FASB issued SFAS No. 157 ("SFAS 157"), "Fair Value Measurements." SFAS 157 clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management does not expect the adoption of SFAS 157 to have a material impact on the consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159 ("SFAS 159"), "The Fair Value Option for Financial Assets and Financial Liabilities." This Statement permits entities to choose to measure financial instruments and certain other financial assets and financial liabilities at fair value. This Statement is effective for fiscal years beginning after November 15, 2007. Management is currently assessing the impact this Statement will have on its consolidated financial statements and results of operations.

SUPERVISION AND REGULATION

        PremierWest and Stockmans are extensively regulated under federal and state law. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory or regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of PremierWest or Stockmans.

        The operations of PremierWest, Stockmans and their banking subsidiaries are affected by state and federal legislative changes and by policies of various regulatory authorities, including those of the States of Oregon and California, the Federal Reserve and the Federal Deposit Insurance Corporation. These policies include, for example, statutory maximum legal lending limits and rates, domestic monetary policies of the Board of Governors of the Federal Reserve System, United States fiscal policy, and capital adequacy and liquidity constraints imposed by national and state regulatory agencies. The companies cannot accurately predict the nature or the extent of the effects on its business and earnings that fiscal or monetary policies, or new federal or state legislation, may have in the future.

Federal and State Bank Regulation

        PremierWest Bank and Stockmans Bank are state chartered banks with deposits insured by the Federal Deposit Insurance Corporation ("FDIC"), and are subject to the supervision and regulation of the States of Oregon and California, respectively, and the FDIC. These agencies may prohibit the banks from engaging in what they believe constitutes unsafe or unsound banking practices.

        The Community Reinvestment Act ("CRA") requires that, in connection with examinations of financial institutions within its jurisdiction, the FDIC evaluate the record of financial institutions in meeting the credit needs of their local communities, including low and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions and applications to open a new branch or facility. PremierWest and Stockmans each have "Satisfactory" CRA ratings.

        Banks are also subject to restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal shareholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral as, and follow credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with persons not affiliated with the institution, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. Banks are subject to lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of that bank, the imposition of a cease and desist order, and other regulatory sanctions.

        Under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), each federal banking agency has prescribed, by regulation, capital safety and soundness standards for institutions under its authority. These standards cover internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, and standards for asset quality, earnings and stock valuation. An institution that fails to meet these standards must develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions.

Deposit Insurance

        The deposits of PremierWest Bank and Stockmans Bank are each currently insured to a maximum of $100,000 per depositor through the Bank Insurance Fund ("BIF"), administered by the FDIC. Each bank is required to pay semiannual deposit insurance premium assessments to the FDIC.

        FDICIA included provisions to reform the federal deposit insurance system, including the implementation of risk-based deposit insurance premiums. FDICIA permits the FDIC to make special assessments on insured depository institutions in amounts determined by the FDIC to be necessary to give it adequate assessment income to repay amounts borrowed from the U.S. Treasury and other sources or for any other purpose the FDIC deems necessary. Banks are assessed insurance premiums according to how much risk they are deemed to present to the BIF. Banks with higher levels of capital and a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or involving a higher degree of supervisory concern. PremierWest Bank and Stockmans Bank each qualify for the lowest premium levels, and currently pay only the statutory minimum rate.

Dividends

        As an Oregon corporation, PremierWest is subject to certain restrictions on dividends under the Oregon Business Corporation Act. Generally, an Oregon corporation may pay dividends only if, after giving effect to the dividend, in the judgment of the board of directors (i) the corporation would be able to pay its debts as they become due in the usual course of business, and (ii) the corporation's total assets would at least equal the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

        Under the Oregon Bank Act, PremierWest Bank is subject to restrictions on the payment of cash dividends to its parent holding company. A bank may not pay cash dividends if that payment would reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. In addition, the amount of the dividend may not be greater than its net unreserved retained earnings, after first deducting (i) to the extent not already charged against earnings or reflected in a reserve, all bad debts, which are debts on which interest is unpaid and past due at least six months; (ii) all other assets charged off as required by the state or federal examiner; and (iii) all accrued expenses, interest and taxes.

        As a California corporation, Stockmans is subject to certain restrictions on dividends under the California Corporations Code. Generally, a California corporation may pay dividends either (i) out of its retained earnings, or (ii) out of capital, provided the corporation would, after making the distribution, meet two conditions, which generally stated are as follows: (A) the corporation's assets must equal at least 125% of its liabilities; and (B) the corporation's current assets must equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 125% of its current liabilities.

        The ability of Stockmans Bank, as a California state-chartered bank, to pay dividends is restricted under the California Financial Code, which provides that a California state-chartered bank may not make any distribution in excess of the lesser of (i) the retained earnings of the bank or (ii) the net income of the bank for its last three fiscal years less the amount of any distributions made during such period. Upon prior approval of the Commissioner of the California DFI, a bank may make a distribution in an amount not to exceed the greater of (i) the retained earnings of the bank, (ii) the net income of the bank for its last fiscal year, or (iii) the net income of the bank for its current fiscal year.

        Further, consistent with its policy that holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the holding company's capital needs, asset quality and overall financial condition.

        The FDIC may prohibit the payment of dividends by a bank where such payment is deemed to be an unsafe and unsound banking practice.

Capital Adequacy

        Federal and state bank regulatory agencies use capital adequacy guidelines in their examination and regulation of financial holding companies and banks. If capital falls below the minimum levels established by these guidelines, a holding company or a bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open new facilities.

        The FDIC and Federal Reserve have adopted risk-based capital guidelines for banks and bank holding companies. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The current guidelines require all bank holding companies and federally regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Generally, banking regulators expect banks to maintain capital ratios well in excess of the minimum.

        Tier 1 capital for banks includes common shareholders' equity, qualifying perpetual preferred stock (up to 25% of total Tier 1 capital, if cumulative; under a Federal Reserve rule, redeemable perpetual preferred stock may not be counted as Tier 1 capital unless the redemption is subject to the prior approval of the Federal Reserve) and minority interests in equity accounts of consolidated subsidiaries, less intangibles. Tier 2 capital includes: (i) the allowance for loan losses of up to 1.25% of risk-weighted assets; (ii) any qualifying perpetual preferred stock which exceeds the amount which may be included in Tier 1 capital; (iii) hybrid capital instruments (iv) perpetual debt; (v) mandatory convertible securities and (vi) subordinated debt and intermediate term preferred stock of up to 50% of Tier 1 capital. Total capital is the sum of Tier 1 and Tier 2 capital less reciprocal holdings of other banking organizations, capital instruments and investments in unconsolidated subsidiaries.

        Banks' assets are given risk-weights of 0%, 20%, 50%, and 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets.

        Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property, which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of or obligations guaranteed by the U.S. Treasury or U.S. Government agencies, which have 0% risk-weight. In converting off-balance sheet items, direct credit substitutes, including general guarantees and standby letters of credit backing financial obligations, are given 100% conversion factor. The transaction-related contingencies such as bid bonds, other standby letters of credit and undrawn commitments, including commercial credit lines with an initial maturity of more than one year, have a 50% conversion factor. Short-term, self-liquidating trade contingencies are converted at 20%, and short-term commitments have a 0% factor.

        The FDIC also has implemented a leverage ratio, which is Tier 1 capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank may leverage its equity capital base. The FDIC requires a minimum leverage ratio of 3%. However, for all but the most highly rated bank holding companies and for banks seeking to expand or experiencing or anticipating significant growth, the FDIC requires a minimum leverage ratio of 4%.

        FDICIA created a statutory framework of supervisory actions indexed to the capital level of the individual institution. Under regulations adopted by the FDIC, an institution is assigned to one of five capital categories depending on its total risk-based capital ratio, Tier 1 risk-based capital ratio, and leverage ratio, together with certain subjective factors. Institutions deemed to be "undercapitalized" are subject to certain mandatory supervisory corrective actions.

Effects of Government Monetary Policy

        The earnings and growth of PremierWest and Stockmans are affected not only by general economic conditions, but also by the fiscal and monetary policies of the federal government, particularly the Federal Reserve. The Federal Reserve can and does implement national monetary policy for such purposes as curbing inflation and combating recession, by its open market operations in U.S. Government securities, control of the discount rate applicable to borrowings from the Federal Reserve, and establishment of reserve requirements against certain deposits. These activities influence growth of bank loans, investments and deposits, and also affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary policies and their impact cannot be predicted with certainty.

Changing Regulatory Structure of the Banking Industry

        The laws and regulations affecting banks and bank holding companies frequently undergo significant changes. Pending bills, or bills that may be introduced in the future, may be expected to contain proposals for altering the structure, regulation, and competitive relationships of the nation's financial institutions. If enacted into law, these bills could have the effect of increasing or decreasing the cost of doing business, limiting or expanding permissible activities (including insurance and securities activities), or affecting the competitive balance among banks, savings associations, and other financial institutions. Some of these bills could reduce the extent of federal deposit insurance, broaden the powers or the geographical range of operations of bank holding companies, alter the extent to which banks will be permitted to engage in securities activities, and realign the structure and jurisdiction of various financial institution regulatory agencies. Whether, or in what form, any such legislation may be adopted or the extent to which the business of PremierWest or Stockmans might be affected thereby cannot be predicted with certainty.

        Of particular note is legislation enacted by Congress in 1995 permitting interstate banking and branching, which allows banks to expand nationwide through acquisition, consolidation or merger. Under this law, an adequately capitalized bank holding company may acquire banks in any state or merge banks across state lines if permitted by state law. Further, banks may establish and operate branches in any state subject to the restrictions of applicable state law.

        Under Oregon law, an out-of-state bank or bank holding company may merge with or acquire an Oregon state chartered bank or bank holding company if the Oregon bank, or in the case of a bank holding company, the subsidiary bank, has been in existence for a minimum of three years, so long as the law of the state in which the acquiring bank is located permits such merger. Branches may not be acquired or opened separately, but once an out-of-state bank has acquired branches in Oregon, either through a merger with or acquisition of substantially all the assets of an Oregon bank, the acquirer may open additional branches.

        In December 1999, Congress enacted the Gramm-Leach-Bliley Act (the "GLB Act") and repealed the nearly 70-year prohibition on banks and bank holding companies engaging in the businesses of securities and insurance underwriting imposed by the Glass-Steagall Act.

        Under the GLB Act, a bank holding company may, if it meets certain criteria, elect to be a "financial holding company," which is permitted to offer, through a nonbank subsidiary, products and services that are "financial in nature" and to make investments in companies providing such services. A financial holding company may also engage in investment banking, and an insurance company subsidiary of a financial holding company may also invest in "portfolio" companies, without regard to whether the businesses of such companies are financial in nature.

        The GLB Act also permits eligible banks to engage in a broader range of activities through a "financial subsidiary," although a financial subsidiary of a bank is more limited than a financial holding company in the range of services it may provide. Financial subsidiaries of banks are not permitted to engage in insurance underwriting, real estate investment or development, merchant banking or insurance portfolio investing. Banks with financial subsidiaries must (i) separately state the assets, liabilities and capital of the financial subsidiary in financial statements; (ii) comply with operational safeguards to separate the subsidiary's activities from the bank; and (iii) comply with statutory restrictions on transactions with affiliates under Sections 23A and 23B of the Federal Reserve Act.

        Activities that are "financial in nature" include activities normally associated with banking, such as lending, exchanging, transferring and safeguarding money or securities, and investing for customers. Financial activities also include the sale of insurance as agent (and as principal for a financial holding company, but not for a financial subsidiary of a bank), investment advisory services, underwriting, dealing or making a market in securities, and any other activities previously determined by the Federal Reserve to be permissible non-banking activities.

        Financial holding companies and financial subsidiaries of banks may also engage in any activities that are incidental to, or determined by order of the Federal Reserve to be complementary to, activities that are financial in nature.

        To be eligible to elect status as a financial holding company, a bank holding company must be well capitalized, under the Federal Reserve capital adequacy guidelines, and to be well managed, as indicated in the institution's most recent regulatory examination. In addition, each bank subsidiary must also be well capitalized and well managed, and must have received a rating of "satisfactory" in its most recent CRA examination. Failure to maintain eligibility would result in suspension of the institution's ability to commence new activities or acquire additional businesses until the deficiencies are corrected. The Federal Reserve could require a non-compliant financial holding company that has failed to correct noted deficiencies to divest one or more subsidiary banks, or to cease all activities other than those permitted to ordinary bank holding companies under the regulatory scheme in place prior to enactment of the GLB Act.

        In addition to expanding the scope of financial services permitted to be offered by banks and bank holding companies, the GLB Act addressed the jurisdictional conflicts between the regulatory authorities that supervise various types of financial businesses. Historically, supervision was an entity-based approach, with the Federal Reserve regulating member banks and bank holding companies and their subsidiaries. As holding companies are now permitted to have insurance and broker-dealer subsidiaries, the supervisory scheme is oriented toward functional regulation. Thus, a financial holding company is subject to regulation and examination by the Federal Reserve, but a broker-dealer subsidiary of a financial holding company is subject to regulation by the Securities and Exchange Commission, while an insurance company subsidiary of a financial holding company would be subject to regulation and supervision by the applicable state insurance commission.

        The GLB Act also includes provisions to protect consumer privacy by prohibiting financial services providers, whether or not affiliated with a bank, from disclosing non-public, personal, financial information to unaffiliated parties without the consent of the customer, and by requiring annual disclosure of the provider's privacy policy. Each functional regulator is charged with promulgating rules to implement these provisions.

        PremierWest and Stockmans are also subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA Patriot Act"). Among other things, the USA Patriot Act requires financial institutions to adopt and implement specific policies and procedures designed to prevent and defeat money laundering.

        The Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") implemented legislative reforms intended to address corporate and accounting fraud. Sarbanes-Oxley applies to publicly reporting companies including PremierWest. The legislation established the Public Company Accounting Oversight Board whose duties include the registering of public accounting firms and the establishment of standards for auditing, quality control, ethics and independence relating to the preparation of public company audit reports by registered accounting firms. Sarbanes-Oxley includes numerous provisions, but in particular, Section 404 that requires PremierWest's management, to assess the adequacy and effectiveness of its internal controls over financial reporting.

Subchapter S Corporation

        Stockmans has elected to be taxed as a subchapter S corporation for federal and state income tax purposes. As a result, shareholders are taxed on their pro rata share of earnings and deduction of Stockmans, regardless of the amount of distributions received. Generally, Stockmans is not subject to federal income tax but is subject to California state tax at the rate of 3.5% of taxable income.

DESCRIPTION OF PREMIERWEST CAPITAL STOCK

        The following summary is not a complete description of the applicable provisions of PremierWest's articles of incorporation and bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "WHERE YOU CAN FIND MORE INFORMATION."

        In the merger, Stockmans shareholders will exchange their shares of Stockmans common stock for PremierWest common stock. The following summarizes the material features of PremierWest capital stock and is subject to the provisions of PremierWest's articles of incorporation and bylaws and the relevant portions of the Oregon Business Corporation Act, or OBCA. For additional information concerning PremierWest's capital stock, see "COMPARISON OF RIGHTS OF SHAREHOLDERS."

        PremierWest is authorized to issue 50,000,000 shares of common stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share. PremierWest common stock is listed for trading on the Nasdaq Capital Market under the symbol "PRWT." Each share of PremierWest common stock has the same relative rights and is identical in all respects with every other share of PremierWest common stock. PremierWest preferred stock may be divided into one or more series. Each series of PremierWest preferred stock will have the preferences, limitations and relative rights as determined by PremierWest's board of directors.

        On September 11, 2003, PremierWest's board of directors designated 11,000 shares of PremierWest preferred stock as Series A preferred stock. The Series A preferred stock has the rights and preferences described below. PremierWest sold 11,000 shares of the Series A preferred stock to a group of three private investors, including John Duke, Chairman of PremierWest, for $875 per share. PremierWest closed the Series A preferred stock sale on November 17, 2003.

        As of September 30, 2007, a total of 1,241,330 shares of PremierWest common stock are reserved for future stock option grants under PremierWest's stock incentive plan and there were a total of 990,666 shares reserved for issuance under outstanding stock options.

        Computershare (formerly U.S. Stock Transfer) is the registrar and transfer agent for PremierWest's common stock.

Anti-Takeover Provisions

        PremierWest's articles of incorporation contain certain provisions that could make more difficult PremierWest's acquisition by means of an unsolicited tender offer or proxy contest. PremierWest's articles of incorporation authorize the board of directors, when evaluating a merger, tender offer or exchange offer, to consider all relevant factors including the social and economic effects on employees, customers and other constituents of PremierWest, and on the communities and geographical areas in which PremierWest operates. Such a provision may have the effect of discouraging potential acquirors, and may be considered an anti-takeover defense. PremierWest's articles of incorporation also authorize the issuance of voting preferred stock, which, although intended primarily as a financing tool and not as a defense against takeovers, could potentially be used by management to make uninvited attempts to acquire control more difficult by, for example, diluting the ownership interest or voting power of a substantial shareholder, increasing the consideration necessary to effect an acquisition, or selling unissued shares to a friendly third party.

Common Stock

Voting Rights

        Subject only to the limited voting rights of the holders of Series A preferred stock, the holders of common stock possess exclusive voting rights in PremierWest. Each holder of PremierWest common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of PremierWest common stock. A majority of the votes cast on a matter is generally sufficient to approve the matter.

        Directors are elected by a plurality of the votes cast. Holders of shares of PremierWest common stock are not entitled to cumulate votes for the election of directors.

Dividends

        The holders of PremierWest common stock are entitled to such dividends as the PremierWest Board may declare from time to time out of funds legally available therefore and subject to the rights of holders of Series A preferred stock. Dividends from PremierWest depend upon the receipt by PremierWest of dividends from its subsidiaries because PremierWest has no source of income other than dividends from its subsidiaries.

Liquidation

        In the event of liquidation, dissolution or winding up of PremierWest, the holders of shares of PremierWest common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of PremierWest and the payment of the liquidation preference to the holders of PremierWest Series A preferred Stock.

Other Characteristics

        Holders of PremierWest common stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of PremierWest common stock which may be issued. Therefore, the board of directors of PremierWest may authorize the issuance and sale of shares of common stock of PremierWest without first offering them to existing shareholders of PremierWest. PremierWest common stock is not subject to any redemption or sinking fund provisions. The outstanding shares of PremierWest common stock are, and the shares to be issued in the merger will be, fully paid and non-assessable.

Series A Preferred Stock

Voting Rights

        The holders of Series A preferred stock have a right to vote on an as-converted-to-common basis on (i) any merger or consolidation of PremierWest with one or more other corporations in which the shareholders of PremierWest immediately after such merger or consolidation hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation; and (ii) the sale of all or substantially all PremierWest's assets. In all other instances, the holders of Series A preferred stock have the right to vote only on certain limited matters or as otherwise required by the Oregon Business Corporation Act ("OBCA").

Dividends

        The holders of Series A preferred stock will be entitled to receive, prior to any payment of dividends to holders of PremierWest common stock, non-cumulative annual dividends payable in an amount equal to the greater of (i) $25.00 per share or (ii) an amount equal to the dividend that would have been paid to the holder of a share of Series A preferred stock had the Series A preferred stock been converted into common stock out of surplus funds determined by the board of directors to be available for payment thereof.

Liquidation

        In the event of liquidation, dissolution or winding up of PremierWest or in the event that there is a merger, acquisition or sale of substantially all of the assets of PremierWest in which the shareholders of PremierWest do not own a majority of the outstanding shares of the surviving corporation, the holders of shares of Series A preferred stock are entitled to receive in preference to the holders of PremierWest common stock an amount equal to $875 per share plus an amount equal to all accrued but unpaid dividends. After payment of the liquidation preference to the holders of the Series A preferred stock, the remaining assets would be distributed only to the holders of PremierWest common stock.

Conversion

        The Series A preferred stock is convertible at the option of the holders into PremierWest common stock (i) any time beginning three years after the closing of the first sale of Series A preferred stock or (ii) in the event that there is a merger, acquisition or sale of substantially all of the assets of PremierWest in which the shareholders of PremierWest do not own a majority of the outstanding shares of the surviving corporation. The Series A preferred stock will automatically convert to PremierWest common stock on the fifth anniversary of the issue date unless sooner converted. Each share of Series A preferred stock is convertible into 106.35 shares of PremierWest common stock, subject to certain anti-dilution adjustments.

Other Characteristics

        Holders of Series A preferred stock have preemptive rights with respect to any additional shares of PremierWest securities which may be issued. Series A preferred stock is not subject to any redemption or sinking fund provisions. The outstanding shares of Series A preferred stock are fully paid and non-assessable.

COMPARISON OF RIGHTS OF SHAREHOLDERS

        PremierWest is incorporated under the laws of the state of Oregon and, accordingly, the rights of PremierWest's shareholders are governed by PremierWest's articles of incorporation, its bylaws, and the OBCA. Stockmans' is incorporated under the laws of the state of California and, accordingly, the rights of Stockmans shareholders are governed by Stockmans articles of incorporation, its bylaws and the California Corporations Code ("Corporations Code").

        Upon consummation of the merger, Stockmans shareholders will become shareholders of PremierWest and, as such, their rights will be governed by PremierWest's articles of incorporation, its bylaws, and the OBCA.

        The following summary compares the material differences between the rights of a PremierWest shareholder under PremierWest's articles of incorporation, its bylaws and the OBCA, with the rights of a Stockmans shareholder under Stockmans' articles of incorporation, bylaws, and the Corporations Code. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation. See "WHERE YOU CAN FIND MORE INFORMATION."

Board of Directors

        PremierWest.    PremierWest's bylaws provide that its board of directors shall consist of not less than 5 nor more than 25 members. PremierWest's board of directors currently consists of 11 members. In connection with the merger, the number of members will be increased to 12, and after the merger,

Gary Wright, the Chief Executive Officer of Stockmans, will be added to the boards of PremierWest and PremierWest Bank.

        Stockmans.    Stockmans' bylaws provide for a range of five to nine directors, with the exact number fixed by amendment to the bylaws or by resolution adopted by Stockmans' board of directors or shareholders. Stockmans has currently fixed the number of its directors at six.

Removal of Directors

        PremierWest.    Under the OBCA, a director may be removed by a vote of the shareholders. The shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. PremierWest's articles do not limit removal without cause. The OBCA also provides that, if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

        Stockmans.    Under the Corporations Code, a director may be removed by a vote of the shareholders; provided, however, that no director may be removed (unless the entire board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected. The Stockmans bylaws do not limit removal without cause. In addition, at the suit of the shareholders holding at least 10% of the outstanding shares, the superior court of the proper county may remove any director with cause.

Filling Vacancies on the Board of Directors

        PremierWest.    PremierWest's bylaws provide that vacancies on the board of directors may be filled by the board of directors or, if the remaining directors do not constitute a quorum, by the affirmative vote of a majority of the remaining directors. PremierWest's bylaws also provide that a vacancy may not be filled by any person whose appointment to the board of directors would cause PremierWest to violate applicable Nasdaq rules. A director elected to fill a vacancy will serve for the unexpired term of the director's predecessor.

        Stockmans.    Stockmans' bylaws provide that vacancies, except for a vacancy caused by the removal of a director, may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy will hold office until the next annual meeting and until such director's successor has been elected and qualified. A vacancy created by the removal of a director may only be filled by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of all of the outstanding shares. Stockmans shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the board of directors.

Special Meetings of Shareholders and Action Without a Meeting

        PremierWest.    PremierWest's bylaws provide that special meetings of shareholders of PremierWest may be called by the president, by its board of directors acting at a meeting, by a majority of the directors acting without a meeting or by any three or more shareholders of record who together hold not less than one-third of all shares outstanding and entitled to vote at the special meeting. This restriction on who may call a special meeting of shareholders may deter hostile takeovers of PremierWest by making it more difficult for a person or entity to call a special meeting of shareholders for the purpose of considering an acquisition proposal or related matters. Shareholders may approve an action in lieu of a meeting by written consent if the action is unanimously approved by the shareholders entitled to vote on the action.

        Stockmans.    Stockmans' bylaws provide that special meetings of Stockmans shareholders may be called at any time by the board of directors, or by the chairman, the president or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting. If a special meeting is called by any person other than the board, then notice, providing the time and general nature of the meeting, shall be provided to the chairman, president, vice president or secretary. Stockmans' bylaws also provide that shareholders may approve an action in lieu of a meeting by written consent if the consent is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted. In the case of election of directors, such a consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors.

Nomination of Director Candidates and Other Shareholder Proposals

        PremierWest.    PremierWest's bylaws provide detailed procedures that must be strictly complied with in order for shareholder nominations of candidates for directors or shareholder proposals to be considered at a shareholders' meeting. These procedures include providing a specific form of notice to PremierWest of such proposals or nominees generally not less than 60 days and not more than 120 days prior to the first anniversary of the date on which PremierWest's proxy statement was released to shareholders for the previous year's annual meeting. Failure to comply with these procedural requirements will preclude such nominations or new business from being considered at the meeting. These procedures make it more difficult for a shareholder to oppose the board's nominees or proposals, and to introduce competing nominees or proposals, at meetings of shareholders.

        Stockmans.    Stockmans' bylaws also contain detailed procedures that must be complied with in order for shareholder nominations of candidates for directors or shareholder proposals to be considered at a shareholders' meeting. These procedures include providing specific information on a form of notification to the president by the latter of 21 days prior to the meeting called for election of directors or 10 days after the meeting notice is mailed to shareholders. Failure to comply with these procedural requirements will preclude such nominations. Stockmans' bylaws do not contain any procedures regarding other shareholder proposals.

Indemnification of Officers and Directors and Limitation of Liability

        PremierWest.    Pursuant to PremierWest's articles of incorporation, PremierWest will, to the fullest extent permitted by the OBCA, indemnify the officers, directors, agents and employees of PremierWest with respect to expenses, settlements, judgments and fines in suits in which such person was made a party by reason of the fact that he or she is or was an agent of PremierWest. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. In addition, PremierWest's articles of incorporation provide that the directors of PremierWest shall not be personally liable for monetary damages to PremierWest for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct by the directors, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties.

        Under the OBCA, a corporation may eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director except in matters involving (i) any breach of the director's duty of loyalty to the corporation or to its shareholders, (ii) acts or omissions not in good faith, intentional misconduct or knowing violations of law, (iii) unlawful distributions or (iv) any transaction from which the director obtained an improper personal benefit. A corporation may indemnify a person who is or was a director, officer, employee or agent of the corporation for actions brought against that person because of the position held with the corporation if the person acted in good faith, in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to criminal matters, the person had no reasonable cause to believe the person's conduct was unlawful. In addition, unless limited by its articles of incorporation, a corporation shall indemnify such a person who is wholly successful, on the merits or otherwise, in the defense of such actions.

        Stockmans.    The articles of incorporation of Stockmans eliminate directors' liability for monetary damages to the fullest extent permissible under California law. The bylaws of Stockmans authorize indemnification of directors, officers and agents, to the fullest extent authorized by law, and authorize the purchase of liability insurance if Stockmans has directors' and officers' liability insurance. Under the Corporations Code, indemnification is only available if it is approved by a majority vote of a quorum consisting of directors who are not parties to the proceeding, independent legal counsel in a written opinion if a quorum of directors is unavailable, approval by the affirmative vote at a duly held shareholders' meeting by the holders of a majority of the outstanding shares, or by a court.

Amendment of Articles of Incorporation and Bylaws

        PremierWest.    Under the OBCA, an amendment to a corporation's articles of incorporation generally will be deemed approved if the votes cast within the voting group favoring the amendment exceed the votes cast opposing the amendment. Generally, the OBCA requires a separate class vote on an amendment to the articles of incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class, alter or change the powers, preferences or special rights of shares of such class so as to affect them adversely or create a new class of shares having rights or preferences senior to or on a parity with the shares of an existing class.

        Stockmans.    Under the Corporations Code, an amendment to a corporation's articles of incorporation must be approved by the corporation's board of directors and a majority of the outstanding shares entitled to vote. Additionally, provisions of the articles which require a supermajority vote of the outstanding shares may only be amended upon such supermajority vote. The Stockmans bylaws also require that the minimum number of directors cannot be reduced to a number less than five if the votes cast against adoption of the amendment are equal to more than 16 2/3% of the outstanding shares entitled to vote.

Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution

        PremierWest.    Under the OBCA, action by shareholders of a surviving corporation on a plan of merger is not required if (i) the articles of incorporation of the surviving corporation will not differ from its articles of incorporation before the merger (with certain limited exceptions), (ii) each shareholder of the surviving corporation will hold the same number of shares with identical preferences and other rights as existed before the merger, (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of conversions or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger, and (iv) the number of participating shares (entitling their holders to participate without limitation in distributions) outstanding immediately after the merger, plus the number of participating shares issuable as a result of conversion or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

        Stockmans.    Under the Corporations Code, the principal terms of a reorganization shall be approved by the outstanding shares of each corporation whose board is required to approve the transaction; provided, however, that no approval is required in the case of any corporation if that corporation, or its shareholders immediately before the reorganization, or both, shall own (immediately after the reorganization) securities of the surviving or acquiring corporation or a parent party possessing more than five-sixths of the voting power of the surviving or acquiring corporation or parent party.

Transactions with Officers and Directors

        PremierWest.    Under the OBCA, a conflict of interest transaction is not voidable by a corporation solely because of a director's interest in the transaction if: (a) the material facts of the transaction and the director's interest were disclosed or known to the board of directors or to a committee of the board of directors and the board or committee authorized, approved or ratified the transaction, (b) the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction or (c) the transaction was fair to the corporation. A conflict of interest transaction is "authorized, approved or ratified" by the board or a board committee if it receives the affirmative vote of a majority of directors on the board or on the committee who have no direct or indirect interest in the transaction. If a majority of the directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum is deemed present at that board or board committee meeting for the purpose of taking such action.

        Stockmans.    Under the Corporations Code, transactions with officers and directors are treated in a substantially similar manner to transactions under the OBCA.

Provisions Affecting Control Share Acquisitions and Business Combinations

        PremierWest.    The Oregon Control Share Act ("OCSA") regulates the process by which a person may acquire control of certain Oregon-based corporations without the consent and cooperation of the board of directors. The OCSA provisions restrict a shareholder's ability to vote shares of stock acquired in certain transactions not approved by the board that cause the acquiring person to gain control of a voting position exceeding one-fifth, one-third, or one-half of the votes entitled to be cast in an election of directors. Shares acquired in a control share acquisition have no voting rights except as authorized by a vote of the shareholders. A corporation may opt out of the OCSA by provision in the corporation's articles of incorporation or bylaws. PremierWest has not opted to take itself outside of the coverage of the OCSA.

        Except under certain circumstances, the OBCA also prohibits a "business combination" between a corporation and an "interested shareholder" (in the case of the OBCA) within three years of the shareholder becoming an "interested shareholder." Generally, an "interested shareholder" is a person or group that directly or indirectly controls, or has the right to acquire or control, the voting or disposition of 15% or more of the outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. A "business combination" is defined broadly to include, among others (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (ii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (iv) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges, or other financial benefits.

        A business combination between a corporation and an interested shareholder is prohibited unless (i) prior to the date the person became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

        These restrictions placed on interested shareholders by the OBCA do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation's original articles of incorporation or certificate of incorporation contains a provision expressly electing not to be governed by the applicable section of the OBCA; or (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws, articles of incorporation or certificate of incorporation expressly electing not to be governed by the applicable section of the OBCA, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote. Such an amendment, however, generally will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested shareholder at or prior to such adoption. In addition, the restrictions are not applicable to certain business combinations proposed between the announcement and the consummation or abandonment of certain transactions, including mergers and tender offers. PremierWest has not elected to take itself outside of the coverage of the applicable sections of the OBCA.

        Stockmans.    The Corporations Code does not include a control share provision similar to the OCSA. However, the Corporations Code does provide that when prior to a merger one constituent corporation holds greater than 50% but less than 90% of the voting power of the other constituent corporation, the nonredeemable common equity securities of that corporation may be converted only into nonredeemable common stock in the surviving corporation, unless all of the shareholders consent. This provision restricts two-tier tender transactions.

        The Corporations Code also provides generally that if a tender offer or a written proposal for certain business combinations is made to some or all of a corporation's shareholders by an "interested party," an affirmative written opinion as to the fairness of the consideration to such shareholders must be delivered either to the board or to the shareholders as specified in the Corporations Code. An "interested party" is generally a control person of the target corporation, an entity directly or indirectly controlled by an officer or director of such corporation or an entity in which a material financial interest is held by any director or executive director of such corporation.

Consideration of Other Constituencies

        PremierWest.    The OBCA provides that the directors of a corporation, when evaluating any tender offer or exchange offer made by a third party, a third party's proposal of merger or consolidation, or a third party's offer to acquire all or substantially all of the assets of the corporation, may, in determining what they believe to be in the best interests of the corporation, give due consideration to the following: (a) the social, legal and economic effects on employees, customers and suppliers of the corporation and on the communities and geographical areas in which the corporation and its subsidiaries operate, (b) the economy of the state and nation, (c) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation, and (d) other relevant factors.

        Stockmans.    California law does not have any provisions requiring or expressly permitting consideration of other constituents.

Dissenters' Rights

        PremierWest.    Under the OBCA, a shareholder is entitled to dissent from and, upon perfection of the shareholder's appraisal right, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all assets of the corporation, and certain amendments to the corporation's articles of incorporation that materially and adversely affect shareholder rights. However, shareholders generally will not have such dissenters' rights if shareholder approval is not required to effect the corporate action.

        Stockmans.    Under the Corporations Code, a shareholder is entitled to dissent from and, upon perfection of the shareholder's appraisal right, to obtain the fair value of his or her shares in the event of a reorganization which requires the approval of the outstanding shares. See "DISSENTERS' RIGHTS".

Stockholder Agreement and Restrictions on Transfer of Shares

        PremierWest.    PremierWest is not a party to any agreement with its shareholders similar to the Stockmans Stockholder Agreement and is not requiring or requesting that Stockmans shareholders enter into any such agreement with respect to the common stock of PremierWest that constitutes a portion of the merger consideration. PremierWest common stock that constitutes a portion of the merger consideration will be registered under the Securities Act and will be included for listing on the Nasdaq Capital Market.

        Stockmans.    Stockmans has elected to be taxed as a subchapter S corporation for U.S. federal income tax purposes. Stockmans and the owners of all of its issued and outstanding common stock entered into the Stockholder Agreement, dated as of May 14, 1999, to prevent, among other things, transfers of Stockmans common stock that would cause the termination of Stockmans' status as an S corporation under the Internal Revenue Code. The Stockmans Stockholder Agreement restricts the sale, transfer, encumbrance, pledge, assignment or other disposition of, and issuance of, Stockmans common stock. Under the terms of the Stockmans Stockholder Agreement, any disposition of Stockmans common stock in violation of the Stockholder Agreement is null and void and without legal effect. Consent in writing of shareholders holding more than 50% of the outstanding shares of Stockmans common stock is required to revoke Stockmans' election to be taxed as an S corporation. Stockmans shareholders are being asked to provide their consent in writing to such revocation.

DISSENTERS' RIGHTS

        Dissenters' rights will be available to Stockmans shareholders in accordance with Chapter 13 of the California Corporations Code. The required procedure set forth in Chapter 13 of the Corporations Code must be followed exactly or any dissenters' rights may be lost.

        The information set forth below is a general summary of dissenters' rights as they apply to Stockmans shareholders and is qualified in its entirety by reference to Chapter 13 of the Corporations Code which is attached to this joint proxy statement/prospectus as Appendix E.

Voting Procedure

        In order to be entitled to exercise dissenters' rights, the Stockmans shares for which dissenters' rights are sought must not have been voted "FOR" the merger by the holder of such shares. Thus, any Stockmans shareholder who wishes to dissent and who executes and returns a proxy in the accompanying form or votes at the special shareholders' meeting must not vote "FOR" the merger. If the shareholder returns a proxy without voting instructions or with instructions to vote "FOR" the merger, or votes in person or by proxy at the special shareholders' meeting "FOR" the merger, his or her shares will be counted as votes in favor of the merger and the shareholder will lose any dissenters' rights.

Written Demand

        Furthermore, in order to preserve his or her dissenters' rights, a Stockmans shareholder must make a written demand upon Stockmans for the purchase of dissenting shares and payment to the shareholder of their fair market value, specifying the number of shares held of record by the shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of October 21, 2007. The demand must be addressed to Stockmans Financial Group, 9340 Stockton Boulevard, Elk Grove, California, 95624; Attention: J. Michael Guttridge, Corporate Secretary. The demand must be received by Stockmans not later than 30 days after the date on which the written notice of approval, described below, is sent to shareholders who have not voted "FOR" approval of the merger. A vote "AGAINST" the merger or failure to vote does not constitute the written demand.

Notice of Approval

        If the merger is approved by Stockmans shareholders, Stockmans will have 10 days after the approval to send to those shareholders who have not voted "FOR" approval of the merger a written notice of the approval accompanied by a copy of sections 1300 through 1304 of the Corporations Code, a statement of the price determined by Stockmans to represent the fair market value of the dissenting shares as of October 21, 2007, and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights.

Surrender of Certificates

        Within 30 days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder must surrender to Stockmans, at the office designated in the notice of approval, both the written demand and the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Stockmans common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

Agreement on Price and Payment

        If Stockmans and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the fair market value of the shares, the dissenting shareholder will be entitled to the agreed value with interest thereon at the legal rate on judgments from the date of the agreement between Stockmans and the dissenting shareholder. Payment of the fair market value of the dissenting shares will be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

Disagreement on Price and Court Determination

        If Stockmans denies that the shares surrendered are dissenting shares, or Stockmans and the dissenting shareholder fail to agree upon a fair market value of the shares of Stockmans common stock, then the dissenting shareholder of Stockmans must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make the determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, the fair market value.

Withdrawal of Demand

        A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Stockmans consents to the withdrawal.

LEGAL MATTERS

        The validity of PremierWest common stock to be issued in the merger will be passed upon for PremierWest by its counsel, Foster Pepper LLP, Portland, Oregon. Foster Pepper LLP will also deliver an opinion concerning certain federal income tax consequences of the merger.

EXPERTS

        The consolidated financial statements of PremierWest Bancorp and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference to the 2006 Annual Report on Form 10-K of PremierWest Bancorp have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report (1) expresses an unqualified opinion on the consolidated financial statements, (2) expresses an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting and (3) expresses an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Stockmans Financial Group as of December 31, 2006 and 2005, and for each of the years ended December 31, 2006, 2005 and 2004 included in this joint proxy statement/prospectus have been audited by Perry-Smith LLP, independent registered public accounting firm, as stated in their report included herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OTHER MATTERS

        Neither PremierWest's nor Stockmans' respective board of directors is aware of any business to come before the special meetings other than the matters described in this document. If any other matters are properly brought before the meeting, the persons voting the proxies intend to vote on such matters in their discretion.

INCORPORATION OF DOCUMENTS BY REFERENCE

        PremierWest files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that PremierWest files at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference room. PremierWest's public filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

        PremierWest has filed a registration statement on Form S-4 to register with the SEC the shares of PremierWest common stock to be issued to Stockmans shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus and special meeting proxy statement of PremierWest and a special meeting proxy statement of Stockmans.

        The SEC allows PremierWest to incorporate information into this document by reference to other information that PremierWest has filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

        This document incorporates by reference the documents set forth below that PremierWest has previously filed with the SEC. These documents contain important information about PremierWest. You should read this document together with the documents incorporated by reference.

PremierWest SEC Filings (File No. 000-50332)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2006
Quarterly Report on Form 10-Q	Quarters ended March 31, June 30 and September 30, 2007
Definitive Proxy Statement on Schedule 14A	Filed on April 11, 2007
Other Reports	Form 11-K filed on June 28, 2007; and Current Reports on Form 8-K filed November 19, October 22, September 13, June 20, June 13, May 31, May 30, May 2 and March 19, 2007

        PremierWest incorporates by reference documents that it may file under the Exchange Act with the SEC between the date of this document and the date on which the merger is consummated. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        PremierWest has supplied all information contained or incorporated by reference in this document relating to PremierWest, and Stockmans has supplied all such information contained in this document relating to Stockmans.

        Documents incorporated by reference are available from the companies without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. PremierWest or Stockmans shareholders may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

PremierWest Bancorp	Stockmans Financial Group
503 Airport Road, P.O. Box 40	9340 Stockton Blvd.
Medford, OR 97501	Elk Grove, CA 95624
(541) 282-5190	(916) 685-6546

        PremierWest makes all of its SEC filings available in the shareholder relations section of its web site—www.premierwestbank.com.

        If you would like to request documents from either company, please do so by January 8, 2008 to receive them before the PremierWest special meeting or by January 10, 2008 to receive them before the Stockmans special meeting. If you request any incorporated documents from us, we will mail them to you within one business day of your request by first-class mail, or similar means.

        You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. PremierWest and Stockmans have not authorized anyone to provide you with information that is different from what is contained in this document.

        This document is dated December 5, 2007. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of PremierWest common stock in the merger will create any implication to the contrary.

INDEX TO
STOCKMANS FINANCIAL GROUP AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS

STOCKMANS FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2006 AND 2005 AND

FOR THE YEARS ENDED

DECEMBER 31, 2006, 2005 AND 2004

AND

INDEPENDENT AUDITOR'S REPORT

INDEPENDENT AUDITOR'S REPORT

The Shareholders and
    Board of Directors
Stockmans Financial Group and Subsidiary

        We have audited the accompanying consolidated balance sheet of Stockmans Financial Group and subsidiary (the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stockmans Financial Group and subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Perry-Smith LLP

Sacramento, California
February 15, 2007

STOCKMANS FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

December 31, 2006 and 2005

	2006	2005
ASSETS
Cash and due from banks	$6,044,134	$9,072,492
Federal funds sold	64,605,000	26,740,000

Cash and cash equivalents	70,649,134	35,812,492
Interest-bearing deposits in banks	1,686,000	5,155,000
Available-for-sale investment securities (Note 2)	50,612,100	73,219,800
Loans, less allowance for loan losses of $3,257,993 in 2006 and $2,957,520 in 2005 (Notes 3, 6, 9 and 12)	235,128,895	234,938,530
Premises and equipment, net (Note 4)	5,173,019	4,735,986
Accrued interest receivable and other assets (Notes 8 and 14)	6,654,736	6,571,410

	$369,903,884	$360,433,218

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing	$57,031,746	$61,770,590
Interest bearing (Note 5)	243,858,262	249,869,579

Total deposits	300,890,008	311,640,169
Short-term borrowings (Note 6)	121,573	95,317
Long-term debt (Note 6)	18,111,561	1,396,346
Accrued interest payable and other liabilities	3,257,081	2,443,284
Junior subordinated deferrable interest debentures (Note 7)	15,464,000	15,464,000

Total liabilities	337,844,223	331,039,116

Commitments and contingencies (Note 9)
Shareholders' equity (Notes 10 and 11):
Common stock—no par value; 10,000,000 shares authorized; 903,534 and 912,853 shares issued and outstanding in 2006 and 2005, respectively	6,747,312	6,728,745
Retained earnings	25,644,128	23,433,986
Accumulated other comprehensive loss, net of taxes (Notes 2 and 15)	(331,779)	(768,629)

Total shareholders' equity	32,059,661	29,394,102

	$369,903,884	$360,433,218

The accompanying notes are an integral part of these consolidated financial statements.

STOCKMANS FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Interest income:
Interest and fees on loans	$22,598,811	$17,937,267	$14,266,095
Interest on investment securities:
Taxable	2,582,119	2,066,187	988,067
Exempt from Federal income taxes	765	4,816	4,829
Interest on Federal funds sold	1,911,818	920,222	381,968
Interest on deposits in banks	122,083	267,291	350,975

Total interest income	27,215,596	21,195,783	15,991,934

Interest expense:
Interest expense on deposits (Note 5)	8,445,961	5,977,847	3,989,187
Interest on borrowings (Note 6)	1,456,455	323,818	31,276

Total interest expense	9,902,416	6,301,665	4,020,463

Net interest income	17,313,180	14,894,118	11,971,471
Provision for loan losses (Note 3)	300,000	170,000	120,000

Net interest income after provision for loan losses	17,013,180	14,724,118	11,851,471

Non-interest income:
Service charges and fees	429,211	449,913	484,205
Gain on packaging of mortgage loans	101,220	172,392	249,823
Other income	348,500	480,637	397,646

Total non-interest income	878,931	1,102,942	1,131,674

Other expenses:
Salaries and employee benefits (Notes 3 and 14)	4,001,929	3,549,544	3,211,813
Occupancy and equipment (Notes 4 and 9)	798,395	701,241	635,209
Other (Note 13)	2,268,601	1,831,921	1,650,892

Total other expenses	7,068,925	6,082,706	5,497,914

Income before provision for income taxes	10,823,186	9,744,354	7,485,231
Provision for income taxes (Note 8)	395,000	299,000	212,000

Net income	$10,428,186	$9,445,354	$7,273,231

Basic earnings per share (Note 10)	$11.42	$9.88	$7.59

Diluted earnings per share (Note 10)	$11.42	$9.86	$7.53

The accompanying notes are an integral part of these consolidated financial statements.

STOCKMANS FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the Years Ended December 31, 2006, 2005 and 2004

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Retained Earnings		Total Shareholders' Equity	Total Comprehensive Income
	Shares	Amount
Balance, January 1, 2004	943,825	$6,395,786	$18,175,551	$27,204	$24,598,541

Comprehensive income (Note 15):
Net income			7,273,231		7,273,231	$7,273,231
Other comprehensive loss, net of tax:
Net change in unrealized losses on available-for-sale investment securities				(329,235)	(329,235)	(329,235)

Total comprehensive income						$6,943,996

Exercise of stock options (Note 11)	16,423	208,442			208,442
Cash distribution to shareholders (Note 10)			(3,171,252)		(3,171,252)

Balance, December 31, 2004	960,248	6,604,228	22,277,530	(302,031)	28,579,727

Comprehensive income (Note 15):
Net income			9,445,354		9,445,354	$9,445,354
Other comprehensive loss, net of tax:
Net change in unrealized losses on available-for-sale investment securities				(466,598)	(466,598)	(466,598)

Total comprehensive income						$8,978,756

Stock repurchase (Note 10)	(56,395)		(4,793,594)		(4,793,594)
Exercise of stock options (Note 11)	9,000	124,517			124,517
Cash distribution to shareholders (Note 10)			(3,495,304)		(3,495,304)

Balance, December 31, 2005	912,853	6,728,745	23,433,986	(768,629)	29,394,102

Balance, December 31, 2005	912,853	$6,728,745	$23,433,986	$(768,629)	$29,394,102
Comprehensive income (Note 15):
Net income			10,428,186		10,428,186	$10,428,186
Other comprehensive income, net of tax:
Net change in unrealized losses on available-for-sale investment securities (Note 2)				436,850	436,850	436,850

Total comprehensive income						$10,865,036

Stock repurchase (Note 10)	(10,252)		(912,422)		(912,422)
Exercise of stock options (Note 11)	933	18,567			18,567
Cash distribution to shareholders (Note 10)			(7,305,622)		(7,305,622)

Balance, December 31, 2006	903,534	$6,747,312	$25,644,128	$(331,779)	$32,059,661

The accompanying notes are an integral part of these consolidated financial statements.

STOCKMANS FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities:
Net income	$10,428,186	$9,445,354	$7,273,231
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	300,000	170,000	120,000
(Decrease) increase in deferred loan origination fees, net	(245,086)	262,018	89,423
Depreciation, amortization and accretion	264,004	539,964	485,561
Gain on disposition of fixed assets			(1,100)
Net increase in cash surrender value of life insurance policies	(79,019)	(51,000)	(49,000)
Increase in accrued interest receivable and other assets	(20,152)	(1,037,669)	(1,504,932)
Increase in accrued interest payable and other liabilities	814,797	904,679	158,458
(Increase) decrease in deferred income taxes	(1,000)	1,000	(6,000)

Net cash provided by operating activities	11,461,730	10,234,038	6,565,641

Cash flows from investing activities:
Net decrease in interest-bearing deposits in banks	3,469,000	4,654,000	201,000
Proceeds from called and matured available-for-sale investment securities	29,500,000	43,165,463	16,181,900
Proceeds from principle payments from available-for-sale investment securities			115,000
Purchase of available-for-sale investment securities	(6,393,399)	(38,940,459)	(70,866,298)
Net increase in loans	(245,279)	(39,953,367)	(1,523,742)
Purchase of premises and equipment	(747,243)	(145,804)	(327,751)
Proceeds from sale of premises and equipment			1,100
Investment in subsidiary trust		(464,000)

Net cash provided by (used in) investing activities	25,583,079	(31,684,167)	(56,218,791)

Cash flows from financing activities:
Net (decrease) increase in demand, interest-bearing and savings deposits	$(24,019,979)	$(27,438,204)	$53,745,092
Net increase in time deposits	13,269,818	41,435,961	9,702,001
Borrowings from Federal Home Loan Bank	16,845,790	1,500,000
Repayments to Federal Home Loan Bank	(104,319)	(508,337)	(1,000,000)
Proceeds from exercise of stock options	18,567	124,517	208,442
Cash distribution to shareholders	(7,305,622)	(3,495,304)	(3,171,252)
Payments for repurchase of common stock	(912,422)	(4,793,594)
Proceeds from the issuance of junior subordinated deferrable interest debentures		15,464,000

Net cash (used in) provided by financing activities	(2,208,167)	22,289,039	59,484,283

Increase in cash and cash equivalents	34,836,642	839,218	9,831,133
Cash and cash equivalents at beginning of year	35,812,492	34,973,274	25,142,141

Cash and cash equivalents at end of year	$70,649,134	$35,812,492	$34,973,274

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest expense	$9,144,087	$5,753,625	$3,986,506
Income taxes	$377,300	$303,000	$261,000
Non-cash investing activities:
Net change in unrealized (loss) gain on available-for-sale investment securities	$452,695	$(483,487)	$(341,049)
Reclassification from Federal Home Loan Bank long-term debt to short-term borrowings			$(500,000)

The accompanying notes are an integral part of these consolidated financial statements.

STOCKMANS FINANCIAL GROUP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

        Stockmans Financial Group (the "Company") was incorporated on March 2, 1999 and subsequently obtained approval of the Board of Governors of the Federal Reserve System to be a bank holding company. On May 13, 1999, Stockmans Bank (the "Bank") consummated a merger with Stockmans Financial Group that was effected through the exchange of one share of the Company's stock for each share of the Bank's stock.

        Stockmans Bank was organized by the California Livestock Production Credit Association, chartered on October 25, 1933, as the Association's successor upon termination of its Farm Credit System status. On November 23, 1988, the organizers of the Bank filed an application with the Department of Financial Institutions and the application was approved on September 29, 1989. The Association was merged into Stockmans Bank and the Bank opened for business on March 12, 1991.

        On August 25, 2005, the Company formed Stockmans Financial Trust I, a wholly-owned unconsolidated subsidiary and a Delaware statutory business trust, for the exclusive purpose of issuing trust preferred securities.

Consolidation and Basis of Presentation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank. All material intercompany transactions and accounts have been eliminated in consolidation.

        Stockmans Financial Trust I is not consolidated into the Company's consolidated financial statements and, accordingly, is accounted for under the equity method. The junior subordinated deferrable interest debentures issued and guaranteed by the Company and held by the Trust are reflected on the Company's consolidated balance sheet.

        The accounting and reporting policies of the Company and its subsidiary conform with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.

Reclassifications

        Certain reclassifications have been made to prior years' balances to conform to classifications used in 2006.

Cash and Cash Equivalents

        For the purpose of the consolidated statement of cash flows, cash and due from banks and Federal funds sold are considered to be cash equivalents. Generally, Federal funds are sold for one day periods. At December 31, 2006, the Company had bank deposits in excess of federally insured limits of approximately $138,400.

Investment Securities

        Investments are classified into the following categories:

  •
  Available-for-sale securities reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as accumulated other comprehensive income (loss) within shareholders' equity.

  •
  Held-to-maturity securities, that management has the positive intent and ability to hold, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

        Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

        Gains or losses on the sale of securities are computed using the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. In addition, unrealized losses that are other than temporary are recognized in earnings for all investments.

        Investment securities are evaluated for impairment on at least a quarterly basis and more frequently when economic or market conditions warrant such an evaluation to determine whether a decline in their value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline and the intent and ability of the Company to retain its investment in the securities for a period of time sufficient to allow for an anticipated recovery in fair value, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term "other than temporary" is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

Loans

        Loans are stated at principal balances outstanding, except for loans transferred from loans held for sale which are carried at the lower of principal balance or market value at the date of transfer, adjusted for accretion or discounts. Interest is accrued daily based upon outstanding loan balances. However, when, in the opinion of management, loans are considered to be impaired and the future collectibility of interest and principal is in serious doubt, loans are placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans, or payments received on nonaccrual loans for which the ultimate collectibility of principal is not in doubt, are applied first to earned but unpaid interest and then to principal.

        An impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due (including both principal and interest) in accordance with the contractual terms of the loan agreement.

        Substantially all loan origination fees, commitment fees, direct loan origination costs and purchase premiums and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan. The unamortized balance of deferred fees and costs is reported as a component of net loans.

        The Company may purchase loans or acquire loans through a business combination for which differences exist between the contractual cash flows and the cash flows expected to be collected due, at least in part, to credit quality. When the Company acquires such loans, the yield that may be accreted (accretable yield) is limited to the excess of the Company's estimate of undiscounted cash flows expected to be collected over the Company's initial investment in the loan. The excess of contractual cash flows over cash flows expected to be collected may not be recognized as an adjustment to yield, loss, or a valuation allowance. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan's yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as an impairment. The Company may not "carry over" or create a valuation allowance in the initial accounting for loans acquired under these circumstances. At December 31, 2006 and 2005, there were no such loans being accounted for under this policy.

Sales and Servicing of Loans

        Sales of loans are recognized when the transferred loans are put beyond the reach of the Company and its creditors, even in receivership. In addition, servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold or securitized with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets and liabilities were not material for the years ended December 31, 2006 and 2005.

        Loans with unpaid balances of $4,822,114 and $5,242,841 were being serviced for others at December 31, 2006 and 2005, respectively.

Allowance for Loan Losses

        The allowance for loan losses is maintained to provide for losses related to impaired loans and other losses that can be expected to occur in the normal course of business. The determination of the allowance is based on estimates made by management, to include consideration of the character of the loan portfolio, specifically identified problem loans, potential losses inherent in the portfolio taken as a whole and economic conditions in the Bank's service area.

        Loans determined to be impaired or classified are individually evaluated by management for specific risk of loss. In addition, a reserve factor is assigned to currently performing loans based on the Bank's historical loss experience and industry standards. Management also computes specific and expected loss reserves for loan commitments. These estimates are particularly susceptible to changes in the economic environment and market conditions.

        The Bank's Loan Committee reviews the adequacy of the allowance for loan losses quarterly, to include consideration of the relative risks in the portfolio and current economic conditions. The allowance is adjusted based on that review if, in the judgment of the Loan Committee and management, changes are warranted.

        This allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after loan losses and loan growth. The allowance for loan losses at December 31, 2006 and 2005, respectively, reflects management's estimate of possible losses in the portfolio.

Premises and Equipment

        Premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. The useful life of premises and improvements is estimated to be thirty years. The useful lives of furniture, fixtures and equipment are estimated to be three to ten years. Leasehold improvements are amortized over the life of the asset or the term of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

Income Taxes

        The Company has elected to be taxed as an S corporation for federal and state income tax purposes. As a result, shareholders are taxed on their prorata share of earnings and deductions of the Company, regardless of the amount of distributions received. Generally, the Company is not subject to federal income tax but is subject to California tax at the rate of 3.5% of taxable income.

        Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. On the consolidated balance sheet, net deferred tax assets are included in accrued interest receivable and other assets.

Earnings Per Share

        Basic earnings per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Company. The treasury stock method has been applied to determine the dilutive effect of stock options in computing diluted EPS.

Share-Based Payments

        At December 31, 2006, the Bank has one stock-based compensation plan, the Stockman's Bank 1997 Stock Option Plan, which is described more fully in Note 11.

        Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment ("SFAS 123(R)"), using the modified prospective application transition method, which requires recognizing expense for options granted prior to the adoption date equal to the fair value of the unvested amounts over their remaining vesting period, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock Based Compensation, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair values estimated in accordance with the provisions of SFAS 123(R). There were no options granted in 2006, 2005 or 2004. Results for prior periods have not been restated. Prior to January 1, 2006, the Company accounted for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations ("APB 25"). No stock-based compensation cost is reflected in net income prior to January 1, 2006, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of the grant.

        There was no effect on net income, or basic or diluted earnings per share for the year ended December 31, 2006, as no options vested during 2006.

        SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as a cash flow from financing in the statement of cash flows. There were no excess tax benefits for the year ended December 31, 2006.

        Prior to the adoption of FAS 123(R), pro forma adjustments to the Company's net earnings and earnings per share were disclosed during the years in which the options became vested, as if the Company had adopted the provisions of FAS 123. All options become fully vested at December 31, 2002. Accordingly, there is no pro forma effect on net income for stock option expense for subsequent years.

        The Company estimated the fair value of options as of the date of grant using a Black-Scholes-Merton option pricing model that used assumptions for expected option life and the level of estimated forfeitures based on historical data. Expected volatility was based on the historical volatility of the Company's stock. The risk-free interest rate was based on the U.S. Treasury yield curve for the periods within the contractual life of the options in effect at the time of grant.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Impact of New Financial Accounting Standards

Accounting for Servicing of Financial Assets

        In March 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 156, Accounting for Servicing of Financial Assets-An Amendment of FASB Statement No. 140. This standard amends the guidance in SFAS No.140, Accounting for Transfers and Servicing of Financial Assets and

Extinguishments of Liabilities. Among other requirements, SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract. The standard requires initial measurement of all newly purchased or issued separately recognized servicing assets and servicing liabilities at fair value, if practicable. Subsequent measurements may be made using either the fair value or amortization method. SFAS No. 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006 with early adoption permitted in the quarter ended March 31, 2006. Management does not anticipate that this statement will have a material effect on the Company's financial position, results of operations or cash flows.

Fair Value Measurements

        In September 2006, the FASB issued Statement No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The provisions of SFAS 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The provisions should be applied prospectively, except for certain specifically identified financial instruments. Management does not expect the adoption of SFAS 157 to have a material impact on the Company's financial position, results of operations or cash flows.

Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements

        In September 2006, the FASB ratified the consensuses reached by the Emerging Issues Task Force (the "Task Force") on Issue No. 06-4 (EITF 06-4), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. A question arose when an employer enters into an endorsement split-dollar life insurance arrangement related to whether the employer should recognize a liability for the future benefits or premiums to be provided to the employee. EITF 06-4 indicates that an employer should recognize a liability for future benefits and that a liability for the benefit obligation has not been settled through the purchase of an endorsement type policy. An entity should apply the provisions of EITF 06-4 either through a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption or a change in accounting principle through retrospective application to all prior periods. The provisions of EITF 06-4 are effective for fiscal years beginning after December 15, 2007. Management has not yet completed its evaluation of the impact that EITF 06-4 will have.

Accounting for Purchases of Life Insurance

        In September 2006, the FASB ratified the consensuses reached by the Task Force on Issue No. 06-5 (EITF 06-5), Accounting for the Purchases of Life Insurance—Determining the Amount that Could be Realized in Accordance with FASB Technical Bulletin No.85-4 (FTB 85-4). FTB 85-4 indicates that the amount of the asset included in the balance sheet for life insurance contracts within its scope should be "the amount that could be realized under the insurance contract as of the date of the statement of financial position." Questions arose in applying the guidance in FTB 85-4 as to whether "the amount that could be realized" should consider 1) any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value and 2) the contractual ability to surrender all of the individual-life policies (or certificates in a group policy) at the same time. EITF 06-5 determined that "the amount that could be realized" should 1) consider any additional amounts included in the contractual terms of the policy and 2) assume the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). Any amount that is ultimately realized by the policy holder upon the assumed surrender of the final policy (or final certificate in a group policy) shall be included in the "amount that could be realized." An entity should apply the provisions of EITF 06-5 through either a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption or a change in accounting principle through retrospective application to all prior periods. The provisions of EITF 06-5 are effective for fiscal years beginning after December 15, 2006. Management has not yet completed its evaluation of the impact that EITF 06-5 will have.

2.    AVAILABLE-FOR-SALE INVESTMENT SECURITIES

        The amortized cost and estimated fair value of available-for-sale investment securities at December 31, 2006 and 2005 consisted of the following:

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
U.S. Government agencies	$50,955,912	$13,457	$(357,269)	$50,612,100

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt securities:
U.S. Government agencies	$73,916,318		$(796,718)	$73,119,600
Obligations of states and political subdivisions	99,989	$211		100,200

	$74,016,307	$211	$(796,718)	$73,219,800

        Net unrealized losses on available-for-sale investment securities totaling $(343,812) and $(796,507) were recorded, net of $12,033 and $27,878 in tax benefits, as accumulated other comprehensive loss within shareholders' equity at December 31, 2006 and 2005, respectively.

        Available-for-sale investment securities with unrealized losses at December 31, 2006 and 2005 are summarized and classified according to the duration of the loss period as follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2006
U.S. Government agencies	$3,991,260	$(7,197)	$39,638,535	$(350,072)	$43,629,795	$(357,269)

2005
U.S. Government agencies	$38,918,000	$(209,401)	$34,201,600	$(587,309)	$73,119,600	$(796,718)

U.S. Government Agencies

        At December 31, 2006, the Company held 39 U.S. Government agency securities of which two were in a loss position for less than twelve months and 32 were in a loss position and had been in a loss position for twelve months or more. The unrealized losses on the Company's investments in direct obligations of U.S. government agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized costs of the investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2006.

        There were no sales of investment securities for the years ended December 31, 2006, 2005 and 2004.

        The amortized cost and estimated fair value of available-for-sale investment securities at December 31, 2006 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Within one year	$18,729,051	$18,616,794
After one year through five years	28,228,404	28,004,045
After five years through ten years	3,998,457	3,991,261

	$50,955,912	$50,612,100

        Investment securities with amortized costs totaling $34,784,017 and $21,059,523 and estimated fair values totaling $32,507,211 and $20,677,300 were pledged to secure public deposits, treasury, tax and loan accounts, and short and long-term borrowings at December 31, 2006 and 2005, respectively.

3.    LOANS

        Outstanding loans are summarized as follows:

	December 31,
	2006	2005
Real estate—secured by deeds of trust	$164,563,655	$176,760,647
Real estate—construction	32,918,294	19,143,632
Commercial	27,412,314	24,706,962
Agricultural	12,438,476	16,329,722
Installment	1,532,440	1,678,464

	238,865,179	238,619,427
Deferred loan fees, net	(478,291)	(723,377)
Allowance for loan losses	(3,257,993)	(2,957,520)

	$235,128,895	$234,938,530

        Various commercial loans are pledged to secure certain borrowing arrangements (see Note 6).

        Changes in the allowance for loan losses were as follows:

	Year Ended December 31,
	2006	2005	2004
Balance, beginning of year	$2,957,520	$2,787,520	$2,676,092
Provision charged to operations	300,000	170,000	120,000
Losses charged to the allowance	(4,512)		(8,572)
Recoveries	4,985

Balance, end of year	$3,257,993	$2,957,520	$2,787,520

        The Company had no loans which were considered to be impaired and no nonaccrual loans during the years ended December 31, 2006, 2005 and 2004.

        Salaries and employee benefits totaling $254,781, $352,219 and $191,568 have been deferred as loan origination costs for the years ended December 31, 2006, 2005 and 2004, respectively.

4.    PREMISES AND EQUIPMENT

        Premises and equipment consisted of the following:

	December 31,
	2006	2005
Land	$1,381,153	$1,381,153
Land improvements	378,678	378,678
Premises	3,216,507	3,213,032
Furniture, fixtures and equipment	1,915,703	1,614,321
Leasehold improvements	434,290	33,666

	7,326,331	6,620,850
Less accumulated depreciation and amortization	(2,153,312)	(1,884,864)

	$5,173,019	$4,735,986

        Depreciation and amortization included in occupancy and equipment expense totaled $310,210, $248,490 and $242,512 for the years ended December 31, 2006, 2005 and 2004, respectively.

5.    INTEREST-BEARING DEPOSITS

        Interest-bearing deposits consisted of the following:

	December 31,
	2006	2005
Savings	$27,708,525	$38,221,398
Money market	35,669,550	46,913,969
NOW accounts	37,186,106	34,709,949
Time, $100,000 or more	113,157,900	100,294,836
Other time	30,136,181	29,729,427

	$243,858,262	$249,869,579

        Aggregate annual maturities of time deposits are as follows:

Year Ending December 31,
2007	$123,923,633
2008	10,896,854
2009	4,957,148
2010	1,904,285
2011	1,329,837
Thereafter	282,324

$143,294,081

        Interest expense related to interest-bearing deposits consisted of the following:

	Year Ended December 31,
	2006	2005	2004
Savings	$860,981	$793,994	$536,973
Money market	1,394,346	1,161,493	906,642
NOW accounts	397,080	289,277	171,240
Time, $100,000 or more	4,568,918	2,746,090	1,637,093
Other time	1,224,636	986,993	737,239

	$8,445,961	$5,977,847	$3,989,187

        At December 31, 2006, the Bank had deposits from one deposit relationship that exceeded 5% of total deposits. The aggregate total of this deposit relationship totaled approximately $20,462,000 at December 31, 2006.

6.    SHORT-TERM BORROWINGS, LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS

Short-Term Borrowings and Long-Term Debt

        Advances from the Federal Home Loan Bank of San Francisco at December 31, 2006 and 2005 consisted of the following:

2006			2005
Amount	Rate	Maturity Date	Amount	Rate	Maturity Date
$3,000,000	5.06%	September 16, 2008	$1,491,663	5.01%	November 23, 2015
3,000,000	5.08%	March 6, 2009
395,790	5.47%	June 14, 2011
3,300,000	5.38%	August 1, 2011
500,000	5.37%	August 1, 2011
500,000	5.17%	August 1, 2011
1,000,000	5.20%	August 1, 2011
1,000,000	5.23%	August 1, 2011
650,000	4.96%	September 29, 2011
3,500,000	5.79%	July 10, 2015
1,387,344	5.01%	November 23, 2015

18,233,134
(121,573) Less short-term portion			(95,317) Less short-term portion

$18,111,561			$1,396,346

        The advances are secured by various commercial loans totaling approximately $198,041,000 and $24,379,000 at December 31, 2006 and 2005, respectively. The Bank's credit limit varies according to the amount and composition of the investment and loan portfolios pledged as collateral. At December 31, 2006 and 2005, amounts available under such limits were approximately $95,057,000 and $10,275,000, respectively.

Other Borrowing Arrangements

        The Bank has unsecured short-term borrowing agreements totaling $8,000,000 with two of its correspondent banks. The Bank also has a line of credit with the Federal Reserve Bank which bears interest at the prevailing discount rate. Available credit varies depending upon the value of collateral pledged. At December 31, 2006 and 2005, there were no outstanding borrowings under these lines of credit and no collateral pledged.

7.    JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

        Stockmans Financial Trust I (the "Trust") is a Delaware business trust formed by the Company with capital of $464,000 for the sole purpose of issuing trust preferred securities fully and unconditionally guaranteed by the Company. For financial reporting purposes, the Trust is not consolidated and the Floating Rate Junior Subordinated Deferrable Interest Debentures (the "Subordinated Debentures") held by the Trust and issued and guaranteed by the Company are reflected in the Company's consolidated balance sheet. Under applicable regulatory guidance, the amount of trust preferred securities that is eligible as Tier 1 capital is limited to twenty-five percent of the Company's Tier 1 capital on a pro forma basis. At December 31, 2006, $10,797,000 of trust preferred securities qualified as Tier 1 capital.

        During the third quarter of 2005, Stockmans Financial Trust I issued 15,000 Floating Rate Capital Trust Pass-Through Securities (TRUPS), with a liquidation value of $1,000 per security, for gross proceeds of $15,000,000. The entire proceeds of the issuance were invested by the Trust in $15,464,000 of Subordinated Debentures issued by the Company with identical maturity, repricing and payment terms as the TRUPS. The Subordinated Debentures represent the sole assets of the Trust. The Subordinated Debentures mature on September 15, 2035, bear a current fixed interest rate of 5.93% until September 15, 2010, with repricing quarterly thereafter (based on the 3-month LIBOR plus 1.42%) and payments due quarterly. The Subordinated Debentures are redeemable by the Company, subject to receipt by the Company of prior approval from the Federal Reserve Bank, on any March 15th, June 15th, September 15th, or December 15th on or after September 15, 2010. The redemption price is par plus accrued and unpaid interest, except in the case of redemption under a special event which is defined in the debenture. The TRUPS are subject to mandatory redemption to the extent of any early redemption of the Subordinated Debentures and upon maturity of the Subordinated Debentures on September 15, 2035.

        Holders of the TRUPS are entitled to a cumulative cash distribution on the liquidation amount of $1,000 per security at an interest rate of 5.93% until September 15, 2010. After September 15, 2010, the rate will be adjusted to equal the 3-month LIBOR plus 1.42% on a quarterly basis. The Trust has the option to defer payment of the distributions for a period of up to five years, as long as the Company is not in default on the payment of interest on the Subordinated Debentures. The TRUPS issued in the offering were sold in private transactions pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Company has guaranteed, on a subordinated basis, distributions and other payments due on the TRUPS.

8.    INCOME TAXES

        As discussed in Note 1, the Company has elected to be taxed as an S corporation and, as a result, is generally not subject to Federal tax.

	Federal	State	Total
2006
Current		$396,000	$396,000
Deferred		(1,000)	(1,000)

Provision for income taxes	$—	$395,000	$395,000

2005
Current		$298,000	$298,000
Deferred		1,000	1,000

Provision for income taxes	$—	$299,000	$299,000

2004
Current		$218,000	$218,000
Deferred		(6,000)	(6,000)

Provision for income taxes	$—	$212,000	$212,000

        Deferred tax assets (liabilities) are comprised of the following at December 31, 2006 and 2005:

	2006	2005
Deferred tax assets:
Allowance for loan losses	$118,000	$108,000
Deferred compensation	28,000	27,000
Unrealized loss on available-for-sale investment securities	12,000	28,000
Other		1,000

Total deferred tax assets	158,000	164,000

Deferred tax liabilities:
Loan origination costs	(19,000)	(13,000)
Other	(7,000)	(4,000)

Total deferred tax liabilities	(26,000)	(17,000)

Net deferred tax assets	$132,000	$147,000

9.    COMMITMENTS AND CONTINGENCIES

Federal Reserve Requirement

        Banks are required to maintain reserves with the Federal Reserve Bank equal to a percentage of their reservable deposits. There was no reserve balance required at December 31, 2006 and 2005.

Leases

        The Bank leases two branch offices under noncancelable operating leases. The leases expire in 2011 and 2016, and both leases contain two five-year renewal options.

        Future minimum lease payments are as follows:

Year Ending December 31,
2007	$134,755
2008	134,755
2009	134,755
2010	134,755
2011	136,088
Thereafter	419,893

$1,095,001

        Rental expense included in occupancy expense totaled $88,186 for the year ended December 31, 2006 and $49,800 for each of the years ended December 31, 2005 and 2004.

Financial Instruments With Off-Balance-Sheet Risk

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments consist of commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

        The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for loans included on the consolidated balance sheet.

        The following financial instruments represent off-balance-sheet credit risk:

	December 31,
	2006	2005
Commitments to extend credit	$38,056,980	$55,861,717
Standby letters of credit	$706,449	$4,409,951

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include livestock, crops, accounts receivable, inventory, and deeds of trust on residential real estate, income-producing commercial properties and farmland.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The fair value of the liability related to these standby letters of credit, which represents the fees received for issuing the guarantees, was not significant at December 31, 2006 and 2005. The Company recognizes these fees as revenue over the term of the commitment or when the commitment is used.

        At December 31, 2006, agricultural loan commitments represent approximately 14% of total commitments and are generally secured by livestock, receivables and farmland with a loan-to-value ratio not to exceed 70%. The majority of agricultural commitments have variable interest rates. Commercial loan commitments represent approximately 42% of total commitments and are generally unsecured and also have variable interest rates. Real estate loan commitments represent approximately 35% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 70%. The majority of real estate commitments also have variable interest rates. Unsecured credit card and equity line commitments represent the remaining 9% of total commitments and have fixed interest rates.

Concentrations of Credit Risk

        At December 31, 2006 and 2005, in management's judgment, a concentration existed in real estate related loans. At these dates, approximately 83% and 82%, respectively, of the Company's loans were real estate related.

        Although management believes the loans within this concentration have no more than the normal risk of collectibility, a substantial decline in the performance of the economy in general or a decline in real estate values in the Company's primary market area, in particular, could have an adverse impact on collectibility, increase the level of real estate related nonperforming loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of the Company.

10.    SHAREHOLDERS' EQUITY

Distributions to Shareholders

        Upon declaration by the Board of Directors of the Company, all shareholders of record will be entitled to receive distributions. The Company's only source of income with which to make distributions is distributions from the Bank, and the Company's ability to pay dividends is subject to certain covenants contained in the indentures relating to the Trust Preferred Securities issued by the business trust (see Note 7). The California Financial Code restricts the total distributions of any bank in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders during the same three-year period. At December 31, 2006, the Bank had $12,562,600 in retained earnings available for distributions to the Company.

        The Company made cash distributions to its shareholders totaling $7,305,622, $3,495,304 and $3,171,252 in the years ended December 31, 2006, 2005 and 2004, respectively.

        Subsequent to December 31, 2006, the Board of Directors declared and paid a cash dividend of $903,534 to shareholders of record as of December 31, 2006.

Regulatory Capital

        The Company and the Bank are subject to certain regulatory capital requirements administered by the Board of Governors of the Federal Reserve System (FRB) and the Federal Deposit Insurance Corporation (FDIC). Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets and of Tier 1 capital to average assets. Each of these components is defined in the regulations. Management believes that the Company and the Bank meet all their capital adequacy requirements as of December 31, 2006 and 2005.

        In addition, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Bank's category.

	2006		2005
	Amount	Ratio	Amount	Ratio
Leverage Ratio
Stockmans Financial Group and Subsidiary	$43,188,586	11.7%	$40,216,975	11.0%
Minimum regulatory requirement	$14,792,794	4.0%	$14,636,983	4.0%
Stockmans Bank	$47,398,473	12.8%	$45,181,236	12.3%
Minimum requirement for "Well-Capitalized" institution	$18,490,992	5.0%	$18,296,228	5.0%
Minimum regulatory requirement	$14,792,794	4.0%	$14,636,983	4.0%
Tier 1 Risk-Based Capital Ratio
Stockmans Financial Group and Subsidiary	$43,188,586	15.2%	$40,216,975	14.1%
Minimum regulatory requirement	$11,375,668	4.0%	$11,447,040	4.0%
Stockmans Bank	$47,398,473	16.7%	$45,181,236	15.8%
Minimum requirement for "Well-Capitalized" institution	$17,035,662	6.0%	$17,170,560	6.0%
Minimum regulatory requirement	$11,357,108	4.0%	$11,447,040	4.0%
Total Risk-Based Capital Ratio
Stockmans Financial Group and Subsidiary	$50,649,433	17.8%	$48,120,251	16.8%
Minimum regulatory requirement	$22,751,335	8.0%	$22,894,080	8.0%
Stockmans Bank	$50,656,466	17.8%	$48,138,756	16.8%
Minimum requirement for "Well-Capitalized" institution	$28,392,769	10.0%	$28,617,599	10.0%
Minimum regulatory requirement	$22,714,215	8.0%	$22,894,080	8.0%

Earnings Per Share

        A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

For the Year Ended	Net Income	Weighted Average Number of Shares Outstanding	Per Share Amount
December 31, 2006
Basic earnings per share	$10,428,186	$913,053	$11.42

Effect of dilutive stock options

Diluted earnings per share	$10,428,186	913,053	$11.42

December 31, 2005
Basic earnings per share	$9,445,354	$955,992	$9.88

Effect of dilutive stock options		2,064

Diluted earnings per share	$9,445,354	958,056	$9.86

December 31, 2004
Basic earnings per share	$7,273,231	957,647	$7.59

Effect of dilutive stock options		8,811

Diluted earnings per share	$7,273,231	966,458	$7.53

Stock Repurchase Program

        In October 2006 and August 2005, the Board of Directors authorized stock repurchase programs approving the repurchase of up to 11,200 and 68,000 shares, respectively, or 1.2% and 7.0%, respectively, of the total shares outstanding.

        The 2006 stock repurchase program ended on December 11, 2006 and the 2005 stock repurchase program ended on September 30, 2005. There was a total of 10,252 shares repurchased under the 2006 plan, at an average price of $89 per share, for a total cost of $912,422. There was a total of 56,395 shares repurchased under the 2005 plan, at an average price of $85 per share, for a total cost of $4,793,594.

        The tax treatment for participating shareholders, whether as a sale, return of capital or non-taxable distribution, will be determined by each shareholder by applying Internal Revenue Code Section 302 to their individual circumstances.

11.    SHARE-BASED PAYMENTS

        During 1997, the Board of Directors and shareholders approved the adoption of the Stockmans Bank 1997 Stock Option Plan. The Company assumed all obligations under the plan as of May 13, 1999 and options to purchase shares of the Company's common stock were substituted for options to purchase shares of the common stock of the Bank. As of December 31, 2006, there are no options remaining to be granted from the Company's stock option plan, and there are no shares of common stock remaining to be issued in conjunction with the Company's stock option plan. New shares were issued upon the exercise of options. The plan included both incentive options, which were granted to full-time salaried officers and key employees of the Company, and nonqualified options, which were granted to Directors, full-time salaried officers and key employees. The plan required that the option price could not be less than the fair market value of the stock at the date the option was granted, and that the stock was paid in full at the time the option was exercised. The options expired on a date determined by the Board of Directors, but not later than ten years from the date of grant. Options vested ratably over a five year period.

        A summary of option activity under the Plan for the period January 1, 2006 to December 31, 2006 is presented below:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2004	26,356	$13.33
Exercised	(16,423)	$12.68

Outstanding at December 31, 2004	9,933	$14.40
Exercised	(9,000)	$13.84

Outstanding at December 31, 2005	933	$19.90

Exercised	(933)	$19.90

Outstanding at December 31, 2006	—	$—	—	$—

        No 2006 compensation cost was recognized under the provisions of FAS 123(R) during 2006 because all outstanding options were vested at January 1, 2006.

        There were no options granted in the years ending December 31, 2006, 2005 or 2004. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $64,470, $640,483 and $1,187,513, respectively.

        There were no nonvested shares as of December 31, 2006, 2005 or 2004. There is no unrecognized compensation cost as of December 31, 2006.

        Cash received from option exercises for the years ended December 31, 2006, 2005 and 2004 was $18,567, $124,517 and $208,442, respectively. The actual tax benefit realized for tax deductions from options exercised totaled $2,256, $22,417 and $41,563, respectively, for the years ended December 31, 2006, 2005 and 2004.

12.    RELATED PARTY TRANSACTIONS

        During the normal course of business, the Bank enters into transactions with related parties, including Directors and officers. These transactions include borrowings from the Bank with substantially the same terms, including rates and collateral, as loans to unrelated parties. The following is a summary of the aggregate activity involving related party borrowers during 2006:

Balance, January 1, 2006	$2,975,063
Disbursements	1,449,350
Amounts repaid	(823,975)

Balance, December 31, 2006	$3,600,438

Undisbursed commitments to related parties, December 31, 2006	$950,684

13.    OTHER EXPENSES

        Other expenses consisted of the following:

	Year Ended December 31,
	2006	2005	2004
Advertising	$449,958	$264,334	$185,003
Professional fees	341,916	324,503	244,235
Other operating expenses	1,476,727	1,243,084	1,221,654

	$2,268,601	$1,831,921	$1,650,892

14.    EMPLOYEE BENEFIT PLANS

  Pension and Profit-Sharing Plans

        On January 1, 1996, the Bank adopted the Stockmans Bank 401(k) Plan (the "Plan"). To qualify for participation, an employee must meet certain service requirements. The Bank's contribution consists of matching employee contributions up to 5% of the employee's annual compensation. Contributions to the Plan totaled $63,437, $65,256 and $45,038 for the years ended December 31, 2006, 2005 and 2004, respectively.

  Salary Continuation Plans

        The Board of Directors has approved salary continuation plans for certain key executives. Under these plans, the Bank is obligated to provide the executives, or designated beneficiaries, with annual benefits for fifteen years after retirement or death. These benefits are substantially equivalent to those available under insurance policies purchased by the Bank on the lives of the executives. In addition, the estimated present value of these future benefits are accrued from the effective date of the plan until the executives' expected retirement date. The expense recognized under these plans for the years ended December 31, 2006, 2005 and 2004 totaled $182,000, $214,000 and $106,200, respectively.

        In connection with these plans, the Bank purchased seven single premium life insurance policies with cash surrender values totaling approximately $1,548,000 and $1,469,000 at December 31, 2006 and 2005, respectively, which are included on the consolidated balance sheet in accrued interest receivable and other assets. Income earned on these policies, net of expenses, totaled $79,000, $51,000 and $49,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

15.    COMPREHENSIVE INCOME

        Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income (loss) that historically has not been recognized in the calculation of net income. Unrealized gains and losses on the Company's available-for-sale investment securities are included in other comprehensive income (loss). Total comprehensive income and the components of accumulated other comprehensive income (loss) are presented in the statement of changes in shareholders' equity.

        The Company holds securities classified as available-for-sale which had unrealized losses as follows:

	Before Tax	Tax Benefit (Expense)	After Tax
For the Year Ended December 31, 2006
Other comprehensive income:
Unrealized holding gains	$452,695	$(15,845)	$436,850

For the Year Ended December 31, 2005
Other comprehensive loss:
Unrealized holding losses	$(483,487)	$16,889	$(466,598)

For the Year Ended December 31, 2004
Other comprehensive loss:
Unrealized holding losses	$(341,049)	$11,814	$(329,235)

16.    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        Estimated fair values are disclosed for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

        Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

        The following methods and assumptions were used by the Company to estimate the fair value of its financial instruments at December 31, 2006 and 2005.

        Cash and cash equivalents:    For cash and cash equivalents, the carrying amount is estimated to be fair value.

        Interest-bearing deposits in banks:    The fair values for interest-bearing deposits in banks are estimated using discounted cash flow analyses, using interest rates available at each reporting date for similar deposits.

        Available-for-sale investment securities:    For available-for-sale investment securities, fair values are based on quoted market prices. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers.

        Loans:    For variable-rate loans that reprice frequently with no significant change in credit risk, the carrying amount is estimated to be fair value. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates being offered at each reporting date for loans with similar terms to borrowers of comparable creditworthiness. The carrying amount of accrued interest receivable approximates its fair value.

        Cash surrender value of life insurance policies:    The fair values of life insurance policies are based on cash surrender values at each reporting date as provided by the insurers.

        Deposits:    The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow analyses using interest rates being offered at each reporting date by the Bank for certificates with similar remaining maturities.

        Short-term borrowings and long-term debt:    The fair values of short-term borrowings and long-term debt are estimated using a discounted cash flow analysis using interest rates currently available to the Company for similar debt instruments.

        Junior subordinated deferrable interest debentures:    The fair value of junior subordinated deferrable interest debentures is estimated based on the current market value for like kind instruments of a similar maturity or structure.

        Commitments to fund loans/standby letters of credit:    Off-balance-sheet commitments to extend credit are primarily for adjustable rate loans and letters of credit. The fair values of commitments are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The differences between the carrying value of commitments to fund loans or standby letters of credit and their fair value are not significant and, therefore, not included in the following table.

        The estimated fair values of the Company's financial instruments are as follows:

	December 31, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$6,044,134	$6,044,134	$9,072,492	$9,072,492
Federal funds sold	64,605,000	64,605,000	26,740,000	26,740,000
Interest-bearing deposits in banks	1,686,000	1,652,540	5,155,000	5,112,377
Available-for-sale investment securities	50,612,100	50,612,100	73,219,800	73,219,800
Loans	235,128,895	234,758,076	234,938,530	232,186,885
Cash surrender value of life insurance policies	1,548,000	1,548,000	1,469,000	1,469,000
Accrued interest receivable	1,951,593	1,951,593	1,906,019	1,906,017
Financial liabilities:
Deposits	$300,890,008	$300,965,549	$311,640,169	$312,319,049
Borrowings	18,233,134	18,041,769	1,491,663	1,486,366
Accrued interest payable	1,814,680	1,814,680	1,056,351	1,056,351
Junior subordinated deferrable interest debentures	15,464,000	15,144,000	15,464,000	15,464,000

17.    PARENT ONLY CONDENSED FINANCIAL STATEMENTS

CONDENSED BALANCE SHEET

December 31, 2006 and 2005

	2006	2005
ASSETS
Cash	$32,502	$21,209
Investment in Stockmans Bank	47,066,693	44,412,607
Investment in Stockmans Financial Trust I	464,000	464,000
Other assets	1,222	1,223

	$47,564,417	$44,899,039

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Accounts payable	$40,756	$40,937
Junior subordinated deferrable interest debentures	15,464,000	15,464,000

Total liabilities	15,504,756	15,504,937

Shareholders' equity:
Common stock	6,747,312	6,728,745
Retained earnings	25,644,128	23,433,986
Accumulated other comprehensive income, net of taxes	(331,779)	(768,629)

Total shareholders' equity	32,059,661	29,394,102

	$47,564,417	$44,899,039

CONDENSED STATEMENT OF INCOME

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Income:
Dividend declared by subsidiary—eliminated in consolidation	$9,127,421	$3,500,000	$3,175,000
Interest income on investments	27,515	9,630
Service charges		15,000
Other income		16,431

Total income	9,154,936	3,541,061	3,175,000

Expenses:
Professional fees	7,605	33,357	5,474
Interest on junior subordinated deferrable interest debentures	917,015	320,955

Total expenses	924,620	354,312	5,474

Income before equity in undistributed income of subsidiary	8,230,316	3,186,749	3,169,526
Equity in undistributed income of subsidiary	2,198,670	6,259,405	4,104,505

Income before income taxes	10,428,986	9,446,154	7,274,031
Provision for income taxes	800	800	800

Net income	$10,428,186	$9,445,354	$7,273,231

CONDENSED STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities:
Net income	$10,428,186	$9,445,354	$7,273,231
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiary	(2,198,670)	(6,259,405)	(4,104,505)
(Decrease) increase in liabilities	(181)	27,103	(11,339)
Increase in other assets		(1,223)

Net cash provided by operating activities	8,229,335	3,211,829	3,157,387

Cash flows used in investing activities:
Change in investment in subsidiary	(18,565)	(10,042,115)	(208,442)
Investment in subsidiary trust		(464,000)

Net cash used in investing activities	(18,565)	(10,506,115)	(208,442)

Cash flows from financing activities:
Proceeds from exercise of stock options	18,567	124,517	208,442
Cash distributions to shareholders	(7,305,622)	(3,495,304)	(3,171,252)
Payments for repurchase of common stock	(912,422)	(4,793,594)
Issuance of junior subordinated deferrable interest debentures		15,464,000

Net cash (used in) provided by financing activities	(8,199,477)	7,299,619	(2,962,810)

Increase (decrease) in cash and cash equivalents	11,293	5,333	(13,865)
Cash and cash equivalents at beginning of year	21,209	15,876	29,741

Cash and cash equivalents at end of year	$32,502	$21,209	$15,876

STOCKMANS FINANCIAL GROUP AND SUBSIDIARY

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

STOCKMANS FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(Dollars in 000's)

(UNAUDITED)

	September 30, 2007	December 31, 2006
ASSETS
Cash and cash equivalents:
Cash and due from banks	$5,649	$6,044
Federal funds sold	112,205	64,605

Total cash and cash equivalents	117,854	70,649
Interest-bearing deposits with banks	1,092	1,686
Investment securities available-for-sale, at fair market value	45,417	50,612
Loans, net of allowance for loan losses and deferred loan fees	201,831	235,129
Premises and equipment, net of accumulated depreciation	4,947	5,173
Accrued interest and other assets	6,768	6,655

TOTAL ASSETS	$377,910	$369,904

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Demand	$52,197	$57,032
Interest-bearing demand and savings	94,009	100,564
Time	159,444	143,294

Total deposits	305,650	300,890
Federal Home Loan Bank borrowings	17,643	18,233
Junior subordinated debentures	15,464	15,464
Accrued interest and other liabilities	3,172	3,257

Total liabilities	341,929	337,844

COMMITMENTS AND CONTINGENCIES (Note 7)
SHAREHOLDERS' EQUITY
Common stock—no par value; 10,000,000 shares authorized; 903,534 shares issued and outstanding	6,747	6,747
Retained earnings	29,228	25,644
Accumulated other comprehensive income	5	(331)

Total shareholders' equity	35,980	32,060

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$377,909	$369,904

The accompanying notes are an integral part of these financial statements.

STOCKMANS FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(Dollars in 000's, Except for Earnings per Share Data)

(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$5,182	$6,101	$16,123	$16,965
Interest on investments:
Taxable	565	663	1,722	2,071
Nontaxable	0	0	0	1
Interest on federal funds sold	1,208	499	3,147	1,174
Other interest and dividends	2	1	13	6

Total interest and dividend income	6,957	7,264	21,006	20,217

INTEREST EXPENSE
Deposits:
Interest-bearing demand and savings	535	805	1,628	2,065
Time	2,032	1,386	6,095	3,954
Federal Home Loan Bank advances	240	193	718	323
Junior subordinated debentures	229	229	688	688

Total interest expense	3,036	2,613	9,129	7,030

Net Interest Income	3,921	4,651	11,877	13,187
PROVISION FOR LOAN LOSSES	—	150	300	150

Net interest income after loan loss provision	3,921	4,501	11,577	13,037

NONINTEREST INCOME
Service charges on deposits accounts	114	88	316	256
Mortgage banking fees	20	33	81	77
Investment brokerage and annuity fees	9	15	26	25
Other commissions and fees	57	53	156	158
Other noninterest income	41	38	122	133

Total noninterest income	241	227	701	649

NONINTEREST EXPENSE
Salaries and employee benefits	1,050	1,036	3,135	3,038
Net occupancy and equipment	248	213	717	567
Communications	54	55	165	151
Professional fees	101	88	259	248
Advertising	180	161	537	419
Other	296	365	935	866

Total noninterest expense	1,929	1,918	5,748	5,289

INCOME BEFORE PROVISION FOR INCOME TAXES	2,233	2,810	6,530	8,397
PROVISION FOR INCOME TAXES	90	130	235	337

NET INCOME	$2,143	$2,680	$6,295	$8,060

EARNINGS PER COMMON SHARE:
BASIC	$2.37	$2.93	$6.97	$8.82

DILUTED	$2.37	$2.93	$6.97	$8.82

The accompanying notes are an integral part of these financial statements.

STOCKMANS FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

(Dollars in 000's)

(UNAUDITED)

	Common Stock			Accumulated Other Comprehensive Income
			Retained Earnings		Total Shareholders' Equity	Comprehensive Income
	Shares	Amount
BALANCE—JANUARY 1, 2006	912,853	$6,729	$23,434	$(769)	$29,394
Comprehensive income:
Net income	—	—	8,060	—	8,060	$8,060
Other comprehensive income, net of tax:
Net change in unrealized gains on available-for-sale investment securities of $310 (net of taxes $11)	—	—	—	310	310	310

Comprehensive income	—	—	—	—	—	$8,370

Stock options exercised	933	18	—	—	18
Cash distribution to shareholders	—	—	(6,392)	—	(6,392)

BALANCE—SEPTEMBER 30, 2006	913,786	$6,747	$25,102	$(459)	$31,390

BALANCE—JANUARY 1, 2007	903,534	$6,747	$25,644	$(331)	$32,060
Comprehensive income:
Net income	—	—	6,294	—	6,294	$6,294
Other comprehensive income, net of tax:
Net change in unrealized gains on available-for-sale investment securities of $336 (net of taxes $12)	—	—	—	336	336	336

Comprehensive income						$6,630

Cash distribution to shareholders	—	—	(2,710)	—	(2,710)

BALANCE—SEPTEMBER 30, 2007	903,534	$6,747	$29,228	$5	$35,980

The accompanying notes are an integral part of these financial statements.

STOCKMANS FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in 000's)

(UNAUDITED)

	For the Nine Months Ended
	September 30, 2007	September 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,294	$8,060
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, amortization and accretion	290	169
(Decrease) increase in deferred loan origination fees, net	(183)	(164)
Loan loss provision	300	150
(Increase) Decrease in accrued interest receivable and other assets	(125)	(41)
Increase (Decrease) in accrued interest payable and other liabilities	(85)	433

Net cash from operating activities	6,491	8,607

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in interest-bearing deposits in banks	594	2973
Proceeds from calls. paydowns and maturities of investment securities available-for-sale	32,459	18,500
Purchase of available-for-sale securities	(26,893)	(2,395)
Net increase in loans	33,181	(3,398)
Purchase of premises and equipment, net	(87)	(370)

Net cash from investing activities	39,254	15,310

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in demand, interest-bearing and saving deposits	(11,390)	(23,695)
Net increase (decrease) in time deposits	16,150	8,908
Net increase (decrease) in Federal Home Loan Bank borrowings	(590)	16,770
Distributions	(2,710)	(6,393)
Stock options exercised	—	18

Net cash from financing activities	1,460	(4,392)

NET INCREASE IN CASH AND CASH EQUIVALENTS	47,205	19,525
CASH AND CASH EQUIVALENTS—Beginning of the period	70,649	35,812

CASH AND CASH EQUIVALENTS—End of the period	$117,854	$55,337

SUPPLEMENTAL DISCOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$9,584	$6,776

Cash paid for taxes	$228	$377

The accompanying notes are an integral part of these financial statements.

STOCKMANS FINANCIAL GROUP AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Organization—Stockmans Financial Group, a California corporation (the Company"), is a bank holding company headquartered in Elk Grove, California. The Company operates primarily through its wholly owned subsidiary, Stockmans Bank, (the "Bank" and collectively, "Stockmans" or "the Company"). In addition, there is a special purpose trust subsidiary, Stockmans Financial Trust I.

        The Bank conducts a general commercial banking business operating in Sacramento and Placer counties of northern California. Its activities include the usual lending and deposit functions of a commercial bank including commercial, real estate and installment loans; checking, money market, savings and time deposit accounts; mortgage loan brokerage services; automated teller machines (ATMs); and safe deposit facilities.

        Basis of presentation—The consolidated financial statements include the accounts of Stockmans Financial Group and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. Stockmans Financial Trust I is not consolidated in to the Company's consolidated financial statements and, accordingly, is accounted for under the equity method. The junior subordinated debentures issued and guaranteed by the Company and held by the Trust are reflected on the Company's consolidated balance sheet.

        The interim consolidated financial statements are not audited, but include all adjustments that management considers necessary for a fair presentation of consolidated financial condition and results of operations for the interim periods presented. The balance sheet data as of December 31, 2006 was derived from audited financial statements and does not include all disclosures contained in the 2006 Annual Report to Shareholders. The interim consolidated financial statements should be read in conjunction with the Company's 2006 consolidated financial statements, including the notes thereto, included elsewhere in this joint proxy statement/prospectus. The reader should keep in mind that the results of operations for the interim periods shown in the accompanying consolidated financial statements are not necessarily indicative of results for any future interim periods or the entire fiscal year.

        Method of accounting and use of estimates—The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. The Company utilizes the accrual method of accounting, which recognizes income when earned and expenses when incurred. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

        Elements of our accounting policies are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. In particular, management has identified certain policies that, due to the judgments, estimates and assumptions inherent in those policies, are critical to an understanding of our consolidated financial statements. These policies relate primarily to the determination of our allowance for loan losses and the valuation of goodwill and intangible assets.

        There are other complex accounting standards that require the Company to employ significant judgment in interpreting and applying certain of the principles prescribed by those standards. These policies and judgments, estimates and assumptions are described in greater detail in the Notes to the consolidated financial statements included in our 2006 consolidated financial statements. We believe that the judgments, estimates and assumptions used in the preparation of our consolidated financial statements are appropriate given the factual circumstances at the time. However, given the sensitivity of our consolidated financial statements to these critical accounting policies, the use of other judgments, estimates and assumptions could result in material differences in our results of operations or financial condition.

2.    STOCK-BASED COMPENSATION

        At September 30, 2007, the Bank had one stock-based compensation plan, the Stockman's Bank 1997 Stock Option Plan. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

        As of September 30, 2007, there are no options remaining to be granted from the Company's stock option plan, and there are no shares of common stock remaining to be issued in conjunction with the Company's stock option plan. No 2007 compensation cost was recognized under the provision of FAS 123(R) during 2007 because all outstanding options were vested at January 1, 2007.

3.    INVESTMENT SECURITIES

        Investment securities at September 30, 2007 and December 31, 2006 consisted of the following (dollars in 000's):

	2007
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available-for-sale:
U.S. Government and agency securities	$43,493	$129	$(94)	43,528
Mortgage-backed securities and collateralized mortgage obligations	1,918	—	(30)	1,888

Total	$45,411	$129	$(124)	$45,416

Held-to-maturity:
Obligations of states and political subdivisions				$—

Restricted equity securities	$—	$—	$—	$—

2006
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Available-for-sale
U.S. Government and agency securities	$50,955	$13	$(356)	$50,612
Mortgage-backed securities and collateralized mortgage obligations	—	—	—	—
Corporate bonds	—	—	—	—

Total	$50,955	$13	$(356)	$50,612

Held-to-maturity:
Obligations of states and political subdivisions	$—	$—	$—	$—

Restricted equity securities	$—	$—	$—	$—

        All unrealized losses reflected above have been the result of changes in interest rates subsequent to the purchase of the securities. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Bank has the ability and intent to hold these investments until a market price recovery is realized, or to maturity, the unrealized losses on these investments are not considered other-than-temporarily impaired.

        At September 30, 2007, investment securities with an estimated fair market value of $33.6 million were pledged to secure public deposits, certain nonpublic deposits, and borrowings.

4.    LOANS, NON-PERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES

        Loans as of September 30, 2007 and December 31, 2006 consisted of the following:

(Dollars in 000's)	2007	2006
Real estate-commercial	$139,557	$164,564
Real estate-construction	28,994	32,918
Commercial	28,604	27,412
Agricultural	7,670	12,438
Installment	858	1,533

Total loans	205,683	238,865
Less: deferred loan fees	(295)	(478)
Less: allowance for loan losses	(3,557)	(3,258)

Loans, net	$201,831	$235,129

        Transactions in the allowance for loan losses for the nine months ended September 30, 2007 and September 30, 2006 were as follows:

(Dollars in 000's)	2007	2006
Balance, beginning of the period	$3,258	$2,957
Loans charged-off	(1)	(4)
Loan recoveries	—	5
Loan loss provision	300	150

Balance, end of the period	$3,557	$3,108

        The following table summarizes non-performing assets as of September 30, 2007 and December 31, 2006:

(Dollars in 000's)	2007	2006
Loans on non-accrual status	$2,440	$—
Loans past due greater than 90 days but not on non-accrual status	—	—

Total non-performing loans	2,440	—
Other real estate owned	—	—

Total non-performing assets	$2,440	$—

Percentage of non-performing loans to total loans	1.19%	0.00%

Percentage of non-performing assets to total assets	0.65%	0.00%

5.    LINE OF CREDIT AND OTHER BORROWINGS

        The Bank had outstanding borrowings with the Federal Home Loan Bank (FHLB) totaling $17.6 million and $18.2 million as of September 30, 2007 and December 31, 2006, respectively with various maturity dates through November 2015. Monthly interest payments are being made against these long-term advances at September 30, 2007 with a weighted average annual interest rate of 5.39%.

        All outstanding borrowings with the FHLB are collateralized as provided for under the Advances, Security and Deposit Agreement between the Bank and the FHLB. The Bank's qualifying loans were pledged to support the Bank's outstanding advances and provided for immediate available borrowing capacity, after subtracting existing borrowings of approximately $17.6 million and $18.2 million as of September 30, 2007 and December 31, 2006, respectively.

        The Bank has unsecured short-term borrowing arrangements totaling $8,000,000 with two of its correspondent banks. The Bank also has a line of credit with the Federal Reserve Bank of San Francisco (FRB). At September 30, 2007 and December 31, 2006, there were no outstanding borrowings under these lines of credit and no collateral pledged.

6.    JUNIOR SUBORDINATED DEBENTURES

        On August 25, 2005, the Company established a wholly-owned statutory business trust (Stockmans Financial Trust I) that was formed to issue junior subordinated debentures and related common securities. The $15,464,000 of junior subordinated debentures issued by the Trust requires quarterly interest-only payments. Common stock issued by the Trusts and held as an investment by the Company is recorded in other assets in the consolidated balance sheets. Following are the terms of the junior subordinated debentures as of September 30, 2007.

Trust Name	Issue Date	Issued Amount	Rate(1)	Maturity Date	Redemption Date
Stockmans Finanacial Trust I	September 2005	$15,464,000	5.93%	September 2035	September 2010

		$15,464,000

(1)
Stockmans Financial Trust I bears interest at the fixed rate of 5.93% until September 2010 at which time it converts to the variable rate of LIBOR + 1.42%, adjusted quarterly, through the final maturity date in September 2035.

7.    COMMITMENTS AND CONTINGENCIES

        The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve various levels and elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated financial statements. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. As of September 30, 2007, the Company had $53.5 million of commitments to extend credit to customers and $14.4 million of standby letters of credit.

        In the ordinary course of business, the Bank may become involved in various litigation arising from normal banking activities. In the opinion of management, the ultimate disposition of current actions will not have a material adverse effect on the Company's consolidated financial position or results of operations.

8.    EARNINGS PER SHARE

        The Company's basic earnings per common share is computed by dividing net income, less dividends declared on convertible preferred stock, by the weighted average number of common shares outstanding during the period, retroactively adjusted for all stock dividends paid and declared. The Company's diluted earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding plus dilutive common shares related to stock options, restricted stock grants and convertible preferred shares, retroactively adjusted for all stock dividends paid and declared. There are no common shares related to stock options, restricted stock grants and convertible preferred shares, and no adjustment is necessary as there have been no stock dividends paid and declared.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION
by and among
PremierWest Bancorp,
PremierWest Bank,
Stockmans Financial Group
and
Stockmans Bank
October 19, 2007

1.	Definitions	A-1
2.	Mergers	A-6
2.1	Transactions Pursuant to the Holding Company Plan of Merger	A-6
2.3	Exchange Procedures	A-9
2.4	Transactions Pursuant to the Bank Plan of Merger	A-10
2.5	Dissenters' Shares	A-11
2.6	Anti-Dilution Provision	A-11
3.	Stockmans Director; Stockmans Division	A-11
4.	Representations and Warranties of Stockmans and Stockmans Bank	A-11
4.1	Organization, Existence, and Authority	A-11
4.2	Authorized and Outstanding Stock, Options, and Other Rights	A-12
4.3	Public Reports	A-12
4.4	Articles of Incorporation, Bylaws, Minutes	A-14
4.5	No Holding Company, Joint Venture, or Other Subsidiaries	A-14
4.6	Shareholder Reports	A-14
4.7	Books and Records	A-14
4.8	Legal Proceedings	A-15
4.9	Compliance with Laws and Regulations; Loan Portfolio	A-15
4.10	Commitments	A-17
4.11	Environmental Matters	A-17
4.12	Contingent and Other Liabilities	A-17
4.13	No Material Adverse Effects	A-18
4.14	Regulatory Approvals Required	A-18
4.15	Corporate and Shareholder Approval of Agreement, Binding Obligations	A-18
4.16	No Defaults from Transaction	A-18
4.17	Taxes and Tax Returns	A-19
4.18	Real Property, Leased Personal Property	A-20
4.19	Insurance	A-21
4.20	Intellectual Property	A-22
4.21	Contracts and Agreements	A-22
4.22	Employee Benefits	A-22
4.23	Labor and Employment	A-25
4.24	Allowance for Loan Losses	A-25
4.25	Investment Securities; Repurchase Agreements	A-25
4.26	Shareholder List	A-25
4.27	Interests of Directors and Others	A-25
4.28	Stockmans Disclosure Schedule to this Agreement	A-25
4.29	Brokers and Finders	A-26
4.30	Bank Secrecy Act; Patriot Act; Transactions with Affiliates	A-26
4.31	Risk Management Instruments	A-26

i

5.	Representations and Warranties of Company and Bank	A-26
5.1	Organization, Existence, and Authority	A-26
5.2	Authorized and Outstanding Stock, Options, and Other Rights	A-26
5.3	Public Reports; Sarbanes-Oxley Compliance	A-27
5.4	Articles of Incorporation, Bylaws, Minutes	A-28
5.5	Shareholder Reports	A-28
5.6	Books and Records	A-28
5.7	Legal Proceedings	A-29
5.8	Compliance with Laws and Regulations	A-29
5.9	Environmental Matters	A-30
5.10	Contingent and Other Liabilities	A-30
5.11	No Material Adverse Effects	A-31
5.12	Regulatory Approvals Required	A-31
5.13	Corporate and Shareholder Approval of Agreement, Binding Obligations	A-31
5.14	No Defaults from Transaction	A-31
5.15	Taxes and Tax Returns	A-32
5.16	Insurance	A-32
5.17	Contracts and Agreements	A-32
5.18	Allowance for Loan Losses	A-32
5.19	Interests of Directors and Others	A-33
5.20	Company Disclosure Schedule to this Agreement	A-33
5.21	Brokers and Finders	A-33
5.22	Bank Secrecy Act; Patriot Act; Transactions with Affiliates	A-33
6.	Covenants of Stockmans	A-33
6.1	Certain Actions	A-33
6.2	No Solicitation	A-36
6.3	Filing Reports and Returns, Payment of Taxes	A-36
6.4	Preservation of Business	A-36
6.5	Commercially Reasonable Efforts	A-37
6.6	Updating the Stockmans Disclosure Schedule	A-37
6.7	Rights of Access	A-38
6.8	Proxy Statement	A-38
6.9	Availability of Reports; Communications	A-38
6.10	Shareholder Meeting	A-38
6.11	Title Reports	A-39
6.12	Allowance for Loan Losses	A-39
6.13	Agreements and Plans	A-39
6.14	Other Actions	A-39
6.15	Financial Information and Accountant's Consents	A-39

ii

7.	Covenants of Company	A-39
7.1	Certain Actions	A-39
7.2	Filing Reports and Returns, Payment of Taxes	A-40
7.3	Preservation of Business	A-40
7.4	Commercially Reasonable Efforts	A-40
7.5	Updating the Company Disclosure Schedule	A-41
7.6	S-4 Registration Statement	A-41
7.7	Listing of Securities	A-42
7.8	Other Actions	A-42
7.9	Employee Matters	A-42
7.10	Indemnification of Directors and Officers; D&O Insurance	A-43
7.11	Shareholder Meeting	A-44
8.	Conditions to Obligations of Company	A-45
8.1	Shareholder Approvals; Dissenting Shareholders	A-45
8.2	No Litigation	A-45
8.3	No Banking Moratorium	A-45
8.4	Regulatory Approvals	A-45
8.5	Compliance with Securities Laws	A-45
8.6	Other Consents	A-45
8.7	Corporate Documents	A-45
8.8	Continuing Accuracy of Representations and Warranties	A-45
8.9	Compliance with Covenants and Conditions	A-46
8.10	No Material Adverse Effects	A-46
8.11	Certificate	A-46
8.12	Tax Opinion	A-46
8.13	Employee Agreements	A-46
8.14	Director Agreements	A-46
8.15	Core Deposits; Tangible Equity; Transaction Expenses	A-46
9.	Conditions to Obligations of Stockmans	A-47
9.1	Shareholder Approvals	A-47
9.2	No Litigation	A-47
9.3	No Banking Moratorium	A-47
9.4	Regulatory Approvals	A-47
9.5	Compliance with Securities Laws	A-48
9.6	Other Consents	A-48
9.7	Corporate Documents	A-48
9.8	Continuing Accuracy of Representations and Warranties	A-48
9.9	Compliance with Covenants and Conditions	A-48
9.10	No Material Adverse Effects	A-48
9.11	Tax Opinion	A-48
9.12	Certificate	A-49
10.	Closing	A-49
11.	Termination; Price Protection	A-49
11.1	Procedure for Termination	A-49
11.2	Effect of Termination	A-50
11.3	Reserved	A-51
11.4	Documents from Stockmans	A-51
11.5	Documents from Company	A-51

iii

12.	Miscellaneous Provisions	A-51
12.1	Amendment or Modification	A-51
12.2	Public Statements	A-51
12.3	Confidentiality	A-52
12.4	Waivers and Extensions	A-52
12.5	Expenses	A-52
12.6	Financial Advisors	A-52
12.7	Binding Effect, No Assignment	A-52
12.8	Representations and Warranties	A-52
12.9	Remedies	A-52
12.10	No Benefit to Third Parties	A-52
12.11	Notices	A-52
12.12	Governing Law	A-53
12.13	Entire Agreement	A-53
12.14	Headings	A-53
12.15	Counterparts	A-53
12.16	Restrictions On Transfer	A-53
12.17	Material Change	A-53
12.18	Survival	A-54
Exhibit A—Holding Company Plan of Merger
Exhibit B—Bank Plan of Merger
Exhibit C—Form of Director Voting, Non-Competition and Non-Solicitation Agreements
Exhibit D—Rule 145 Affiliate Letter
Exhibit E—Example of Calculation of Company Measuring Price

iv

AGREEMENT AND PLAN OF REORGANIZATION

        This Agreement and Plan of Reorganization is entered into effective this 19th day of October, 2007 (this "Agreement"), by and among PremierWest Bancorp ("Company"), PremierWest Bank ("Bank"), Stockmans Financial Group ("Stockmans") and Stockmans Bank ("Stockmans Bank").

RECITALS:

        A.    Company is an Oregon corporation, and registered bank holding company, with its executive offices at 503 Airport Road, Medford, Oregon.

        B.    Bank is an Oregon state-chartered bank, and a wholly owned subsidiary of Company, with its principal office at 503 Airport Road, Medford, Oregon.

        C.    Stockmans is a California corporation, and registered bank holding company, with its executive offices at 9340 East Stockton Blvd., Elk Grove, California.

        D.    Stockmans Bank is a California state-chartered bank, and a wholly owned subsidiary of Stockmans, with its principal office at 9340 East Stockton Blvd., Elk Grove, California.

        E.    The parties desire to enter into a strategic business combination pursuant to the terms of this Agreement.

        F.     The respective boards of directors of each of Company, Bank, Stockmans and Stockmans Bank have determined that it is in the best interests of their respective corporations and shareholders to consummate the applicable Mergers and the other transactions contemplated by this Agreement.

        G.    Section 8.13(a) of the Stockmans Disclosure Schedule lists those individuals who have entered into amended and restated employment, consulting or other agreements in connection with the transactions contemplated hereby.

        H.    Each director of Stockmans and Stockmans Bank has, simultaneously with the execution and delivery hereof, executed and delivered to Company a Voting, Non-Competition and Non-Solicitation Agreement substantially in the appropriate form of such agreement attached hereto as Exhibit C and each director and executive officer of Stockmans has, simultaneously with the execution and delivery hereof, executed and delivered a Rule 145 Affiliate Letter substantially in the form of Exhibit D attached hereto.

AGREEMENT

        In consideration of the mutual premises, and of the representations and warranties, covenants and agreements herein contained, the parties hereby enter into this Agreement and agree as follows:

1.    Definitions.    For purposes of this Agreement, the following terms shall have the definitions given:

        (a)   "ADA" has the meaning set forth in Section 4.18.

        (b)   "Aggregate Consideration" has the meaning set forth in Section 2.1.5.

        (c)   "Agreement" has the meaning set forth in the Preamble.

        (d)   "Alternative Acquisition Transaction" means any event or series of events pursuant to which a party or its board of directors enters into an agreement or recommends to its shareholders any agreement (other than this Agreement) pursuant to which any Person would (i) merge or consolidate with such party, with the result that the shareholders of such party hold less than 50% of the stock or voting power of the surviving entity, (ii) acquire 50% or more of the assets or liabilities of such party or any of its subsidiaries, or (iii) purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) stock or other securities representing or convertible into 50% or more of the stock or voting power of such party or any one or more of its subsidiaries.

        (e)   "Bank" has the meaning set forth in the Preamble.

        (f)    "Bank Merger" means the merger of Stockmans Bank with and into Bank in accordance with the Bank Plan of Merger.

        (g)   "Bank Plan of Merger" means the Plan of Merger to be executed by Bank and Stockmans Bank and delivered to the Oregon Director and California Secretary of State for filing substantially in the form attached hereto as Exhibit B.

        (h)   "Benefits Integration" has the meaning set forth in Section 7.9.

        (i)    "California DFI" means the California Department of Financial Institutions.

        (j)    "Call Reports" means the final quarterly reports of condition and income filed by such bank with the FFIEC pursuant to the Federal Deposit Insurance Act.

        (k)   "Cash Election Shares" has the meaning set forth in Section 2.2.2.

        (l)    "CGCL" means the California General Corporation Law.

        (m)  "COBRA" has the meaning set forth in Section 4.22(f).

        (n)   "Code" means the Internal Revenue Code of 1986, as amended.

        (o)   "Company" has the meaning set forth in the Preamble.

        (p)   "Company Common Stock" means shares of common stock, no par value, of Company.

        (q)   "Company Disclosure Schedule" has the meaning set forth in Section 5.

        (r)   "Company Measuring Period" has the meaning set forth in Section 11.1(e).

        (s)   "Company Measuring Price" has the meaning set forth in Section 11.1(e).

        (t)    "Company Property" has the meaning set forth in Section 5.9.

        (u)   "Company Public Reports" means the reports and other information required to be filed by Company with the SEC pursuant to the Exchange Act, together with the reports to shareholders required to be delivered by Company to its shareholders pursuant to Exchange Act Rule 14a-3, in each case from and after January 1, 2004.

        (v)   "Company Subsidiary" means, with respect to Company and Bank, any entity in which Company or Bank owns, directly or indirectly, more than 50% of the voting securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, other than in such party's capacity as a fiduciary or a secured party.

        (w)  "Confidentiality Agreement" means the letter agreement, dated as of August 28, 2007, by and between Company and Stockmans.

        (x)   "Contract" means any agreement, contract, undertaking, obligation, instrument, note, power of attorney, evidence of indebtedness, purchase order, quotation, license or other commitment to which any Party or to which any of the assets of such Party is subject, whether oral or written, express or implied, except that the term "Contracts" shall not include Loans made in the ordinary course of business consistent with past practices and the notes or other instruments or agreements that evidence such loans or provide security therefore.

        (y)   "Core Deposits" means all deposits other than (i) brokered deposits, (ii) time deposits greater than $100,000, (iii) public deposits, and (iv) deposits subject to off balance sheet deposit sweep programs.

        (z)   "Costs" has the meaning set forth in Section 7.10(a).

        (aa)    "Decline Adjustment" has the meaning set forth in Section 11.1(e).

        (bb)    "Dissenters' Shares" has the meaning set forth in Section 2.1.6.

        (cc)    "Dissenting Shareholder" means any holder of Dissenters' Shares.

        (dd)    "Effective Date" is the date on which the Articles of Merger for the Holding Company Merger are filed with the Oregon Secretary of State.

        (ee)    "Effective Time" is the time set forth in the Holding Company Plan of Merger at which the Holding Company Merger is effective.

        (ff)    "Election Deadline" has the meaning as set forth in Section 2.2.2.

        (gg)    "Election Statement" has the meaning as set forth in Section 2.2.1.

        (hh)    "Employee Benefit Plans" means all benefit and compensation plans, Contracts, policies or arrangements covering current or former employees of Stockmans or Stockmans Bank and current or former directors of Stockmans or Stockmans Bank including, but not limited to, "employee benefit plans" as defined by Section 3(3) of ERISA, the Stockmans Employee Phantom Share Plan ("STEPS"), and all deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, restricted stock, incentive, salary continuation, supplemental executive retirement and bonus plans.

        (ii)    "Environmental Law" has the meaning set forth in Section 4.11.

        (jj)    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        (kk)    "ERISA Affiliate" has the meaning set forth in Section 4.22.

        (ll)    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and, to the extent the context requires, the rules promulgated thereunder.

        (mm)    "Exchange Agent" has the meaning set forth in Section 2.3.1.

        (nn)    "Exchangeable Shares" has the meaning set forth in Section 2.1.5.

        (oo)    "FDIC" means the Federal Deposit Insurance Corporation.

        (pp)    "FDICIA" means the Federal Deposit Insurance Corporation Improvement Act of 1991.

        (qq)    "FFIEC" means the Federal Financial Institutions Examination Council.

        (rr)    "FHA" means the Federal Housing Administration.

        (ss)    "FHLMC" means the Federal Home Loan Mortgage Corporation.

        (tt)    "FNMA" means the Federal National Mortgage Association.

        (uu)    "FRB" means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of San Francisco, as the context requires.

        (vv)    "GAAP" has the meaning set forth in Section 4.3.

        (ww)    "GNMA" means the Government National Mortgage Association.

        (xx)    "Hazardous Material" has the meaning set forth in Section 4.11.

        (yy)    "Holding Company Merger" means the merger of Stockmans with and into Company at the Effective Time in accordance with the Holding Company Plan of Merger.

        (zz)    "Holding Company Plan of Merger" means the Plan of Merger to be executed by Company and Stockmans and delivered together with Articles of Merger to the Oregon Secretary of State and California Secretary of State for filing on the Effective Date substantially in the form attached hereto as Exhibit A.

        (aaa)    "Indemnified Parties" has the meaning set forth in Section 7.10(a).

        (bbb)    "Intellectual Property" means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations and applications to register the foregoing; inventions, discoveries and ideas; patents and applications for patents; nonpublic information, trade secrets and confidential information and rights to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not; and registrations or applications for registration of copyrights; and any similar intellectual property or proprietary rights.

        (ccc)    "Insurance Cap" has the meaning set forth in Section 7.10(d).

        (ddd)    "Knowledge" means, as to a party, the knowledge of an Officer of such party and Officers of such party's subsidiaries, and includes a fact or other matter of which an individual is actually aware of or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

        (eee)    "Lien" means liens, pledges, charges and security interests and similar encumbrances.

        (fff)    "Loan" means a written or oral agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Stockmans or Stockmans Bank or to Company or Bank, as the case may be.

        (ggg)    "Loan Loss Requirement" means $2,500,000.

        (hhh)    "Local Barriers Acts" has the meaning set forth in Section 4.18.

        (iii)    "Material Adverse Effect" has the meaning set forth in Section 12.17.

        (jjj)    "Material Contracts" has the meaning set forth in Section 4.21.

        (kkk)    "Mergers" means the Holding Company Merger and the Bank Merger.

        (lll)    "Mixed Cash Shares" has the meaning set forth in Section 2.2.2.

        (mmm)    "Mixed Election Shares" has the meaning set forth in Section 2.2.2.

        (nnn)    "Mixed Stock Shares" has the meaning set forth in Section 2.2.2.

        (ooo)    "New Certificate" has the meaning set forth in Section 2.3.2.

        (ppp)    "No Election Shares" has the meaning set forth in Section 2.2.2.

        (qqq)    "Officer" means the individuals listed on Section 8.13(b) of the Stockmans Disclosure Schedule with respect to Stockmans and the individuals listed on Section 8.13(b) of the Company Disclosure Schedule who are officers of such Party.

        (rrr)    "Old Certificate" has the meaning set forth in Section 2.3.2.

        (sss)    "Order" has the meaning set forth in Section 8.2.

        (ttt)    "Oregon Bank Act" means Chapters 706 through 716 of the Oregon Revised Statutes.

        (uuu)    "Oregon Director" means the Director of the Oregon Department of Consumer and Business Services acting by and through the Administration of the Division of Finance and Corporate Securities.

        (vvv)    "OSHA" has the meaning set forth in Section 4.18.

        (www)    "PBGC" means the Pension Benefit Guaranty Corporation.

        (xxx)    "Pension Benefit Plan" has the meaning set forth in Section 4.22(d).

        (yyy)    "Per Share Cash Consideration" has the meaning set forth in Section 2.1.4.

        (zzz)    "Per Share Consideration" has the meaning set forth in Section 2.1.5.

        (aaaa)    "Per Share Stock Consideration" has the meaning set forth in Section 2.1.5.

        (bbbb)    "Permitted Liens" has the meaning set forth in Section 4.18.

        (cccc)    "Person" means any natural person or any other entity, person, or group. For purposes of this definition, the meaning of the term "group" shall be determined in accordance with Section 13(d)(3) of the Exchange Act.

        (dddd)    "Plans of Merger" means the Bank Plan of Merger and the Holding Company Plan of Merger.

        (eeee)    "Price Adjustment" has the meaning set forth in Section 11.

        (ffff)    "Proxy Statement" has the meaning set forth in Section 6.8.

        (gggg)    "Record Date" has the meaning set forth in Section 2.2.1.

        (hhhh)    "Rule 145 Affiliate Letter" means the letter agreement to be executed by each "affiliate" (as defined in Rule 144 promulgated by the SEC pursuant to the Securities Act) of Stockmans substantially in the form attached hereto as Exhibit D.

        (iiii)    "SBA" means the Small Business Administration of the Department of Commerce.

        (jjjj)    "SEC" means the Securities and Exchange Commission.

        (kkkk)    "Securities Act" means the Securities Act of 1933, as amended, and to the extent the context requires, the rules promulgated thereunder.

        (llll)    "S-4 Registration Statement" has the meaning set forth in Section 6.8.

        (mmmm)    "Stock Election Shares" has the meaning set forth in Section 2.2.2.

        (nnnn)    "Stock Percentage" has the meaning set forth in Section 2.2.2.

        (oooo)    "Stockmans" has the meaning set forth in the Preamble.

        (pppp)    "Stockmans Bank" has the meaning set forth in the Preamble.

        (qqqq)    "Stockmans Common Stock" means the shares of common stock, without par value, of Stockmans.

        (rrrr)    "Stockmans Disclosure Schedule" has the meaning set forth in Section 4.

        (ssss)    "Stockmans Leased Properties" has the meaning set forth in Section 4.18.

        (tttt)    "Stockmans Property" has the meaning set forth in Section 4.18.

        (uuuu)    "Stockmans Real Property" has the meaning set forth in Section 4.18.

        (vvvv)    "Stockmans Subsidiary" means, with respect to Stockmans and Stockmans Bank, any entity in which Stockmans or Stockmans Bank owns, directly or indirectly, more than 50% of the voting securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, other than in such party's capacity as a fiduciary or a secured party.

        (wwww)    "Tangible Equity Capital" means common stock, paid-in capital and retained earnings, minus the amount necessary to increase Stockmans consolidated loan loss reserve to the Loan Loss Requirement immediately prior to the Effective Time, minus goodwill and any other intangible assets.

        (xxxx)    "Tangible Equity Capital Target" has the meaning set forth in Section 8.15.2.

        (yyyy)    "Tax" or "Taxes" means (i) any and all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for any items described in clause (i), as successor or transferee, by contract or otherwise.

        (zzzz)    "Transaction Expenses" has the meaning set forth in Section 8.15.3.

        (aaaaa)    "Total Cash Amount" has the meaning set forth in Section 2.1.5.

        (bbbbb)    "Total Stock Amount" has the meaning set forth in Section 2.1.5.

        (ccccc)    "Total Stock Consideration" has the meaning set forth in Section 2.1.5.

        (ddddd)    "VA" means the Veterans Administration.

        (eeeee)    "Welfare Benefit Plan" has the meaning set forth in Section 4.22(b).

2.    Mergers.

        2.1    Transactions Pursuant to the Holding Company Plan of Merger.    Subject to the terms and conditions set forth in this Agreement, on the Effective Date:

          2.1.1    Stockmans shall be merged with and into Company under Oregon law on the terms and conditions set forth in the Holding Company Plan of Merger. The Holding Company Plan of Merger and the Holding Company Articles of Merger shall be filed with the Secretary of State of the State of Oregon to effect the Holding Company Merger and the Secretary of State of the State of California as required under California law.

          2.1.2    Company shall be the surviving corporation in the Holding Company Merger. Company's Articles of Incorporation and Bylaws shall be the articles of incorporation and bylaws of the surviving corporation.

          2.1.3    As of the Effective Time, each share of Company capital stock outstanding immediately prior to the Holding Company Merger shall remain outstanding and shall be deemed to be one share of the capital stock of the surviving corporation.

          2.1.4    As of the Effective Time, each outstanding share of Stockmans Common Stock shall, by virtue of the Holding Company Merger, automatically and without any action on the part of the holder of such share, be converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.2, either: (i) a number of shares of Company Common Stock equal to the Per Share Stock Consideration, or (ii) cash in an amount equal to the Per Share Consideration (the "Per Share Cash Consideration"). Notwithstanding any other provision of this Agreement, no fractional shares of Company Common Stock will be issued and any holder of shares of Stockmans Common Stock entitled to receive a fractional share of Company Common

  Stock shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder's proportionate interest in a share of Company Common Stock based on the Company Measuring Price.

          2.1.5    For purposes of this Agreement:

            "Aggregate Consideration" shall mean the sum of (x) the Total Stock Consideration and (y) the Total Cash Amount.

            "Exchangeable Shares" means the aggregate number of shares of Stockmans Common Stock issued and outstanding immediately prior to the Effective Time, which shall equal 903,534.09 shares.

            "Per Share Consideration" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the Exchangeable Shares.

            "Per Share Stock Consideration" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration by the Company Measuring Price.

            "Total Cash Amount" shall mean $22,769,059.07.

            "Total Stock Amount" shall mean 5,357,426 shares of Company Common Stock.

            "Total Stock Consideration" shall mean the product obtained by multiplying (x) the Total Stock Amount and (y) the Company Measuring Price.

          2.1.6    All shares of Stockmans Common Stock that are "dissenting shares" within the meaning of CGCL §1300 and have perfected dissenter appraisal rights under California law ("Dissenters' Shares") shall not be converted into or represent a right to receive Company Common Stock or cash unless and until such shares have lost their status as dissenting shares under CGCL § 1300, at which time such shares shall be converted into Company Common Stock or cash pursuant to Section 2.1.4.

        2.2    Election and Proration Procedures.

          2.2.1    An election statement permitting each holder of Stockmans Common Stock the ability to elect consideration pursuant to Section 2.2.2 and subject to 2.2.5 (the "Election Statement") shall be mailed within five days following the later of the end of the Company Measuring Period or the Stockmans Meeting.

          2.2.2    Each Election Statement shall permit the holder to (a) elect to receive (i) the Per Share Stock Consideration in respect of all of such holder's Stockmans Common Stock ("Stock Election Shares"); (ii) the Per Share Cash Consideration in respect of all of such holder's Stockmans Common Stock ("Cash Election Shares"); or (iii) a combination of the Per Share Stock Consideration in respect of that portion of such holder's shares of Stockmans Common Stock equal to the Stock Percentage, rounded to the nearest whole share (the "Mixed Stock Shares"), and the Per Share Cash Consideration in respect of that portion of such holder's shares of Stockmans Common Stock equal to the Cash Percentage, rounded to the nearest whole share (the "Mixed Cash Shares," and together with the Mixed Stock Shares, the "Mixed Election Shares"); or (b) to make no election with respect to such holder's Stockmans Common Stock ("No Election Shares"). Any Stockmans Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Statement on or before 5:00 p.m., Pacific Time, on the thirtieth day following the Effective Date or such other time and date as Company and Stockmans may mutually agree (the "Election Deadline") shall also be deemed to be "No Election Shares."

            "Cash Percentage" shall mean the quotient, rounded to the nearest thousandth, obtained by dividing (x) the quotient obtained by dividing the Total Cash Amount by the Per Share Consideration, by (y) the total number of shares of Stockmans Common Stock outstanding as of the close of business on the Effective Date.

            "Stock Percentage" shall mean the amount equal to one (1) minus the Cash Percentage.

          2.2.3    Company shall make available one or more Election Statements as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Stockmans Common Stock between the record date for the Stockmans Meeting (the "Record Date") and the close of business on the business day prior to the Election Deadline, and Stockmans shall provide to the Exchange Agent all information reasonably necessary for it to perform its functions as specified herein.

          2.2.4    Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Statement by the Election Deadline. Any Election Statement may be revoked or changed by the person submitting such Election Statement at or prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Statement, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Statements, and any good faith decisions of Company regarding such matters shall be binding and conclusive. Neither Company nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Statement. To the extent the holder of Dissenters' Shares submits an Election Statement, such holder's election shall have no effect if the holder of such shares has made (and not withdrawn) demand pursuant to CGCL § 1301, the Exchange Agent will disregard such Election Statement, and the Dissenters' Shares shall be converted in accordance with Section 2.5.

          2.2.5    Within ten business days after the Election Deadline, unless the Effective Date has not yet occurred, in which case as soon thereafter as practicable, Company shall cause the Exchange Agent to effect the allocation among the holders of Stockmans Common Stock of rights to receive Company Common Stock or cash in the Holding Company Merger in accordance with the Election Statements as follows:

          (1)    Cash Election Shares, Dissenters' Shares and Mixed Cash Shares More Than Total Cash Amount.    If the aggregate cash amount that would be paid upon the conversion in the Holding Company Merger of the Cash Election Shares, Dissenters' Shares and the Mixed Cash Shares is greater than the Total Cash Amount, then:

            (i)    all Mixed Stock Shares, Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

            (ii)   all Dissenters' Shares shall be deemed, for the purposes of Section 2.2.5(1) only, to be converted into the right to receive the Per Share Cash Consideration;

            (iii)  the Exchange Agent shall then select from among the Mixed Cash Shares and the Cash Election Shares, by a pro rata selection process, a sufficient number of shares ("Cash Designated Shares") such that the aggregate cash amount that will be paid in the Holding Company Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration; and

            (iv)  the Mixed Cash Shares and the Cash Election Shares that are not Cash Designated Shares will be converted into the right to receive the Per Share Stock Consideration.

          (2)    Cash Election Shares, Dissenters' Shares and Mixed Cash Shares Less Than Total Cash Amount.    If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares, Dissenters' Shares and the Mixed Cash Shares is less than the Total Cash Amount, then:

            (i)    all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration;

            (ii)   all Dissenters' Shares shall be deemed, for the purposes of Section 2.2.5(2) only, to be converted into the right to receive the Per Share Cash Consideration;

            (iii)  the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares ("Designated Shares") to be converted into the right to receive the Per Share Cash Consideration such that the aggregate cash amount that will be paid in the Holding Company Merger equals as closely as practicable the Total Cash Amount; and

            (iv)  the Stock Election Shares and the No Election Shares that are not Designated Shares and all Mixed Stock Shares shall be converted into the right to receive the Per Share Stock Consideration.

          (3)    Cash Election Shares, Dissenters' Shares and Mixed Cash Shares Equal to Total Cash Amount.    If the aggregate cash amount that would be paid upon conversion in the Holding Company Merger of the Cash Election Shares, proposed Dissenters' Shares and the Mixed Cash Shares is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (1) and (2) above shall not apply, and all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration, and all Stock Election Shares, Mixed Stock Shares, and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration and all Dissenters' Shares shall be converted in accordance with Section 2.5.

          2.2.6    The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be determined by Company and reasonably satisfactory to Stockmans.

        2.3    Exchange Procedures.

          2.3.1    Prior to the Effective Date, Company shall appoint an exchange agent approved by Stockmans, which approval shall not be unreasonably withheld or delayed, for the purpose of exchanging certificates representing shares of Stockmans Common Stock (other than Dissenters' Shares) for Company Common Stock and/or cash as required by Section 2.1 (the "Exchange Agent"). On or before the Effective Date, Company will issue and deliver to the Exchange Agent certificates representing a sufficient number of shares of Company Common Stock issuable in the Holding Company Merger and an estimate of the cash required to make cash payable in lieu of fractional shares and cash to be paid pursuant to Section 2.1.

          2.3.2    Promptly after the Election Deadline, Company shall cause the Exchange Agent to mail to each holder of record of shares (other than holders of Dissenters' Shares) who submitted an Election Statement, a notice advising such holders of the effectiveness of the Holding Company Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to certificates for shares of Stockmans Common Stock ("Old Certificates") shall pass, only upon delivery of the Old Certificates (or affidavits of loss in lieu thereof, as provided in Section 2.3.5) and instructions for surrendering the Old Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent. Upon surrender for cancellation to the Exchange Agent of one or more Old Certificates, accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall deliver to each holder of such surrendered Old Certificates, new certificates representing the appropriate number of shares of Company Common Stock ("New Certificates"), together with checks for payment of cash consideration and cash in lieu of fractional shares to be issued in respect of the Old Certificates and any dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Agreement, less any taxes required to be withheld with respect thereto.

          2.3.3    Until Old Certificates have been surrendered and exchanged for New Certificates or cash as herein provided, each outstanding Old Certificate shall be deemed, for all corporate purposes of Company, to represent the number of shares of Company Common Stock and the amount of cash into which the shares of Stockmans Common Stock were exchanged pursuant to Section 2.1.5. All shares of Company Common Stock to be issued pursuant to the Holding Company Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Company in respect of the Company Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions that are declared on Company Common Stock into which shares of Stockmans Common Stock have been converted after the Effective Date will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. In the event of a transfer of ownership of shares of Stockmans Common Stock that is not registered in the transfer records of Stockmans, a New Certificate, together with a check for any cash to be paid upon due surrender of the Old Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Old Certificate formerly representing such shares is presented to the Exchange Agent, accompanied by all documents required by Company and the Exchange Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

          2.3.4    Any Company Common Stock or cash delivered to the Exchange Agent (together with any interest or dividends thereon) and not issued pursuant to this Section 2.3 at the end of twelve months from the Effective Date shall be returned to Company, in which event the persons entitled thereto shall look only to Company for payment thereof.

          2.3.5    Notwithstanding anything to the contrary set forth in this Agreement, if any holder of Stockmans Common Stock shall be unable to surrender his or her Old Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof a lost stock certificate affidavit and, unless waived, at the sole option of Company or the Exchange Agent, an indemnity bond in customary amount together with a surety, each in a form and substance reasonably satisfactory to Company or the Exchange Agent.

          2.3.6    The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Company Common Stock or Stockmans Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Company Common Stock for the account of the persons entitled thereto.

        2.4    Transactions Pursuant to the Bank Plan of Merger.    Subject to the terms and conditions set forth in this Agreement, promptly following the Effective Time:

          2.4.1    Stockmans Bank will be merged with and into Bank in accordance with the provisions of the Oregon Bank Act. The Bank Plan of Merger shall be filed with the Oregon Director for purposes of obtaining a Certificate of Merger.

          2.4.2    As of the date set forth in the Certificate of Merger, Stockmans Bank will merge with Bank, with Bank being the resulting bank and having its head office in Medford, Oregon.

          2.4.3    Bank's Articles of Incorporation, Bylaws and banking charter in effect immediately before the date set forth on the Certificate of Merger shall be the articles of incorporation, bylaws and banking charter of the resulting bank.

          2.4.4    Upon effectiveness of the Bank Merger, each outstanding share of Bank common stock shall remain outstanding as shares of the resulting bank, the holders of such shares shall retain their rights with respect to such shares as in effect prior to the Bank Merger, and each outstanding share of Stockmans Bank held by Stockmans will be cancelled.

        2.5    Dissenters' Shares.    Any Dissenting Shareholder who shall be entitled to be paid the fair market value of such shareholder's shares of Stockmans Common Stock, as provided in Section 1300 of the CGCL, shall not be entitled to shares of Company Common Stock or cash consideration pursuant to Section 2.1.5 in respect thereof, and shall be entitled to receive only the payment provided for by Section 1300 et seq of the CGCL with respect to such Dissenters' Shares.

        2.6    Anti-Dilution Provision.    If Company changes or proposes to change the number of shares of Company Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend or similar transaction with respect to the outstanding Company Common Stock, or exchanges Company Common Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, and the record date therefor shall be prior to the Effective Date, the Total Stock Amount shall be proportionately adjusted.

3.    Stockmans Director; Stockmans Division.

        At or promptly after the Effective Date, Stockmans Chief Executive Officer Gary Wright ("Wright") shall be appointed to the Company and Bank boards of directors. At the 2008 annual meeting of the Company's shareholders, subject to eligibility and Company's directors' fiduciary duties, Wright will be nominated to serve and recommended for election by the Company's Board of Directors in Company's proxy statement for the 2008 annual meeting. For up to one year following the Effective Date, or as long as Company deems appropriate, Company will operate a "Stockmans Bank" division of the Bank and during such period retain the Stockmans logo and brand name.

4.    Representations and Warranties of Stockmans and Stockmans Bank.

        Except as disclosed in one or more schedules to this Agreement delivered to Company prior to execution of this Agreement (the "Stockmans Disclosure Schedule"), Stockmans and Stockmans Bank represent and warrant to Company as follows:

        4.1    Organization, Existence, and Authority.    Stockmans is a corporation duly organized and validly existing under the laws of the State of California and has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business in the manner now being conducted. Stockmans Bank is a state-chartered bank, duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted. Each of Stockmans and Stockmans Bank is qualified to do business and is in good standing in every jurisdiction in which such qualification is required except where the failure to so qualify or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Stockmans. Stockmans Financial Trust I is a statutory trust duly formed, validly existing and in good standing under Delaware law and its activities do not require it to be qualified to do business in any jurisdiction other than Delaware. Stockmans Financial Trust I has the requisite statutory trust power to own or lease its properties and assets and to carry on its business as it is now being conducted.

        4.2    Authorized and Outstanding Stock, Options, and Other Rights.    The authorized capital stock of Stockmans consists of 10,000,000 shares of common stock, without par value, of which 903,534.09 shares were outstanding as of the close of business on September 30, 2007, all of which are validly issued, fully paid and nonassessable. All outstanding shares of capital stock of Stockmans Bank are validly issued, fully paid and nonassessable and held by Stockmans. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Stockmans shareholders may vote are issued or outstanding. No subscriptions, options, warrants, convertible securities, shares of preferred stock, or other rights or commitments that would enable the holder to acquire any shares of capital stock or other investment securities of Stockmans or Stockmans Bank, or which enable or require Stockmans or Stockmans Bank to acquire shares of its capital stock or of investments issued by Stockmans or Stockmans Bank from any holder, are authorized, issued, granted, or outstanding. All prior grants of options to acquire Stockmans Common Stock were properly approved by Stockmans board of directors or a committee duly authorized by Stockmans board of directors and were validly issued in accordance with a shareholder approved stock option plan. No grant of an option to purchase Stockmans Common Stock involved any backdating. All previously granted options were fully exercised or terminated in accordance with their terms on or before December 31, 2006.

        4.3    Public Reports; Financial Statements.

          (a)   Since January 1, 2004, Stockmans and Stockmans Bank have timely filed with the FRB, FDIC and the California DFI all reports, registrations and statements, together with any amendments required to be made thereto, including, without limitation, Call Reports, required to be so filed (the "Stockmans Public Reports"), and Stockmans and Stockmans Bank have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the FRB, FDIC or California DFI (collectively, the "Stockmans Regulatory Agencies") in the ordinary course of the business of Stockmans and its Stockmans Subsidiaries, no Stockmans Regulatory Agency or other governmental entity has initiated since January 1, 2004 or has pending or has notified Stockmans or any Stockmans Subsidiary of any proceeding, enforcement action or, to the knowledge of Stockmans, investigation into the business, disclosures or operations of Stockmans or any Stockmans Subsidiary. Since January 1, 2004, no Stockmans Regulatory Agency or other governmental entity has resolved any proceeding, enforcement action or, to the knowledge of Stockmans, investigation into the business, disclosures or operations of Stockmans or any Stockmans Subsidiary. There is no unresolved violation or exception by any Stockmans Regulatory Agency or other governmental entity with respect to any report or statement relating to any examinations or inspections of Stockmans or any Stockmans Subsidiary. Except for normal examinations conducted by a Stockmans Regulatory Agency in the ordinary course of the business of Stockmans and Stockmans Bank, since January 1, 2004, there has been no formal or informal inquiries by, or disagreements or disputes with, any Stockmans Regulatory Agency or other governmental entity with respect to the business, operations, policies or procedures of Stockmans or any Stockmans Subsidiary. Neither Stockmans nor any Stockmans Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Stockmans Regulatory Agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries (each, a "Stockmans Regulatory Agreement"), nor has Stockmans or any Stockmans Subsidiary been advised since January 1, 2004 by any

  Stockmans Regulatory Agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Stockmans Regulatory Agreement.

          (b)   Section 4.3(b) of the Stockmans Disclosure Schedule contains true and correct copies of (i) the audited consolidated balance sheets of Stockmans as of December 31, 2006 (the "Stockmans Balance Sheet") and December 31, 2005, and the related audited consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, and (ii) the unaudited consolidated balance sheets of Stockmans as of June 30, 2007 (the "Unaudited Stockmans Balance Sheet") and June 30, 2006, and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the three months and six months ended June 30, 2007 and June 30, 2006 (including the related notes, where applicable) (all such balance sheets and financial statements and related notes, the "Stockmans Financial Statements"). The Stockmans Financial Statements (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Stockmans and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (ii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

          (c)   Except as disclosed in Section 4.3(c) of the Stockmans Disclosure Schedule, as of their respective dates, all Stockmans Public Reports complied in all material respects with all requirements applicable to such filing. As of their respective dates, none of the Stockmans Public Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

          (d)   Section 4.3 of the Stockmans Disclosure Schedule lists, and Stockmans has delivered to Company true and correct copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC) effected by Stockmans or any Stockmans Subsidiary from January 1, 2004 through the date hereof.

          (e)   Perry-Smith LLP has not resigned or been dismissed as independent public accountants of Stockmans as a result of or in connection with any disagreements with Stockmans on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (f)    The records, systems, controls, data and information of Stockmans and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Stockmans or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Stockmans. Stockmans maintains accounting records which fairly and accurately reflect, in all material respects, its transactions, and Stockmans has devised and maintains accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in accordance with GAAP. To the knowledge of Stockmans, there is no fact or circumstance that would indicate that Stockmans will not be able to comply with the audit, recordkeeping and review of internal controls requirements of FDICIA as of September 30, 2007.

          (g)   Since December 31, 2006, (i) through the date hereof, neither Stockmans nor any of its Subsidiaries nor, to the knowledge of the officers of Stockmans, any director, officer, employee, auditor, accountant or representative of Stockmans or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Stockmans or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Stockmans or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Stockmans or any of its Subsidiaries, whether or not employed by Stockmans or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Stockmans or any of its officers, directors, employees or agents to the Board of Directors of Stockmans or any committee thereof or to any director or officer of Stockmans.

        4.4    Articles of Incorporation, Bylaws, Minutes.    The copies of Stockmans' Articles of Incorporation, Stockmans' Bylaws, Stockmans Bank's Articles of Incorporation and Stockmans Bank's Bylaws delivered to Company are true and correct copies of such documents, each as amended and restated as of the date hereof. Stockmans is not in violation of any provision of its Articles of Incorporation or Bylaws. Stockmans Bank is not in violation of any provision of its Articles of Incorporation or Bylaws. The minute books of Stockmans and Stockmans Bank contain minutes of all meetings and all consents evidencing actions taken without a meeting by its respective Board of Directors (and any committees thereof) and shareholders and such minutes and consents are accurate in all material respects. Stockmans has delivered to Company true, correct and complete copies of the minute books of Stockmans and Stockmans Bank from January 1, 2004, through the date hereof. Notwithstanding the foregoing, minutes of executive sessions conducted by the boards and committees of Stockmans and Stockmans Bank will not be provided to Company, and minutes provided will be redacted to eliminate confidential strategic discussions.

        4.5    No Holding Company, Joint Venture, or Other Subsidiaries.    Other than as to Stockmans with respect to Stockmans Bank, no corporation, individual or other entity is registered or, to the Knowledge of Stockmans or Stockmans Bank, is required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, because of ownership or control of Stockmans or Stockmans Bank. Except for Stockmans with respect to Stockmans Bank and Stockmans Financial Trust I neither Stockmans nor Stockmans Bank, directly or indirectly, beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations of the SEC thereunder) any shares of capital stock of any other corporation or entity, other than shares held in a fiduciary or custodial capacity in the ordinary course of business, and shares representing less than five percent of the outstanding shares of such corporation acquired in partial or full satisfaction of debts previously contracted. None of Stockmans or Stockmans Bank is a part of or has any ownership interest in any joint venture, limited liability company, trust, general or limited partnership, or a member of any unincorporated association.

        4.6    Shareholder Reports.    Stockmans has delivered to Company true and correct copies of all of Stockmans' reports, written communications and documents provided or made available to Stockmans' shareholders or prospective investors in Stockmans since January 1, 2005, including all proxy statements and notices of shareholder meetings. No such Stockmans communication, at the time filed, furnished or communicated, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

        4.7    Books and Records.    The books and records of Stockmans and Stockmans Bank accurately reflect in all material respects the transactions and obligations to which it is a party or by which it or its properties are bound or subject and reflect only actual transactions. Such books and records comply and have been and are being maintained in all material respects in accordance with applicable legal, regulatory and accounting requirements and in accordance with GAAP.

        4.8    Legal Proceedings.    Section 4.8 of the Stockmans Disclosure Schedule lists, as of the date hereof, all actions, suits, proceedings, claims or governmental investigations pending or, to the Knowledge of Stockmans, threatened against or affecting Stockmans or any Stockmans Subsidiary before any court, administrative officer or agency, other governmental body, or arbitrator. Except for regulatory examinations conducted in the normal course of regulation of Stockmans and Stockmans Bank, there are no actions, suits, proceedings, claims or governmental investigations pending or, to the Knowledge of Stockmans, threatened against or affecting Stockmans or any Stockmans Subsidiary before any court, administrative officer or agency, other governmental body, or arbitrator that, if determined adversely to Stockmans or any Stockmans Subsidiary, would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Stockmans or to materially hinder or delay the consummation of the transactions contemplated by this Agreement.

        4.9    Compliance with Laws and Regulations; Loan Portfolio.    Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Stockmans:

          (a)   The conduct by each of Stockmans and Stockmans Bank of its respective business and, except for matters covered by Section 4.18, the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of Stockmans, any foreign laws, statutes, ordinances, rules or regulations, including, but without limitation, every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Fair Credit Reporting Act, Home Mortgage Disclosure Act, Truth-in-Lending Act, Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974.

          (b)   Except as disclosed in Section 4.9(b) of the Stockmans Disclosure Schedule, all loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of Stockmans or Stockmans Bank, as held in their respective portfolios or as sold with recourse into the secondary market since January 1, 2004, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Each of them has been executed and delivered in compliance, in form and substance, with any and all federal, state or local laws applicable to Stockmans or Stockmans Bank, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the FRB, laws and regulations providing for nondiscriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits; and all such contracts or commitments have been administered in compliance with all applicable federal, state or local laws or regulations.

          (c)   All Uniform Commercial Code filings, or filings of trust deeds or mortgages, or of Liens or other security interest documentation that are required by any applicable federal, state or local governmental laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts related to such filings and documents have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

          (d)   Each Loan of Stockmans and Stockmans Bank (i) is evidenced by notes, agreements or other written evidence of indebtedness which are true, genuine and what they purport to be and (ii) to the extent secured, has been secured by valid Liens and security interests which have been perfected. Except as disclosed in Section 4.9(d) of the Stockmans Disclosure Schedule, all Loan files of Stockmans Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

          (e)   All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Stockmans Bank in material formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any material security interest, or exposure to meritorious lawsuits or other proceedings against Stockmans or Stockmans Bank with respect to any such material security interest, has been or will be suffered or incurred by Stockmans or Stockmans Bank.

          (f)    Neither Stockmans nor Stockmans Bank is in material violation of any applicable services or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by Stockmans or Stockmans Bank or as to which either has sold to other investors, and with respect to such loans neither Stockmans or Stockmans Bank has done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantees or commitments of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended.

          (g)   Neither Stockmans nor Stockmans Bank has knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

          (h)   The deposit accounts of Stockmans Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

          (i)    Stockmans Bank has at least a "satisfactory" rating under the U.S. Community Reinvestment Act.

          (j)    Stockmans Bank is, and there has not been any event or occurrence since January 1, 2004, that could reasonably be expected to result in a determination that Stockmans Bank is not, "well capitalized" as a matter of United States federal banking law.

          (k)   Section 4.9(k) of the Stockmans Disclosure Schedule lists all Nonperforming Assets as of September 30, 2007. The sum of the aggregate amount of all Nonperforming Assets and all troubled debt restructurings (as defined under GAAP) on the books of Stockmans as of the date of this Agreement does not exceed 1.25% of total Stockmans loans at the date hereof. "Nonperforming Assets" means (i) all loans and leases (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on nonaccrual status, (C) where a reasonable doubt exists, in the reasonable judgment of Stockmans, as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loan is less than 90 days past due, (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith, or (F) that have been classified "Doubtful," "Loss" or the equivalent thereof by any regulatory authority, and (ii) all assets classified as real estate owned ("REO") and other assets acquired through foreclosure or repossession. Other than as set forth in Section 4.9(k) of the Stockmans Disclosure Schedule, Stockmans has no Nonperforming Assets as defined herein.

        4.10    Commitments.    Section 4.10 of the Stockmans Disclosure Schedule sets forth a list of each outstanding commitment, including outstanding letters of credit, repurchase agreements and unfunded agreements to lend of Stockmans Bank, as of September 30, 2007, in an amount of $500,000.00 or more.

        4.11    Environmental Matters.    To the Knowledge of Stockmans, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Stockmans, neither Stockmans nor Stockmans Bank, nor any other person having an interest in any property which Stockmans or Stockmans Bank owns or leases, or has owned or leased, or in which either holds any security interest, mortgage, or other Liens or interest including but not limited to as beneficiary of a deed of trust ("Stockmans Property"), has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from such Stockmans Property except as allowable by and in accordance with Environmental Laws. To the Knowledge of Stockmans, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Stockmans, there has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material on an Stockmans Property; (ii) condition that could result in any use, ownership or transfer restriction; or (iii) condition of nuisance on or from such Stockmans Property. During the past six years, neither Stockmans nor Stockmans Bank has received any written notice of a condition that could reasonably be expected to give rise to any private or governmental suit, claim, action, proceeding or investigation against Stockmans, Stockmans Bank, any such other person or such Stockmans Property as a result of any of the foregoing events or has Knowledge of any condition that could reasonably be expected to give rise to any such material private or governmental suit, claim, action, proceeding or investigation. "Hazardous Material" means any substance that is (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any government entity in connection with any Environmental Law. "Environmental Law" means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Material or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Material.

        4.12    Contingent and Other Liabilities.    Section 4.12 of the Stockmans Disclosure Schedule is a list, to the Knowledge of Stockmans and as of the date hereof, of each contingent and other liability, which individually or, when aggregated with a group of related contingent or other liabilities, could reasonably expected to be in excess of $100,000 which are not set forth or reflected in other sections of the Stockmans Disclosure Schedule or in the Stockmans Financial Statements. Neither Stockmans nor any Stockmans Subsidiary has any material obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) except for those liabilities that are reflected or reserved against on the Unaudited Stockmans' Balance Sheet and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2007, or in connection with this Agreement and the transactions contemplated hereby.

        4.13    No Material Adverse Effects.    Since December 31, 2006 through the date hereof, (a) there has been no event or occurrence that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Stockmans; (b) no cash, stock or other dividends, or other distributions with respect to capital stock, have been declared or paid by Stockmans or Stockmans Bank other than regular $1.00 per share quarterly cash dividends consistent with past practice, nor has Stockmans or Stockmans Bank purchased or redeemed any of its shares or shares of any Stockmans Subsidiary or other affiliate; and (c) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any asset material to Stockmans or Stockmans Bank. Since June 30, 2007 through the date hereof, neither Stockmans nor Stockmans Bank have sold any investment securities at a gain except as necessary to provide liquidity, consistent with past practices.

        4.14    Regulatory Approvals Required.    The nature of the business and operations of Stockmans and Stockmans Bank does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit any of them to perform their obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of Stockmans or Stockmans Bank, or any material loss or disadvantage to their business, as a result of consummation of the Holding Company Merger or Bank Merger, except for:

          (a)   approval from, or waiver of jurisdiction by, the Oregon Director, FDIC, FRB and California DFI of the Bank Merger;

          (b)   approval from, or waiver of jurisdiction by, the FRB of the Holding Company Merger;

          (c)   filing of the Holding Company Plan of Merger and Articles of Merger with the Oregon Secretary of State and California Secretary of State; and

          (d)   filing and effectiveness of the S-4 Registration Statement, of which the Proxy Statement is a part, under the Securities Act.

          As of the date hereof, Stockmans has no Knowledge of any reason why the approvals set forth in this Section 4.14 and in Section 8.4 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.4. Stockmans has taken all necessary action to exempt the Mergers and this Agreement from (i) all applicable California state law anti-takeover provisions, if any, and (ii) any takeover related provisions of its articles of incorporation, bylaws or agreement among its shareholders.

        4.15    Corporate and Shareholder Approval of Agreement, Binding Obligations.    Stockmans and Stockmans Bank each has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized and unanimously approved by the Board of Directors of each of Stockmans and Stockmans Bank. No other corporate action on the part of Stockmans or Stockmans Bank other than shareholder approval is required to authorize this Agreement or the Holding Company Plan of Merger or Bank Plan of Merger or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Stockmans and Stockmans Bank, and assuming the accuracy of Company's representations and warranties, constitutes the legal, valid and binding obligation of each of them enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        4.16    No Defaults from Transaction.    Neither the execution, delivery and performance of this Agreement, the Holding Company Plan of Merger or the Bank Plan of Merger by Stockmans or Stockmans Bank, as the case may be, nor the consummation of the transactions contemplated thereby will conflict with, result in any material breach or violation of, or result in any default or any acceleration of performance under, or will result in the declaration or imposition of any Lien, charge or encumbrance upon any of the assets of Stockmans or Stockmans Bank under, any of the terms, conditions or provisions of (a) Stockmans' or Stockmans Bank's Articles of Incorporation or Bylaws, (b) any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or (c) any contract, agreement or instrument to which any of Stockmans or Stockmans Bank is a party or by which any of Stockmans or Stockmans Bank is bound, except in the case of clauses (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Stockmans or to materially hinder or delay the consummation of the transactions contemplated by this Agreement.

        4.17    Taxes and Tax Returns.

          (a)   Stockmans has delivered to Company true and correct copies of Stockmans' and Stockmans Bank's unconsolidated or uncombined federal and state income or franchise tax returns for the years 2004, 2005 and 2006. Except as disclosed in Section 4.17 of the Stockmans Disclosure Schedule, Stockmans and each Stockmans Subsidiary have filed all federal, state and other income, franchise or other tax returns, required to be filed by them; each such return is complete and accurate in all material respects; and all Taxes and related interest and liabilities to be paid in connection therewith have been paid or adequate reserve has been established for the timely payment thereof.

          (b)   There have been no audits or examinations of any income tax returns of Stockmans or Stockmans Bank. Stockmans and Stockmans Bank have timely and accurately filed all material required information returns and reports, including without limitation Forms 1099, and to Stockmans' Knowledge, Stockmans and Stockmans Bank have timely and accurately filed all material currency transaction reports required by the Bank Secrecy Act, as amended. Stockmans has not received notice of any federal, state or other income, franchise or other tax assessment or notice of a deficiency to date which has not been paid or for which adequate reserve has not been provided, and to Stockmans' Knowledge there are no pending or threatened (in writing) audit or investigation of Stockmans or Stockmans Bank with respect to any Tax liabilities.

          (c)   There are currently no agreements in effect with respect to Stockmans or Stockmans Bank to extend the period of limitations for assessment or collection of any Tax, and, except as required by law among Stockmans and the Stockmans Subsidiaries, neither Stockmans or Stockmans Bank is a party to any tax sharing, allocation or indemnification agreement or arrangement or is liable for any Tax imposed on any other Person other than Stockmans or Stockmans Bank.

          (d)   Except as disclosed in Section 4.17 of the Stockmans Disclosure Schedule, all Taxes that Stockmans or Stockmans Bank is required to withhold from amounts owing or paid to any employee or director, shareholder, former employee or director, shareholder, creditor or third party have been properly withheld and, to the extent payable, timely paid.

          (e)   During the period commencing May 14, 1999 and ending on the close of business on the Effective Date (the "S Period"), Stockmans has been an "S corporation" within the meaning of Section 1361(a) of the Code, and a valid election under Section 1362 of the Code has been in effect with respect to Stockmans at all times for the S Period. A valid S-election or similar election has been in effect with respect to Stockmans during the S Period in all relevant state and local jurisdictions in which Stockman is subject to Tax and in which such election is required. Each of Stockman's stockholders has been a Person described in Section 1361(b)(1)(B) of the Code at all times that such Person held shares of Stockmans Common Stock during the S Period, and at no time during the S Period was any stockholder of Stockmans a non-resident alien.

          (f)    During the period commencing May 14, 1999, and ending on the day before the Effective Date, each Stockmans Subsidiary was a qualified subchapter S subsidiary ("QSub"), and a valid election under Section 1361(b)(3)(B) of the Code has been in effect with respect to each Stockmans Subsidiary at all times for such period. A valid QSub election or similar election has been in effect with respect to each Stockmans Subsidiary during such period in all relevant state and local jurisdictions in which Stockmans is subject to Tax and in which such election is required.

          (g)   Stockmans will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change, made on or prior to the Closing Date, in the method of accounting for a tax period ending on or prior to the Closing Date, (ii) "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in the regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law) occurring or existing before the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, and (v) if an election under Section 338(h)(10) of the Code is not made with respect to the Holding Company Merger, prepaid amounts which in the aggregate exceed $20,000 received on or prior to the Closing Date.

          (h)   Stockmans has no potential liability for any tax under Code §1374. Neither Stockmans nor any Stockmans Subsidiary has, in the past 10 years, (i) acquired assets from another corporation in a transaction in which Stockmans tax basis for the required assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a QSub.

        4.18    Real Property, Leased Personal Property.

          (a)   Section 4.18 of the Stockmans Disclosure Schedule includes a list of all the real property owned or leased by Stockmans or any Stockmans Subsidiary and all real property held by Stockmans or any Stockmans Subsidiary as of the date hereof as other real estate owned (the "Stockmans Real Property"). Except for disposition of other real estate owned in the ordinary course of business and except as disclosed in Section 4.18 of the Stockmans Disclosure Schedule, Stockmans or a Stockmans Subsidiary will own or have a valid leasehold interest in all of the Stockmans Real Property on the Effective Date. All Stockmans Real Property (i) reflected as being owned in the latest audited Stockmans Financial Statements or acquired after the date thereof ("Stockmans' Owned Properties") and (ii) all leasehold estates wherein Stockmans or Stockmans Bank is lessee reflected in the latest audited balance sheet included in the Stockmans Financial Statements or leased after the date hereof ("Stockmans Leased Properties"), are included in Section 4.18 of the Stockmans Disclosure Schedule.

          (b)   The leases pursuant to which Stockmans or a Stockmans Subsidiary leases Stockmans Leased Properties and material personal property, true and correct copies of which have been delivered to Company, are the legal, valid and binding obligation of Stockmans or a Stockmans Subsidiary, enforceable against such entity in accordance with its terms, and, to the Knowledge of Stockmans, are the legal, valid and binding obligation of the other party thereto, enforceable against such entity in accordance with its terms, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles valid, and neither Stockmans nor a Stockmans Subsidiary nor, to the Knowledge of Stockmans, the other party thereto is in material default, and no event has occurred that would, with the giving of notice, lapse of time or both, constitute a material default under such leases. No material waiver or indulgence has been granted by any landlord under any leases for Stockmans Leased Properties.

          (c)   All Stockmans Owned Properties and material personal property owned by Stockmans or any Stockmans Subsidiary is free of any adverse claims, except for (1) statutory liens not yet delinquent that are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, for which Stockmans maintains reserves as required by GAAP consistently applied with the Stockmans Financial Statements, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, (4) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carriers' and other similar liens, for sums not yet delinquent or that are being contested in good faith by appropriate proceedings, arising in the ordinary course of business for which Stockmans maintains reserves as required by GAAP consistently applied and (5) adverse claims with respect to properties and assets the loss of which would not reasonably be expected to have, individually or in the aggregate, have a Material Adverse Effect with respect to Stockmans ("Permitted Liens").

          (d)   All buildings and structures on the Stockmans Real Property, the equipment located thereon, and the personal property leased by Stockmans or a Stockmans Subsidiary, are in good operating condition and in a good state of repair (ordinary wear and tear excepted). To the Knowledge of Stockmans, the Stockmans Real Property is in material compliance with all applicable zoning laws and building codes. There are no pending or, to the Knowledge of Stockmans, threatened condemnation proceedings against the Stockmans Real Property. To the Knowledge of Stockmans, the Stockmans Real Property and the buildings, structures and improvements thereon are in compliance with all applicable health and safety related requirements for the Stockmans Real Property, including without limitation those under the Americans with Disabilities Act of 1990 ("ADA"), Title 24 of the California Code of Regulations, California Building Standard Code and all similarly motivated state and local laws ("Local Barriers Acts") and the Occupational Health and Safety Act of 1970 ("OSHA"), all regulations issued under the ADA, Local Barriers Acts and OSHA, and any Accessibility Guidelines for Buildings and Facilities issued pursuant to the ADA and Local Barriers Acts. To Stockmans' Knowledge, since January 1, 2005, neither Stockmans nor any Stockmans Subsidiary has received any written notices alleging violations of the ADA, Local Barriers Acts or OSHA, any notices of claims made or threatened in writing regarding noncompliance with ADA or Local Barriers Acts or any written notices of any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with ADA or Local Barriers Acts. Stockmans and Stockmans Subsidiaries have good and marketable title to all of the Stockmans Owned Properties and all personal property owned by Stockmans or a Stockmans Subsidiary, subject to no mortgages, pledges, encumbrances, Liens or charges of any kind, except for Permitted Liens.

        4.19    Insurance.    For each of the past three calendar years and continuing through the date hereof and the Effective Date, Stockmans and each Stockmans Subsidiary have insured their business and real and personal property against all risks of a character usually insured against, including but not limited to financial institution bond, directors and officers liability, property and casualty and commercial liability insurance, with customary amounts of coverage, deductibles and exclusions by reputable insurers authorized to transact insurance in the State of California and such other jurisdictions where they do business or own or lease property. Stockmans and each Stockmans Subsidiary are in material compliance with all existing insurance policies and have not failed to give timely notice of, or present properly, any material claim thereunder of which Stockmans has Knowledge. Section 4.19 of the Stockmans Disclosure Schedule includes a list of all insurance policies in force as of the date hereof with respect to Stockmans' and Stockmans Bank's business and real and personal property. No insurer has advised Stockmans or any Stockmans Subsidiary that it intends to materially reduce coverage or materially increase any premium under any such policy or that coverage is not available (or that it will contest coverage) for any material claim made against Stockmans or any Stockmans Subsidiary.

        4.20    Intellectual Property.    Stockmans and Stockmans Subsidiaries own or have valid licenses to use all Intellectual Property that is material to their business taken as a whole, and have not received written notice of infringement or violation of any Intellectual Property which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect with respect to Stockmans.

        4.21    Contracts and Agreements.    Section 4.21 of the Stockmans Disclosure Schedule is a list of each Contract (i) that would be a "material contract" (as such term is defined in Item 601(b)(10) of SEC Regulation S-K and assuming Stockmans has securities registered under the Exchange Act); (ii) to which Stockmans or any Stockmans Subsidiary is a party or to which any of their properties are subject that individually or together with all related Contracts involve a payment after the date of this Agreement by Stockmans or any Stockmans Subsidiary in excess of $100,000; (iii) would prohibit or materially delay the consummation of the Holding Company Merger or the Bank Merger or any of the transactions contemplated by this Agreement; (iv) would entitle any present or former director, officer employee or agent of Stockmans or any Stockmans Subsidiary to indemnification from Stockmans or any Stockmans Subsidiary; (v) limits the ability of the Stockmans or any Stockmans Subsidiary from competing in any line of business, in any geographic area or with any person, or which requires referrals of business or requires Stockmans or any Stockmans Subsidiary to offer products or services of any other person on a priority or exclusive basis; (vi) gives rise to any benefits to any other person as a result of the consummation of the Holding Company Merger or the Bank Merger; or (vii) is with current officers and directors and any persons who have been an officer or director of Stockmans or Stockmans Bank within the past three years, other than Contracts relating to deposits or Loans that are fully performing in accordance with their terms, and the terms of which are no more favorable than those available to unaffiliated parties made at or about the same time (collectively, "Material Contracts").

        Each Material Contract is valid and binding on Stockmans or the Stockmans Subsidiary (as the case may be) that is a party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Neither Stockmans nor any Stockmans Subsidiary is in material default or breach, and there has not occurred any event which with notice or lapse of time would constitute a material breach or default by any such entity, under any Material Contract, and to the Knowledge of Stockmans, except with respect to loan agreements or notices with Stockmans Bank customers reflected in Stockmans Bank's delinquent loan reports, no other party thereto is in material default thereof. Except as disclosed in Section 4.21 of the Stockmans Disclosure Schedule, no consent or approval by the other parties to any Material Contract is required by reason of this Agreement to maintain such oral or written contracts, agreements or leases in effect.

        4.22    Employee Benefits.

          (a)   Each Employee Benefit Plan sponsored or maintained by Stockmans, or any entity which is considered one employer with Stockmans as determined under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate"), is disclosed in Section 4.22(a) of the Stockmans Disclosure Schedule. Neither Stockmans nor any ERISA Affiliate maintains nor sponsors any other pension, profit sharing, thrift, savings, bonus, retirement, vacation, life insurance, health insurance, severance, salary continuation, sickness, disability, medical or death benefit plans, whether or not subject to ERISA. There are no other compensation, employment, stock options, stock incentive, stock appreciation, stock purchase agreements, life, health, accident or other insurance, bonus, deferred or incentive compensation, change-in-control, severance or separation, salary continuation, profit sharing, retirement, or employee fringe benefit policies or arrangements of any kind that could result in the payment to any current or former employees, directors, consultants or any of their beneficiaries of Stockmans or Stockmans Bank of any money or other property.

          (b)   The only "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) sponsored or maintained by Stockmans or any ERISA Affiliate, or to which Stockmans or any ERISA Affiliate contributes ("Welfare Benefit Plan") or are required to contribute, are as set forth Section 4.22(b) of the Stockmans Disclosure Schedule.

          (c)   Except as disclosed in Section 4.22(c) of the Stockmans Disclosure Schedule, there are no Contracts, agreements, arrangements, policies, plans, undertakings or commitments maintained or agreed to by either of Stockmans or any Stockmans Subsidiary or provision of any Employee Benefit Plan that, as a result of the consummation of transactions contemplated by this Agreement: (i) provide for or could result in the payment to any Stockmans or Stockmans Bank employee or director or former employee or director of any money or other property rights or (ii) would accelerate the vesting or payment of such amounts or rights to any such person. Except as set forth in Section 4.22(c) of the Stockmans Disclosure Schedule, no such payment or acceleration set forth in Section 4.22(c) of the Stockmans Disclosure Schedule could be characterized as an "excess parachute payment" within the meaning of Code Section 280G.

          (d)   Except as set forth in Section 4.22(d) of the Stockmans Disclosure Schedule, neither Stockmans nor any ERISA Affiliate has maintained a single-employer pension benefit plan that is subject to title 1, subtitle B, part 3 of ERISA within six years of the date hereof (each, a "Pension Benefit Plan"). With respect to any such Pension Benefit Plan, the amount of liability for any contribution paid or owing with respect to such Pension Benefit Plan for the last or current plan year and the plan year in which the Effective Date occurs is set forth on Section 4.22(d) of the Stockmans Disclosure Schedule. Except as set forth in Section 4.22(d) of the Stockmans Disclosure Schedule, under each Pension Benefit Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Benefit Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Benefit Plan, and there has been no material change in the financial condition, whether or not as a result of a change in the funding method, of such Pension Benefit Plan since the last day of the most recent plan year.

          (e)   Stockmans and, to the Knowledge of Stockmans, all persons having fiduciary or other responsibilities or duties with respect to any Employee Benefit Plan, are, and have since inception been, in substantial compliance in all material respects with, and each such Employee Benefit Plan is and has been operated substantially in accordance with its provisions and in compliance with the applicable laws, rules and regulations governing such Employee Benefit Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the Internal Revenue Service under ERISA or the Code. Each Pension Benefit Plan and any related trust agreements or annuity contracts (or any other funding instruments) substantially comply both as to form and operation, with the provisions of ERISA and the Code (including Section 410(b) of the Code relating to coverage), where required in order to be tax-qualified under Section 401(a) or 403(a) or other applicable provisions of the Code, and all other applicable laws, rules and regulations; all material governmental approvals for the Employee Benefit Plans have been obtained; and a favorable determination or opinion as to the qualification under the Code of each Pension Benefit Plan described in Section 4.22(d) of the Stockmans Disclosure Schedule has been made or given by the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or such letter or opinion has been applied for within the applicable remedial amendment period under Section 401(b) of the Code. No Employee Benefit Plan or Pension Benefit Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA. To the Knowledge of Stockmans, all contributions or other amounts payable by Stockmans or Stockmans Bank as of the date hereof with respect to each Employee Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles and, to the extent applicable, Section 412 of the Code, and there are no pending or, to the Knowledge of Stockmans, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Employee Benefit Plan, or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect with respect to Stockmans.

          (f)    Each Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in material compliance with the requirements of the claims procedure of the Code and ERISA. All reports required by any government agency and disclosures to participants with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely made or filed. Each Employee Benefit Plan is in material compliance with the governing instruments and applicable federal or state law. In particular, but without limitation, each Welfare Benefit Plan is in material compliance with federal law, including without limitation the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Except as set forth in Section 4.22(f) of the Stockmans Disclosure Schedule, no Employee Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors of Stockmans or any ERISA Affiliate beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) any deferred compensation benefits fully accrued as liabilities on the books of Stockmans or any ERISA Affiliate or (iv) benefits the full cost of which is borne by the current or former employee or director (or beneficiary thereof).

          (g)   Neither Stockmans nor, to the Knowledge of Stockmans, any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or (d) of the Code or for which no exemption has been granted by the Department of Labor or the Internal Revenue Service, in each case which would, individually, or in the aggregate, have or be reasonably expected to have a Material Adverse Effect with respect to Stockmans. To the Knowledge of Stockmans, neither Stockmans nor any ERISA Affiliate has engaged in a transaction in connection with which Stockmans or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

          (h)   Complete and correct copies of the following documents have been furnished to Company:

            (1)   Each current Employee Benefit Plan and any related trust agreements;

            (2)   The most recent summary plan description of each current Employee Benefit Plan for which a summary plan description is required under ERISA;

            (3)   The most recent determination or opinion letters of the Internal Revenue Service with respect to the qualified status of the current Pension Benefit Plan;

            (4)   Annual Reports (on Form 5500 series) required to be filed by Stockmans or Stockmans Bank with any governmental agency for the last two calendar years;

            (5)   Financial information which identifies to the Knowledge of Stockmans (x) all material claims arising under any Employee Benefit Plan, (y) all claims presently outstanding against any Employee Benefit Plan (other than normal claims for benefits), and (z) a description of any material future compliance action required with respect to any Employee Benefit Plan under ERISA, or federal or state law; and

            (6)   Any actuarial reports and PBGC Forms 1 for the last two years.

          (i)    Except as set forth in Section 4.22(i) of the Stockmans Disclosure Schedule, to Stockmans' Knowledge neither Stockmans nor Stockmans Bank has (i) granted to any person an interest in a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code or (ii) modified the terms of any "nonqualified deferred compensation plan" in a manner that could cause an interest previously granted under such plan to become subject to the tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code.

          (j)    Section 4.22(j) of the Stockmans Disclosure Schedule is a list of all STEPS awards allotted to each employee of Stockmans or a Stockmans Subsidiary.

        4.23    Labor and Employment.    There is no labor strike, material dispute, slowdown or stoppage pending or, to the Knowledge of Stockmans, threatened against Stockmans or Stockmans Bank, and to the Knowledge of Stockmans there is no attempt to organize any employees of Stockmans or Stockmans Bank into a collective bargaining unit.

        4.24    Allowance for Loan Losses.    Stockmans' allowance for loan losses, as established from time to time, equals or exceeds the amount required of Stockmans and Stockmans Bank as determined (i) by internal policies and procedures of Stockmans and Stockmans Bank for determining the allowance for loan losses; (ii) by applicable bank regulatory agencies; and (iii) pursuant to GAAP. Since June 30, 2007, Stockmans has not reversed any provision taken for loan losses reported in the Stockmans Financial Statements. Stockmans and Stockmans Bank have properly accounted for all impaired loans in accordance with internal policies of Stockmans and Stockmans Bank and in accordance with SFAS 114.

        4.25    Investment Securities; Repurchase Agreements.    Each of Stockmans and Stockmans Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Stockmans or its Subsidiaries. Stockmans and Stockmans Bank have valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Such securities are valued on the books of Stockmans in accordance with GAAP in all material respects.

        4.26    Shareholder List.    The list of shareholders of Stockmans, provided to Company, is a true and correct list of the names, addresses and holdings of all record holders of Stockmans Common Stock as of the date of such list.

        4.27    Interests of Directors and Others.    Except as disclosed in the Stockmans Public Reports, no officer or director of Stockmans or Stockmans Bank has any material interest in any assets or property (whether real or personal, tangible or intangible), of or used in the business of Stockmans or Stockmans Bank other than as an owner of outstanding securities or deposit accounts of Stockmans or Stockmans Bank, or as borrowers under loans fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time.

        4.28    Stockmans Disclosure Schedule to this Agreement.    The information contained in the Stockmans Disclosure Schedule to this Agreement prepared by or on behalf of Stockmans or

Stockmans Bank constitutes additional representations and warranties made by Stockmans hereunder and is incorporated herein by reference. The copies of documents furnished as part of the Stockmans Disclosure Schedule are true and correct copies and include all amendments, supplements and modifications thereto and all written waivers applicable thereunder.

        4.29    Brokers and Finders.    Stockmans has received the opinion of Howe Barnes Hoefer Arnett to the effect that, as of the date hereof, the Per Share Consideration is fair to the holders of Stockmans Common Stock from a financial point of view. Except for the fees and related costs set forth on Section 4.29 of the Stockmans Disclosure Schedule, no action has been taken by Stockmans that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

        4.30    Bank Secrecy Act; Patriot Act; Transactions with Affiliates.    Neither Stockmans nor Stockmans Bank has received written notice of any regulatory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. § 5322 et seq.) or related state or federal anti-money-laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. Stockmans and Stockmans Bank have adopted such procedures and policies as are necessary or appropriate to comply with Title III of the USA Patriot Act and, to Stockmans' Knowledge, Stockman and Stockmans Bank are in compliance with such law in all material respects. Stockmans has no covered transactions with affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

        4.31    Risk Management Instruments.    Neither Stockmans nor Stockmans Bank is a party to or has agreed to enter into any interest rate swaps, caps, floors, collars, option agreements, or any exchange traded or over-the-counter equity, foreign exchange traded or other swap, cap, floor, collar, option or futures contract. Neither Stockmans nor Stockmans Bank owns any securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives," or (ii) could have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes.

5.    Representations and Warranties of Company and Bank

        Except as disclosed in one or more schedules to this Agreement delivered to Stockmans prior to execution of this Agreement (the "Company Disclosure Schedule"), Company and Bank represent and warrant to Stockmans as follows:

        5.1    Organization, Existence, and Authority.    Company is a corporation duly organized and validly existing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted and as proposed to be conducted. Bank is a bank duly organized, validly existing, and in good standing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted and as proposed to be conducted. Each of Company and Bank are qualified to do business and is in good standing in every jurisdiction in which such qualification is required except where the failure to so qualify or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company.

        5.2    Authorized and Outstanding Stock, Options, and Other Rights.    The authorized capital stock of Company consists of (i) 1,000,000 shares of preferred stock, with no par value per share, of which 11,000 shares are designated as Series A and issued and outstanding, and (ii) 50,000,000 shares of common stock, with no par value per share, of which 16,994,363 shares were outstanding as of the close of business on September 30, 2007, all of which are validly issued, fully paid and nonassessable. The authorized capital stock of Bank consists of 10,000,000 shares of common stock with no par value per share, of which 4,857,540 shares are outstanding, all of which are validly issued, fully paid and nonassessable and all of which are held by Company. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Company shareholders may vote are issued or outstanding. Other than as disclosed in the Company Public Reports or Section 5.2 of the Company Disclosure Schedule, no subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of Company or any Company Subsidiary, or which enable or require Company to acquire shares of its capital stock or other investment securities issued by Company or any Company Subsidiary from any holder, are authorized, issued or outstanding. No grant of an option to purchase Company Common Stock involved any backdating.

        5.3    Public Reports; Sarbanes-Oxley Compliance.

          (a)   Since January 1, 2004, Company has timely filed with the SEC all Company Public Reports required to be filed, and Bank has timely filed with the FDIC and the Oregon Director all Bank Call Reports required to be filed.

          (b)   The financial statements included in the Company Public Reports have been prepared in accordance GAAP, consistently applied, and fairly present the financial position and results of operation of Company and its subsidiaries on the dates and for the periods covered thereby.

          (c)   As of their respective dates, all Company Public Reports and Bank Call Reports complied in all material respects with all requirements applicable to such filing. As of their respective dates, the Company Public Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

          (d)   In the Company Public Reports, Company has disclosed all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC) effected by Company or any Company Subsidiaries since January 1, 2004.

          (e)   Moss Adams LLP is and has been throughout the periods covered by the Company Public Reports (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) "independent" with respect to Company within the meaning of SEC Regulation S-X, and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. The definitive proxy statements of Company electronically filed with the SEC and Section 5.3 of the Company Disclosure Schedule list all non-audit services performed by Moss Adams LLP for Company and Company Subsidiaries since January 1, 2004 through the date hereof.

          (f)    Company and the Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. Company has implemented "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act). Company has implemented "disclosure controls and procedures" reasonably designed to ensure that all information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the

  SEC, and that such information is accumulated and communicated to Company's management as appropriate to allow timely decisions regarding required disclosure.

          (g)   Each Company Public Report that was required to be accompanied by the certifications contemplated by Item 601 of Regulation S-K was so accompanied, and at the time of filing or submission of each such certification, such certification complied with such item and was accurate in all material respects as of the date of such certificate.

          (h)   The audit committee of the Company Board of Directors has established procedures for the receipt, retention and treatment of complaints regarding the accounting, internal accounting controls, and auditing matters and the confidential, anonymous submission by employees of Company of concerns regarding questionable accounting or auditing practices. No attorney representing Company or any Company Subsidiary, whether or not employed by Company or any Company Subsidiary, has reported "evidence of a material violation" (within the meaning of Part 205 of the Standards of Professional Conduct for Attorneys Appearing and Practicing Before the Commission in the Representation of an Issuer) by Company or any of its officers, directors, employees or agents to the Company Board of Directors or any committee thereof, to Company's chief legal officer, or to Company's chief legal officer and chief executive officer. Section 5.3 of the Company Disclosure Schedule lists all investigations conducted since January 1, 2004 of any reported "evidence of a material violation" by Company or any of its officer, directors, employees or agents and all Company audit committee investigations conducted prior to the date hereof of complaints by Company employees regarding accounting, internal accounting controls or auditing matters.

          (i)    Company is in compliance in all material respects with all current listing and corporate governance requirements of the NASDAQ Capital Market, and is in compliance in all material respects with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC.

        5.4    Articles of Incorporation, Bylaws, Minutes.    The copies of the articles of incorporation and the bylaws of each of Company and Bank delivered to Stockmans are true and correct copies of the articles of incorporation and bylaws of Company and Bank, as the case may be, as amended as of the date hereof. Neither Company nor Bank is in violation of any provision of its articles of incorporation or bylaws. Company has delivered to Stockmans copies of the minute books of Company and Bank from January 1, 2004 through the date hereof. The minute books of Company and Bank, including those that will be made available to Stockmans for its review, contain minutes of all meetings and all consents evidencing actions taken without a meeting by its Board of Directors (and any committees thereof) and by its shareholders that are accurate in all material respects. Notwithstanding the foregoing, minutes of executive sessions conducted by the boards and committees of Company and Bank will not be provided to Stockmans, and minutes provided will be redacted to eliminate confidential strategic discussions.

        5.5    Shareholder Reports.    Company has delivered to Stockmans copies of all of Company's reports and other written communications to shareholders since January 1, 2005, including all proxy statements and notices of shareholder meetings, to the extent such reports and communications have not been electronically filed with the SEC. No such Company communication, at the time filed, furnished or communicated, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

        5.6    Books and Records.    The books and records of Company and Bank accurately reflect in all material respects the transactions and obligations to which it is a party or by which it or its properties are bound or subject. Such books and records comply and have been and are being maintained in all material respects in accordance with applicable legal, regulatory and accounting requirements and in accordance with GAAP.

        5.7    Legal Proceedings.    Section 5.7 of the Company Disclosure Schedule lists, as of the date hereof, all actions, suits, proceedings, claims or governmental investigations pending or, to the Knowledge of Company, threatened against or affecting Company or any Company Subsidiary before any court, administrative officer or agency, other governmental body, or arbitrator that Company has received notice of or, to the Knowledge of the Company, have been threatened, since June 30, 2007. Except for regulatory examinations conducted in the normal course of regulation of Company and Company Subsidiaries, there are no actions, suits, proceedings, claims or governmental investigations pending or, to the Knowledge of Company, threatened against or affecting Company or any Company Subsidiary before any court, administrative officer or agency, other governmental body, or arbitrator that, if determined adversely to Company or an Company Subsidiary, would reasonably be expected to result individually or in the aggregate in any Material Adverse Effect with respect to Company or any Company Subsidiary or to materially hinder or delay the consummation of the transactions contemplated by this Agreement.

        5.8    Compliance with Laws and Regulations.    Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Company:

          (a)   The conduct by each of Company and Bank of its respective business and the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of Company, any foreign laws, statutes, ordinances, rules or regulations, including, but without limitation, with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth-in-Lending Act, Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974.

          (b)   All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of either Company or Bank, as held in its portfolios, or as sold with recourse into the secondary market since January 1, 2004, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Each of them has been executed and delivered in compliance, in form and substance, with any and all federal, state or local laws applicable to Company or Bank, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the FRB, laws and regulations providing for nondiscriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits; and all such contracts or commitments have been administered in compliance with all applicable federal, state or local laws or regulations.

          (c)   All Uniform Commercial Code filings, or filings of trust deeds, or of liens or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts related to such filings and documents have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

          (d)   All Loan files of Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

          (e)   All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Bank in material formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any material security interest, or exposure to meritorious lawsuits or other proceedings against Company or Bank, with respect to any such material security interest, has been or will be suffered or incurred by Company or Bank.

          (f)    Neither Company nor Bank is in material violation of any applicable services or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by Company or Bank or as to which either has sold to other investors, and with respect to such loans neither Company nor Bank has done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantees or commitments of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended.

          (g)   Bank has not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

          (h)   Bank has at least a "satisfactory" rating under the U.S. Community Reinvestment Act.

        5.9    Environmental Matters.    To the Knowledge of Company, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Company, neither Company nor any Company Subsidiary, nor any other person having an interest in any property which Company or any Company Subsidiary owns or leases, or has owned or leased, or in which either holds any security interest, mortgage, or other liens or interest including but not limited to as beneficiary of a deed of trust ("Company Property"), has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from such Company Property. To the Knowledge of Company, and except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Company, there has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material on any Company Property; (ii) condition that could result in any use, ownership or transfer restriction; or (iii) condition of nuisance on or from Company Property. During the past six years, neither Company nor any Company Subsidiary has received any written notice of a condition that could reasonably be expected to give rise to any private or governmental suit, claim, action, proceeding or investigation against Company, any Company Subsidiary, any such other person or such Company Property as a result of any of the foregoing events or has Knowledge of any condition that could reasonably be expected to give rise to any such material private or governmental suit, claim, action, proceeding or investigation.

        5.10    Contingent and Other Liabilities.    Section 5.10 of the Company Disclosure Schedule is a list, to the Knowledge of Company and as of the date hereof, of all contingent and other liabilities reasonably expected to be in excess of $250,000 which are not set forth or reflected in other Sections of the Company Disclosure Schedule, in the Company Public Reports or in the Bank Call Reports. Except as set forth in any financial statements (including the notes thereto) included in any Company Public Reports, neither Company nor any Company Subsidiary has any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Company.

        5.11    No Material Adverse Effects.    Since June 30, 2007 through the date hereof, (a) there has been no event or occurrence that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Company; (b) no cash, stock or other dividends, or other distributions with respect to capital stock, have been declared or paid by Company except semi-annual cash dividends, nor has Company purchased or redeemed any of its shares except in accordance with Company's stock repurchase program; and (c) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any asset material to Company or Bank.

        5.12    Regulatory Approvals Required.    The nature of the business and operations of Company and each of the Company Subsidiaries does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit any of them to perform their obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of Company or any Company Subsidiary, or any material loss or disadvantage to their business, as a result of consummation of the Holding Company Merger or the Bank Merger, except for:

          (a)   approval from, or waiver of jurisdiction by, the Oregon Director, FDIC and California DFI of the Bank Merger;

          (b)   approval from, or waiver of jurisdiction by, the FRB of the Holding Company Merger;

          (c)   filing of the Holding Company Plan of Merger and Articles of Merger with the Oregon Secretary of State and California Secretary of State;

          (d)   filing and effectiveness of the S-4 Registration Statement of which the Proxy Statement is a part, under the Securities Act;

          (e)   registration with, the issuance of permits from, or the perfection of exemptions from registration from applicable state blue sky administrators of the Company Common Stock to be issued to Stockmans shareholders; and

          (f)    approval by the NASDAQ Stock Market of the listing application relating to the Company Common Stock to be issued in connection with the Holding Company Merger.

          As of the date hereof, Company has no Knowledge of any reason why the approvals set forth in this Section 5.12 and in Section 9.4 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 9.4.

        5.13    Corporate and Shareholder Approval of Agreement, Binding Obligations.    Company and Bank each has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly authorized by the Board of Directors of each of Company and Bank. Other than the approval of the transactions contemplated hereby by Company's shareholders and the Bank's sole shareholder, no other corporate action on the part of Company is required to authorize this Agreement or the Holding Company Plan of Merger or Bank Plan of Merger or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Company and Bank and, assuming the accuracy of Stockmans' representations and warranties, constitutes the legal, valid and binding obligation of each of them enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        5.14    No Defaults from Transaction.    Subject to compliance with the matters referred to in Section 5.12, neither the execution, delivery and performance of this Agreement and the Holding Company Plan of Merger or Bank Plan of Merger by Company and Bank, as the case may be, nor the consummation of the transactions contemplated thereby will conflict with, result in any breach or violation of, or result in any default or any acceleration of performance under, or will result in the declaration or imposition of any lien, charge or encumbrance upon any of the assets of Company or any Company Subsidiary under, any of the terms, conditions or provisions of (a) Company's or Bank's respective Articles of Incorporation or respective Bylaws, (b) any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or (c) any contract, agreement or instrument to which any of Company or Bank is a party or by which any of Company or Bank is bound, except in the case of clauses (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or to materially hinder or delay the consummation of the transactions contemplated by this Agreement.

        5.15    Taxes and Tax Returns.    Company and Company Subsidiaries have filed all material federal, state and other income, franchise or other tax returns, required to be filed by them; each such return is complete and accurate in all material respects; and all Taxes and related interest and liabilities to be paid in connection therewith have been paid or adequate reserve has been established for the timely payment thereof. Company and Bank have timely and accurately filed all material currency transaction reports required by the Bank Secrecy Act, as amended, and have timely and accurately filed all material required information returns and reports, including without limitation Forms 1099. Company has not received notice of any federal, state or other income, franchise or other tax assessment or notice of a deficiency to date that has not been paid or for which adequate reserve has not been provided, and the Officers of Company have no Knowledge of any pending or threatened (in writing) audit or investigation of Company or Bank with respect to any Tax liabilities. There are currently no agreements in effect with respect to Company or Bank to extend the period of limitations for assessment or collection of any Tax. Company has delivered to Stockmans true and correct copies of Company's tax returns, including any unconsolidated or uncombined federal and state income or franchise tax returns, for the years 2005 and 2006.

        5.16    Insurance.    For each of the past three calendar years and continuing through the date of this Agreement, Company and each of the Company Subsidiaries have insured their business and real and personal property against all risks of a character usually insured against, including but not limited to financial institution bond, directors and officers liability, property and casualty and commercial liability insurance, with customary amounts of coverage, deductibles and exclusions by reputable insurers authorized to transact insurance in the State of Oregon and such other jurisdictions where they operate or own property. Company and each of the Company Subsidiaries are in material compliance with all existing insurance policies and have not failed to give timely notice of, or present properly, any material claim thereunder of which Company has Knowledge. Section 5.16 of the Company Disclosure Schedule, includes a list of all insurance policies in force as of the date hereof with respect to Company's and each of the Company Subsidiaries' business and real and personal property.

        5.17    Contracts and Agreements.    Neither Company nor any Company Subsidiary is in material default or breach, and there has not occurred any event which with notice or lapse of time would constitute a material breach or default by any such entity, under any material contract, agreement, instrument, lease or understanding and, except with respect to loan agreements or notices with Bank customers reflected in Company's delinquent loan reports, to the Knowledge of Company no other party thereto is in material default thereof. No consent or approval by the other parties to any such material contract is required by reason of this Agreement to maintain such oral or written contracts, agreements, instruments or leases in effect.

        5.18    Allowance for Loan Losses.    Company's allowance for loan losses, as established from time to time, equals or exceeds the amount required of Company and Bank as determined (i) by internal policies and procedures of Company and Bank for determining the reserve for loan losses; (ii) by applicable SEC rules and guidance; (iii) by applicable bank regulatory agencies; and (iv) pursuant to GAAP. Since June 30, 2007, Company has not reversed any provision taken for loan losses reported in the Company Public Reports. Company and the Bank have properly accounted for all impaired loans in accordance with internal policies and with SFAS 114.

        5.19    Interests of Directors and Others.    Except as disclosed in any Company Public Reports, no officer or director of Company or Bank has any material interest in any assets or property, whether real or personal, tangible or intangible, of or used in the business of Company or any Company Subsidiaries, other than as an owner of outstanding securities or deposit accounts of Company or Bank, as borrowers under loans fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time.

        5.20    Company Disclosure Schedule to this Agreement.    The information contained in the Company Disclosure Schedule to this Agreement prepared by or on behalf of Company constitutes additional representations and warranties made by Company hereunder and is incorporated herein by reference. The copies of documents furnished as part of the Company Disclosure Schedule are true and correct copies and include all amendments, supplements, and modifications thereto and all written waivers applicable thereunder.

        5.21    Brokers and Finders..    Company has received the opinion of D.A. Davidson & Co. to the effect that, as of the date hereof, the Per Share Consideration is fair to the holders of Company Common Stock from a financial point of view. Except for the fees and related costs payable to D.A. Davidson & Co., no action has been taken by Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

        5.22    Bank Secrecy Act; Patriot Act; Transactions with Affiliates.    Company has not received written notice of any regulatory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. § 5322 et seq.) or related state or federal anti-money-laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. Company has adopted such procedures and policies as are necessary or appropriate to comply with Title III of the USA Patriot Act and, to Company's Knowledge, is in compliance with such law in all material respects. As of September 30, 2007, Company has no covered transactions with affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

        5.23    Subsidiaries.    Since June 30, 2007, Company has not organized or incorporated any Company Subsidiary that was not in existence prior to such date.

6.    Covenants of Stockmans.

        6.1    Certain Actions.    Except as expressly provided for in this Agreement or as otherwise setforth in the Stockmans Disclosure Schedule 6.1, during the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Stockmans covenants to Company for itself and on behalf of Stockmans Bank, that, without first obtaining the written approval of Company, which approval shall not be unreasonably withheld or delayed beyond 10 business days:

          (a)   It shall not amend Stockmans' Articles of Incorporation or Bylaws or approve any amendment to Stockmans Bank's Articles of Incorporation or Bylaws;

          (b)   It shall not declare or pay any dividend or make any other distribution with respect to capital stock, or redeem, repurchase or otherwise acquire or agree to acquire any of Stockmans' or any Stockmans Subsidiaries' stock; or make or commit to make any other distribution on any capital stock to Stockmans' or any Stockmans Subsidiaries' shareholders; provided that this Section 6.1(b) shall not preclude (i) the ordinary course payment of dividends by Stockmans Bank to Stockmans the primary purpose of which is to fund the ongoing operations of Stockmans, consistent in timing and amount with past practice; (ii) the payment by Stockmans of its regular $1.00 per share cash dividend to shareholders paid in the month following each quarter, except that, if the Effective Date (w) is on or before January 31, 2008, Stockmans shall not pay its regular quarterly cash dividend for the fourth quarter (customarily paid in January of each year) of 2007, (x) is after January 31, 2008 but before March 1, 2008, Stockmans may pay a cash dividend of $1.00 per share anytime during such period; (y) is on or after March 1 but before April 1, 2008, Stockmans may pay in addition to the $1.00 per share dividend a further cash dividend of $221,000 ($0.2446 per share) during March and before the Effective Date or (z) if the Effective Date is on or after April 1, 2008, Stockmans may pay the $1.00 per share dividend in February 2008 and a second cash dividend of $1.00 per share prior to the Effective Date.

          (c)   It shall not issue, sell, or deliver; agree to issue, sell or deliver; or grant or agree to grant: (i) any shares of any class of stock of Stockmans or of any Stockmans Subsidiary; (ii) any securities convertible into any of such shares; or (iii) any options, warrants, or other rights to purchase such shares;

          (d)   It shall not, except in the ordinary course of business, borrow or agree to borrow any funds or Knowingly incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any liabilities of any other person;

          (e)   It shall not cancel or agree to cancel any debts or claims having a value in excess of $50,000;

          (f)    It shall not, except in the ordinary course of business, lease, sell or transfer, agree to lease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any material assets, property or rights, or make or permit any amendment or termination of any Material Contract; or mortgage, pledge or subject to a lien or any other encumbrance (other than a Permitted Lien) any of its material assets, tangible or intangible;

          (g)   It shall not willfully violate, commit a breach of or default under any Material Contract to which it is a party or to which any of its assets may be subject;

          (h)   It shall not Knowingly violate any applicable law, regulation, ordinance, order, injunction or decree of any other requirements of any governmental body or court, relating to its assets or business;

          (i)    It shall not: (i) other than as affirmatively required by written agreements in effect on the date of this Agreement, increase or agree to increase the compensation payable to any officer, director, employee or agent of Stockmans or Stockmans Bank that is a party to a severance, employment, supplemental executive retirement, salary continuation, consulting or similar agreement; (ii) increase or agree to increase the salary payable to any officer, director, employee or agent of Stockmans or Stockmans Bank, other than annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices but not exceeding 5% in the aggregate or 5% for any individual employee (each based upon the September 30, 2007 aggregate salary figures delivered to Company); (iii) pay any discretionary or incentive bonuses, except regular quarterly cash payments under the STEPS plan, without the prior consent of Company through its Chief Executive Officer, which shall not be unreasonably withheld; (iv) enter into any Contract with an officer, director, employee, consultant or agent of Stockmans or Stockmans Bank; (v) enter into any Contract providing for severance payments upon termination of employment or upon the occurrence of any other event including but not limited to the consummation of the Holding Company Merger or Bank Merger; (vi) make, or commit to make, any stay, retention or conversion bonus without the prior consent of Company through its Chief Executive Officer, which consent shall not be unreasonably withheld; (vii) enter into or make any material change in any Employee Benefit Plan except as required by law; (viii) pay any incentive or bonus compensation for a partial year of service except as required by the STEPS plan; or (ix) amend its separation pay policy provided to Company except to provide for the option of Stockmans or Stockmans Bank to pay separation pay in a lump sum.

          (j)    It shall not, except in the ordinary course of business through foreclosure or transfer in lieu thereof in the collection of Loans, acquire control of or any other ownership interest in any other corporation, association, joint venture, partnership, business trust or other business entity; acquire control or ownership of all or a substantial portion of the assets of any of the foregoing; merge, consolidate or otherwise combine with any other corporation; or enter into any agreement providing for any of the foregoing except in connection with the enforcement of bona fide security interests;

          (k)   It shall not acquire an ownership or leasehold interest in any real property whether by foreclosure, deed in lieu of foreclosure or otherwise without making an environmental evaluation that, in its opinion, is reasonably appropriate;

          (l)    It shall not make any payment in excess of $50,000 in settlement of any pending or threatened legal proceeding involving a claim against Stockmans or any Stockmans Subsidiary;

          (m)  It shall not engage in any activity or transaction (i) which is other than in the ordinary course of business including the sale of any properties, securities, servicing rights, loans or other assets except as specifically contemplated hereby or (ii) which it engages with Knowledge and which would reasonably be expected to have a Material Adverse Effect with respect to Stockmans or to materially adversely delay the ability of Company, Bank, Stockmans or Stockmans Bank to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities required for the Mergers or to perform its covenants or agreements under this Agreement on a timely basis;

          (n)   It shall not acquire, open, consolidate or close any office or branch;

          (o)   It shall not make or commit to make any capital expenditures, capital additions or capital improvements involving an amount in excess of $50,000 without the prior consent of Company through its Chief Executive Officer, which shall not be unreasonably withheld, conditioned or delayed;

          (p)   It shall not (i) make, renew, commit to make, or materially modify any loan over $1,000,000 or a series of loans or commitments over $1,000,000 to any person or group of related persons, or renew, modify, amend or advance additional funds (except under preexisting commitments) on loans or to borrowers on Stockmans Bank loan watch lists, without in each case furnishing to Company, within three (3) business days after such approval, a copy of the report provided to such Stockmans Bank's loan committee, or (ii) extend the loan maturity on any loan risk-rated substandard or worse beyond June 30, 2008, or six months following the expected Effective Date, whichever is later, or extend the loan maturity on any loan on non-accrual beyond March 31, 2008, or three months following the expected Effective Date, whichever is later;

          (q)   Except for booking loans committed prior to the date and renewals of previously disclosed indebtedness of this Agreement, it shall not enter into or modify any agreement, which alone or together with all similar arrangements exceeds $250,000, with any director or officer of Stockmans or Stockmans Bank, any person who, to the Knowledge of Stockmans, owns more than five percent (5%) of the outstanding capital stock of Stockmans or any business or entity in which such director, officer or beneficial owner has an ownership interest in excess of ten percent (10%) without furnishing a copy of the report provided to the Stockmans Bank's loan committee to Company within three (3) business days after such approval;

          (r)   It will not reverse any provision taken for loan losses reported in the Stockmans Financial Statements;

          (s)   It will not sell any investment securities at a gain except as necessary to provide liquidity, consistent with past practices;

          (t)    It shall not take any action or cause to be taken any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (u)   It shall not enter into any agreements with shareholders or any amendment to any existing shareholders agreement; and

          (v)   It shall not enter into, renew, amend or terminate, without the prior written consent of Company which shall not be unreasonably withheld, any Contract: (i) in excess of $50,000, (ii) for a term of one year or more; or (iii) that contains a penalty for early termination.

        6.2    No Solicitation.    Between the date hereof and the earlier of the Effective Date or the termination of this Agreement, neither Stockmans nor Stockmans Bank shall, and they shall cause their officers, directors, employees and other agents not to, directly or indirectly initiate contact with any person or entity in an effort to solicit any Alternative Acquisition Transaction. Between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Stockmans shall not authorize or knowingly permit any officer, director, employee or any other person representing or retained by Stockmans or Stockmans Bank to directly furnish or cause to be furnished any non-public information concerning its business, properties, or assets to any person or entity in connection with any bona fide Alternative Acquisition Transaction other than to the extent specifically authorized by its Board of Directors in the good faith exercise of its fiduciary duties after consultation with its legal counsel. Stockmans shall promptly orally notify Company, followed by written notice, of any Alternative Acquisition Transaction, whether oral or written, communicated by any Person to Stockmans, or any indication from any Person that such a Person is considering making any Alternative Acquisition Transaction.

        6.3    Filing Reports and Returns, Payment of Taxes.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Stockmans shall duly and timely file and Stockmans Bank shall duly and timely file (by the due date or any duly granted extension thereof), accurate and complete copies, in compliance in all material respects with all requirements applicable to such filing, of all material reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the FRB, FDIC or California DFI and all required Tax returns and will promptly furnish copies thereof to Company. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, each of Stockmans and Stockmans Bank shall promptly pay all Taxes and assessments indicated by Tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all Taxes and other assessments which are required by law to be so withheld or collected.

        6.4    Preservation of Business.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Stockmans shall use its commercially reasonable efforts: (i) to preserve intact its and Stockmans Bank's business organization, (ii) to preserve its and Stockmans Bank's relationships and goodwill with customers, employees and others having business dealings with it and Stockmans Bank, (iii) to keep available the services of its and Stockmans Bank's present officers, agents and employees, (iv) to maintain its and Stockmans Bank's assets in accordance with good business practices, and (v) to maintain existing insurance policies. Stockmans will not institute nor permit Stockmans Bank to institute any material novel or unusual change in its methods of management, lending policies, personnel policies, accounting, marketing, investments or operations.

Stockmans shall not revoke its election to be taxed as an S corporation within the meaning of Code §1361 and §1362. Stockmans shall not take or allow any action other than the transactions contemplated by this Agreement that would result in the termination of Stockmans status as a validly electing S corporation within the meaning of Code §1361 and §1362.

        6.5    Commercially Reasonable Efforts.    Stockmans will (and will cause the Stockmans Subsidiaries to) use its commercially reasonable efforts to obtain and to assist Company in obtaining all necessary approvals, consents and orders, including but not limited to approval of the FDIC, FRB, the Oregon Director and California DFI, to the transactions contemplated by this Agreement and the Plans of Merger. Subject to the terms and conditions set forth in this Agreement, Stockmans shall cooperate with Company and use (and shall cause each Stockmans Subsidiary to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Stockmans shall provide Company an opportunity to review in advance, and to the extent practicable will consult with Company and consider in good faith the views of Company in connection with, all of the information relating to Company and Company Subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Mergers and the other transactions contemplated by this Agreement. In exercising the foregoing rights, Company shall act reasonably and as promptly as practicable. Stockmans shall, upon request by Company, furnish Company with all information concerning itself, the Stockmans Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Stockmans, Company or any of the Company Subsidiaries or Stockmans Subsidiaries to any third party and/or any governmental entity in connection with the Mergers and the transactions contemplated by this Agreement. Subject to applicable law, Stockmans shall keep Company apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing Company with copies of notices or other communications received by Stockmans or any Stockmans Subsidiary, from any third party and/or any governmental entity with respect to such transactions other than routine communications from employees and shareholders that do not indicate dissent from support of the transactions.

        6.6    Updating the Stockmans Disclosure Schedule.    Stockmans shall, no later than fifteen (15) days prior to the anticipated Effective Date hereof, and thereafter as requested by Company, revise and supplement the Stockmans Disclosure Schedule hereto prepared by or on behalf of Stockmans to disclose any events or circumstances occurring after the date hereof that and prior to such fifteenth day, had such events or circumstances have occurred prior to the date hereof, would have been required to be included in the Stockmans Disclosure Schedule in order that Stockmans not have been in breach of a representation or warranty contained herein. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, promptly upon obtaining Knowledge of the occurrence of or the pending or threatened occurrence of any event which would reasonably be expected to cause or constitute a Material Adverse Effect with respect to Stockmans or materially adversely delay the ability of Company, Bank, Stockmans or Stockmans Bank to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities or to perform its covenants or agreements under this Agreement, Stockmans will give reasonably detailed written notice thereof to Company. Notwithstanding anything to the contrary contained herein, supplementation of the Stockmans Disclosure Schedule following the execution of this Agreement shall not be deemed a modification of Stockmans' representations or warranties contained herein.

        6.7    Rights of Access.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Stockmans agrees to permit and cause Stockmans Bank to permit, Company, and its employees, agents and representatives, full access to the premises of Stockmans and Stockmans Bank on reasonable notice and to all books, files and records of Stockmans and Stockmans Bank, including but not limited to loan files and litigation files, and to furnish to Company such financial and operating data and other information with respect to the business and assets of Stockmans and Stockmans Bank as Company shall reasonably request, provided that the foregoing shall not require Stockmans and Stockmans Bank (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of Stockmans would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if Stockmans shall have used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of Stockmans or Stockmans Bank, as the case may be, or any Stockmans Subsidiary. All requests for information made pursuant to this Section 6.7 shall be directed to the chief executive officer or other person designated in writing by Stockmans. All such information shall be governed by the terms of the Confidentiality Agreement.

        6.8    Proxy Statement.    Stockmans shall provide to Company such information with respect to Stockmans, Stockmans Bank and their respective businesses and such assistance as may be reasonably necessary to permit Company to file with the SEC a registration statement (the "S-4 Registration Statement") covering the issuance of the shares of Company Common Stock required hereby (including a proxy statement to be used by Stockmans and Company to solicit proxies from their respective shareholders for meetings at which Stockmans shareholders will be asked to consider and vote on the principal terms of this Agreement (in its definitive form, the "Proxy Statement")). Stockmans agrees, as to itself and any Stockmans Subsidiary, that none of the information supplied or to be supplied by it or any Stockmans Subsidiary for inclusion or incorporation by reference in (i) the S-4 Registration Statement and any amendment or supplement thereto will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Stockmans shareholder meeting to be held in connection with the Holding Company Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Stockmans and Company will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

        6.9    Availability of Reports; Communications.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Stockmans will deliver to Company reasonably promptly upon preparation copies of: (i) approved minutes of meetings of Stockmans' and of Stockmans Bank's shareholders, Board of Directors, and management or director committees; (ii) Stockmans Bank's loan committee reports and reports of loan delinquencies, foreclosures and other adverse developments regarding loans; (iii) reports to Stockmans Bank's loan committee regarding developments with respect to other real estate owned or other assets acquired through foreclosure or action in lieu thereof; (iv) minutes of executive sessions conducted by the boards and committees of Stockmans Bank and Stockmans redacted to eliminate matters protected by attorney-client privilege to the extent necessary to preserve such protection; and (v) all written communications to Stockmans shareholders.

        6.10    Shareholder Meeting.    Stockmans will call a meeting of its shareholders to consider and approve the principal terms of this Agreement. Stockmans will deliver to its shareholders notice of the meeting, together with the Proxy Statement, in accordance with applicable California law. Provided that the representations and warranties of Company contained herein continue to be materially accurate, the Stockmans Board of Directors will recommend to the shareholders approval of this Agreement, the Holding Company Plan of Merger and the transactions contemplated hereby unless, after consulting with legal counsel, the Stockmans Board of Directors determines in good faith that its fiduciary duties otherwise require.

        6.11    Title Reports.    Prior to the Effective Date, Stockmans will provide Company with either copies of existing title reports or a preliminary title report with respect to all real property owned by Stockmans and Stockmans Bank, including other real estate owned.

        6.12    Allowance for Loan Losses.    Prior to the Effective Date, Stockmans will (i) make provisions to its allowance for loan, lease and credit losses that conform to its internal policies and procedures, regulatory requirements and GAAP; (ii) charge-off on a current basis all loans deemed to be uncollectible; and (iii) maintain appropriate classification and risk ratings for all loans.

        6.13    Agreements and Plans.    Stockmans agrees to take or refrain from taking, or use its commercially reasonable efforts to effect or refrain from effecting, the actions set forth in Section 6.13 of the Stockmans Disclosure Schedule, within the time lines set forth therein.

        6.14    Other Actions.    Stockmans covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to obtain required government and regulatory approvals for, and to otherwise take such other necessary and appropriate actions to consummate the transactions contemplated by this Agreement and the Plans of Merger.

        6.15    Financial Information and Accountant's Consents.

          (a)   Stockmans shall deliver to Company as promptly as practicable, but not later than November 20, 2007, audited financial statements for 2006, 2005 and 2004 and unaudited financial statements for the nine-month periods ended September 30, 2007, and September 30, 2006, in such form as required by SEC Regulation S-X for inclusion in the S-4 Registration Statement, including Management's Discussion and Analysis and all other items required by SEC Regulation S-K and statistical disclosures required by SEC Guide 3.

          (b)   Stockmans shall furnish to Company such additional financial data concerning Stockmans and Stockmans Bank as Company may reasonably request, including any internal unaudited financial statements for the fiscal months ending after the date of this Agreement through the Effective Date and any interim unaudited financial statements required to update the S-4 Registration Statement.

          (c)   Stockmans shall use reasonable efforts to cause their registered independent public accounting firm to provide the necessary information and consents required to do any other actions required in connection with the preparation and filing of the Registration Statement.

7.    Covenants of Company.

        7.1    Certain Actions.    Except as expressly provided for in this Agreement, during the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Company covenants, for itself and on behalf of any Company Subsidiary, that, without first obtaining the written approval of Stockmans, which approval shall not be unreasonably withheld:

          (a)   It shall not amend its articles of incorporation or bylaws or approve any amendment to the articles of incorporation or bylaws of any Company Subsidiary in a manner that would materially adversely affect Stockmans, its shareholders or the transactions contemplated by this Agreement;

          (b)   It shall not engage in any activity or transaction that is other than in the ordinary course of business, including the sale of any properties, securities, servicing rights, loans or other assets, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or to materially adversely delay the ability of Company, Bank, Stockmans or Stockmans Bank to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities required for the Mergers or to perform its covenants or agreements under this Agreement on a timely basis;

          (c)   It shall not take any action or cause to be taken any action that would prevent or impede the Holding Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (d)   It shall not willfully violate, commit a breach of or default under any material contract (as such term is defined in SEC Regulation S-K Item 601) to which it is a party or to which any of its assets may be subject;

          (e)   It shall not Knowingly violate any applicable law, regulation, ordinance, order, injunction or decree of any other requirements of any governmental body or court, relating to its assets or business; and

          (f)    It shall not declare or pay any cash dividend other than its regular quarterly dividend pursuant to its recently announced policy.

        7.2    Filing Reports and Returns, Payment of Taxes.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Company and Bank shall duly and timely file (by the due date or any duly granted extension thereof), accurate and complete copies, in compliance in all material respects with all requirements applicable to such filing, of all material reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the SEC, FRB, FDIC and the Oregon Director and all required federal, state and local tax returns will promptly furnish copies of reports and returns not available from the SEC's web site to Stockmans. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, Company will promptly pay all Taxes and assessments indicated by tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all Taxes and other assessments which are required by law to be so withheld or collected.

        7.3    Preservation of Business.    During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Company shall use commercially reasonable efforts to preserve intact its business organization and its relationships and goodwill with its customers, employees and others having business dealings with it and those of Bank.

        7.4    Commercially Reasonable Efforts.    Company will (and will cause the Company Subsidiaries to) use commercially reasonable efforts to obtain, and to assist Stockmans in obtaining, all necessary approvals, consents and orders, including but not limited to approvals of the FRB, FDIC, the Oregon Director and the California DFI, to the transactions contemplated by this Agreement and the Plans of Merger. Subject to the terms and conditions set forth in this Agreement, Company shall cooperate with Stockmans and use (and shall cause each Company Subsidiary to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Company shall provide Stockmans an opportunity to review in advance, and to the extent practicable will consult with Stockmans and consider in good faith the views of Stockmans in connection with, all of the information relating to Stockmans and Stockmans Subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Mergers and the other transactions contemplated by this Agreement. In exercising the foregoing rights, Stockmans shall act reasonably and as promptly as practicable. Company shall, upon request by Stockmans, furnish Stockmans with all information concerning itself, the Company Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Stockmans, Company or any of the Company Subsidiaries or Stockmans Subsidiaries to any third party and/or any governmental entity in connection with the Mergers and the transactions contemplated by this Agreement. Subject to applicable law, Company shall keep Stockmans apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing Stockmans with copies of notices or other communications received by Company or any Company Subsidiary, from any third party and/or any governmental entity with respect to such transactions.

        7.5    Updating the Company Disclosure Schedule.    Company shall, no later than fifteen (15) days prior to the anticipated Effective Date hereof, revise and supplement the Company Disclosure Schedule hereto prepared by or on behalf of Company to disclose any events or circumstances occurring after the date hereof and prior to such fifteenth day, that had such events or circumstances occurred prior to the date hereof, would have been required to be included in the Company Disclosure Schedule in order that Company not have been in breach of a representation or warranty contained herein. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, promptly upon obtaining Knowledge of the occurrence or the pending or threatened occurrence of any event which would reasonably be expected to cause or constitute a Material Adverse Effect with respect to Company or materially adversely delay the ability of Company, Bank, Stockmans or Stockmans Bank to obtain any necessary approvals, consents or waivers of any governmental or regulatory authorities or to perform its covenants or agreements under this Agreement, Company will give reasonably detailed written notice thereof to Stockmans. Notwithstanding anything to the contrary contained herein, supplementation of the Company Disclosure Schedule following the execution of this Agreement shall not be deemed a modification of Company's representations or warranties contained herein.

        7.6    S-4 Registration Statement.    As soon as reasonably practicable after the date hereof, Company shall prepare and file with the SEC the S-4 Registration Statement including the Proxy Statement. Company agrees, as to itself and any Company Subsidiary, that none of the information supplied or to be supplied by it or any Company Subsidiary for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Stockmans and Company shareholders and at the times of the Stockmans and Company shareholder meetings to be held in connection with the Holding Company Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Company and Stockmans will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

        7.7    Listing of Securities.    Company shall, promptly following the execution of this Agreement, file with the NASDAQ Stock Market a listing application covering the Company Common Stock to be issued to the Stockmans shareholders and shall continue to take such steps as may be necessary to cause such Company Common Stock to be listed on the NASDAQ Capital Market on or before the Effective Date.

        7.8    Other Actions.    Company covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to obtain required government and regulatory approvals and to otherwise accomplish this Agreement and the Plans of Merger.

        7.9    Employee Matters.

          (a)   From and after the Effective Time, Company shall and shall cause Bank to honor in accordance with their terms as in effect immediately before the Effective Time (i) all written agreements entered into prior to the date hereof and set forth on Section 7.9(a) of the Stockmans Disclosure Schedule; provided, however, that such agreements shall be subject to any amendment or termination thereof that may be permitted by their terms or by Schedule 6.13, and (ii) all earned employee benefit or compensation obligations to current and former employees of Stockmans and the Stockmans Subsidiaries fully accrued as of the Effective Time.

          (b)   From and after the Effective Time, for employees of Stockmans or Stockmans Bank who are employed by Company or Bank as of the Effective Time and who remain employed with Company, Company will (the "Benefits Integration") shift Stockmans and Stockmans Bank employees to the benefit programs then made available to similarly situated Company or Bank employees, with credit for years of service with Stockmans and Stockmans Bank accrued from the most recent hire date prior to the Benefits Integration deemed service with Company for eligibility purposes; provided, however, nothing in this section 7.9(b) shall prevent Company from electing to (i) continue one or more of the Stockmans Employee Benefit Plans in effect at the Effective Date (provided that Company may subsequently shift Stockmans and Stockmans Bank employees to benefit programs then made available to similarly situated Company or Bank employees with credit for years of service with Stockmans and Stockmans Bank accrued from the most recent hire date prior to the Benefits Integration deemed service with Company for eligibility purposes) or (ii) to the extent permitted by law and the Stockmans Employee Benefit Plans modify one or more of the Stockmans Employee Benefits Plans to provide for benefits that would be substantially similar to those provided to similarly situated Company or Bank employees at the Effective Date. Nothing in this Section 7.9 shall limit the ability of Company or Bank to amend or terminate any of the Employee Benefits Plans in accordance with their terms at any time.

          (c)   Except as otherwise provided in Section 7.9(a) with respect to individuals with employment or other written agreements that provide for severance payments and severance payable to individuals pursuant to the Stockmans and Stockmans Bank Employee Handbook, Stockmans and Stockmans Bank employees, (i) who are terminated other than for cause in connection with the Mergers will be provided with severance benefits by Company based on the existing Stockmans separation pay policy set forth in the copy of the Stockmans Employee Handbook provided to Company subject to Company's ability to elect to pay such severance in a lump sum at termination or (ii) who by reason of the Mergers become employees of Company or Bank and are thereafter terminated other than for cause will be provided with severance benefits by Company based on the Bank Severance Policy as currently in effect as of the date of this Agreement. Consistent with Section 7.9(b), Stockmans and Stockmans Bank employees who become entitled to severance benefits, whether as a result of the Mergers or otherwise, will receive full credit for prior service accrued with Stockmans and Stockmans Bank from their most recent hire date, plus service following the Effective Time, for purposes of determining the amount of such severance benefits.

          (d)   For purposes of vacation benefits, service accrued with Stockmans and Stockmans Bank from the most recent hire date shall be credited for determining an employee's eligibility and length of vacation under the Company vacation plan, and any vacation taken prior to the Benefits Integration will be subtracted under the Company plan from the employee's vacation entitlement for the calendar year in which the Benefits Integration occurs.

          (e)   For purposes of determining eligibility to participate in Company bonus plans, profit sharing plans and arrangements, and similar benefits, Stockmans and Stockmans Bank employees shall receive credit for length of service accrued with Stockmans and Stockmans Bank from their most recent hire date and (except as may otherwise be provided in written employment contracts) shall be entitled to participate in Company bonus compensation plans and awards beginning at the Effective Time.

          (f)    Company shall waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of Stockmans and Stockmans Bank under any Company health and welfare plans in which such employees may be eligible to participate after the Effective Time and Company shall cause each such plan to honor any deductible and payment toward out-of-pocket maximums paid by such employees during the portion of the calendar year prior to such employees participation under the Company plans.

          (g)   Notwithstanding anything to the contrary set forth herein, this Agreement is not intended, and it shall not be construed, to create third party beneficiary rights in any current or former employee or director of Stockmans Bank or Stockmans, including the continuing employees (including any beneficiaries or dependents thereof), under or with respect to any plan, program or arrangement described in or contemplated by this Agreement and shall not confer upon any such current or former employee, including each continuing employee, the right to continued employment for any period of time following the Effective Time.

        7.10    Indemnification of Directors and Officers; D&O Insurance.

          (a)   From and after the Effective Time, Company shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Company shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of Stockmans and Stockmans Bank (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, however, that Company shall not be required to indemnify any Indemnified Party pursuant hereto if it shall be determined that the Indemnified Party acted in bad faith and not in a manner such Party believed to be in or not opposed to the best interests of Stockmans.

          (b)   Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Company thereof, but the failure to so notify shall not relieve Company of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Company shall have the right to assume the defense thereof and Company shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Company elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Company shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Company shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that Company shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (c)   All rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of an Indemnified Party as provided in their respective articles of incorporation or bylaws and any existing indemnification agreements set forth in Section 7.10(c) of the Stockmans Disclosure Schedule, shall survive the Merger and continue in full force and effect in accordance with their terms, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of Company or Bank.

          (d)   Company shall maintain Stockmans' existing officers' and directors' liability insurance for a period of 3 years after the Effective Time or otherwise provide comparable coverage for such period; provided, however, that if the annual cost of such "tail" insurance policies are not available at a cost not greater than 200% of the annual premium paid on the date of this Agreement by Stockmans for such insurance (the "Insurance Cap"), Company shall cause to be obtained as much comparable insurance for as long a period (not to exceed three years from the Effective Date) as is available for a cost not to exceed the Insurance Cap.

          (e)   If Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the surviving corporation shall assume all of the obligations set forth in this Section 7.10.

          (f)    The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

        7.11    Shareholder Meeting.    Company will call a meeting of its shareholders to consider and approve the transactions contemplated by this Agreement. Company shall deliver to its shareholders notice of the meeting in accordance with applicable Oregon and federal law and the rules of the NASDAQ Stock Market. Provided that the representations and warranties of Stockmans continued herein continue to be accurate and Stockmans has complied with the covenants contained herein, the Board of Directors of Company will recommend to the shareholders approval of this Agreement, the Holding Company Plan of Merger and the transactions contemplated hereby including the issuance of Company Common Stock unless, upon advice of counsel, their fiduciary duties otherwise require.

8.    Conditions to Obligations of Company.

        The obligations of Company under this Agreement and the Plans of Merger to consummate the Holding Company Merger and the Bank Merger shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by Company in writing and not required by law):

        8.1    Shareholder Approvals; Dissenting Shareholders.    Approval of the principal terms of this Agreement by the shareholders of Company and Stockmans, with Stockmans shareholders holding fewer than 10% of the Stockmans Common Stock having voted against the principal terms of this Agreement and Stockmans shareholders holding fewer than 25% of the Stockmans Common Stock having the right to pursue dissenters appraisal rights under California law.

        8.2    No Litigation.    No court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Mergers or the other transactions contemplated by this Agreement (collectively, an "Order").

        8.3    No Banking Moratorium.    Absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States.

        8.4    Regulatory Approvals.    Procurement of all consents, orders, waivers and approvals required by law including but not limited to approvals or waivers, as the case may be, by the FRB, the FDIC, the Oregon Director and the California DFI of the transactions contemplated by the Agreement and the Plans of Merger, without any conditions or requirements included in any such required consents, orders or approvals which impose any condition or restriction on Company or Stockmans, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which Company reasonably determines to be materially burdensome in the context of the transactions contemplated by this Agreement, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or Stockmans; and the expiration of all applicable regulatory waiting periods.

        8.5    Compliance with Securities Laws.    The S-4 Registration Statement having become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

        8.6    Other Consents.    Receipt of other consents and approvals necessary for consummation of the transactions contemplated by this Agreement and the Plans of Merger as listed in Schedule 8.6.

        8.7    Corporate Documents.    Receipt by Company of:

          (a)   Current certificates of good standing for Stockmans and Stockmans Bank and a certificate of deposit insurance for Stockmans Bank issued by the appropriate governmental officers as of a date immediately prior to the Effective Date; and

          (b)   A copy, certified by each Secretary of Stockmans and Stockmans Bank, of resolutions adopted by the Board of Directors and shareholders of each entity approving this Agreement and the applicable Plan of Merger.

        8.8    Continuing Accuracy of Representations and Warranties.    The representations and warranties of Stockmans (i) that are qualified by reference to Material Adverse Effect being true at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

and (ii) set forth in this Agreement that are not qualified by reference to Material Adverse Effect being true and correct as of the Effective Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.8(ii) shall be deemed to have been satisfied even if any representations and warranties of the Stockmans are not so true and correct unless the failure of such representations and warranties of the Stockmans to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Stockmans.

        8.9    Compliance with Covenants and Conditions.    Compliance in all material respects by Stockmans and Stockmans Bank with all agreements and covenants on its part required by this Agreement to be performed or complied with prior to or at the Effective Date.

        8.10    No Material Adverse Effects.    Between the date hereof and the Effective Date, the absence of any event or circumstance that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Stockmans.

        8.11    Certificate.    Receipt by Company of a Certificate of the Chief Executive Officer and the Chief Financial Officer of Stockmans, dated as of the Effective Date, certifying to the best of their knowledge the fulfillment of the conditions specified in Sections 8.1, 8.2, 8.6, 8.8, 8.9 and 8.10, that the conditions set forth in Section 8.15 have been satisfied, and such other matters with respect to the fulfillment by Stockmans of any of the conditions of this Agreement as Company may reasonably request.

        8.12    Tax Opinion.    Receipt of a favorable opinion of Foster Pepper LLP, special counsel to Company, dated as of the Effective Date, in form and substance reasonably satisfactory to Company to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the transactions contemplated by the Agreement and the Plans of Merger will be reorganizations within the meaning of Section 368(a) of the Code; that the parties to the Agreement and to the Plans of Merger will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code; and that no taxable gain or loss will be recognized by Stockmans, Stockmans Bank, Company or Bank as a result of the Mergers; that no taxable gain or loss will be recognized by the shareholders of Stockmans who exchange all of their Stockmans Common Stock for Company Common Stock pursuant to the Holding Company Merger (except with respect to cash, if any, received for any fractional share interest in Company Common Stock). In rendering its opinion, Foster Pepper LLP may require and rely upon representations contained in letter from Stockmans and Company.

        8.13    Employee Agreements.    Each employee listed on Schedule 8.13 having entered into an amended and restated severance, employment or salary continuation agreement and such amended agreements have not been amended or rescinded and remain in full force and effect.

        8.14    Director Agreements.    Each director of Stockmans and Stockmans Bank having entered into Voting, Non-Competition and Non-Solicitation Agreement as described in the Recitals to this Agreement and such agreements remaining in full force and effect as of the Effective Date.

        8.15    Core Deposits; Tangible Equity; Transaction Expenses.

          8.15.1    The average daily balance of consolidated Core Deposits for the calendar month preceding the Effective Date is not less than the product of 90% and the daily average balance of Core Deposits for the month of September 2007; provided, however, if the Effective Date is after January 31, 2008, the average daily balance of consolidated Core Deposits for the calendar month preceding the Effective Date is not less than the product of 85% and the daily average balance of Core Deposits for the month of September 2007.

          8.15.2    The Tangible Equity Capital of Stockmans as of the Effective Date is no less than the "Tangible Equity Capital Target" set forth in the following table:

Tangible Equity Capital Target**
On December 31, 2007	$36,400,000
On January 31, 2008	$36,900,000
On February 28, 2008	$36,700,000
On March 31, 2008	$37,000,000
On April 30, 2008	$37,000.000

**
Any Transaction Expenses paid by Stockmans, up to the maximum amount set forth in Section 8.15.3, shall be credited back to Tangible Equity Capital. Any change in control payments paid or accrued as a result of the Mergers shall also be credited back to Tangible Equity Capital. If the Effective Date is on a day other than the last day of a calendar month, the Tangible Equity Capital Target shall be increased by an amount prorated on a per diem basis for such partial calendar month.

          8.15.3    Stockmans Transaction Expenses shall be reasonable and shall in no event have exceeded $750,000 in the aggregate. "Transaction Expenses" means all costs, fees and expenses incurred by Stockmans or accrued, owed or paid by Stockmans to its attorneys, accountants, investment bankers or investment advisors, and printers for all services rendered or to be rendered in any respect in connection with the preparation, negotiation and execution of this Agreement and related documents and the consummation of the transactions contemplated by this Agreement. Stockmans shall have used its best efforts to cause such advisors and agents to submit their final bills for all Transaction Expenses and Stockmans shall have prepared and submitted to Company a summary of all Transaction Expenses and a copy of such final bills immediately prior to the Effective Date. Stockmans shall have accrued and paid the amount of such Transaction Expenses as calculated above, after Company has been given an opportunity to review all such bills and calculation. Company shall not be liable for any Transaction Expenses.

9.    Conditions to Obligations of Stockmans.

        The obligations of Stockmans under this Agreement and the Plans of Merger to consummate the Holding Company Merger and the Bank Merger, shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by Stockmans in writing and not required by law):

        9.1    Shareholder Approvals.    Approval of the principal terms of this Agreement by the shareholders of Stockmans and Company.

        9.2    No Litigation.    No court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any Order.

        9.3    No Banking Moratorium.    Absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States.

        9.4    Regulatory Approvals.    Procurement of all consents, orders and approvals required by law including but not limited to approvals or waivers by the FRB, the FDIC, the Oregon Director and the California DFI of the transactions contemplated by the Agreement and the Plans of Merger, without any conditions or requirements included in any such required consents, orders or approvals which impose any condition or restriction on Company or Stockmans, including without limitation, requirements relating to the raising of additional capital or the disposition of assets, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or Stockmans; and the expiration of all applicable waiting periods.

        9.5    Compliance with Securities Laws.    The S-4 Registration Statement having become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

        9.6    Other Consents.    Receipt of other consents and approvals necessary for consummation of the transactions contemplated by this Agreement and the Plans of Merger as listed in Schedule 9.6.

        9.7    Corporate Documents.    Receipt by Stockmans of:

          (a)   A certificate of existence for Company and a good standing certificate (and certificate of deposit insurance) for Bank issued by the appropriate governmental officers dated as of a date immediately prior to the Effective Date;

          (b)   A copy, certified by each Secretary of Company and Bank, of the resolutions adopted by the Board of Directors of each approving this Agreement and the respective Plan of Merger.

        9.8    Continuing Accuracy of Representations and Warranties.    The representations and warranties of Company (i) that are qualified by reference to Material Adverse Effect being true at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) set forth in this Agreement that are not qualified by reference to Material Adverse Effect being true and correct as of the Effective Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 9.8(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Company.

        9.9    Compliance with Covenants and Conditions.    Company having complied in all material respects with all agreements and covenants on its part required by this Agreement to be performed or complied with prior to or at the Effective Date.

        9.10    No Material Adverse Effects.    Between the date hereof and the Effective Date, the absence of any event or circumstance that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Company.

        9.11    Tax Opinion.    Receipt of a favorable opinion of Foster Pepper LLP, special counsel to Company, dated as of the Effective Date, in form and substance satisfactory to Stockmans to the effect that on the basis of facts, representations and assumptions set forth in such opinion, the Holding Company Merger will be a reorganization within the meaning of Section 368(a) of the Code; that each of Stockmans and Company will be "a party to a reorganization" within the meaning of Section 368(b) of the Code; and that no taxable gain or loss will be recognized by the shareholders of Stockmans who exchange all of their Stockmans Common Stock for Company Common Stock pursuant to the Holding Company Merger (except with respect to cash, if any, received for any fractional share interest in Company Common Stock). In rendering its opinion, Foster Pepper LLP may require and rely upon representations contained in letters from Stockmans and Company.

        9.12    Certificate.    Receipt by Stockmans of a Certificate of the Chief Executive Officer or the President and the Chief Financial Officer of Company, dated as of the Effective Date, certifying to the best of their knowledge the fulfillment of the conditions specified in Sections 9.2, 9.4, 9.6, 9.8, 9.9 and 9.10 hereof and such other matters with respect to the fulfillment by Company of any of the conditions of this Agreement as Stockmans may reasonably request.

10.    Closing.

        The transactions contemplated by this Agreement and the Plans of Merger will close in the office of Foster Pepper LLP at such time and on such date on, or within ten days following, the day on which the conditions to closing are satisfied, as set by notice from Company to Stockmans, or at such other time and place as the parties may agree.

11.    Termination; Price Protection.

        11.1    Procedure for Termination.    This Agreement may be terminated before the Effective Date:

          (a)   By the mutual consent of the Boards of Directors of Company and Stockmans acknowledged in writing;

          (b)   By Company or Stockmans acting through their Boards of Directors upon written notice to the other party, if at the time of such notice the Mergers shall not have become effective by April 30, 2008 (or such later date as shall have been agreed to in writing by Company and Stockmans acting through their respective Boards of Directors) except to the extent that the failure of the Mergers then to be consummated arises out of or results from the knowing action or inaction of such party, which action or inaction is in violation of its obligations under this Agreement;

          (c)   By Company, acting through its Board of Directors upon written notice to Stockmans, if there has been a breach by Stockmans in its representations, warranties or covenants set forth herein such that Section 8.8 or 8.9 would not be satisfied and which misrepresentation, breach or failure is not cured within thirty (30) days notice to Stockmans of such misrepresentation, breach or failure; or by Stockmans, acting through its Board of Directors upon written notice to Company, if there has been a breach by Company in its representations, warranties or covenants set forth herein such that Section 9.8 or 9.9 would not be satisfied and which misrepresentation, breach or failure is not cured within thirty (30) days notice to Company of such misrepresentation, breach or failure;

          (d)   By Stockmans, if its Board of Director determines in good faith (after consultation with Gary Steven Findley & Associates) that such action is required in order for the directors to comply with their respective fiduciary duties under applicable law; or

          (e)   By Stockmans, if (i) the Company Measuring Price is less than $11.50, (ii) Stockmans delivers written notice to Company of its intention to terminate this Agreement within two business days following the close of the Company Measuring Period and (iii) Company does not elect to pursue a Price Adjustment as set forth below; provided, however, that, if Company effects a stock dividend, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Company Measuring Price is determined, the provisions of this Section 11.1(e) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of Stockmans.

        The following terms have the following meanings:

            (i)    "Company Measuring Period" means the twenty trading days ending on the fifth trading day prior to the Effective Date.

            (ii)   "Company Measuring Price" means the volume-weighted average per share trading price of all shares of the Company Common Stock traded during the Company Measuring Period, as quoted on the NASDAQ Capital Market, an example of such calculation is attached hereto as Exhibit E.

        Stockmans shall not be entitled to terminate this Agreement pursuant to this Section 11.1(e) if Company elects, no later than the close of business on the second succeeding Business Day after the later of (i) the close of the Company Measuring Period and (ii) receipt of notice of Stockmans' intent to terminate, to increase the Total Cash Amount (a "Price Adjustment") such that the Per Share Consideration shall at least be equal to the Per Share Consideration a holder of Stockmans Common Stock would have received had the Company Measuring Price been $11.50.

        Upon Company's election of a Price Adjustment, no termination shall have occurred or will occur pursuant to this Section 11.1(e) and this Agreement shall remain in effect in accordance with its terms (except as the terms Per Share Stock Consideration and Per Share Cash Consideration or both, as the case may be, have been adjusted).

          (f)    By Stockmans or Company, acting through its Board of Directors, if any Order permanently restraining, enjoining or otherwise prohibiting consummation of any of the Mergers shall become final and non-appealable (whether before or after the approval by the shareholders of Stockmans or Company).

          (g)   By either party if Stockmans shareholders fail to approve the principal terms of this Agreement at a meeting held pursuant to Section 6.10 or any adjournments or postponements thereof.

          (h)   By Company, if (i) the Company Measuring Price is greater than $14.00, (ii) Company delivers written notice to Stockmans of its intention to terminate this Agreement within two business days following the close of the Company Measuring Period and (iii) Stockmans does not elect to accept a Decline Adjustment as set forth below; provided, however, that, if Company effects a stock dividend, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Company Measuring Price is determined, the provisions of this Section 11.1(h) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of Company.

        Company shall not be entitled to terminate this Agreement pursuant to this Section 11.1(h) if Stockmans elects, no later than the close of business on the second succeeding Business Day after the later of (i) the close of the Company Measuring Period and (ii) receipt of notice of Company's intent to terminate, to decrease the Total Cash Amount (a "Decline Adjustment") such that the Per Share Consideration shall be equal to the Per Share Consideration a holder of Stockmans Common Stock would have received had the Company Measuring Price been $14.00.

        Upon Stockmans election of a Decline Adjustment, no termination shall have occurred or will occur pursuant to this Section 11.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the terms Per Share Stock Consideration and Per Share Cash Consideration or both, as the case may be, have been adjusted).

        11.2    Effect of Termination.

          11.2.1    In the event this Agreement is terminated pursuant to Section 11.1(a) or 11.1(b), 11.1(e) or 11.1(f), this Agreement shall become wholly void and of no further force and effect and there shall be no liability on the part of any party or its respective Board of Directors as a result of such termination or abandonment.

          11.2.2    If this Agreement is terminated by Stockmans or Company pursuant to Section 11.1(g) (provided that no failure of any covenant, condition, representation or warranty on the part of

  Company or within the reasonable control of Stockmans shall have proximately caused the failure of Stockmans shareholders to have approved the principal terms of this Agreement), by Company pursuant to Section 11.1(c) or by Stockmans pursuant to Section 11.1(d), then Stockmans agrees to pay to Company its reasonable expenses incurred in entering into and attempting to consummate the transaction up to a maximum of $500,000, to be paid within thirty (30) days after Company's request; provided, however, if Company has terminated the Agreement as a result of Stockmans' willful failure to comply with any material covenant set forth in Section 6, it agrees to pay Company an additional $1,250,000, to be paid within thirty (30) days after Company's request. If this Agreement is terminated pursuant to Section 11.1(g) or Section 11.1(d), or by Company pursuant to Section 11.1(c) and Stockmans enters into an Alternative Acquisition Transaction prior to the date that is 12 months from the date of termination or enters into an Alternative Acquisition Transaction that had been proposed prior to the date of the Stockmans shareholder meeting in the case of termination pursuant to Section 11.1(g) or prior to the date of termination in the case of termination pursuant to Section 11.1(c) or 11.1(d); and provided that in any of such events if, at the time of Stockmans' shareholder meeting there was no material failure by Company to comply with the covenants set forth in Section 7 and to satisfy the conditions set forth in Sections 9.7 and 9.9, then Stockmans will, within thirty (30) days after Company's request, pay Company the sum of $3,750,000 (reduced by any amounts paid or payable pursuant to the first sentence of this paragraph). This Section 11.2.2 shall be the sole remedy in favor of Company for termination of this Agreement pursuant to the sections named in the first sentence, and Company specifically waives the protections of any other legal or equitable remedies that otherwise might be available to Company.

          11.2.3    If this Agreement is terminated by Stockmans pursuant to Section 11.1(c), then Company agrees to pay to Stockmans its reasonable expenses incurred in entering into and attempting to consummate the transaction up to a maximum of $500,000; provided, however, if Stockmans has terminated the Agreement as a result of Company's willful failure to comply with any material covenant set forth in Section 7, it agrees to pay Stockmans an additional $1,250,000. This Section 11.2.3 shall be the sole remedy in favor of Stockmans for termination of this Agreement pursuant to the sections named in the first sentence, and Stockmans specifically waives the protections of any other legal or equitable remedies that otherwise might be available to Stockmans.

        11.3    Reserved.

        11.4    Documents from Stockmans.    In the event of termination of this Agreement, Company will promptly deliver to Stockmans all originals and copies of documents and work papers obtained by Company from Stockmans, whether so obtained before or after the execution hereof.

        11.5    Documents from Company.    In the event of termination of this Agreement, Stockmans will promptly deliver to Company all originals and copies of documents and work papers obtained by Stockmans from Company, whether so obtained before or after the execution hereof.

12.    Miscellaneous Provisions.

        12.1    Amendment or Modification.    Prior to the Effective Date, this Agreement and the Plans of Merger may be amended or modified, either before or after approval by the shareholders of Stockmans and Company, only by an agreement in writing executed by the parties hereto upon approval of their respective Boards of Directors, except to the extent shareholder approval is required under applicable law.

        12.2    Public Statements.    No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties to such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section 12.2 shall not be required if the delay would preclude the timely issuance of a press release or public statement required by law or any applicable regulations. The provisions of this Section 12.2 shall not be construed as limiting the parties from communications consistent with the purposes of this Agreement, including but not limited to seeking regulatory and shareholder approvals necessary to complete the transactions contemplated by this Agreement and the Plans of Merger.

        12.3    Confidentiality.    Each party shall treat the non-public information that it obtains from the other parties to this Agreement in accordance with the Confidentiality Agreement.

        12.4    Waivers and Extensions.    Each of the parties hereto may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other parties hereto or waive compliance by the other parties hereto of any of the covenants or conditions contained herein or in the Plans of Merger, other than those required by law. No such waiver or extension of time shall constitute a waiver of any subsequent or other performance or compliance. No such waiver shall require the approval of the shareholders of any party.

        12.5    Expenses.    Each of the parties hereto shall pay their respective expenses in connection with this Agreement and the Plans of Merger and the transactions contemplated thereby, except as otherwise may be specifically provided.

        12.6    Financial Advisors.    Each of Company and Stockmans is solely responsible for the payment of its own financial advisor fees.

        12.7    Binding Effect, No Assignment.    This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties.

        12.8    Representations and Warranties.    The respective representations and warranties of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other parties, and except for claims based upon fraud of the parties or their representatives, shall expire as of the Effective Date.

        12.9    Remedies.    Except for claims based upon fraud of the parties or their representatives, the only remedy available to any party hereunder is for amounts payable pursuant to Section 11.2.

        12.10    No Benefit to Third Parties.    Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person or entity, other than the parties hereto, any right or remedy under or by reason hereof. Claims of Stockmans shareholders receiving Company Common Stock are limited to their rights under applicable federal and state securities law. Representations, warranties and covenants of Company herein are for the benefit of Stockmans only and expire as of the Effective Date.

        12.11    Notices.    Any notice, demand or other communication permitted or desired to be given hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if personally delivered or mailed by registered or certified mail, return receipt requested, or sent via confirmed facsimile to the respective parties at their addresses or facsimile numbers set forth below:

        If to Company:

    PremierWest Bancorp
    503 Airport Road
    Medford, Oregon 97501
    Attn: John Anhorn
    Fax: (541) 618-6001

Copies of Notices to Company to:

    Kenneth E. Roberts
    Andrew H. Ognall
    Foster Pepper LLP
    601 SW Second Avenue
    Portland, OR 97204-3223
    Fax: (800) 601-9234

        If to Stockmans:

    Stockmans Financial Group
    9340 East Stockton Blvd.
    Elk Grove, CA 95624
    Attn: Gary Wright
    Fax: (916) 686-2735

    Copies of Notices to Stockmans to:
    Gary Steven Findley & Assoc.
    1470 North Hundley Street
    Anaheim, CA 92806
    Fax: (714) 630-7910

        Any party from time to time may change such address or facsimile number by so notifying the other parties hereto of such change, which address or number shall thereupon become effective for purposes of this Section 12.11.

        12.12    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

        12.13    Entire Agreement.    This Agreement, including all of the schedules and exhibits hereto and other documents or agreements referred to herein, constitutes the entire agreement between the parties with respect to the Mergers and other transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such matters.

        12.14    Headings.    The article and section headings in this Agreement are for the convenience of the parties and shall not affect the interpretation of this Agreement.

        12.15    Counterparts.    At the convenience of the parties, this Agreement may be executed in counterparts, and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute but one Agreement.

        12.16    Restrictions On Transfer.    Company will not deliver any Company Common Stock to any shareholder who, in the opinion of counsel for Company, is or may be an "affiliate" (as defined in Rule 144 promulgated by the SEC pursuant to the Securities Act) of Stockmans, except upon receipt by Company of a letter substantially in the form attached as Exhibit D hereto from that shareholder.

        12.17    Material Change.    As used in this Agreement, a "Material Adverse Effect" means, with respect to Company or Stockmans, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of Company and Company Subsidiaries taken as a whole or Stockmans and Stockmans Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of either Company or Stockmans, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a material adverse effect or change shall not be deemed to include the impact of: (a) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities; (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally; (c) changes in economic conditions affecting financial institutions generally or that are the results of acts of war or terrorism; (d) a decline in the price of shares of Company Common Stock on NASDAQ provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect; (e) any failure by Company and the Company Subsidiaries, as the case may be, to meet any published analyst estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect; or (g) the announcement of this Agreement or the transactions contemplated hereby; provided, further, that, with respect to clauses (a), (b), and (c), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) Stockmans and Stockmans Bank or Company and Bank, as the case may be, or (ii) significantly disproportionately adversely affect Stockmans and Stockmans Bank or Company and Bank, as the case may be, compared to other companies of similar size operating in the banking industry in which Stockmans and Stockmans Bank or Company and Bank operate.

        12.18    Survival.    The agreements of Company contained in Section 2, Section 7.9 and Section 7.10 of this Agreement shall survive the consummation of the Merger. Section 11 and Section 12 of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

(Signatures on following page)

        IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolutions adopted by a majority of their respective Boards of Directors, have each caused this Agreement to be executed by its duly authorized officers.

PREMIERWEST BANCORP		STOCKMANS FINANCIAL GROUP
By:	/s/ JOHN ANHORN	By:	/s/ GARY WRIGHT
	John Anhorn		Gary Wright
	Chief Executive Officer		President and Chief Executive Officer
		By:	/s/ J. MICHAEL GUTTRIDGE
J. Michael Guttridge, Secretary
PREMIERWEST BANK		STOCKMANS BANK
By:	/s/ JOHN ANHORN	By:	/s/ GARY WRIGHT
	John Anhorn		Gary Wright
	Chief Executive Officer		President and Chief Executive Officer

APPENDIX B

HOLDING COMPANY PLAN OF MERGER

        This Holding Company Plan of Merger (the "Plan of Merger") is dated                        , 2008, and is by and between PremierWest Bancorp ("Company"), an Oregon corporation, and Stockmans Financial Group ("SFG"), a California corporation.

RECITALS

        A.    The Board of Directors of each of Company and SFG have approved this Plan of Merger and authorized its execution and the performance of all of its respective obligations hereunder.

        B.    This Plan of Merger is part of an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of October 19, 2007, by and among Company, PremierWest Bank (Company's wholly owned subsidiary bank), SFG and Stockmans Bank (SFG's wholly owned subsidiary bank), which Reorganization Agreement sets forth certain conditions precedent to the effectiveness of this Plan of Merger and other matters related to the merger contemplated by this Plan of Merger. Capitalized terms that are used but not defined in this Plan of Merger are used as defined in the Reorganization Agreement.

        C.    At or prior to the date the Merger (defined below) becomes effective, the parties shall have taken all such actions as may be necessary or appropriate in order to effectuate the Merger.

AGREEMENT

        In consideration of the mutual covenants herein contained, the parties hereby adopt this Plan of Merger:

        1.     EFFECTIVE DATE AND TIME.    This Plan of Merger shall be effective at 11:59 p.m. (the "Effective Time") on                        , 2008 (the "Effective Date").

        2.     MERGER.    At the Effective Time, SFG shall merge with and into Company (the "Merger"), and Company will be the surviving corporation (the "Surviving Corporation"). The name of the Surviving Corporation shall be "PremierWest Bancorp."

        3.     ARTICLES OF INCORPORATION, BYLAWS AND DIRECTORS.    Until altered, amended or repealed, at the Effective Time, Company's articles of incorporation and bylaws as in effect immediately prior to the Effective Time shall be the Surviving Corporation's articles of incorporation and bylaws. Until their successors are elected or appointed and qualified, and subject to prior death, resignation or removal, Company's directors shall be, as of the Effective Time, the individuals serving immediately prior to the Effective Time and SFG Chief Executive Officer Gary Wright. At the first annual meeting of Company's shareholders following the Effective Date, subject to eligibility and Company's directors' fiduciary duties, Gary Wright will be nominated to serve and recommended for election by Company's board of directors in Company's proxy statement for such annual meeting.

        4.     EFFECT OF MERGER.

          4.1   Until changed by the Surviving Corporation's Board of Directors, at the Effective Time all corporate acts, plans, policies, contracts, approvals and authorizations of Company and SFG, and their shareholders, officers, agents, boards of directors, and committees elected or appointed thereby, which were valid and effective immediately prior to the Effective Date shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Company and SFG prior to the Effective Time.

          4.2   At the Effective Time, the corporate existence of Company and SFG shall, as provided by Oregon and California law, be merged into and continued in the Surviving Corporation, and the separate existence of SFG shall terminate. All rights, franchises and interests of SFG in and to every type of property (whether real, personal, tangible or intangible) and choses in action shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer, and the Surviving Corporation, without any order or action on the part of any court or otherwise, shall hold and enjoy all such rights and property, franchises, and interests, including appointments, designations and nominations, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Company and SFG, respectively, prior to the Effective Time.

          4.3   At the Effective Time, the liabilities of Company and SFG shall become the Surviving Corporation's liabilities, and all debts, liabilities, and contracts of Company and SFG, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts, or records of Company and SFG, shall be those of the Surviving Corporation and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property shall be preserved unimpaired.

        5.     CAPITALIZATION OF COMPANY.    The authorized capital stock of Company consists of 1,000,000 shares of preferred stock without par value, of which 11,000 shares are designated as Series A Preferred Stock and issued and outstanding, and 50,000,000 shares of common stock without par value, of which as of                         , 2008,                         shares were issued, outstanding and fully paid ("Company Common Stock"). Except as set forth in the Reorganization Agreement or the schedules thereto, there are no outstanding options, warrants or other rights to purchase or receive Company capital stock.

        6.     CAPITALIZATION OF SFG.    The authorized capital stock of SFG consists of 10,000,000 shares of common stock, without par value, of which as of                        , 2008, 903,534.09 shares were issued, outstanding and fully paid ("SFG Common Stock"). There are no outstanding options, warrants or other rights to purchase or receive SFG capital stock.

        7.     EXCHANGE OF SHARES.    At the Effective Time, by virtue of the Merger and without any action on the part of any party or any shareholder, the following shall occur:

          7.1   Company Common Stock.    Each share of Company Common Stock outstanding immediately prior to the Merger shall remain outstanding.

          7.2   Merger Consideration; SFG Common Stock.

            (i)    Each outstanding share of SFG Common Stock (other than Dissenters' Shares) shall, subject to the limitations set forth herein, be converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 10 of this Plan of Merger, either: (i) the number of shares of Company Common Stock equal to the Per Share Stock Consideration, or (ii) cash in an amount equal to the Per Share Consideration.

            (ii)   For purposes of this Plan of Merger:

              "Aggregate Consideration" means the sum of (x) the Total Stock Consideration and (y) the Total Cash Amount.

              "Exchangeable Shares" means the aggregate number of shares of SFG Common Stock issued and outstanding immediately prior to the Effective Time, which shall equal 903,534.09 shares.

              "Per Share Consideration" means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the Exchangeable Shares.

              "Per Share Stock Consideration" means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration by the Company Measuring Price.

              "Company Measuring Period" means the twenty trading days ending on the fifth trading day prior to the Effective Date.

              "Company Measuring Price" means the volume-weighted average per share trading price of all shares of the Company Common Stock traded during the Company Measuring Period, as quoted on the NASDAQ Capital Market, an example of such calculation is attached to the Reorganization Agreement as Exhibit E.

              "Total Cash Amount" means $22,769,059.07.

              "Total Stock Amount" means 5,357,426 shares of Company Common Stock.

              "Total Stock Consideration" means the product obtained by multiplying (x) the Total Stock Amount and (y) the Company Measuring Price.

          7.3   Dissenters' Shares.    All shares of SFG Common Stock that are "dissenting shares" within the meaning of CGCL § 1300 and have perfected dissenter appraisal rights under California law ("Dissenters' Shares") shall not be converted into or represent a right to receive Company Common Stock or cash unless and until such shares have lost their status as dissenting shares under CGCL § 1300, at which time such shares shall be converted into Company Common Stock or cash pursuant to Section 7.2.

        8.     NO FRACTIONAL SHARES.    Notwithstanding any other provision hereof, no fractional shares of Company Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued. Instead, Company will pay to each holder of SFG Common Stock who would otherwise be entitled to a fractional share of Company Common Stock an amount in cash (without interest) determined by multiplying such fraction by $    , which is equal to the Company Measuring Price.

        9.     EXCHANGE PROCEDURES.

          9.1   Company has appointed                        as the Exchange Agent for the purpose of exchanging certificates representing shares of SFG Common Stock for Company Common Stock and/or cash. On or before the Effective Date, Company will issue and deliver to the Exchange Agent certificates representing a sufficient number of shares of Company Common Stock issuable in the Merger and an estimated amount of the cash required to make cash payable in lieu of fractional shares and in the Merger.

          9.2   Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of SFG Common Stock ("Old Certificates"), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall deliver to each holder of such surrendered Old Certificates, new certificates representing the appropriate number, if any, of shares of Company Common Stock ("New Certificates"), together with checks for payment of cash in lieu of fractional shares, and checks for payment of cash consideration, if any, to be issued in respect of the Old Certificates.

          9.3   Until Old Certificates have been surrendered and exchanged for New Certificates or cash as herein provided, each outstanding Old Certificate shall be deemed, for all corporate purposes of Company, to be shares of Company Common Stock to the extent they are entitled to be exchanged for New Certificates. No dividends or other distributions which are declared on Company Common Stock into which shares of SFG Common Stock have been converted after the Effective Date will be paid to persons otherwise entitled to receive the same until the Old

  Certificates have been surrendered in exchange for New Certificates in the manner herein provided. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

          9.4   Any Company Common Stock or cash delivered to the Exchange Agent (together with any interest or dividends thereon) and not issued pursuant to this Section 9 at the end of twelve months from the Effective Date shall be returned to Company, in which event the persons entitled thereto shall look only to Company for payment thereof.

          9.5   Notwithstanding anything to the contrary set forth herein, if any holder of SFG Common Stock shall be unable to surrender his or her Old Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof a lost stock certificate affidavit and, unless waived at the option of Company and the Exchange Agent, an indemnity bond together with a surety, each in a form and substance reasonably satisfactory to Company and the Exchange Agent.

          9.6   The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Company Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Company Common Stock for the account of the persons entitled thereto.

        10.   ELECTION AND ALLOCATION PROCEDURES.

          10.1    An election statement permitting each holder of SFG Common Stock the ability to elect consideration pursuant to Section 10.2 and subject to 10.5 (the "Election Statement") shall be mailed within five days following the later of the end of the Company Measuring Period or the special meeting of SFG shareholders held for the purpose of voting on the Merger (the "SFG Meeting").

          10.2    Each Election Statement shall permit the holder to (a) elect to receive (i) the Per Share Stock Consideration in respect of all of such holder's SFG Common Stock ("Stock Election Shares"); (ii) the Per Share Cash Consideration in respect of all of such holder's SFG Common Stock ("Cash Election Shares"); or (iii) a combination of the Per Share Stock Consideration in respect of that portion of such holder's shares of SFG Common Stock equal to the Stock Percentage, rounded to the nearest whole share (the "Mixed Stock Shares"), and the Per Share Cash Consideration in respect of that portion of such holder's shares of SFG Common Stock equal to the Cash Percentage, rounded to the nearest whole share (the "Mixed Cash Shares," and together with the Mixed Stock Shares, the "Mixed Election Shares"); or (b) to make no election with respect to such holder's SFG Common Stock ("No Election Shares"). Any SFG Common Stock, with respect to which the Exchange Agent has not received an effective, properly completed Election Statement on or before 5:00 p.m., Pacific Time, on the thirtieth day following the Effective Date or such other time and date as Company and SFG may mutually agree (the "Election Deadline") shall also be deemed to be No Election Shares.

          "Cash Percentage" means the quotient, rounded to the nearest thousandth, obtained by dividing (x) the quotient obtained by dividing the Total Cash Amount by the Per Share Consideration, by (y) the total number of shares of SFG Common Stock outstanding as of the close of business on the Effective Date.

          "Stock Percentage" means the amount equal to one (1) minus the Cash Percentage.

          10.3    Company shall make available one or more Election Statements as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of SFG Common Stock between the record date for the SFG Meeting (the "Record Date") and the close of business on the business day prior to the Election Deadline, and SFG shall provide to the

  Exchange Agent all information reasonably necessary for it to perform its functions as specified herein.

          10.4    Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Statement by the Election Deadline. Any Election Statement may be revoked or changed by the person submitting such Election Statement at or prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Statement, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Statements, and any good faith decisions of Company regarding such matters shall be binding and conclusive. Neither Company nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Statement. To the extent the holder of Dissenting Shares submits an Election Statement, such holder's election shall have no effect if the holder of such shares has made (and not withdrawn) demand pursuant to CGCL § 1301, the Exchange Agent will disregard such Election Statement, and the Dissenting Shares shall be treated in accordance with Section 12.

          10.5    Within ten business days after the Election Deadline, unless the Effective Date has not yet occurred, in which case as soon thereafter as practicable, Company shall cause the Exchange Agent to effect the allocation among the holders of SFG Common Stock of rights to receive Company Common Stock or cash in the Holding Company Merger in accordance with the Election Statements as follows:

            (1)    Cash Election Shares, Dissenting Shares and Mixed Cash Shares More Than Total Cash Amount.    If the aggregate cash amount that would be paid upon the conversion in the Holding Company Merger of the Cash Election Shares, Dissenting Shares and the Mixed Cash Shares is greater than the Total Cash Amount, then:

              (i)    all Mixed Stock Shares, Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

              (ii)   all Dissenting Shares shall be deemed, for the purposes of Section 10.5(1) only, to be converted into the right to receive the Per Share Cash Consideration;

              (iii)  the Exchange Agent shall then select from among the Mixed Cash Shares and the Cash Election Shares, by a pro rata selection process, a sufficient number of shares ("Cash Designated Shares") such that the aggregate cash amount that will be paid in the Holding Company Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration; and

              (iv)  the Mixed Cash Shares and the Cash Election Shares that are not Cash Designated Shares will be converted into the right to receive the Per Share Stock Consideration.

            (2)    Cash Election Shares, Dissenting Shares and Mixed Cash Shares Less Than Total Cash Amount.    If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares, Dissenting Shares and the Mixed Cash Shares is less than the Total Cash Amount, then:

              (i)    all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration;

              (ii)   all Dissenting Shares shall be deemed, for the purposes of Section 10.5(2) only, to be converted into the right to receive the Per Share Cash Consideration;

              (iii)  the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares ("Designated Shares") to be converted into the right to receive the Per Share Cash Consideration such that the aggregate cash amount that will be paid in the Holding Company Merger equals as closely as practicable the Total Cash Amount; and

              (iv)  the Stock Election Shares and the No Election Shares that are not Designated Shares and all Mixed Stock Shares shall be converted into the right to receive the Per Share Stock Consideration.

            (3)    Cash Election Shares, Dissenting Shares and Mixed Cash Shares Equal to Total Cash Amount.    If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares, proposed Dissenting Shares and the Mixed Cash Shares is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (1) and (2) above shall not apply, and all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration, and all Stock Election Shares, Mixed Stock Shares, and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration and all Dissenting Shares shall be treated in accordance with Section 12.

          10.6    The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be determined by Company and reasonably satisfactory to SFG.

        11.   ANTI-DILUTION PROVISIONS.    If Company changes or proposes to change the number of shares of Company Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend or similar transaction with respect to the outstanding Company Common Stock, or exchanges Company Common Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, and the record date therefore is prior to the Effective Date, the Total Stock Amount shall be proportionally adjusted.

        12.   DISSENTERS' RIGHTS.

          12.1    The shareholders of Company have no rights under Oregon law to dissent from this Plan of Merger.

          12.2    Any Dissenting Shareholder who shall be entitled to be paid the fair market value of such shareholder's shares of SFG Common Stock, as provided in Section 1300 of the CGCL, shall not be entitled to shares of Company Common Stock or cash consideration pursuant to Section 7.2 in respect thereof, and shall be entitled to receive only the payment provided for by Section 1300 of the CGCL with respect to such Dissenters' Shares. "Dissenting Shareholder" means any holder of Dissenters' Shares.

        13.   APPROVAL.    This Plan of Merger has been ratified and approved by the Board of Directors of each of Company and SFG and the shareholders of SFG at meetings called and held in accordance with the applicable provisions of law and their respective articles of incorporation and bylaws. Each of Company and SFG have procured all other consents and approvals, taken all other actions, and satisfied all legal requirements necessary for consummation of the Merger on the terms herein provided.

        14.   CONDITIONS TO THE MERGER.    All conditions precedent to the effectiveness of this Plan of Merger as set forth in the Reorganization Agreement have been satisfied or waived.

        IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

PREMIERWEST BANCORP		STOCKMANS FINANCIAL GROUP
By:		By:
	John L. Anhorn Chief Executive Officer		Gary Wright President and Chief Executive Officer
By:
J. Michael Guttridge Secretary

APPENDIX C

December 5, 2007

Board of Directors
PremierWest Bancorp
503 Airport Road, Suite 101
Medford, Oregon 97504

Members of the Board:

        You have requested that we confirm, as of the date hereof, our written opinion letter dated October 18, 2007 as to the fairness, from a financial point of view, to the holders of the common stock (the "Company Common Stock") of PremierWest Bancorp (the "Company"), of the Aggregate Consideration (as defined below) to be paid by the Company to the stockholders of Stockmans Financial Group ("SFG"), pursuant to an Agreement and Plan of Reorganization (the "Agreement") to be entered into by and between the Company and SFG. As more fully described in the Agreement, SFG will merge with the Company. The total consideration that the Company will pay to SFG will be $22,769,059.07 in cash and 5,357,426 shares of Company Common Stock (the "Aggregate Consideration"). The amount of cash payable in the Aggregate Consideration may increase or decrease pursuant to the pricing protection clauses referenced in the Agreement in Section 11.1(e) and Section 11.1(h). SFG shareholders will have the option to elect all cash, all stock, or a combination of cash and stock equal to a mixture pursuant to the election clauses referenced in the Agreement in Section 2.2.

        In arriving at our opinion, we reviewed: (i) the Merger Agreement dated October 18, 2007, and exhibits thereto; (ii) certain financial statements and other historical financial and business information about the Company and SFG made available to us from published sources and/or from the internal records of the Company and SFG; (iii) certain financial assumptions and forecasts of the Company and SFG reviewed with management of the Company and SFG regarding the Company's and SFG's business, financial condition, results of operations and prospects; (iv) the financial terms of certain other similar transactions recently effected, to the extent publicly available; (v) the current market environment generally and the banking industry environment in particular; (vi) the pro forma financial impact of the merger; and (vii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In addition, we have had discussions with the management and other representatives and advisors of the Company and SFG concerning the business, financial condition, results of operations and prospects of the Company and SFG.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or SFG, nor have we been furnished any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or SFG. With respect to financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently

Investment Banking
Two Centerpointe Drive – Suite 450 – Lake Oswego, OR 97035 – (503) 603-3000 – (800) 249-2610 – FAX (503) 603-3065
www.dadavidson.com

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available estimates and judgments of management of the Company and SFG as to the future financial performance of the Company, SFG or the combined entity, as the case may be, and, for purposes of this opinion, we have assumed that the results contemplated in the projections will be realized.

        We have also assumed in all respects material to our analysis that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived. In addition, we have assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the merger. We express no view as to, and our opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us and economic, market, financial and other conditions as they exist and can be evaluated on the date of this letter.

        We will receive a fee for rendering this opinion, and a success fee upon the consummation of the merger. In the ordinary course of business as a broker-dealer, we may actively trade or hold securities of the Company or SFG for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We make a market in the common stock of the Company and publish a research recommendation on the Company's stock.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed Aggregate Consideration to be paid by the Company is fair, from a financial point of view, to the shareholders of the Company.

        It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the merger and is not intended to be and does not constitute a recommendation of the merger to the Company or its shareholders, nor does it constitute a recommendation to any shareholder as to how such shareholder should vote on any matter relating to the merger. This letter is not to be quoted or referred to, in whole or in part, in any statement or document, nor shall this letter be used for any other purposes, without our prior written consent, which consent is hereby given to the inclusion of this letter in a proxy or other document filed with the Securities and Exchange Commission and bank regulatory agencies in connection with the merger.

Sincere Regards,

D.A. Davidson & Co.

Investment Banking
Two Centerpointe Drive – Suite 450 – Lake Oswego, OR 97035 – (503) 603-3000 – (800) 249-2610 – FAX (503) 603-3065
www.dadavidson.com

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APPENDIX D

[LETTERHEAD OF HOWE BARNES HOEFER & ARNETT]

December 5, 2007

Board of Directors
Stockmans Financial Group
9340 East Stockton Boulevard
Elk Grove, California 95624

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Stockmans Financial Group, Elk Grove, California ("Stockmans") of the consideration to be received by Stockmans in the merger (the "Merger") of Stockmans with and into PremierWest Bancorp, Medford, Oregon ("PremierWest"), pursuant to the Agreement and Plan of Reorganization, by and between PremierWest and Stockmans (the "Agreement").

Pursuant to the terms of the Agreement, Stockmans will receive "Aggregate Consideration" consisting of a "Total Cash Amount" of $22,769,059 and a "Total Stock Amount" of 5,357,426 shares of PremierWest common stock.

For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

  1.
  Participated in discussions with representatives of Stockmans and PremierWest concerning each company's financial condition, businesses, assets, earnings, prospects, and such senior management's views as to its future financial performance;

  2.
  Reviewed the terms of the draft of the Merger Agreement;

  3.
  Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of Stockmans and PremierWest, including those included in their respective annual reports for the past three years and their respective quarterly reports for the last two years;

  4.
  Held discussions with members of senior management of Stockmans and PremierWest regarding financial forecasts and projections of each company, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger;

  5.
  Held discussions with members of senior management of Stockmans and PremierWest regarding past and current business operations, regulatory matters, financial condition and future prospects of the respective companies;

  6.
  Reviewed reported market prices and historical trading activity of PremierWest common stock;

  7.
  Reviewed certain aspects of the financial performance of PremierWest and compared such financial performance of PremierWest, together with stock market data relating to PremierWest common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities;

  8.
  Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  9.
  Reviewed the potential pro forma impact of the Merger; and

D-1

  10.
  We have conducted such other financial studies, analyses and investigations, as we deemed appropriate for purposes of this opinion.

We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Stockmans, PremierWest, and their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Stockmans and PremierWest at June 30, 2007 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of Stockmans or PremierWest, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Stockmans or PremierWest, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

Howe Barnes Hoefer & Arnett, Inc. ("Howe Barnes"), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Stockmans and will receive a fee for our services.

Howe Barnes' opinion as expressed herein is limited to the fairness, from a financial point of view, of the consideration to be paid by PremierWest to holders of Stockmans common stock in the Merger and does not address Stockmans' underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Stockmans, and our opinion does not constitute a recommendation to any director of Stockmans as to how such director should vote with respect to the Agreement.

This letter is addressed and directed to the Board of Directors of Stockmans in your consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. We hereby consent to the reference to our firm in the proxy statement related to the transaction and to the inclusion of our opinion as an exhibit to the proxy statement related to the transaction as conditioned by the terms of our advisory agreement dated October 3, 2007.

Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the aggregate consideration is fair, from a financial point of view, to the holders of Stockmans common stock.

Sincerely,

HOWE BARNES HOEFER & ARNETT, INC.

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APPENDIX E

Excerpt from the California General Corporation Law Concerning Dissenters' Rights

CORPORATIONS CODE
TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. DISSENTERS' RIGHTS

§ 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          1)    Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          2)    Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          3)    Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          4)    Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302. Submission of share certificates for endorsement; uncertificated securities

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

        (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Prevention of immediate payment; status as creditors; interest

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Dividends on dissenting shares

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. Termination of dissenting share and shareholder status

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

§ 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Exempt shares

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

        (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        As an Oregon corporation, PremierWest is subject to the provisions of the Oregon Business Corporation Act (the "OBCA"). The OBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

  •
  his or her conduct was in good faith;

  •
  he or she reasonably believed that his or her conduct was in the corporation's best interest, or at least not opposed to the corporation's best interests; and

  •
  in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Under the OBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

  •
  to the corporation in a proceeding by or in the right of the corporation; or

  •
  in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

        Unless a corporation's articles of incorporation provide otherwise, indemnification is mandatory if a director is wholly successful on the merits or otherwise in such a proceeding, or if a court of competent jurisdiction orders the corporation to indemnify the director. PremierWest's articles of incorporation do not limit the statutory right to indemnification. The OBCA also provides that unless a corporation's articles of incorporation provide otherwise, an officer is entitled to indemnification to the same extent as a director; PremierWest's articles do not provide otherwise and provide for officers to receive the same treatment as directors with respect to indemnification.

        The OBCA also provides that a corporation's articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for:

  •
  any breach of the directors' duty of loyalty to the corporation or its shareholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  any unlawful distribution; or

  •
  any transaction from which the director derived an improper personal benefit.

        PremierWest's articles of incorporation limit monetary liability of our directors for their conduct as directors to the fullest extent permitted under the OBCA. If the OBCA is amended to further limit the directors' liability, PremierWest's articles would incorporate such amendment on its effective date.

        PremierWest maintains insurance on behalf of its directors and officers against certain liabilities that may arise by reason of their status or service.

Item 21.    Exhibits and Financial Statement Schedules

(a)	EXHIBIT INDEX
Exhibit No.		Description and Method of Filing
2.1		Agreement and Plan of Reorganization between PremierWest Bancorp, PremierWest Bank, Stockmans Financial Group and Stockmans Bank dated October 19, 2007 (incorporated by reference to Appendix A of the joint proxy statement/prospectus included in Part I of this Registration Statement)
3.1	*	Articles of Incorporation of PremierWest Bancorp, as amended
3.2	*	Amended and Restated Bylaws of PremierWest Bancorp
4.1		Specimen Common Stock Certificate (incorporated by reference to the Registrant's registration statement on Form S-4/A filed with the Commission on March 17, 2000 (File No. 333-96209))
4.2
Series A Preferred Stock Certificate of Designation of the Registrant (incorporated by reference to the Registrant's registration statement on Form S-4 filed with the Commission on November 28, 2003 (File No. 333-110842))
5.1	*	Opinion of Foster Pepper LLP regarding the legality of the shares of common stock being registered
8.1	*	Opinion of Foster Pepper LLP regarding tax matters
23.1		Consent of Moss Adams LLP with respect to PremierWest Bancorp
23.2		Consent of Perry-Smith LLP with respect to Stockmans Financial Group
23.3	*	Consent of Foster Pepper LLP (included in Exhibit 5.1)
23.4	*	Consent of Foster Pepper LLP (include in Exhibit 8.1)
24.1	*	Power of Attorney
99.1		Consent of D.A. Davidson & Co.
99.2		Consent of Howe, Barnes, Hoefer & Arnett, Inc.
99.3	*	Consent of Gary Wright pursuant to Rule 438
99.4	*	Form of PremierWest Bancorp Proxy
99.5	*	Form of Stockmans Financial Group Proxy

*
Previously filed

(b)
Not Applicable.

(c)
The opinions of D.A. Davidson & Co. and Howe, Barnes, Hoefer & Arnett, Inc. are attached as Appendices C and D, respectively, to the joint proxy statement-prospectus in Part I of this Registration Statement.

Item 22.    Undertakings

(a)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of Oregon, on December 5, 2007.

PREMIERWEST BANCORP
By:	/s/ JOHN L. ANHORN John L. Anhorn Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ JOHN L. ANHORN John L. Anhorn, Director Chief Executive Officer Principal Executive Officer	Date: December 5, 2007
By:	/s/ TOM ANDERSON Tom Anderson, Executive Vice President Executive Vice President & Chief Financial Officer Principal Accounting and Principal Financial Officer	Date: December 5, 2007
By:	/s/ RICHARD R. HIEB Richard R. Hieb, Director Sr. Executive Vice President, Chief Operating Officer & Secretary	Date: December 5, 2007

By:	/s/ JAMES M. FORD James M. Ford, Director President	Date: December 5, 2007
By:	* John A. Duke, Chairman	Date: December 5, 2007
By:	* Patrick G. Huycke, Vice-Chairman	Date: December 5, 2007
By:	* Thomas R. Becker, Director	Date: December 5, 2007
By:	* John B. Dickerson, Director	Date: December 5, 2007
By:	* Dennis N. Hoffbuhr, Director	Date: December 5, 2007
By:	* Brian Pargeter, Director	Date: December 5, 2007
By:	* James L. Patterson, Director	Date: December 5, 2007
By:	* Rickar D. Watkins, Director	Date: December 5, 2007
*By:	/s/ TOM ANDERSON Tom Anderson, Attorney-in-Fact	Date: December 5, 2007

EXHIBIT INDEX

Exhibit No.		Description and Method of Filing
2.1		Agreement and Plan of Reorganization between PremierWest Bancorp, PremierWest Bank, Stockmans Financial Group and Stockmans Bank dated October 19, 2007 (incorporated by reference to Appendix A of the joint proxy statement/prospectus included in Part I of this Registration Statement)
3.1	*	Articles of Incorporation of PremierWest Bancorp, as amended
3.2	*	Amended and Restated Bylaws of PremierWest Bancorp
4.1		Specimen Common Stock Certificate (incorporated by reference to the Registrant's registration statement on Form S-4/A filed with the Commission on March 17, 2000 (File No. 333-96209))
4.2
Series A Preferred Stock Certificate of Designation of the Registrant (incorporated by reference to the Registrant's registration statement on Form S-4 filed with the Commission on November 28, 2003 (File No. 333-110842))
5.1	*	Opinion of Foster Pepper LLP regarding the legality of the shares of common stock being registered
8.1	*	Opinion of Foster Pepper LLP regarding tax matters
23.1		Consent of Moss Adams LLP with respect to PremierWest Bancorp
23.2		Consent of Perry-Smith LLP with respect to Stockmans Financial Group
23.3	*	Consent of Foster Pepper LLP (included in Exhibit 5.1)
23.4	*	Consent of Foster Pepper LLP (include in Exhibit 8.1)
24.1	*	Power of Attorney
99.1		Consent of D.A. Davidson & Co.
99.2		Consent of Howe, Barnes, Hoefer & Arnett, Inc.
99.3	*	Consent of Gary Wright pursuant to Rule 438
99.4	*	Form of PremierWest Bancorp Proxy
99.5	*	Form of Stockmans Financial Group Proxy

*
Previously filed.

QuickLinks

WHERE YOU CAN FIND MORE INFORMATION

QUESTIONS AND ANSWERS ABOUT THE MERGER
QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETINGS
SUMMARY
SELECTED FINANCIAL DATA
SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
SELECTED UNAUDITED COMPARATIVE PER SHARE DATA
STOCK PRICE DATA AND DIVIDEND INFORMATION
FORWARD-LOOKING INFORMATION
RISK FACTORS
PREMIERWEST SPECIAL MEETING
STOCKMANS SPECIAL MEETING
POSSIBLE ADJOURNMENT OF THE SPECIAL MEETINGS
THE MERGER
EXAMPLES OF MERGER CONSIDERATION
THE MERGER AGREEMENT
UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
PREMIERWEST BANCORP AND STOCKMANS FINANCIAL GROUP NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
INFORMATION ABOUT PREMIERWEST
INFORMATION ABOUT STOCKMANS FINANCIAL GROUP
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF STOCKMANS
SUPERVISION AND REGULATION
DESCRIPTION OF PREMIERWEST CAPITAL STOCK
COMPARISON OF RIGHTS OF SHAREHOLDERS
DISSENTERS' RIGHTS
LEGAL MATTERS
EXPERTS
OTHER MATTERS
INCORPORATION OF DOCUMENTS BY REFERENCE
INDEX TO STOCKMANS FINANCIAL GROUP AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS
STOCKMANS FINANCIAL GROUP AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2006 AND 2005 AND FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004 AND INDEPENDENT AUDITOR'S REPORT
INDEPENDENT AUDITOR'S REPORT
STOCKMANS FINANCIAL GROUP AND SUBSIDIARY CONSOLIDATED BALANCE SHEET December 31, 2006 and 2005
STOCKMANS FINANCIAL GROUP AND SUBSIDIARY CONSOLIDATED STATEMENT OF INCOME For the Years Ended December 31, 2006, 2005 and 2004
STOCKMANS FINANCIAL GROUP AND SUBSIDIARY CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY For the Years Ended December 31, 2006, 2005 and 2004
STOCKMANS FINANCIAL GROUP AND SUBSIDIARY CONSOLIDATED STATEMENT OF CASH FLOWS For the Years Ended December 31, 2006, 2005 and 2004
STOCKMANS FINANCIAL GROUP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED BALANCE SHEET December 31, 2006 and 2005
CONDENSED STATEMENT OF INCOME For the Years Ended December 31, 2006, 2005 and 2004
CONDENSED STATEMENT OF CASH FLOWS For the Years Ended December 31, 2006, 2005 and 2004
STOCKMANS FINANCIAL GROUP AND SUBSIDIARY
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
STOCKMANS FINANCIAL GROUP AND SUBSIDIARY CONSOLIDATED BALANCE SHEET (Dollars in 000's) (UNAUDITED)
STOCKMANS FINANCIAL GROUP AND SUBSIDIARY CONSOLIDATED STATEMENT OF INCOME (Dollars in 000's, Except for Earnings per Share Data) (UNAUDITED)
STOCKMANS FINANCIAL GROUP AND SUBSIDIARY CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (Dollars in 000's) (UNAUDITED)
STOCKMANS FINANCIAL GROUP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in 000's) (UNAUDITED)
STOCKMANS FINANCIAL GROUP AND SUBSIDIARY NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION
RECITALS
AGREEMENT
APPENDIX B
HOLDING COMPANY PLAN OF MERGER
APPENDIX C
APPENDIX D
APPENDIX E
Excerpt from the California General Corporation Law Concerning Dissenters' Rights
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES
EXHIBIT INDEX